As filed with the Securities and Exchange Commission on February 7, 2022.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALEPH GROUP, INC
(Exact Name of Registrant as Specified in its Charter)

The Cayman Islands (State or other jurisdiction of incorporation or organization)	7319 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)
22nd Street, 21, Villa 2B, Umm Suqeim 2
Dubai, United Arab Emirates
+971 42 64 89 99
Echeverría 1515, 11th Floor
C1428DQS CABA
Buenos Aires, Argentina
+54 1 14 78 57 007
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates
850 Library Avenue,
Suite 204
Newark, DE 19711
302-738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Juan G. Giráldez Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000	Maurice Blanco Byron B. Rooney Drew Glover Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED           , 2022
PRELIMINARY PROSPECTUS
Class A Common Shares
Aleph Group, Inc
(incorporated in the Cayman Islands)

This is an initial public offering of the Class A common shares, U.S.$      par value per share, of Aleph Group, Inc, or Aleph. Aleph is offering      Class A common shares to be sold in this offering. The selling shareholders identified in this prospectus are offering           Class A common shares to be sold in the offering. We will not receive any proceeds from the sale of           Class A common shares by the selling shareholders.
Prior to this offering, there has been no public market for our Class A common shares. It is currently estimated that the initial public offering price per Class A common share will be between U.S.$      and U.S.$      . We have applied to list our Class A common shares on the New York Stock Exchange, or the NYSE, under the symbol “ALEF”.
Upon consummation of this offering, we will have two classes of common shares: our Class A common shares and our Class B common shares. The rights of the holders of Class A common shares and Class B common shares will be identical, except with respect to voting, conversion, transfer restrictions and preemptive rights applicable to the Class B common shares. Each Class A common share will be entitled to one vote. Each Class B common share will be entitled to ten votes and will be convertible into one Class A common share automatically upon transfer, subject to certain exceptions. Holders of Class A common shares and Class B common shares will vote together as a single class on all matters unless otherwise required by law. Following this offering, our issued and outstanding Class B common shares will represent approximately    % of the combined voting power of our outstanding common shares, assuming no exercise of the underwriters’ option to purchase additional shares, and approximately    % assuming exercise in full of the underwriters’ option to purchase additional shares.

We are an “emerging growth company” under the U.S. federal securities laws as that term is used in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public company reporting requirements. Investing in our Class A common shares involves risks. See “Risk Factors” beginning on page 42 of this prospectus.
We are a “controlled company” under the corporate governance rules of the NYSE applicable to listed companies, and therefore are permitted to elect not to comply with certain corporate governance requirements thereunder. See “Principal and Selling Shareholders.”
	Per Class A common share	Total(1)
Initial public offering price	U.S.$	U.S.$
Underwriting discounts and commissions	U.S.$	U.S.$
Proceeds, before expenses, to us(2)	U.S.$	U.S.$
Proceeds, before expenses, to the selling shareholders(2)	U.S.$	U.S.$
(1)   Assumes no exercise of the underwriters’ option to purchase additional shares as described below.
(2)   See “Underwriting” for a description of all compensation payable to the underwriters.
We and the selling shareholders have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to           additional Class A common shares to cover over-allotments, if any, at the initial public offering price, less underwriting discounts and commissions.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the Class A common shares against payment in New York, New York on or about           , 2022.

Global Coordinators
J.P. Morgan	Citigroup	Goldman Sachs & Co. LLC	BofA Securities
Joint Bookrunners
UBS Investment Bank	Deutsche Bank Securities	BNP PARIBAS	Macquarie Capital
The date of this prospectus is           , 2022.

Neither we, the selling shareholders nor the underwriters have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we, the selling shareholders, nor the underwriters are making an offer to sell the Class A common shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely based on the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Class A common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.
For investors outside the United States: Neither we, the selling shareholders, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our Class A common shares and the distribution of this prospectus outside the United States.

i

We are not licensed to conduct investment business in the Cayman Islands by the Cayman Islands Monetary Authority and this prospectus does not constitute an offer to members of the public of our Class A common shares, whether by way of sale of subscription, in the Cayman Islands. Our Class A common shares have not been offered or sold, will not be offered or sold and no invitation to subscribe for our Class A common shares will be made, directly or indirectly, to members of the public in the Cayman Islands.
Trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.
In this prospectus, unless we indicate otherwise or the context requires, “Aleph Group, Inc,” “Aleph,” “the Company,” “our company,” “Aleph group of companies,” “the registrant,” “we,” “ours,” and “us” refer to Aleph Group, Inc and its consolidated subsidiaries.

ii

Glossary of terms
The following is a glossary of certain industry and other defined terms used in this prospectus:
“Adjusted EBITDA” means net income before depreciation and amortization expense, net interest expense, loss on foreign currency transactions, income tax expense, expenses related to our LTIP, initial public offering expenses (not capitalized), stamp tax on Akuma’s flip-up and transaction-related expenses on acquisition of businesses, and stock compensation.
“advertiser” means any business that publishes advertising campaigns through various digital platforms in order to reach their potential customers and grow sales.
“Akuma” means Akuma Ventures Limited.
“Aleph IMS” means Aleph Internet Media Services, LLC.
“Articles of Association” means Aleph Group, Inc’s amended and restated memorandum and articles of association that will be effective immediately prior to the completion of this offering.
“ASPA” means average spend per advertiser.
“CAGR” means compound annual growth rate.
“Companies Act” means the Companies Act (as amended) of the Cayman Islands.
“Connect Ads” means Connect Ads DMCC.
“CPA” means cost paid by advertiser.
“CSMs” means platform-expert customer service managers.
“CVC” means Aleph Maradona LP.
“CVC Funds” means, together, CVC Capital Partners VIII (A) LP and CVC Capital Partners Investment Europe VIII LP.
“Digital Ad Expert” means our free, proprietary online education platform that provides digital platform training, general industry knowledge sharing and other educational content for marketers across the globe.
“digital advertising spending” means the amount spent on advertising that appears on desktop and laptop computers as well as mobile phones, tablets and other internet-connected devices on all formats mentioned, including classifieds, display (banners/static display, rich media, sponsorships and video, including advertising that appears before, during or after digital video content in a video player) and search (paid listings, contextual text links and paid inclusion).
“digital ecosystem” means the global network of stakeholders, including but not limited to digital media platforms, performance and branding advertisers of all sizes, advertising agencies, and consumers, involved in the creation, procurement, management, delivery and consumption of digital advertising.
“EIU” means the Economist Intelligence Unit.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“existing advertiser” means an advertiser who has previously used our services to run a campaign on at least one of our partners’ platforms during the past twelve months.
“Financial Statements” means our consolidated financial statements as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021.
“GDP” means gross domestic product.

“GDPR” means the E.U. General Data Protection Regulation.
“GWI” means Global Web Index.
“Httpool” means Httpool Holdings UK Limited.
“IMS” means IMS Internet Media Services, Inc.
“IMS Shareholders” means, collectively, Akuma, Aleph IMS, SPT and CVC.
“insertion order” means a contract between us and an advertiser or an advertiser agency to run an advertising campaign on our partners’ platform.
“KPI” means key performance indicator.
“Latam Media” means Latam Media Holdings, LLC.
“LTIP” means our long-term incentive plan.
“Meta” means Meta Platforms, Inc. and its subsidiaries and products, including Facebook, Inc., Instagram, Inc. and WhatsApp Inc.
“Microsoft” means Microsoft Corporation and its subsidiaries, including LinkedIn, Inc. which the Company began to represent in 2014 and which was acquired by Microsoft in 2016.
“MSCI” means Morgan Stanley Capital International.
“new advertiser” means an advertiser who has not used our services to run a campaign on at least one of our partners’ digital platforms in the last twelve months or at all.
“partners” means the digital platforms with whom we negotiate exclusive contracts or commercial agreements under a “commission” or “revenue share” model in order to help monetize their advertising inventory in countries in which they do not have local operations.
“PitchBook” means PitchBook Data, Inc.
“Pro Forma Adjusted EBITDA” means pro forma net income before pro forma depreciation and amortization expense, pro forma net interest expense, pro forma net loss on foreign currency transactions, pro forma income tax expense, pro forma LTIP expenses, pro forma initial public offering expenses (not capitalized), pro forma stamp tax on Akuma’s flip-up and pro forma transaction-related expenses on acquisition of businesses, pro forma stock compensation, in each case to give effect to the acquisition of Connect Ads.
“ROI” means return on investment.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SMB” means small and mid-sized businesses.
“SPT” means Sony Pictures Television Advertising Sales Company.
“TAM” means total addressable market, which we calculate as the sum of total digital advertising spending in (i) emerging countries, except for China (as China is not one of our target markets) and (ii) developed countries where we operate, which includes: Hong Kong, Singapore, Austria, Denmark, Finland, Norway, Sweden, Switzerland, Italy and Spain but excludes the United States, the United Kingdom and Portugal (although Aleph does have operations in the United States and the United Kingdom). Portugal is excluded due to data breakdown availability. For the full list of emerging countries considered in our TAM estimates, see “Presentation of Financial and Other Information—Market Share and Other Information.”
“Total Advertising Volume” means the total amount of digital advertising inventory purchased by our customers through us on our partners’ digital platforms.

“Total Advertising Volume Retention Rate” means the Total Advertising Volume from advertisers who, over a two year period, ran a campaign through us on at least one of our partners’ platforms during each of the two years divided by our Total Advertising Volume from advertisers who ran a campaign on at least one of our partners’ platforms during the first year.
“U.S. dollar,” “U.S. dollars” or “U.S.$” means U.S. dollars, the official currency of the United States.
For a definition of “emerging countries” and “developed countries,” see “Presentation of Financial and Other Information—Market Share and Other Information.”

PRESENTATION Of FINANCIAL AND OTHER INFORMATION
All references to “U.S. dollars,” “dollars” or “U.S.$” are to the U.S. dollar. All references to U.S. GAAP are to accounting principles generally accepted in the United States of America.
Corporate Events
Our Incorporation
We were incorporated on July 13, 2021 as a Cayman Islands exempted company duly registered with the Cayman Islands Registrar of Companies. Aleph was organized to continue the business of IMS following the Corporate Reorganization (as defined below).
Our Corporate Reorganization
On July 30, 2021, we signed a contribution and exchange agreement with the IMS Shareholders, whereby the IMS Shareholders agreed to transfer their equity interests in IMS to us in exchange for an interest in our shares (our “Corporate Reorganization”). Prior to July 30, 2021, IMS was the parent company of the Aleph group of companies. Prior to the Corporate Reorganization, we had not commenced operations and had only nominal assets and liabilities and no material contingent liabilities or commitments.
The following chart shows our simplified corporate structure after giving effect to this offering and the closing of the Connect Ads acquisition, which is expected to close in the first quarter of 2022. For more information on the Connect Ads acquisition, see “Summary—Recent Developments—Definitive agreement to acquire Connect Ads”:

Founders and Others(1)
Other Existing Aleph Shareholders
Public Float
Class B Common Shares
• % voting power
• % economic interest
Class A Common Shares
• % voting power
• % economic interest
Class A Common Shares
• % voting power
• % economic interest
Aleph Group, Inc (Cayman)
IMS Internet Media Services, Inc. (USA)
Latin American Subsidiaries(2)
IMS Europe Subsidiaries(6)
Httpool Holdings UK Limited (UK)
Httpool Internet Marketing, d.o.o. (Slovenia)(3)
Httpool Latvia SIA (Latvia)(4)
Httpool Baltics OU (Estonia)(5)
Connect Ads DMCC (UAE)(10)
Other HTTP Europe Subsidiaries(7)
Asia Subsidiaries(8)
Ad Dynamo Subsidiaries(9)
Other Connect Ads Subsidiaries(11)

(1)    Includes Class B common shares beneficially owned by (i) Christian Gastón Taratuta, our Chief Executive Officer, Ignacio Martin Vidaguren, our Chief Operating Officer, and other members of our senior management, in each case indirectly through Aleph Internet Media Services, LLC, (ii) CVC Funds, indirectly through Aleph Maradona LP, and (iii) Aljoša Jenko, our Chief Strategy Officer, indirectly through Akuma Ventures Ltd.
(2)    IMS Internet Media Services Panama, S. de R.L. (Panama), IMS-Internet Media Services Ecuador S.A. (Ecuador), 10 Midia Publicidade E Propaganda Ltda. (Brazil), Radobel S.A. (Uruguay), IMM Internet Media Mexico, S. de R.L. de C.V. (Mexico), IMS Media, LLC (United States), Internet Media Services

Colombia S.A.S. (Colombia), IMS Argentina S.R.L. (Argentina), IMS Chile SpA (Chile), IMS-Brasil Servicos de Publicidade Ltda. (Brazil), Internet Media Services Perú S.R.L. (Peru), Neokei S.A. (Uruguay), Social Media S.A. (Panama), Snack Media S.A. de C.V. (Mexico) and SocialMedia S.A. (Argentina).
(3)    Httpool Internet Marketing, d.o.o. (Slovenia) represents our partners and monetizes their advertising inventory in Slovenia, which accounted for 19.3% of our Total Advertising Volume for the year ended December 31, 2021.
(4)    Httpool Latvia SIA (Latvia) represents our partners and monetizes their advertising inventory in Latvia, which accounted for 15.8% of our Total Advertising Volume for the year ended December 31, 2021.
(5)    Httpool Baltics OU (Estonia) represents our partners and monetizes their advertising inventory in Estonia, which accounted for 10.2% of our Total Advertising Volume for the year ended December 31, 2021.
(6)    Internet Media Services Europe, S.L. (Spain) and Social Snack, S.L. (Spain).
(7)    Httpool Online Marketing GmbH (Austria), NOOVO Internet D.O.O. (Croatia), Httpool Baltics OU (Estonia), Httpool Drushtvo za Internet Marketing DOOEL Skopje (Macedonia), Httpool Online and Mobile Advertising Srl (Romania), Httpool Bulgaria EEOD (Bulgaria), Httpool a.s. (Czech Republic), Httpool Hellas MIKE (Greece), HTTPool Sh.p.k. (Kosovo), Httpool Polska sp. Z.o.o. (Poland), Httpool d.o.o. Beograd (Serbia), Httpool Hungary Kft. (Hungary), Httpool LLC (Russia), Httpool Ukraine LLC (Ukraine), Httpool Lithuania UAB (Lithuania), Httpool Norway AS (Norway), Httpool Oy (Finland), HTTPOOL AB (Sweden), Httpool BY LLC (Belarus) and Httpool Denmark ApS (Denmark).
(8)    Httpool Asia Limited (Hong Kong), Httpool Digital Marketing FZE (United Arab Emirates), Httpool Digital Private Limited (India), Httpool Myanmar Limited (Myanmar), Httpool (Cambodia) Co., Ltd. (Cambodia), HTTPOOL Bangladesh Limited (Bangladesh), Httpool Digital Malaysia SDN Bhd (Malaysia), Httpool Lao Sole Co., Ltd. (Laos), PT Httpool Digital (Indonesia). Httpool Kazakhstan LLC (Kazakhstan), Httpool Digital Mongolia LLC (Mongolia) and H.T.T.Pool Pvt. Ltd. (Nepal).
(9)    Ad Dynamo International (Pty) Limited (South Africa), Ad Dynamo Holdings Limited (UK), Ad Dynamo UK Limited (UK), Ad Dynamo Ireland Limited (Ireland), Bangers and Mash (Pty) Limited (South Africa) and Ad Dynamo Kenya Limited (Kenya).
(10)    The Connect Ads acquisition is subject to customary closing conditions and regulatory approval. See “Summary—Recent Developments—Definitive agreement to acquire Connect Ads” and “Risk Factors—Risks Relating to Our Business and Industry—The Connect Ads acquisition is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the Connect Ads acquisition could adversely affect our business.”
(11)    Connect Ads DMCC (United Arab Emirates), Connect Ads KSA LLC (Saudi Arabia), Genart Medya Reklamcilik İletişim Ticaret A.Ş. (Turkey), Techno Dev LLC (Egypt), Connect Ads for Advertising and Programming S.A.E. (Egypt), 4G for Advertising Technology LLC (Egypt) and Connect Ads Italy S.r.l. (Italy). See Note 26 to our Financial Statements.
Financial Statements
Our annual audited consolidated financial statements presented in U.S. dollars as of December 31, 2021 and 2020 and for the years then ended, together with the notes thereto (the “Financial Statements”), are included in this prospectus. Our Financial Statements are prepared in accordance with U.S. GAAP.
Until the contribution of IMS’ shares to Aleph on July 30, 2021, Aleph had not commenced operations and had only nominal assets and liabilities and no material contingent liabilities or commitments. Our financial information for the year ended December 31, 2020 is presented in our Financial Statements using the carrying values from the consolidated financial statements of IMS as of December 31, 2020. In addition, our Financial Statements include our common stock after the Corporate Reorganization retroactively reflected as of January 1, 2020. Our Financial Statements also include the amounts in equity from the consolidated financial statements of IMS, such as retained earnings and accumulated other comprehensive losses. Earnings per share for the year ended December 31, 2020 have also been retroactively adjusted to give effect to our Corporate Reorganization. Our common stock reflected in our statement of changes in shareholders’ equity is of our total share capital less the 26.2% of common stock held by Akuma. For more information, see Note 1 to our Financial Statements.
This financial information should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Financial Statements, including the notes thereto, included elsewhere in this prospectus.
Connect Ads Financial Statements and Pro Forma Financial Information
On September 29, 2021, we, together with our subsidiary Httpool, as buyers, entered into an amended and restated share sale and purchase agreement (as further amended on January 10, 2022, the “Amended SPA”) with A15 Holding Netherlands BV (“A15”), as seller, to acquire 86% of the shares of Connect Ads DMCC. The Connect Ads acquisition is subject to customary closing conditions and is expected to close in the first quarter of 2022. See “Summary—Recent Developments—Definitive agreement to acquire Connect Ads.” This prospectus includes Connect Ads’ audited consolidated financial statements as of and for the year ended December 31, 2021, together with the notes thereto (the “Connect Ads Financial Statements”). The Connect Ads Financial Statements were prepared in accordance with U.S. GAAP.

We have also included elsewhere in this prospectus (1) our unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2021 and (2) our unaudited pro forma condensed consolidated balance sheet as of December 31, 2021 (together, the “Unaudited Pro Forma Information”). The Unaudited Pro Forma Information has been prepared to illustrate the effect of our acquisition of a controlling interest in Connect Ads, including the exercise of a granted put-option on the remaining non-controlling interest, as further detailed in “Unaudited Pro Forma Condensed Consolidated Financial Information.” Although the acquisition of Connect Ads has not yet closed, we consider the transaction to be probable, and have prepared the Unaudited Pro Forma Information accordingly.
The Unaudited Pro Forma Information was prepared to reflect:
•
with respect to the Unaudited Pro Forma Statement of Income, the acquisition of a controlling interest in Connect Ads as if it had occurred on January 1, 2021 and the exercise of the put-option on January 1, 2021;

•
with respect to the Unaudited Pro Forma Balance Sheet, the acquisition of a controlling interest in Connect Ads and the exercise of the put-option on December 31, 2021;

•
the incurrence of debt to finance the acquisition; and

•
the IPO proceeds.

The Unaudited Pro Forma Information does not purport to represent what our actual consolidated results of operations would have been had the acquisition actually occurred on the date indicated, nor are they indicative of future consolidated results of operations or financial condition. For a discussion about our unaudited pro forma condensed consolidated financial information and related notes, see “Unaudited Pro Forma Condensed Consolidated Financial Information.”
Segment Information
We have one reporting segment, which is advertising in digital media and marketing services. We manage our business under three operating segments, which are the regions in which we operate: (i) America; (ii) Europe and Asia Pacific; and (iii) Africa. We have adopted ASC 280-10 (Segment Reporting), which requires operating segments to be identified on the basis of internal reports regarding components of our business that are regularly reviewed by our management, including our chief operating decision maker, in order to allocate resources and to assess their performance. See Note 10 to our Financial Statements, included elsewhere in this prospectus.
Functional currency
Our functional currency is the U.S. dollar. The functional currency of our subsidiaries is the currency of the primary economic environment in which they operate.
Special Note Regarding Adjusted EBITDA and Pro Forma Adjusted EBITDA
To supplement our consolidated financial statements presented in accordance with U.S. GAAP we also review Adjusted EBITDA, a financial measure that is not based on any standardized methodology prescribed by U.S. GAAP.
We define Adjusted EBITDA as net income before depreciation and amortization expense, interest expense, loss on foreign currency transactions, income tax expense, expenses related to our LTIP, tax expenses related to the Akuma Flip-Up, expenses related to the IPO process (not capitalized) and expenses related to the acquisition of a business and stock compensation. Pro Forma Adjusted EBITDA is calculated on the same basis, but using our pro forma results of operations reflecting the acquisition of Connect Ads.

The following table presents a reconciliation of our net income to our Adjusted EBITDA for the years ended December 31, 2021 and 2020. For further information, see “Unaudited Pro Forma Condensed Financial Information”:
	Year Ended December 31,
	2021	2020
	(in thousands of U.S.$)
Net income	26,315	2,207
Adjustments:
Income tax expense	8,577	7,315
Net loss on foreign currency transactions	1,081	7,405
Interest expense, net	1,057	736
Depreciation and amortization expense	2,265	1,978
Long-term incentive plan	2,798	337
IPO expenses (not capitalized)	1,722	—
Stamp tax on Akuma’s Flip-up	1,512	—
Stock option plan — Shared-based compensation	2,916	—
Transaction-related expenses on acquisition of businesses	601	71
Adjusted EBITDA	48,844	20,049

The following table presents a reconciliation of our pro forma net income to our Pro Forma Adjusted EBITDA for the year ended December 31, 2021:
Year Ended December 31 2021,
(in thousands of U.S.$)
Pro forma net income	33,857
Adjustments:
Pro forma income tax expense	10,263
Pro forma net loss on foreign currency transactions	(452)
Pro forma interest expense, net	3,309
Pro forma depreciation and amortization expense	13,537
Pro forma long-term incentive plan(1)	2,798
Pro forma IPO expenses (not capitalized)(1)	1,722
Pro forma stamp tax on Akuma’s Flip-up(1)	1,512
Pro forma stock option plan — Shared-based compensation(1)	2,916
Pro forma transaction-related expenses on acquisition of businesses	672
Pro Forma Adjusted EBITDA	70,134

(1)
There were no pro forma adjustments for these line items.

Adjusted EBITDA is included in this prospectus because it is a key metric used by management and our board of directors to assess our financial performance. Adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies. Management believes that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate directly to the performance of the underlying business. Pro Forma Adjusted EBITDA is presented for the year ended December 31, 2021 to show the pro forma effect of the acquisition of Connect Ads on our Adjusted EBITDA.
Adjusted EBITDA and Pro Forma Adjusted EBITDA are not U.S. GAAP measures of our financial performance or liquidity and should not be considered as alternatives to net income as a measure of financial performance, as alternatives to cash flows from operations as a measure of liquidity, or as alternatives to any other performance measure derived in accordance with U.S. GAAP. Neither Adjusted EBITDA nor Pro Forma Adjusted EBITDA should be construed as an inference that our future results will be unaffected by unusual or other items. Additionally, these metrics are not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect our tax payments and certain other cash costs that may recur in the future, including, among other things, cash requirements for costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our U.S. GAAP results in addition to using Adjusted EBITDA and, currently, Pro Forma Adjusted EBITDA, as supplemental measures. Our measures of Adjusted EBITDA and Pro Forma Adjusted EBITDA are not necessarily comparable to the similarly titled captions of other companies due to different methods of calculation.
Total Advertising Volume
This prospectus presents Total Advertising Volume, which is the total amount of digital advertising inventory purchased by our customers through us on our partners’ platforms. Because our revenue depends significantly on the total value of transactions with our advertisers in exchange for digital advertising inventory, we believe Total Advertising Volume is an indicator of our success and of the scale and growth of our business.
Market Share and Other Information
This prospectus contains data related to economic conditions in the market in which we operate. The information contained in this prospectus concerning economic conditions is based on publicly available information from third-party sources that we believe to be reasonable. Market data and certain industry forecast data used in this prospectus were obtained from internal reports and studies, where appropriate, as well as estimates, market research, publicly available information (including information available from the United States Securities and Exchange Commission website) and industry publications. We obtained the information included in this prospectus relating to the industry in which we operate, as well as the estimates concerning market shares, through internal research, public information and publications on the industry prepared by official public sources, as well as private-third parties, including GlobalData, eMarketer, EIU and PitchBook. Particularly, EIU internal data is reproduced with permission of the Economist Intelligence Unit.
Industry publications generally state that the information they include has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have no reason to believe any of this information or these reports are inaccurate in any material respect and believe and act as if they are reliable. Governmental publications and other market sources, including those referred to above, generally state that their information was obtained from recognized and reliable sources, but the accuracy and completeness of that information is not guaranteed. In addition, the data that we compile internally and our estimates have not been verified by an independent source. None of the publications, reports or other published industry sources referred to in this prospectus were commissioned by us or prepared at our request.
Industry publications define “developed countries” and “emerging countries” differently. Moreover, the metrics included in their publications do not reflect information for each country, whether developed or emerging. As a result, when we refer to “developed countries” and “emerging countries” in this prospectus, we are referring to the information that is available to us.
The tables below include a list of all countries, classified as either “developed countries” or “emerging countries” in accordance with the definition prepared by MSCI as of June 2021. The first column, Countries where Aleph operates, includes an “x” for each country in which we have operations as of the date of this prospectus or anticipate having operations upon the closing of the Connect Ads acquisition. See “Summary—Recent Developments—Definitive agreement to acquire Connect Ads.” The second column, Countries included in the TAM (Total Addressable Market) definition, includes an “x” for each country that we include in our calculation of TAM. The remaining columns reflect metrics that we use throughout this prospectus, including, for example, population in developed and emerging countries or digital advertising spending in developed and emerging countries. For each of these metrics, we have included the source-EIU, GlobalData or eMarketer—and an “x” for each country for which data are available and included in the metric.
Source
Countries	Company		Economic Intelligence Unit			GlobalData	eMarketer
Developed Countries	Countries where Aleph operates	Countries included in the TAM (Total Addressable Market) definition	Countries included in Population metric	Countries included in Real GDP metric	Countries included in Internet Users metric	Countries included in Social Media & Smartphone metric	Countries included in Digital Advertising Spending metric
Australia			x	x	x	x	x
Austria	x	x	x	x	x	x	x
Belgium			x	x	x	x	x
Canada			x	x	x	x	x
Denmark	x	x	x	x	x	x	x
Finland	x	x	x	x	x	x	x
France			x	x	x	x	x
Germany			x	x	x	x	x
Hong Kong	x	x	x	x	x	x	x
Ireland	x	x	x	x	x	x	x
Israel			x	x	x	x	x
Italy	x	x	x	x	x	x	x
Japan			x	x	x	x	x
Netherlands			x	x	x	x	x
New Zealand			x	x	x	x	x
Norway	x	x	x	x	x	x	x
Portugal	x		x	x	x	x	x
Singapore	x	x	x	x	x	x	x
Spain	x	x	x	x	x	x	x
Sweden	x	x	x	x	x	x	x
Switzerland	x	x	x	x	x	x	x
UK	x		x	x	x	x	x
USA	x		x	x	x	x	x
Emerging Countries
Afghanistan			x	x
Albania	x	x	x	x			x
Algeria	x(1)	x(1)	x(1)	x(1)	x(1)	x(1)	x(1)
Angola			x	x		x
Antigua and Barbuda		x	x	x			x
Argentina	x	x	x	x	x	x	x
Armenia	x	x	x	x			x
Aruba		x	x	x			x
Azerbaijan	x	x	x	x	x		x
Bahamas		x	x	x			x

Source
Countries	Company		Economic Intelligence Unit			GlobalData	eMarketer
Developed Countries	Countries where Aleph operates	Countries included in the TAM (Total Addressable Market) definition	Countries included in Population metric	Countries included in Real GDP metric	Countries included in Internet Users metric	Countries included in Social Media & Smartphone metric	Countries included in Digital Advertising Spending metric
Bahrain	x(1)	x(1)	x(1)	x(1)		x(1)	x(1)
Bangladesh	x	x	x	x		x	x
Barbados		x	x	x			x
Belarus	x	x	x	x			x
Belize		x	x	x			x
Benin			x	x		x
Bermuda			x	x
Bhutan		x	x	x			x
Bolivia	x	x	x	x		x	x
Bosnia & Herz.	x	x	x	x			x
Botswana			x	x		x
Brazil	x	x	x	x	x	x	x
Brunei Darussalam		x	x	x			x
Bulgaria	x	x	x	x	x	x	x
Burkina Faso			x	x
Burundi			x	x
Cambodia	x	x	x	x			x
Cameroon			x	x		x
Cape Verde			x	x
Cayman Islands		x	x	x			x
Central African Republic			x	x		x
Chad			x	x		x
Chile	x	x	x	x	x	x	x
China			x	x	x	x	x
Colombia	x	x	x	x	x	x	x
Comoros			x	x
Congo. Dem. Rep.			x	x		x
Congo. Rep.			x	x
Costa Rica	x	x	x	x		x	x
Cote d’Ivoire			x	x		x
Croatia	x	x	x	x			x
Cuba		x	x	x			x
Curacao			x
Cyprus	x	x	x	x			x
Czech Republic	x	x	x	x	x	x	x
Djibouti			x	x

Source
Countries	Company		Economic Intelligence Unit			GlobalData	eMarketer
Developed Countries	Countries where Aleph operates	Countries included in the TAM (Total Addressable Market) definition	Countries included in Population metric	Countries included in Real GDP metric	Countries included in Internet Users metric	Countries included in Social Media & Smartphone metric	Countries included in Digital Advertising Spending metric
Dominica		x	x	x			x
Dominican Republic	x	x	x	x		x	x
Ecuador	x	x	x	x	x	x	x
Egypt	x(1)	x(1)	x(1)	x(1)	x(1)	x(1)	x(1)
El Salvador	x	x	x	x		x	x
Equatorial Guinea			x	x		x
Eritrea			x	x
Estonia	x	x	x	x			x
Eswatini			x	x
Ethiopia			x	x		x
Fiji		x	x	x			x
Gabon			x	x		x
Gambia			x	x
Georgia	x	x	x	x			x
Ghana	x	x	x	x		x
Greece	x		x	x	x	x	x(2)
Grenada		x	x	x			x
Guatemala	x	x	x	x		x	x
Guinea			x	x		x
Guinea-Bissau			x	x		x
Guyana		x	x	x			x
Haiti		x	x	x			x
Honduras	x	x	x	x		x	x
Hungary	x	x	x	x	x	x	x
Iceland			x	x			x(2)
India	x	x	x	x	x	x	x
Indonesia	x	x	x	x	x	x	x
Iran		x	x	x	x	x	x
Iraq		x	x	x		x	x
Jamaica		x	x	x			x
Jordan	x(1)	x(1)	x(1)	x(1)		x(1)	x(1)
Kazakhstan	x	x	x	x	x		x
Kenya	x	x	x	x		x
Kiribati		x	x	x			x
Kosovo	x
Kuwait	x(1)	x(1)	x(1)	x(1)		x(1)	x(1)

Source
Countries	Company		Economic Intelligence Unit			GlobalData	eMarketer
Developed Countries	Countries where Aleph operates	Countries included in the TAM (Total Addressable Market) definition	Countries included in Population metric	Countries included in Real GDP metric	Countries included in Internet Users metric	Countries included in Social Media & Smartphone metric	Countries included in Digital Advertising Spending metric
Kyrgyz Republic		x	x	x			x
Laos	x	x	x	x			x
Latvia	x	x	x	x			x
Lebanon	x(1)	x(1)	x(1)	x(1)			x(1)
Lesotho			x	x
Liberia			x	x
Libya		x	x	x			x
Lithuania	x	x	x	x			x
Luxembourg			x	x			x(2)
Macau		x	x	x			x
Macedonia	x	x	x	x			x
Madagascar			x	x		x
Malawi			x	x
Malaysia	x	x	x	x	x	x	x
Maldives		x	x	x		x	x
Mali			x	x		x
Malta			x	x			x(2)
Marshall Islands		x	x	x			x
Mauritania			x	x
Mauritius			x	x		x
Mexico	x	x	x	x	x	x	x
Micronesia		x	x	x			x
Moldova	x	x	x	x			x
Mongolia	x	x	x	x			x
Montenegro	x	x	x	x			x
Morocco	x(1)	x(1)	x(1)	x(1)		x(1)	x(1)
Mozambique			x	x		x
Myanmar	x		x	x		x
Namibia			x	x
Nauru		x	x	x			x
Nepal	x	x	x	x			x
New Caledonia		x	x	x			x
Nicaragua	x	x	x	x		x	x
Niger			x	x		x
Nigeria	x	x	x	x	x	x
Oman	x(1)	x(1)	x(1)	x(1)		x(1)

Source
Countries	Company		Economic Intelligence Unit			GlobalData	eMarketer
Developed Countries	Countries where Aleph operates	Countries included in the TAM (Total Addressable Market) definition	Countries included in Population metric	Countries included in Real GDP metric	Countries included in Internet Users metric	Countries included in Social Media & Smartphone metric	Countries included in Digital Advertising Spending metric
Pakistan	x(1)	x(1)	x(1)	x(1)	x(1)	x(1)	x(1)
Palau		x	x	x			x
Panama	x	x	x	x		x	x
Papua New Guinea		x	x	x			x
Paraguay	x	x	x	x		x	x
Peru	x	x	x	x	x	x	x
Philippines		x	x	x	x	x	x
Poland	x	x	x	x	x	x	x
Puerto Rico	x		x	x
Qatar	x(1)	x(1)	x(1)	x(1)		x(1)	x(1)
Romania	x	x	x	x	x	x	x
Russia	x	x	x	x	x	x	x
Rwanda			x	x		x
Samoa		x	x	x			x
Sao Tome and Principe			x	x
Saudi Arabia	x(1)	x(1)	x(1)	x(1)	x(1)	x(1)	x(1)
Senegal			x	x		x
Serbia	x	x	x	x			x
Seychelles			x	x
Sierra Leone			x	x		x
Slovakia	x	x	x	x	x	x	x
Slovenia	x	x	x	x		x	x
Solomon Islands		x	x	x			x
Somalia			x	x
South Africa	x	x	x	x	x	x
South Korea		x	x	x	x	x	x
Sri Lanka	x	x	x	x	x	x	x
St. Kitts and Nevis		x	x	x			x
St. Lucia		x	x	x			x
St. Vincent and the Grenadines	x	x	x			x
Sudan			x	x		x
Suriname		x	x	x			x
Syrian Arab Republic		x	x	x			x
Taiwan		x	x	x	x	x	x
Tajikistan	x	x	x	x			x

Source
Countries	Company		Economic Intelligence Unit			GlobalData	eMarketer
Developed Countries	Countries where Aleph operates	Countries included in the TAM (Total Addressable Market) definition	Countries included in Population metric	Countries included in Real GDP metric	Countries included in Internet Users metric	Countries included in Social Media & Smartphone metric	Countries included in Digital Advertising Spending metric
Tanzania			x	x		x
Thailand		x	x	x	x	x	x
Timor-Leste		x	x	x			x
Togo			x	x		x
Tonga		x	x	x			x
Trinidad and Tobago		x	x	x			x
Tunis	x(1)	x(1)	x(1)	x(1)		x(1)	x(1)
Turkey	x(1)	x(1)	x(1)	x(1)	x(1)	x(1)	x(1)
Turkmenistan	x	x	x	x			x
Turks and Caicos Islands		x	x	x			x
Tuvalu		x	x	x			x
Uganda			x	x		x
Ukraine	x	x	x	x	x	x	x
United Arab Emirates	x	x	x	x	x	x	x
Uruguay	x	x	x	x		x	x
Uzbekistan	x	x	x	x			x
Vanuatu		x	x	x			x
Venezuela		x	x	x	x	x	x
Vietnam		x	x	x	x	x	x
Virgin Islands		x	x	x			x
Yemen		x	x	x			x
Zambia			x	x		x
Zimbabwe			x	x
(1)   Represents a country in which Connect Ads operates. See “Summary — Recent Developments — Definitive agreement to acquire Connect Ads.”
(2)   Considered a developed country due to data breakdown availability.
Rounding
We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you in making your investment decision, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Consolidated Financial Information” sections and our consolidated financial statements and notes to those statements, included elsewhere in this prospectus, before deciding to invest in our Class A common shares.
Our Mission
Our mission is to power the digital ecosystem in emerging countries to unlock and drive economic growth.
Overview
Aleph is a leading global enabler of digital advertising, serving as a crucial link at the core of the global digital ecosystem by connecting the largest digital platforms with thousands of advertisers and billions of consumers in emerging and underserved countries.
We have commercial and, in many cases, exclusive agreements with over 25 of the leading digital platforms, including: Twitter, Meta, Microsoft, Snapchat, TikTok, Spotify and Twitch. Through these relationships, we provide digital platforms with a sustainable and scalable way to monetize their advertising inventory in emerging countries at little additional cost and complexity. We combine these relationships with an extensive global footprint and an end-to-end digital advertising solution that enables advertisers in 77 countries to reach close to three billion consumers and maximize their digital advertising potential.
The digital ecosystem is growing rapidly across the world, particularly in emerging countries, as demographic and economic growth is compounded by growing digital penetration and digital advertising knowledge in these regions. However, both digital platforms and advertisers of all sizes across the world struggle to take full advantage of this substantial opportunity in emerging countries. For digital platforms, opening in-house operations in emerging countries requires substantial time and resources, both financially and operationally, that may be better utilized in developed countries. Advertisers in emerging countries, who increasingly seek new ways to reach consumers locally and across the world, often lack access to and expertise in digital platforms, which limits their digital advertising potential and ability to grow their businesses. As a result, digital platforms often under-monetize their audiences and underserve advertisers in emerging countries, failing to capture this opportunity.

We offer an unparalleled end-to-end business solution for both our platforms and advertisers. Our solution spans the spectrum of digital advertising, from sales and product expertise and deeply embedded local market knowledge, to proprietary technology and local and cross-border credit and payments. As an extension of our partners, our value proposition to platforms is simple: quickly and efficiently enhance the monetization of their platform while avoiding the complexity and significant investment required to enter a new market. We provide each of our partners with dedicated, local teams that handle their sales, marketing, customer education, platform onboarding and operations in each of the countries in which we represent them. When representing a platform, we are generally the only third-party authorized to monetize their inventory in specific markets. Typically, advertisers in emerging countries have limited access to large digital platforms and lack local support because the platforms often focus their attention on monetizing in developed countries. As an extension of our partners, and as a result of hiring local, dedicated teams, we have also built an integral financial infrastructure that allows us to handle most financial aspects for our partners and advertisers, including credit analysis, billing, collections, foreign exchanges, local and withholding taxes and payment options. Our scalable business model allows us to take advantage of a virtuous cycle in which every new partner, country and advertiser that we add to our portfolio creates value for all stakeholders, powering the global digital ecosystem.
We believe the growth in global digital advertising is a significant accelerator for our business and that we are uniquely primed to take advantage of this momentum. Economic development, mobile broadband rollouts and fast-paced digital adoption have spurred an ongoing growth in internet and smartphone penetration in emerging countries. Additionally, in response to the increasing number of consumers shifting to online platforms, global digital advertising has grown nearly eleven times the growth of global GDP, growing approximately 18.6% CAGR over the last four years, from U.S.$230.3 billion in 2017 to U.S.$455.3 billion in 2021 according to eMarketer. This has contributed to significant growth in digital advertising spending across the world. According to eMarketer, global digital advertising spending represented 41.0% of the total advertising spending in 2017 and is expected to reach 63.6% in 2022, compared to traditional advertising, which in 2017 represented 59.0% of total advertising spending and is expected to decline to 36.4% in 2022. We estimate our TAM in 2022 to be 17% or U.S.$88.0 billion of this global advertising spend and to grow at 8.6% CAGR to U.S.$113.0 billion in 2025. We envision this growth dynamic will encourage additional leading digital platforms to grow and monetize their user base in emerging countries through us. Considering our scalable business model, position at the core of the digital advertising ecosystem and our extensive geographic coverage — we believe we are well positioned to be their first call.
We believe that we have several competitive advantages that have allowed us to achieve and maintain our market leadership. Our tenure, track record and extensive global footprint allow us to harness superior industry knowledge and serve as a crucial link at the center of the digital advertising ecosystem between digital platforms, advertisers and consumers. Currently, we believe that there may not be any other company with a global footprint across 77 markets and representing more than 25 platforms. We have a founder-led, global management team with deep expertise in the digital domain and are supported by world-class investors who share our vision, including CVC, Twitter, Snap and MercadoLibre, among others. We believe our independent, neutral position within the industry gives us an unparalleled competitive advantage to connect leading digital platform partners to local, regional and global advertisers while creating a strong barrier to entry for any potential competitors.
Since our inception, we have demonstrated the strategic value of our solutions and the ability to expand our coverage in emerging countries and add new partners and advertisers. As of December 31, 2018, we represented 12 partners in 36 countries resulting in 147 total representations. By December 31, 2021, that amount increased by 155.8% to 376 representations for 27 partners across 77 countries. The value we provide to advertisers through our expert local support and end-to-end digital advertising solutions is demonstrated by the growth in our total number of advertisers of 43.6% between December 31, 2019 and December 31, 2020 and 80.4% between December 31, 2020 and December 31, 2021, while achieving a Total Advertising Volume Retention Rate of 165.3% for the year ended December 31, 2021, excluding recurring and new clients from Ad Dynamo, a South Africa company we acquired on November 30, 2021. See “—History and Development.”

We have identified several attractive growth opportunities that we are well-positioned to execute on as digital penetration continues to expand rapidly across the world. Our five pillars of growth are:
1.
To grow revenue of current partners and advertisers in current countries.

2.
To expand coverage of current partners into new countries.

3.
To add new partners and new advertisers.

4.
To deploy a global solution for small and medium sized businesses to advertise on leading digital platforms.

5.
To expand to new emerging regions organically and through M&A and potentially acquire companies with proprietary technology that may complement our business.

Based on our analysis of information from eMarketer, our Total Advertising Volume grew approximately ten times faster than the broader digital advertising industry in emerging countries in 2020, and grew approximately seven times faster than the broader digital advertising industry in 2021. Furthermore, our Total Advertising Volume for three of our partners increased between 2.3 and 21.4 times faster than their respective advertising revenue growth in 2020.
We believe that our success is reflected by our rapid growth, profitability and strong cash flow generation. We believe that we have grown our business significantly over the past few years and have achieved a significant scale with U.S.$971.8 million in Total Advertising Volume in 2021, compared to a Total Advertising Volume of U.S.$432.7 million in 2020. Our net revenue was U.S.$131.1 million in 2021, representing a growth rate of 86.6% over U.S.$70.3 million in 2020. We generated an Adjusted EBITDA of U.S.$48.8 million in 2021, representing a growth rate of 143.6% over U.S.$20.0 million in 2020.
History and Development
In January 2005, our Chief Executive Officer, Mr. Gastón Taratuta, founded IMS Internet Media Services, Inc. with the goal of unlocking the opportunities provided by digital media. Prior to this, Mr. Taratuta was the Head of International Revenue for UOL (Universal Online), one of the largest online media portals in Latin America. Mr. Taratuta started offering U.S. companies the opportunity to reach millions of Latin American consumers through UOL’s portal and quickly realized that there was an opportunity to reach global audiences beyond UOL.
In 2010, Mr. Taratuta invited Mr. Ignacio Vidaguren, our current global Chief Operating Officer, to join IMS as a partner. Ignacio had prior experience leading one of Latin America’s largest digital properties, MercadoLibre, as SVP of Marketing, Sales and Business Development through their initial public offering, and at McKinsey & Co.
Connecting global advertisers with international consumers requires time, effort and education. We understand that knowledge about the digital media industry is often not distributed equally around the world. Since our inception, we have been educating marketers on how to take advantage of the opportunities presented by digital media. This commitment to education led us to partner with the Stanford Graduate School of Business to create a tailored program for regional industry leads, providing them with the opportunity to participate in a week-long immersive Executive Education Program where they receive first-class content from Stanford University professors and industry leaders. Over the last several years, we have organized seven Executive Education Programs.
In 2012, we entered into a commercial agreement to be the sole representative of Twitter in Latin America. This became a pivotal moment for the company as it was the first of our over 25 commercial agreements with leading digital platforms. We believe we pioneered the concept of establishing fully dedicated teams for each representation, which allowed us to easily grow our partner base at a rapid pace.
During the following few years, we expanded geographically opening offices in additional countries and entering new representation agreements with major digital platforms, including Microsoft, Snapchat, Waze, Twitch, Spotify, Verizon Media, Foursquare, Electronic Arts, Apple iAds and others.

In 2014, we acquired Social Snack, a digital content and creative company that provides in-house localization services with the objective of adding value to the leading digital platforms at the intersection between technology and content. In 2015, Sony Pictures Television, a Sony Pictures Entertainment company, acquired 51% of IMS. At that time, Sony’s intention was to add to their portfolio a global digital advertising offering. In 2020, we repurchased a portion of our stock from Sony, after which they held approximately 10%. In 2017, we significantly expanded our geographic reach by acquiring a 51% stake in Httpool, a U.K. based company with similar representation arrangements in several countries throughout Europe and Asia Pacific, and increased our ownership to 75.5% in 2020. At the time of the acquisition, we were able to expand our presence into 17 new countries. Since then, our operations in Europe and Asia Pacific have grown considerably. In service to our Twitter and Facebook advertisers, we created Wise.Blue and SMB Express, technology solutions focused on optimizing digital campaigns on Twitter and Facebook, respectively. Through the addition of Httpool, we added a group of talented executives with an entrepreneurial spirit led by Httpool’s founder and chief executive officer, Aljoša Jenko, who currently serves as Aleph’s Global Chief Strategy Officer.
Since our acquisition of Httpool, we have continued to bring on additional partners, including Meta and Warner Music Group in 2018 and TikTok and Activision Blizzard Media in 2019. As of December 31, 2021, we operate in 77 countries, representing 27 partners and working with over 12,900 advertisers. Additionally, on November 30, 2021, we acquired Ad Dynamo, a company based in South Africa that has operations in five countries throughout sub-Saharan Africa. We are in the process of acquiring a controlling interest in Connect Ads, which operates in 15 countries in Europe, the Middle East and Africa. See “—Recent Developments—Definitive agreement to acquire Connect Ads.”
In July 2021, we formed Aleph Group, Inc, which, among other things, consolidated our four digital media service businesses—including Httpool, IMS, Wise.Blue and Social Snack. We currently benefit from the support and experience of investors such as CVC Capital Partners, Sony Pictures Entertainment, MercadoLibre, Twitter and Snap, among others.
Since our inception, we have developed a strong track record of expanding our geographic coverage as well as securing a significant number of global digital platform partners and advertisers. With the commitment of our investors, members of our board of directors, management and employees, we intend to continue growing our current business, expanding our geographic footprint, adding new commercial agreements and advertisers and integrating new technology solutions.
Our Industry
The Digital Advertising Ecosystem
The advertising industry has continued its transformation, evolving from traditional channels such as radio, print media, television and out-of-home advertising to dynamic digital advertising media such as web browsers, social media, mobile applications and gaming platforms.
Within the digital advertising landscape, there is the open web and the closed web or “walled gardens” offering. The open internet is a collection of open technologies that enable access to all content that is public and viewable to everyone with no restrictions. The media opportunities that exist on the open web are standard media placements that are not specific to each environment. The closed web environment, also referred to as “walled garden,” refers to closed technologies, primarily in-app environments, where users are restricted to certain content that is only available to users of that technology. The media opportunities are native and unique to each technology, which requires a tailored and customized digital ad experience.
We operate in the closed web environment, which we believe has more and better targeting capabilities within each walled garden. Each of our partner’s platforms present premium, native inventory as unique as the user experience and therefore represent a differentiated consumer journey, which requires a tailored and customized approach to advertising. By contrast, we believe that digital advertising delivered through open web sources is fragmented, confusing and a less effective use of an advertisers’ budget.

According to eMarketer, global digital advertising spending represented 41.0% of the total advertising spending in 2017 and is expected to reach 63.6% in 2022, compared to traditional advertising, which in 2017 represented 59.0% of total advertising spending and is expected to decline to 36.4% in 2022.
The proliferation of households with internet and smartphone access across the world has shifted consumers’ attention towards these modern digital advertising channels. As a result, today’s consumer has a variety of options to consume digital content, which has created an attractive opportunity for advertisers to reach new audiences through these new, dynamic digital platforms, each with its unique advertising formats and functionality. This trend has been further accelerated by the COVID-19 pandemic.
Amidst the rapid growth of internet and mobile-based solutions, the user base of digital platforms has increased significantly as well as the emergence of new advertisers such as e-commerce companies. We believe that this has created a substantial growth in unmonetized advertising inventory, especially in emerging countries. More broadly, as of October 2020, the global digital economy is equivalent to 15.5% of global GDP, growing approximately 2.5 times faster than global GDP over the past 15 years, according to the World Bank.
Challenges for Partners
For partners, opening in-house operations in growing emerging countries requires substantial time and resources, both financially and operationally, that are often more efficiently used in developed geographies. All leading digital platforms have global audiences, with users present in almost all countries around the world. However, when it comes to monetizing these global audiences through digital advertising, these leading digital platforms have offices primarily in developed countries, leaving all the other countries and their advertisers with little to no support. Therefore, we believe that they greatly under-monetize the audiences and underserve the advertisers in these countries.
Challenges vary depending on the partner and the specific geography, but generally involve the following:
•
Significant time and resources to enter new and emerging countries.   Entering new geographies requires a deep understanding of legal and financial implications of doing business in a specific region, such as regulatory codes, compliance procedures and local business customs.

•
Lack of relationships with key digital players at local level.   Launching operations in emerging countries requires a broad and deep network of relationships with key advertisers, agencies and content providers in each country.

•
Limited monetization through self-service.   The vast majority of advertisers lack knowledge on how to effectively engage customers through the constantly evolving unique features and formats of each platform, which makes it difficult to understand the efficacy of a test campaign through a self-service platform. Advertisers may also have difficulty with the particulars of working with a self-service platform. For example, advertisers often need to transact on self-service platforms by setting up a budget with a credit card. This may be a viable option for a small, local advertiser but not for a major brand that requires credit, payment terms and proper invoicing in local currency. Furthermore, despite the fact that self-service platforms serve as a good way to test the digital advertising options, without local expert advice and guidance, the advertisers are left on their own to determine optimal budgets and platforms, which can lead to them not maximizing their advertisers’ budgets.

•
Complexity of local and cross-border financial operations.   Each country has its own local laws, taxes and other regulations that are better managed by a dedicated business operations team functioning with local knowledge. Further, emerging countries are not well known for ease of doing business.

Challenges for Advertisers
Given recent global digitalization trends, we believe that advertisers in emerging countries are increasingly seeking new ways to reach consumers locally and across the world in order to grow their businesses. However, advertisers in these markets face several challenges that limit their digital advertising potential:

•
Lack of education of digital platforms for advertising purposes.   Leveraging digital platforms requires advertisers to understand and keep pace with new and constantly evolving features, functionality and formats unique to each digital platform.

•
Limited access to leading global digital platforms. The majority of our partners tend to focus on developed countries and avoid deploying local operations in new and emerging geographies. In these underserved emerging countries, in our experience, some digital platforms offer only limited methods of contact and customer support, which prevents local to multinational advertisers from gaining access to new digital platforms and forces them to navigate digital platforms on their own.

•
Lack of platform experts and technology solutions. For advertisers to test out new digital platforms, they generally require local support, access to insights, case studies and best practices to effectively use these digital platforms to reach local audiences.

•
Lack of credit and local billing. Based on our experience, many of the digital platforms do not provide flexible payment terms, including options for payments in local currency, localized advertising rates and multiple methods for payment, which poses a challenge particularly for smaller advertisers with limited capital resources who may need longer payment terms.

Key Industry Trends in Our Favor
Approximately 82% of the 77 markets in which we operate as of December 31, 2021 are considered emerging economies and fueling growth in these markets is the cornerstone of our strategy. From 2017 to 2021, emerging countries have experienced a higher GDP growth than developed countries: 2.7% growth in emerging countries compared to 0.8% in developed countries according to the EIU. Additionally, according to the same studies, emerging countries in the aggregate are expected to continue this trend and outpace the GDP growth of developed countries through 2025 and likely beyond. Additionally, according to our calculations and based on data provided by eMarketer, digital advertising spending in 2021 represents only 4.3% of real GDP of emerging countries, unlike more developed countries where it represents 6.1% of real GDP. We believe that the higher portion of digital advertising spending and economic opportunity in developed countries has led most digital platforms to historically focus on monetization in developed countries, relying on companies like Aleph to help them monetize in non-core markets.
Demographic and economic growth is compounded by growing digital penetration and digital advertising knowledge in emerging countries. There are several key trends that influence the digital advertising ecosystem, including:
Connectivity and digital penetration in emerging countries continue to grow
Economic development, mobile broadband rollouts and fast-paced digital adoption have enabled an ongoing growth in internet and smartphone penetration in emerging countries.
More specifically, in terms of social media, emerging countries tend to have a higher usage compared to developed countries. According to GWI, in developed countries such as Japan, the United Kingdom and the United States, the average time spent per user on social media in an average day ranges from 48 minutes to 2 hours and 8 minutes compared to emerging countries such as Argentina, Indonesia and Ghana where they all surpass 3 hours and 19 minutes. Still underpenetrated internet and smartphone markets combined with the high social media platform usage in these emerging countries are expected to boost the digital advertising inventory and provide a myriad of opportunities for players in the digital advertising ecosystem.
Digital advertising spending is growing rapidly across the world
Over the last decade, digital adoption has revolutionized the way we interact with one another and consume information, entertainment, goods and services. In response to the increasing number of consumers shifting to online platforms, global digital advertising has grown nearly eleven times faster than global GDP at approximately 18.6% CAGR over the last four years, from U.S.$230.3 billion in 2017 to U.S.$455.3 billion in 2021 according to eMarketer.

The growth of digital advertising spending in emerging countries, with 20.6% growth in the last four years, has outpaced that of developed countries, with 17.5% growth over the same period, and is expected to continue the same trend through 2025 according to eMarketer.
Digital platforms struggle to monetize rapidly growing active user bases in emerging countries
Advertisers are increasingly seeking to reach and meaningfully engage target customers across a wider variety of digital channels, social networks and geographies. According to Global Data, while social media penetration reached 64.9% in developed countries in 2021, emerging countries only achieved 47.8% in the same year. According to Frost & Sullivan, in 2019, the combined social networking user base in emerging countries reached approximately 1.6 billion, which is about 60% larger than the user base in the United States and Western Europe combined. Thus, emerging countries represent a significant opportunity for digital platforms to grow users, which would also present considerable advertising inventory for businesses across the world. As a result, platforms often develop their own self-service monetization tools so local advertisers can activate campaigns, but due to the limitations of these platforms, we believe they are unable to fully capitalize on the revenue opportunity from advertisers in underserved countries.
SMBs are increasingly relying on digital advertising
In response to increasing internet usage of today’s consumer across the world, small and mid-size advertisers have started to rely more heavily on digital advertising to connect with customers and grow their businesses. SMBs, often with fewer technical and operational resources compared to larger enterprises, can leverage digital advertising to deploy creative marketing campaigns capable of reaching larger audiences in a more cost-efficient manner than traditional advertising.
Growing number of technology start-ups in new verticals such as e-commerce and fintech
Rising internet usage, mobile penetration and availability of venture capital funding has been fueling the formation of technology businesses over the last few years. This increase in venture capital funding has greatly accelerated the amount these start-ups are investing in their marketing efforts. This trend is increasingly apparent for internet retail companies.
Additionally, leading digital platforms have recently launched new e-commerce capabilities and advertising tools to encourage businesses to move their customer journey to take place entirely within their digital platforms. We believe that the rapid development of digital advertising has disrupted the advertising agencies. We expect that in-house digital advertising teams and independent digital advertising companies will become more relevant players in the advertising industry.
Our Market Opportunity
Digital advertising spending is expanding rapidly across the world. According to eMarketer, global digital advertising spending is expected to reach U.S.$524 billion in 2022. We estimate our TAM for 2022 to be 17% of the global digital advertising spending, or U.S.$88.0 billion. The total advertising spending in countries that we consider to be part of our TAM is expected to grow at a 8.6% CAGR to U.S.$113.0 billion in 2025, as estimated by eMarketer.
We believe that there are several factors that will expand our market opportunity, including the continued growth of digital penetration in emerging countries. The countries where we currently operate account for 72% of the global population with around 5.6 billion people and are expected to generate 38% of the global GDP in 2022 according to the EIU. Additionally, according to our calculations and based on data provided by eMarketer, digital advertising spending in 2021 represents only 4.3% of real GDP of emerging countries, unlike more developed countries where it represents 6.1% of real GDP.
We expect our estimated market opportunity will continue to expand as connectivity and digital penetration rise in emerging countries, digital platforms continue to proliferate, consumer preferences shift towards online channels and smaller businesses continue to embrace digital advertising across the world.

What We Do
As a trusted partner to the entire digital advertising community, we connect the largest players in the digital ecosystem with advertisers across the world, helping them reach billions of digital consumers in emerging and underserved countries.

Digital platform partners
Aleph
Long-standing partner representations
Market education through technology
Local & platform-dedicated sales
Campaign management & optimization
Proprietary technology solutions
Cross border credit and payments
Branding advertisers & Ad agencies
Performance advertisers
imo
HUAWEI Ads
BRAINLY
verizon
ogury
adswizz
lifesight
LoopMe
pluto tv
truecaller
CRITEO
king

Note: Non-exhaustive examples.

We deliver an end-to-end digital solution to our advertisers, agencies and digital platforms in the following ways:
•
Long-standing partner representations: Serving as the critical link between digital platforms and advertisers. We have long-standing partnerships with the leading digital platforms and in many cases serve as their exclusive or sole representative in a number of emerging countries. This allows partners to access a significant, untapped revenue opportunity to monetize premium, walled-garden advertising inventory by connecting them with advertisers and agencies whether they are looking to reach local, regional or global audiences. Our ability to quickly scale and grow our partners’ revenues has further secured their trust in us to expand their business into new markets over time.

The following graph shows the growth in the number of countries in which we represented our top partners, both during the year in which we were first engaged and as of December 31, 2021.

Since 2012
59
5
2012[1]
2021
Since 2013
40
17
2013
2021
Since 2014
26
5
2014[2]
2021
Since 2016
39
2
2016
2021
Since 2018
11
4
2018
2021
TikTok
Since 2019
24
1
2019
2021

Source: Company information.

[1] Considers core markets for Twitter only, including Argentina, Colombia, Chile, Mexico and Peru (39 total markets).

[2] Considers core markets for LinkedIn only, including Argentina, Colombia, Chile, Mexico and Peru (18 total markets).

•
Market education: Provide local market educational content, training and proprietary technology.   We offer comprehensive marketing education solutions, from training workshops to public relations, newsletters and marketing events across local markets. We also developed a proprietary technology, Digital Ad Expert, where professionals can be certified on the leading digital platforms and have access to industry insights.

•
Local platform dedicated sales: Hire and train local platform-dedicated teams for partners, advertisers and agencies.   Our organization is composed of both local and platform-dedicated sales and operational teams that provide extensive industry and cultural knowledge and platform expertise to advertisers and agencies so they can create and optimize impactful, localized digital campaigns. For example, as of December 31, 2021, we have 129 team members dedicated to Twitter, 99 to Meta, 42 to Snapchat, 38 to Microsoft and 29 to Spotify.

•
Campaign management and optimization: Focus on providing white-glove service to exceed campaign goals. Our presence in 77 countries allows us to uncover meaningful insights unique to each of our partners. Our dedicated local teams deliver a tailor-made blend of media planning, audience strategy and insights on how to best use or adapt creative assets and optimize campaigns to ensure advertisers’ campaigns run successfully on our partners’ digital platforms.

•
Technology solutions: Combining insights from local client success managers and proprietary technology to reach campaign goals.   In the spirit of partnership, we have developed differentiated technology solutions for advertisers and agencies to maximize the effectiveness of their digital campaigns on major platforms, such as Twitter and Facebook.

•
Cross-border credit and payments.     With presence in 77 countries, we have built a robust, global payments infrastructure capable of providing credit analysis and simplifying complex payments between advertisers and partners across multiple countries with varying currencies, regulations and tax considerations. Additionally, our extensive, global presence allows us to efficiently share HR, marketing and IT resources and verticalized platform specialists, which we leverage to quickly launch and reach scale in new countries.

The following graph illustrates what we do on behalf of our partners by consolidating a number of invoices from several advertisers in different countries and currencies into one single cross-border payment.

Key Benefits to Partners
We partner with the leading digital platforms in 77 developed and emerging countries across the globe. We act as an extension to our partners’ organization. We believe the benefits to our partners of working with us include, but are not limited to:
Note: Non-exhaustive examples.
•
Quickly and efficiently establishing local teams and operations.   We deploy local and platform-dedicated teams for each of our partners made up of seasoned professionals with strong relationships with advertisers and agencies in each market. We enable more rapid, streamlined expansion of our partners’ digital platforms in emerging countries at a larger scale with lower costs and operational complexity that often only requires one person from our partner’s organization to manage. We believe that this flywheel effect increases the probability of success due to the synergies created by our existing presence in 77 countries.

•
Boost platform usage through dedicated marketing, education and localized content creation.   As an extension of our partners, our exclusive platform-dedicated teams understand the unique cultures in which they operate and become experts in each digital platform’s capabilities, features and user base. These teams educate advertisers and agencies on each of our partners’ platforms, empowering them to take advantage of the opportunity to reach new customers in their local region through digital platforms they had not previously been able to access. Our local presence allows us to develop strong relationships with local content creators, which are instrumental to increase user traffic into our partners’ platforms in each particular geography.
•
Simple and reliable payment operations.   We have built a global payments infrastructure capable of facilitating credit and payments between advertisers and partners across various countries and in different and often fluctuating currencies. Instead of our partners transacting directly with individual advertisers, we act as a single large-scale counterpart for our partners and manage local billing processes according to each country’s business customs and currency. This simplifies the administration, foreign currency exchange management and payment processes for our partners, while reducing their credit and operational risk with multiple individual advertisers and facilitating the efficiency of payments.

•
Grow advertising revenue by expanding into new markets and customer segments.   We provide our partners with a sustainable and scalable business model that allows them to focus on their core, developed countries and generate incremental advertising revenue at little additional cost. For the year ended December 31, 2021, we generated U.S.$971.8 million of Total Advertising Volume from our advertisers, up 124.6% from U.S.$432.7 million in 2020. As of December 31, 2018, we represented 12 partners in 36 countries resulting in 147 total representations. By December 31, 2021, that amount increased by 155.8% to 376 representations for 27 partners in 77 countries.

Key Benefits to Advertisers
For the year ended December 31, 2021, we helped over 12,900 advertisers in 77 countries maximize the value of their digital advertising through a complete service ecosystem consisting of digital expertise, deeply embedded local market knowledge and innovative proprietary technology. Our solutions provide advertisers with several benefits with no additional cost for our services, including:
Note: Non-exhaustive examples.
•
Market outreach, education & certification: Continuing education of in-house digital advertisers.   We leverage a unique combination of deep knowledge of local cultures and digital platform expertise to offer the digital advertising community a wide range of impactful education solutions, such as digital advertising training workshops, industry and local country research, partner specific platform training and online certification programs through our proprietary education platform Digital Ad Expert.These programs equip digital marketing professionals with the tools they need to make informed decisions on which digital platforms to activate and enhance the digital marketing capabilities of their business.

•
Sales strategy and planning: Access to a wide range of leading global digital platforms.   Our strong relationships with most of the largest digital platforms in the world offers global, regional and local advertisers the ability to reach billions of consumers in 77 countries. Within each country, our local knowledge and relationships allow advertisers and agencies that work with them to tap into local communities across our partners’ platforms and deliver more meaningful and relevant content to target audiences. Additionally, our global footprint and network enables advertisers in emerging countries with strong e-commerce distribution to reach consumers beyond their national borders in developed countries like the United States.
•
Dedicated client services: End-to-end, turn-key digital advertising at both a local and global level.   Our full-service ecosystem provides end-to-end support for all the stages of a digital ad campaign. Given our deep cultural knowledge of local consumer behavior, we empower advertisers and agencies to create localized ad content for different stages of the advertising funnel, tailor ad formats for optimal consumption and deliver the right ads to the right people at the right time.

•
Flexible credit and local billing and collections. Flexibility in invoicing in local currency and offering multiple payment methods.   We provide advertisers with flexible trade credit terms based on the regional requirements and specific needs of each advertiser, including the flexibility of paying in local currency that often absorbs the risk of frequently fluctuating exchange rates. As of December 31, 2021, we have the capability to receive and process payments in 43 currencies, which we then convert into single payments for each of our partners. This payment flexibility and support allows advertisers to activate and deploy digital campaigns in ways they would not be able to access by themselves.

What Sets Us Apart
We believe we have several competitive advantages that will allow us to maintain our position as the industry leader in emerging countries, which include:
•
Extensive global footprint across leading digital platforms.   We represent the leading digital platforms across Europe, Asia, Latin America and now Africa through our acquisition of Ad Dynamo. These partners include Meta, Snapchat, Microsoft, Spotify, TikTok, Twitch, Electronic Arts, Activision Blizzard Media, TripAdvisor, MercadoLibre, Warner Music Group, Brainly, Daily Motion, LG and Adswizz, among others. We believe Aleph is the only company that represents over 25 digital platforms across 77 countries. Our business model, track record and scale provide our partners with an easy to manage, one-stop solution to efficiently monetize their inventory and rapidly scale their businesses in new markets.

•
Unique, independent market position at the heart of the global digital advertising ecosystem.   We believe we are the only company positioned at the center of the global digital advertising ecosystem, serving as the crucial link between digital platforms, advertising agencies and advertisers across the world. We believe that our independent, neutral position within the industry gives us a distinctive competitive advantage to connect to local, regional and global advertisers. We help our partners expand into fast-growing, emerging digital advertising markets, which in turn accelerates overall company growth and creates additional advertising opportunities for advertisers. Additionally, we have established strong relationships over the last decade with digital platforms, advertising agencies and advertisers, which creates a strong barrier to entry for our competitors.

•
Scalable business model supported by a flexible operating infrastructure and positive working capital.   We have developed the capability to rapidly and efficiently replicate and expand our footprint across the globe as well as the digital media value chain, which has proven to be one of our keys to expanding successfully to 77 countries worldwide. We have developed a flexible, global operating infrastructure that shares resources efficiently and allows us to quickly pursue and integrate strategic acquisitions, scale operations in emerging countries, expand our technology portfolio and increase our strategic value to both our partners and advertisers. We take advantage of a virtuous cycle in which every new partner, market and advertiser that we add to our portfolio creates value for all stakeholders within our digital ecosystem. Furthermore, we strive to maintain a positive working capital balance, which provides us with financial flexibility required to quickly fund and pursue our strategic growth opportunities.

•
End-to-end, integrated solution for both partners and advertisers.   We provide a comprehensive suite of solutions that positions us as a one-stop solution for both our partners and advertisers. Our solutions span the entire spectrum of digital advertising, from digital media expertise, deeply embedded local market knowledge, creative and content services to proprietary campaign management technology. We have also built a robust financial infrastructure that allows us to handle all financial reporting aspects for our partners, including credit, billing, collections, foreign exchanges, local taxes and withholding taxes, and facilitating payments to advertisers, all under full compliance of laws and regulations across local and national markets. We believe we have built an unparalleled end-to-end business model with local operations and strong cross-border infrastructure.
•
Customized advertising market research team and superior creative services.   At Aleph, we have experienced marketing and research teams that are focused on educating advertisers on the powerful potential of each of our partners’ platforms. We do this through newsletters, webinars, white papers, thought leadership and events. We are constantly striving to provide added value services to our partners. For example, in service to Snapchat, we built one of the first and largest augmented reality studios in Latin America, to provide creative and production support to advertisers.

•
Proprietary technology that maximizes advertising efficiency and scalability.   We leverage a set of proprietary technology solutions that help advertisers execute, optimize, easily scale and secure their campaigns. Our experience over the years has enabled us to deeply understand advertisers’ diverse challenges and as a result, we have designed powerful tools to help them work faster and more efficiently across large digital platforms. Additionally, we have created an all-in-one, self-service platform that makes online advertising accessible on Facebook and easy to use for millions of SMBs across the world.

•
Commitment to unlocking economic development in underserved markets.   We leverage our global scale and infrastructure to reach, connect, and develop media professionals across 77 countries. We have strategic partnerships with renowned institutions, such as Stanford Business School and Singularity University, where we have invited clients to participate in virtual and in-person executive education programs that provide our partners and advertisers with access to new educational opportunities that can enhance their professional development. We believe that education offerings are a differentiating factor, especially in the markets where we operate, and that providing these educational opportunities to the digital advertising community we serve will unlock economic development in emerging countries.

•
Founder-led management team with deep digital domain expertise.   Many of our regional and partner-managers have extensive experience with digital advertising technologies, advertising agencies and digital platforms and have been at the forefront of digitization in their respective regions. Much like our market coverage, our management team is spread out across the globe, with appointed regional managers overseeing the largest markets and providing a global feedback loop to close knowledge gaps between entities and provide optimal levels of service to our clients and partners. Many members of our founder-led executive team have been working together for decades, with an average tenure of over 25 years of entrepreneurial and scaled experience in digital media and advertising. We are also supported by world-class investors such as CVC Capital Partners, MercadoLibre, Twitter and Snap, who provide important connections and strategic advice.

Our Growth Strategies
We believe that there are several attractive opportunities for growth beyond what we have already achieved and that we are well-positioned to address these opportunities as penetration of digital advertising continues to expand rapidly across the world. The key elements of our growth strategy are:
•
Grow revenue of current partners and advertisers in current markets.   We believe that there is still a substantial number of unreached digital advertisers in the markets where we operate who demand access to the platforms we represent. With our ability to act as a flexible and cost-efficient extension to our partners’ businesses and provide access to a wide range of attractive advertising opportunities, we believe our partners will continue to trust our solutions to generate incremental revenue for them by growing the number of advertisers on their platforms, increasing the average spend per advertiser and convincing our advertisers to try new platforms.

•
Expand coverage of current partners into new markets.   Our expertise is in expanding the footprint of digital platforms to emerging growth markets. From the inception of our partnership to date, we have demonstrably expanded our partners’ representation in emerging countries, including taking Twitter from 39 (six core markets) to 59 markets, Meta from four to 11, Snapchat from two to 39, Microsoft from 18 (four core markets) to 26 and Spotify from 17 to 40. We currently operate in 77 countries out of a potential 193, as defined by the United Nations, giving us a large runway for future expansion.

•
Add new partners.   Digital platforms are proliferating and are increasingly adding users in emerging countries across the world. With a growing digital advertising ecosystem, we believe we provide a substantial value proposition to both established and new digital platforms by providing access to a wide range of advertisers in emerging countries and meaningfully increasing advertising revenue at lower costs without the complexity of doing it themselves.

•
Deploy SMB solution globally.   We believe that SMBs are the foundation of the global economy, accounting for 90% of all business in the world. Despite their widespread presence, the penetration of SMBs into the digital advertising space, albeit growing significantly, has been proportionately smaller compared to that of more established enterprises with larger advertising budgets and resources. We believe we can address this opportunity through further development of our user-friendly, self-service platform, which equips SMBs with the tools to successfully and seamlessly set up, manage, analyze and optimize digital advertising campaigns on Facebook. In the future, we intend to expand this platform to include other partners.

•
Expand to other emerging regions and new technology solutions through M&A.   We intend to continue pursuing investments and acquisitions that can help us tap into new geographies and take advantage of their current infrastructure and local expertise. Our large global network allows us to overcome operational and cultural barriers, realize synergies and economies of scale, and continue reinforcing our position as a truly global company. We also see value in companies with proprietary technology that may complement and enhance our current offering and could potentially acquire a company for this purpose.

In addition to these core strategies, we believe we are well positioned to pursue additional avenues for growth, including enhancing our technology offerings to leverage the advantages of automation and artificial intelligence and expanding our presence into markets beyond digital media.
Summary of Risk Factors
Investing in our common shares involves a high degree of risk. These risks are discussed in more detail in “Risk Factors” beginning on page 42, and you should carefully consider these risks before making a decision to invest in our Class A common shares. The following is a summary of some of the principal risks we believe we face:
Risks Relating to Our Business and Industry
•
We have experienced rapid growth in recent periods, which may not be indicative of our future growth.

•
If we fail to maintain our relationships with our business stakeholders, our business, results of operations, financial condition and business prospects could be materially and adversely affected.

•
If we fail to respond to changes in the digital advertising industry, our business model may become less competitive.

•
If the digital advertising market develops more slowly or differently than we expect, our business, growth prospects and financial condition would be materially adversely affected.

•
If we fail to access a consistent supply of digital display advertising inventory and expand our access to such inventory, our business and result of operations could be harmed.

•
We have historically relied, and expect to continue to rely, on engagements with a small number of partners for a substantial majority of our revenue.

•
Competition in the geographic markets in which we operate may intensify.

•
We do not have long-term commitments from our advertisers, and we may not be able to retain advertisers or attract new advertisers to sustain or grow current revenue.

•
Advertiser attrition or a decline in advertisers’ growth rate could cause our revenues to decline.

•
Failure to manage our growth effectively could cause our business to suffer.

•
We are expanding and may in the future continue to expand into new geographic regions, and our failure to mitigate specific regulatory, credit and other risks associated with a new geographic region could materially and adversely affect our business, results of operations, financial condition and business prospects.

•
We have acquired, and may in the future acquire, other businesses, which could require significant management attention, disrupt our business, dilute shareholder value and materially and adversely affect our results of operations.

•
The Connect Ads acquisition is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all.

•
Our unaudited pro forma information may not be representative of our past or future results.

•
Seasonal fluctuations in advertising activity could adversely affect our results from operations.

•
Our holding company structure makes us dependent on the operations of our subsidiaries.

•
Exchange controls and other restrictions on the movement of capital out of certain jurisdictions or otherwise affecting our subsidiaries’ ability to pay dividends or make other payments to us could materially and adversely affect our financial condition.

•
If we do not effectively grow and train our sales and support teams, we may be unable to add new clients or increase sales to our existing clients and our business could be adversely affected.

•
If our advertisers delay in settlement of our accounts receivable or if we are unable to issue invoices to our advertisers on a timely basis, our business, financial condition and results of operations may be materially and adversely affected.

•
We cannot predict the full extent of the impact of COVID-19 on our business, financial condition and results of operations.

•
Economic downturns and political and market conditions beyond our control could materially and adversely affect our business, results of operations and financial condition.

•
We are exposed to fluctuations in foreign currency exchange rates.

•
We may be subject to the Economic Substance Regime in the Cayman Islands.

•
Our systems and IT infrastructure may be subject to security breaches and other cybersecurity incidents.

•
Any legal proceedings, investigations or claims against us, including claims resulting from the actions of advertisers or partners, could be costly and time-consuming to defend and could harm our reputation.

•
Uncertainty in the credit markets could affect our ability to obtain additional capital and debt financing on reasonable terms.

•
Our ability to maintain and protect our proprietary technology and intellectual property rights is limited.

•
Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

•
Our insurance may not provide adequate levels of coverage against claims or we may be unable to find insurance with sufficient coverage at a reasonable cost.

Risks Relating to the Countries in which we Operate
•
Our international footprint subjects us to significant costs and risks that can adversely affect our business, financial condition and operating results.

•
The governments of the countries in which we operate have exercised, and continue to exercise, significant influence over the countries’ economy.

•
Developments and the perceptions of risks in emerging countries, the United States and Europe, may harm the economies of the countries in which we operate and the price of our Class A common shares.

•
Credit rating downgrading of the countries in which we operate could reduce the trading price of our Class A common shares.

•
Infrastructure and internet connectivity in the countries in which we operate may impact economic growth.

•
We may have difficulty establishing adequate management, legal and financial controls in some of the countries in which we operate, which difficulties may increase if and as our operations expand globally.

Risks Relating to this Offering and Holding our Class A Common Shares
•
There is no existing market for our Class A common shares and we do not know if one will develop. Even if a market does develop, the share price in the market may not exceed the offering price.

•
Our dual class capital structure has the effect of concentrating voting control with our Class B shareholders; and this will limit or preclude your ability to influence corporate matters.

•
Upon completion of this offering, our Class B shareholders will together own    % of our outstanding common shares and control    % of corresponding voting rights, and will have the power, as a group, to elect all of the members of our board of directors, which means that our Class B shareholders, when acting in concert, will have significant influence over matters requiring shareholder approval, and will continue to have substantial control over us, which may limit your ability to influence the outcome of decisions requiring shareholder approval. This concentration of ownership and voting power limits your ability to influence corporate matters.

•
As a new investor, you will suffer immediate and substantial dilution as a result of this offering.

•
We will be a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements.

•
Additional share issuances could result in significant dilution to our shareholders.

•
We will have broad discretion in the use of the net proceeds from this offering.

•
The market price of our Class A common shares may be volatile.

•
Future sales of our Class A common shares, or the perception that such sales may occur, could depress our Class A common share price.

•
Our shareholders may face difficulties in protecting their interest because we are a Cayman Islands exempted company.

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The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

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We previously identified material weaknesses in our internal control over financial reporting. If we fail to maintain an effective system of internal controls over financial reporting in the future, any material weakness in the future could result in loss of investor confidence and adversely affect our business or share price.

•
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common shares less attractive to investors.

•
As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain NYSE corporate governance standards applicable to U.S. issuers. This may afford less protection to our shareholders.

•
We may lose our foreign private issuer status in the future, which could result in additional cost and expense.

•
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our Class A common shares and our trading volume could decline.

•
Our dual class capital structure means our shares will not be included in certain indices. We cannot predict the impact this may have on our share price.

Our Corporate Structure
The following chart shows our simplified corporate structure after giving effect to this offering and the closing of the Connect Ads acquisition, which is expected to close in the first quarter of 2022. For more information on the Connect Ads acquisition, see “—Recent Developments—Definitive agreement to acquire Connect Ads”:

(1)   Includes Class B common shares beneficially owned by (i) Christian Gastón Taratuta, our Chief Executive Officer, Ignacio Martin Vidaguren, our Chief Operating Officer, and other members of our senior management, in each case indirectly through Aleph Internet Media Services, LLC, (ii) CVC Funds, indirectly through Aleph Maradona LP, and (iii) Aljoša Jenko, our Chief Strategy Officer, indirectly through Akuma Ventures Ltd.
(2)   IMS Internet Media Services Panama, S. de R.L. (Panama), IMS-Internet Media Services Ecuador S.A. (Ecuador), 10 Midia Publicidade E Propaganda Ltda. (Brazil), Radobel S.A. (Uruguay), IMM Internet Media Mexico, S. de R.L. de C.V. (Mexico), IMS Media, LLC (United States), Internet Media Services Colombia S.A.S. (Colombia), IMS Argentina S.R.L. (Argentina), IMS Chile SpA (Chile), IMS-Brasil Servicos de Publicidade Ltda. (Brazil), Internet Media Services Perú S.R.L. (Peru), Neokei S.A. (Uruguay), Social Media S.A. (Panama), Snack Media S.A. de C.V. (Mexico) and SocialMedia S.A. (Argentina).
(3)    Httpool Internet Marketing, d.o.o. (Slovenia) represents our partners and monetizes their advertising inventory in Slovenia, which accounted for 19.3% of our Total Advertising Volume for the year ended December 31, 2021.
(4)   Httpool Latvia SIA (Latvia) represents our partners and monetizes their advertising inventory in Latvia, which accounted for 15.8% of our Total Advertising Volume for the year ended December 31, 2021.
(5)    Httpool Baltics OU (Estonia) represents our partners and monetizes their advertising inventory in Estonia, which accounted for 10.2% of our Total Advertising Volume for the year ended December 31, 2021.
(6)    Internet Media Services Europe, S.L. (Spain) and Social Snack, S.L. (Spain).
(7)   Httpool Online Marketing GmbH (Austria), NOOVO Internet D.O.O. (Croatia), Httpool Baltics OU (Estonia), Httpool Drushtvo za Internet Marketing DOOEL Skopje (Macedonia), Httpool Online and Mobile Advertising Srl (Romania), Httpool Bulgaria EEOD (Bulgaria), Httpool a.s. (Czech Republic), Httpool Hellas MIKE (Greece), HTTPool Sh.p.k. (Kosovo), Httpool Polska sp. Z.o.o. (Poland), Httpool d.o.o. Beograd (Serbia), Httpool Hungary Kft. (Hungary), Httpool LLC (Russia), Httpool Ukraine LLC (Ukraine), Httpool Lithuania UAB (Lithuania), Httpool Norway AS (Norway), Httpool Oy (Finland), HTTPOOL AB (Sweden), Httpool BY LLC (Belarus) and Httpool Denmark ApS (Denmark).
(8)   Httpool Asia Limited (Hong Kong), Httpool Digital Marketing FZE (United Arab Emirates), Httpool Digital Private Limited (India), Httpool Myanmar Limited (Myanmar), Httpool (Cambodia) Co., Ltd. (Cambodia), HTTPOOL Bangladesh Limited (Bangladesh), Httpool Digital Malaysia SDN Bhd (Malaysia), Httpool Lao Sole Co., Ltd. (Laos), PT Httpool Digital (Indonesia), Httpool Kazakhstan LLC (Kazakhstan), Httpool Digital Mongolia LLC (Mongolia) and H.T.T.Pool Pvt. Ltd. (Nepal).

(9)   Ad Dynamo International (Pty) Limited (South Africa), Ad Dynamo Holdings Limited (UK), Ad Dynamo UK Limited (UK), Ad Dynamo Ireland Limited (Ireland), Bangers and Mash (Pty) Limited (South Africa) and Ad Dynamo Kenya Limited (Kenya).
(10)   The Connect Ads acquisition is subject to customary closing conditions and regulatory approval. See “—Recent Developments—Definitive agreement to acquire Connect Ads” and “Risk Factors—Risks Relating to Our Business and Industry—The Connect Ads acquisition is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the Connect Ads acquisition could adversely affect our business.”
(11)   Connect Ads DMCC (United Arab Emirates), Connect Ads KSA LLC (Saudi Arabia), Genart Medya Reklamcilik İletişim Ticaret A.Ş. (Turkey), Techno Dev LLC (Egypt), Connect Ads for Advertising and Programming S.A.E. (Egypt), 4G for Advertising Technology LLC (Egypt) and Connect Ads Italy S.r.l. (Italy). See Note 26 to our Financial Statements.
Recent Developments
Definitive agreement to acquire Connect Ads
On September 29, 2021, we, together with our subsidiary HHLUK, as buyers, entered into the Amended SPA with A15, as seller, to acquire 86% of the shares of Connect Ads. Connect Ads is a digital media group based in the Middle East, with presence in Africa, Europe and the Middle East. Under the terms of the Amended SPA, we have agreed to pay U.S.$47.4 million plus U.S.$5 million in escrow and certain earn-out amounts and deferred consideration, which will be placed in an escrow account, for 51% of Connect Ads’ shares and to acquire an additional 35% of Connect Ads’ shares by granting A15 newly issued common shares, which in the aggregate represent 4.4% of our issued share capital. For additional information, see “Unaudited Pro Forma Condensed Consolidated Financial Information.” On February 6, 2022, we entered into a loan agreement with Citibank, N.A., Goldman Sachs Lending Partners LLC, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as initial lenders and Citibank, N.A. as administrative agent in order to finance a portion of the consideration. For additional information, See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Term Loan Agreement.” The Connect Ads acquisition is subject to customary closing conditions and is expected to close in the first quarter of 2022. Connect Ads has operations in 15 countries throughout Africa, Europe and the Middle East, including Algeria, Bahrain, Egypt, Italy, Jordan, Kuwait, Lebanon, Morocco, Oman, Pakistan Qatar, Saudi Arabia, Tunisia, Turkey and the United Arab Emirates.
Corporate Information
Our principal executive offices are located at 22nd Street, 21, Villa 2B, Umm Suqeim 2, Dubai, United Arab Emirates and Echeverría 1515, 11th Floor, C1428DQS CABA, Buenos Aires, Argentina. Our telephone numbers are +971 42 64 89 99 and +54 1 14 78 57 007.
Investors should contact us for any inquiries through the address and telephone number of our principal executive office or at the following e-mail address: investor@alephholding.com. Our principal website is alephholding.com. The information contained in, or accessible through, our website is not incorporated into this prospectus or the registration statement of which it forms a part.
Ownership
For purposes of the NYSE listing rules, we will be a “controlled company” because more than 50% of the voting power of our shares will be held by           .
Implications of Being an Emerging Growth Company
As a company with less than U.S.$1.07 billion in revenue during our latest fiscal year of the financial statements, we qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•
the ability to present more limited financial data for our initial registration statement on Form F-1, including presenting only two years of audited financial statements and only two years of selected financial data, as well as two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•
an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, in the assessment of our internal control over financial reporting;

•
reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•
exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute arrangements.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have U.S.$1.07 billion or more in annual revenue, have U.S.$700 million or more in market value of our Class A common shares held by non-affiliates or issue more than U.S.$1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens and, accordingly, the information that we provide shareholders may be different than you might get from other public companies in which you hold equity.
Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies or at which time we conclude it is appropriate to avail ourselves of early adoption provisions of applicable standards. As a result, our results of operations and financial statements may not be comparable to the results of operations and financial statements of other companies who have adopted the new or revised accounting standards.

THE OFFERING
This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Class A common shares. You should carefully read this entire prospectus before investing in our Class A common shares, including “Risk Factors” and our consolidated financial statements.
Issuer
Aleph Group, Inc
Selling Shareholders
Class A common shares offered by us
      Class A common shares
Class A common shares offered by the selling shareholders
      Class A common shares (or       Class A common shares if the underwriters exercise in full their option to purchase additional shares).
Offering price
U.S.$      per Class A common share.
Voting rights
The Class A common shares will be entitled to one vote per share, whereas the Class B common shares (which are not being sold in this offering) will be entitled to ten votes per share, respectively.
Holders of Class A common shares and Class B common shares will vote together as a single class on all matters, unless otherwise required by law and subject to certain exceptions set forth in our Articles of Association, as described under “Description of Share Capital—Voting Rights.”
Upon consummation of this offering, assuming no exercise of the underwriters’ option to purchase additional shares, (1) holders of Class A common shares will hold approximately     % of the combined voting power of our outstanding common shares and approximately    % of our total equity ownership and (2) holders of Class B common shares will hold approximately    % of the combined voting power of our outstanding common shares and approximately    % of our total equity ownership.
If the underwriters exercise their option to purchase additional shares in full (1) holders of Class A common shares will hold approximately    % of the combined voting power of our outstanding common shares and approximately    % of our total equity ownership and (2) holders of Class B common shares will hold approximately    % of the combined voting power of our outstanding common shares and approximately     % of our total equity ownership.
The rights of the holders of Class A common shares and Class B common shares are identical, except with respect to voting, as described above, and transfer restrictions applicable to the Class B common shares. In addition, holders of Class B common shares (i) have certain conversion rights, and (ii) are entitled to preemptive rights to purchase additional Class B common shares, in the event that additional Class A common shares are issued, upon the same economic terms and at the same price, in order to maintain such holder’s proportional ownership interest in us. Moreover, the Class B common shares shall not be listed for public trading. See “Description of Share Capital” for a description of the material terms of our common shares, and the differences between our Class A and Class B common shares.
Option to purchase additional Class A common shares
We and the selling shareholders have granted the underwriters the right to purchase up to an additional          Class A common shares within 30 days of the date of this prospectus, at the public offering price, less underwriting discounts and commissions, on the same terms as set forth in this prospectus.
Listing
Our Class A common shares have been approved for listing on the NYSE, under the symbol “ALEF.”
Use of proceeds
We estimate that our net proceeds from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately U.S.$        (or approximately U.S.$      if the underwriters exercise their option to purchase additional shares in full), which is based on an assumed initial public offering price of U.S.$      per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.
We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”
We will not receive any proceeds from the sale of common shares by the selling shareholders.
Share capital before and after offering
As of the date of this prospectus, our authorized share capital is U.S.$      , consisting of          authorized shares of par value U.S.$      each. Of those authorized shares, (1)          are designated as Class A common shares; and (2)          are designated as Class B common shares; and (3)          are yet undesignated and may be issued as common shares or shares with preferred rights.
Immediately after this offering, we will have          Class A common shares outstanding, assuming no exercise of the underwriters’ option to purchase additional shares.
Dividend policy
The amount of any distributions will depend on many factors, such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and shareholders.
Lock-up agreements
We have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any shares of our share capital or securities convertible into or exchangeable or exercisable for any shares of our share capital during the

180-day period following the date of this prospectus. Members of our board of directors and our executive officers, and substantially all of our existing shareholders have agreed to substantially similar lock-up provisions, subject to certain exceptions. See “Underwriting.”
Risk factors
See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our Class A common shares.
Cayman Islands exempted company
We are a Cayman Islands exempted company. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (1) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (2) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (3) directors should not improperly fetter the exercise of future discretion; (4) duty to exercise powers fairly as between different sections of shareholders; (5) duty to exercise independent judgment; and (6) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our Articles of Association have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the NYSE and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting, provided that such disclosure does not otherwise modify or reduce the director’s fiduciary duties. In comparison, under the Delaware General Corporation Law, a director of a Delaware corporation owes fiduciary duties to the corporation and its stockholders comprised of the duty of care and the duty of loyalty. Such duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. See “Description of Share Capital—Principal Differences between Cayman Islands and U.S. Corporate Law.”

SUMMARY FINANCIAL AND OTHER INFORMATION
The following tables set forth our summary financial and operating data as of and for the years ended December 31, 2021 and 2020, and summary unaudited pro forma financial data as of and for the year ended December 31, 2021.
The financial information presented herein has been derived from our audited consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, together with the accompanying notes thereto prepared in accordance with U.S. GAAP, and included elsewhere in this prospectus.
The unaudited pro forma financial information presented herein has been derived from our unaudited pro forma condensed consolidated financial information as of and for the year ended December 31, 2021 included elsewhere in this prospectus. The unaudited pro forma consolidated financial information has been prepared to illustrate the effects of the probable acquisition of Connect Ads, including the exercise of a granted put-option on the remaining non-controlling interest and the financing of the acquisition, on the unaudited pro forma condensed consolidated balance sheet and statement of income as if the acquisition and exercise of the put-option had occurred on December 31, 2021 and January 1, 2021, respectively. In addition, the unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of income reflect the expected proceeds from this offering. The unaudited pro forma financial information does not purport to represent what our actual consolidated results of operations would have been had the acquisition actually occurred on the date indicated, nor are they indicative of future consolidated results of operations or financial condition. This information should be read in conjunction with “Presentation of Financial and Other Information.” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” our Financial Statements and the Connect Ads Financial Statements, included elsewhere in this prospectus.
Consolidated Balance Sheet
	As of December 31,
	2021	2020
	(in thousands of U.S.$)
Total current assets	317,827	194,060
Total non-current assets	74,427	44,982
Total assets	392,254	239,042
Total current liabilities	330,890	186,547
Total non-current liabilities	5,949	9,907
Total liabilities	336,839	196,454
Total shareholders’ equity attributable to Aleph Group, Inc Shareholders	54,972	32,698
Non-controlling interests	443	9,890
Total shareholders’ equity	55,415	42,588
Total liabilities and shareholders’ equity	392,254	239,042
Consolidated Statement of Income
	Year Ended December 31,
	2021	2020
	(in thousands of U.S.$, except for per share amounts)
Revenues, net	131,139	70,272
Costs of revenue	(16,480)	(13,579)
Selling, general and administrative expenses	(75,364)	(37,052)

	Year Ended December 31,
	2021	2020
	(in thousands of U.S.$, except for per share amounts)
Depreciation and amortization expense	(2,265)	(1,978)
Income from operations	37,030	17,663
Interest expense, net	(1,057)	(736)
Net loss on foreign currency transactions	(1,081)	(7,405)
Net income before income tax	34,892	9,522
Income tax expense	(8,577)	(7,315)
Net income	26,315	2,207
Less: Net income attributable to non-controlling interests	(5,340)	(5,258)
Net income (loss) attributable to Aleph Group, Inc shareholders	20,975	(3,051)
Net earnings (loss) per share:
Basic earnings (loss) per share, attributable to shareholders per common share(1)	0.00	(0.00)
Diluted earnings (loss) per share, attributable to shareholders per common share(1)	0.00	(0.00)
(1)   Basic and diluted earnings per share, attributable to Aleph Group, Inc shareholders per common share equaled 0.000123 for the year ended December 31, 2021, and basic and diluted loss per share, attributable to Aleph Group, Inc shareholders per common share equaled 0.000021 for the year ended December 31, 2020.
Consolidated Statements of Cash Flow
	Year Ended December 31,
	2021	2020
	(in thousands of U.S.$)
Net cash provided by operating activities	79,142	59,900
Net cash used in investing activities	(16,250)	(1,187)
Net cash (used in) provided by financing activities	(5,226)	1,973
Effect of foreign currency exchange rate changes on cash and cash equivalents	(4,106)	813
Net increase in cash, cash equivalents and restricted cash	53,560	61,499
Unaudited Pro Forma Consolidated Balance Sheet
Pro Forma As of December 31, 2021
(in thousands of U.S.$)
Total current assets	411,796
Total non-current assets	312,368
Total assets	724,164

Total current liabilities	418,227
Total non-current liabilities	91,651
Total liabilities	509,878
Total Shareholders’ equity attributable to controlling interest	189,543
Non-controlling interests	24,743
Total shareholders’ equity	214,286
Total liabilities and shareholders’ equity	724,164

Unaudited Pro Forma Consolidated Statement of Income
Pro Forma Year Ended December 31, 2021
(in thousands of U.S.$, except for per share amounts)
Pro Forma Revenues, net	168,138
Pro Forma Costs of revenue	(18,768)
Pro Forma Selling, general and administrative expenses	(88,856)
Pro Forma Depreciation and amortization expense	(13,537)
Pro Forma Income from operations	46,977
Pro Forma Interest expense, net	(3,309)
Pro Forma Net loss on foreign currency transactions	452
Pro Forma Net income before income tax	44,120
Pro Forma Income tax expense	(10,263)
Pro Forma Net income	33,857
Less: Pro Forma Net income attributable to non-controlling interests	(8,565)
Pro Forma Net income attributable to Aleph Group, Inc shareholders	25,292
Pro Forma Net earnings per share:
Pro Forma basic earnings per share, attributable to shareholders per common share(1)	0.00
Pro Forma diluted earnings per share, attributable to shareholders per common share(1)	0.00
(1)   Pro forma basic and diluted earnings per share, attributable to shareholders per common share equaled 0.000135 for the year ended December 31, 2021.
Key business metrics
Our management regularly reviews the following key metrics, in addition to net income, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions:
	Year Ended December 31,
	2021	2020
	(in thousands of U.S.$)
Total advertising volume(1)	971,821	432,730
Revenues, net	131,139	70,272
Adjusted EBITDA(2)	48,844	20,049
Pro Forma Adjusted EBITDA(3)	70,134	—
Net income	26,315	2,207
(1)   We define Total Advertising Volume as the total amount of digital advertising inventory purchased by our customers through us on our partners’ platforms.
(2)   The following table presents a reconciliation of our net income to our Adjusted EBITDA for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
	(in thousands of U.S.$)
Net income	26,315	2,207
Adjustments:
Income tax expense	8,577	7,315
Net loss on foreign currency transactions	1,081	7,405
Interest expense, net	1,057	736
Depreciation and amortization expense	2,265	1,978
Long-term incentive plan	2,798	337
IPO expenses (not capitalized)	1,722	—
Stamp tax on Akuma’s Flip-up	1,512	—
Stock option plan – Shared-based compensation	2,916	—
Transaction-related expenses on acquisition of businesses	601	71
Adjusted EBITDA	48,844	20,049
(3)   The following table presents a reconciliation of our pro forma net income to our Pro Forma Adjusted EBITDA for the year ended December 31, 2021:
Year Ended December 31 2021,
(in thousands of U.S.$)
Pro forma net income	33,857
Adjustments:
Pro forma income tax expense	10,263
Pro forma net loss on foreign currency transactions	(452)
Pro forma interest expense, net	3,309
Pro forma depreciation and amortization expense	13,537
Pro forma long-term incentive plan(1)	2,798
Pro forma IPO expenses (not capitalized)(1)	1,722
Pro forma stamp tax on Akuma’s Flip-up(1)	1,512
Pro forma stock option plan – shared-based compensation(1)	2,916
Pro forma transaction-related expenses on acquisition of businesses	672
Pro Forma Adjusted EBITDA	70,134
(1)   There were no pro forma adjustments for these line items.
Adjusted EBITDA is included in this prospectus because it is a key metric used by management and our board of directors to assess our financial performance. Adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies. Management believes that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate directly to the performance of the underlying business. Pro Forma Adjusted EBITDA is presented for the year ended December 31, 2021 to show the pro forma effect of the acquisition of Connect Ads on our Adjusted EBITDA.
Adjusted EBITDA and Pro Forma Adjusted EBITDA are not U.S. GAAP measures of our financial performance or liquidity and should not be considered as alternatives to net income as a measure of financial performance, as alternatives to cash flows from operations as a measure of liquidity, or as alternatives to any other performance measure derived in accordance with U.S. GAAP. Neither Adjusted EBITDA nor Pro Forma Adjusted EBITDA should be construed as an inference that our future results will be unaffected by unusual or other items. Additionally, these metrics are not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect our tax payments and certain other cash costs that may recur in the future, including, among other things, cash requirements for costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our U.S. GAAP results in addition to using Adjusted EBITDA and, currently, Pro Forma Adjusted EBITDA, as supplemental measures. Our measures of Adjusted EBITDA and Pro Forma Adjusted EBITDA are not necessarily comparable to the similarly titled captions of other companies due to different methods of calculation.

RISK FACTORS
An investment in our Class A common shares involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors in evaluating us and our business before making an investment decision and purchasing our Class A common shares. In particular, you should consider the risks related to an investment in companies operating in various jurisdictions outside of the United States, for which we have included information in these risk factors to the extent that information is publicly available. In general, investing in the securities of issuers whose operations are located in emerging countries involves a higher degree of risk than investing in the securities of issuers whose operations are located in the United States or other more developed countries. If any of the risks discussed in this prospectus actually occur, alone or together with additional risks and uncertainties not currently known to us, or that we currently deem immaterial, our business, financial condition, results of operations and prospects may be materially adversely affected. If this were to occur, the value of our Class A common shares may decline and you may lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus, including our financial statements and the related notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should also carefully review the cautionary statements referred to under “Cautionary Statement Regarding Forward-looking Statements.” Our actual results could differ materially and adversely from those anticipated in this prospectus.
Risks Relating to Our Business and Industry
We have experienced rapid growth in recent periods, and our recent growth rates may not be indicative of our future growth.
Our revenue has increased substantially since our inception, however, we may not be able to sustain revenue growth consistent with our recent history, or at all. You should not consider our revenue growth in recent periods as indicative of our future performance. In future periods, our revenue could decline or grow more slowly than we expect. We believe growth of our revenue depends on a number of factors, including our ability to:
•
engage new partners and retain and expand our existing relationships with digital platforms;

•
identify and attract new advertisers and agencies, including advertisers in new markets, and retain and expand our existing relationships with advertisers and agencies;

•
maintain the breadth and relevance of our market education and technology solutions in order to offer advertisers tailored advertisement campaigns across numerous digital platforms;

•
adapt our services to meet evolving needs of businesses, including to address market trends such as the migration of advertisers from the digital platforms we represent to new or alternative platforms with whom we do not have existing relationships;

•
maintain and increase our digital advertising inventory;

•
adapt to restrictions on access to social media platforms or regulations on advertising and digital platform in the countries in which we operate, as well as changing regulatory landscape governing privacy matters, data protection, banking and financial regulations, and foreign exchange controls;

•
introduce our services to new geographic markets;

•
successfully integrate acquired companies;

•
increase awareness of our name and brands on a global basis; and

•
attract and retain employees.

We cannot assure you that we will be able to successfully accomplish any of these objectives.

If we fail to maintain our relationships with our business stakeholders—our partners and advertisers—our business, results of operations, financial condition and business prospects could be materially and adversely affected.
We connect partners to advertisers across 77 countries. Our success depends on our ability to, among other things, develop and maintain relationships with each of these stakeholders.
Relationship with our partners
Our growth depends on our ability to maintain existing, and expand into new, relationships with digital platforms. We currently have commercial agreements across multiple jurisdictions with Meta, Twitter, Microsoft, Snapchat, Spotify, TikTok, TripAdvisor, Activision Blizzard Media, Twitch and a few other digital platforms. Each of these commercial agreements provide that we are the only authorized intermediary for advertisers to acquire digital advertising inventory for that platform in a specific market. Our relationships with these digital platforms are primarily governed by commercial agreements that provide for, among other things, our commercialization of their digital advertising inventory, minimum target sales per period and our percentage commissions on each sale. These commercial agreements typically have a one- to three-year term, and are subject to renewal upon expiration. For more information on these commercial agreements, see “Business—Our Partners”. While we have generally been successful in renewing our commercial agreements over time, the commercial terms under these agreements are subject to renegotiation when they are renewed, including the percentage of sales we receive as commission and other terms of our revenue sharing arrangements, and the agreements may be terminated upon our failure to sell a minimum amount of digital advertising inventory or at our partners’ discretion. Changes in the terms of our revenue sharing arrangements may result in certain partnerships becoming less lucrative for us, which may adversely affect our revenues. A significant decrease in the percentage of sales that we are entitled to, or any other adverse change in our revenue sharing arrangement, may result in certain partnerships becoming uneconomical, as a result of which we may decide to not engage with that partner in that market or at all.
We cannot assure you that we will be able to continue or grow our relationships with all of our existing partners or that we will be able to establish a partnership with new digital platforms. Further, we cannot guarantee that our partners will continue to rely on third-parties, like us, to acquire and serve advertisers. See “—If we fail to respond to changes in the digital advertising industry, our business model may become less competitive.” Although historically digital platforms have been slow to open offices in small, emerging countries, they may elect to do so in the future, which would materially and adversely affect our business, results of operations, financial condition and business prospects. Our relationships with our partners could also be adversely affected if we cannot meet the target minimum advertising revenue agreed upon with our digital partners on an annual or quarterly basis. If any partner ends its relationship with us or imposes commercial terms that are less favorable to us, or if we fail to secure partnerships with new partners, we may lose access to the relevant advertising channels and be unable to attract potential advertisers. As a result, our business, results of operations, financial condition and business prospects would be materially and adversely affected.
Relationship with our advertisers
Our advertiser base is made up of direct advertisers, as well as third-party advertising agencies that place advertisements for their clients through us. In 2021, we served 12,905 advertisers, a 80.4% increase from 2020, and in 2020, we served 7,152 advertisers, a 43.6% increase from 2019. We enter into advertising agreements with certain of our advertisers. These provide for a range of services, including submission of an insertion for a partner and a range of support and strategic services. Our arrangements with our advertisers generally do not include exclusive obligations to use our services, and our advertisers are generally free to place their ads through other advertising agencies or work with multiple advertising agencies on a specific advertising campaign. Additionally, our advertisers are able to place their ads with our partners in the countries in which we do not have commercial agreements with our partners. For more information on these arrangements, see “Business—Our Advertisers.”
We cannot assure you that our advertisers will continue to use our services. For example, advertisers could be dissatisfied with the effectiveness of the advertising campaigns run through us or reduce their advertising budget to be spent through us, or they may reduce or cease using our advertising services. They may also shift their spending towards digital platforms with which we do not have commercial agreements. We also cannot assure you that we will be able to replace, in a timely or effective manner, departing advertisers with potential new advertisers. If we fail to retain our existing advertiser base or increase their advertising spend through us, or if we fail to provide effective advertising services to attract new advertisers, the demand for our services will not grow and may even decrease, materially and adversely affecting our business and results of operations.
If we fail to respond to changes in the digital advertising industry, our business model may become less competitive.
Our future success depends in part on our ability to develop new solutions and modify or enhance our existing services in order to meet the needs of our partners and advertisers. Digital platforms are quickly evolving, and advertisers continue to develop their knowledge of the digital advertising industry. As advertisers acquire the technological knowledge necessary to navigate the digital advertising market and digital platforms become more accessible to individual advertisers, our partners may elect to contract directly with advertisers and our existing optimization services may no longer be attractive to our advertisers. If we fail to respond to possible changes in the digital advertising industry, including the acquisition by our advertisers of the expertise necessary to access digital platforms directly, where possible, our business model may become less competitive.
Our business depends on our partners’ ability to display advertisements on their digital platforms. Disruptions to our partners’ platforms may undermine the publication of our advertisers’ advertisements, which could harm our reputation and cause us to lose advertisers, materially and adversely affecting our business, result of operations and financial condition.
Our business depends on our partners’ ability to display advertisements on their digital platforms, which in turn relies on the performance, reliability and stability of their internet infrastructure and telecommunications systems. Since we rely on the performance of partners to publish ads for our advertisers, any interruption or failure of their information technology and communications systems may undermine the publishing of the ads and cause us to lose advertisers. In addition, we depend on the accuracy and genuineness of advertising performance data and other data provided by our partners in evaluating the effectiveness of our advertisers’ campaigns. If the advertising performance data or other data provided by our partners is inaccurate, it may undermine our advertisers’ optimization efforts and could also result in disputes with our advertisers, harm to our reputation and loss of our advertisers, materially and adversely affecting our business, results of operations and financial condition.
The digital advertising market is relatively recent and dependent on growth in various digital advertising channels. If this market develops more slowly or differently than we expect, our business, growth prospects and financial condition would be materially adversely affected.
The digital advertising market is relatively new and may not achieve or sustain high levels of demand and market acceptance. While display advertising has been used successfully for many years, marketing through new digital advertising channels, such as mobile, social media and digital video advertising, is not as well established. The future growth of our business depends not only on the growth of the digital advertising market, but also the level of acceptance and expansion of emerging digital advertising channels. Any expansion of the market for digital advertising solutions depends on a number of factors and the cost, performance and perceived value associated with digital advertising solutions. If demand for digital advertising and the acceptance of emerging digital advertising channels does not continue to grow, or if digital advertising solutions do not achieve widespread adoption, our revenue and results of operations could be materially adversely affected.
If we fail to access a consistent supply of digital display advertising inventory and expand our access to such inventory, our business and result of operations could be harmed.
Our revenue derives from placing digital display advertisements on our partners’ platforms. We do not own or control the advertising inventory upon which our business depends. We currently access inventory through various channels, including through our commercial agreements with digital platforms. Our contracts with digital platforms with whom we have relationships generally do not include long-term obligations requiring them to make their inventory available to us or our advertisers. Further, these agreements may be terminated upon our failure to sell a minimum amount of digital advertising inventory or at our partners’ discretion. Digital advertising inventory has historically exceeded the demand for digital advertising to date, leading to excess inventory available to digital advertisers. However, we cannot guarantee that, as demand for digital advertising continues to grow, we will continue to have access to the same levels of inventory. Any interference with our ability to maintain access to such inventory could materially reduce the amount of advertising inventory that our business relies on in order to deliver digital advertising space for our advertisers. In addition, since we rely on a limited number of companies for access to significant portions of advertising inventory that our business depends on, the loss of access to advertising inventory from one of those companies would negatively impact our ability to deliver digital display advertisements for our advertisers. See “—We have historically relied, and expect to continue to rely, on engagements with a small number of partners for a substantial majority of our revenue, and the loss of any of these partners may significantly harm our business, results of operations and financial condition.” Any of these consequences could therefore materially and adversely affect our business, results of operations, financial condition and business prospects.
In addition, in order to grow our advertiser base, we must maintain our access to the supply of digital display advertising inventory and expand our access to new sources of inventory. While we have historically increased the number of digital platforms partners and are actively engaged in developing new partnerships with digital platforms, we cannot assure you that we will successfully grow our direct relationships with new digital platforms or maintain and expand our access to advertising inventory through other channels. In addition, even if we do grow our direct relationships, we cannot assure you that those direct relationships with digital platforms will be on favorable terms to us. Therefore, if we are unable to acquire sufficient advertising inventory through direct digital platforms, our business and results of operations could be materially and adversely affected.
We have historically relied, and expect to continue to rely, on engagements with a small number of partners for a substantial majority of our revenue, and the loss of any of these partners may materially and adversely affect our business, results of operations and financial condition.
Although we worked with over 12,900 advertisers in 2021, we have historically derived a substantial majority of our revenues by directing those advertisers to a small number of partners. For the years ended December 31, 2021 and 2020, our top ten partners’ customers accounted for 89.7% and 87.3% of our revenue, respectively. For the year ended December 31, 2021, Facebook, now doing business as Meta, Twitter, LinkedIn, Snapchat and Spotify accounted for 45.7%, 18.7%, 9.3%, 5.2% and 4.0% of our revenue, respectively. For the year ended December 31, 2020, Facebook, Twitter, LinkedIn, Snapchat and Spotify accounted for 39.1%, 20.6%, 10.8%, 4.3% and 4.8% of our revenue, respectively. Although we have commercial agreements with each of our partners, each covering specific regions or countries, and the termination of an engagement with a partner in one region or country does not necessarily entail the termination of all engagements with that partner, our total number of engagements is still small. We expect that we will continue to depend upon a relatively small number of partners for a substantial majority of our revenue for the foreseeable future while we continue to broaden our partner base. A termination of a relationship with one of our existing partners could result in a loss of substantial revenue in the foreseeable future. For example, in December 2021, LinkedIn informed us that it intends to globally internalize the sale of its digital advertising inventory in most of the markets in which we represent them. As a result, and although we are currently in discussions with LinkedIn to provide them certain services related to the sale of digital advertising inventory, including payment and billing services and educational services, certain of our agreements with LinkedIn relating to digital advertising sales will not be renewed after the current term, which ends on June 30, 2022. See “Business—Our Partners.” If we fail to successfully attract or retain partners, or if existing partners reduce their engagements with us, and if we are unable to replace such partners with other new engagements, our business, results of operations and financial condition could be materially and adversely affected.

Competition in the geographic markets in which we operate may intensify, and the entrenchment of existing competitors or entrance of new competitors could materially and adversely affect our business, results of operations, financial condition and business prospects.
Competition in the geographic markets in which we operate, where we have often enjoyed exclusive commercial agreements with digital platforms, may intensify in the future. Our primary competitors are other media representation companies, including local and regional media representation companies and digital platforms with which we do not have an exclusive commercial agreement. See “Business—Competition.” We cannot assure you that new market entrants will not enter into engagements, whether exclusive or otherwise, with our current partners. Future competitors may seek to gain market share by providing desirable marketing consultancy services or reducing fees, and we may be required to lower our fees or may lose business, which could adversely affect our results of operations and financial results. Further, to the extent that we do not meet changing advertiser preferences and demands or to the extent that market entrants obtain exclusive commercial agreements with one or more of our partners or offers to place digital advertisements for lower fees, our ability to attract and retain customers could be materially and adversely affected.
We do not have long-term commitments from our advertisers, and we may not be able to retain advertisers or attract new advertisers to sustain or grow current revenue.
Most of our advertisers do business with us by requesting that we place insertion orders for specific digital marketing campaigns, either directly or through advertising agencies that act on their behalf. In most cases, our insertion orders may be cancelled by customers or their advertising agencies prior to the completion of the campaign without penalty, subject to payment for advertisements delivered. Our success depends upon our ability to receive repeat business from existing advertisers, while continually expanding the number of advertisers for which we provide services. Because we do not have long-term agreements, we cannot accurately predict future revenue streams, and we cannot guarantee that our current advertisers will continue to use our services, or that we will be able to replace departing advertisers with new advertisers that provide us with comparable revenue. If we are not able to retain advertisers or attract new advertisers, we may not be able to sustain or grow our current revenue, which would materially and adversely affect our results of operations and financial condition.
Advertiser attrition or a decline in advertisers’ growth rate could cause our revenues to decline.
We may experience attrition of our advertiser relationships due to several factors, including business closures, decreased advertising spending, market conditions or other relevant factors. We cannot predict the level of attrition in the future and our revenues could decline as a result of higher than expected attrition, which could have a material and adverse effect on our business, financial condition and results of operations.
In addition, our growth to date has been partially driven by the growth of our advertisers’ businesses. Should the rate of growth of our advertisers’ business slow or decline, this could have an adverse effect on the quantity of adverting inventory placed and therefore an adverse effect on our results of operations. Furthermore, should we not be successful in selling additional advertising inventory to our active advertising base and/or expand advertising sales to other geographies, we may fail to achieve our desired rate of growth, which would materially and adversely affect our business, results of operations, financial condition and business prospects.
Failure to manage our growth effectively could cause our business to suffer and could materially and adversely affect our financial condition and results of operations.
We have experienced significant growth in a short period of time. To manage our growth effectively, we must continually evaluate and evolve our organization. We must also manage our employees, operations, finances, technology and development and capital investments efficiently. Our efficiency, productivity and the quality of our client service may be adversely impacted if we do not train our new personnel, particularly our sales and support personnel, quickly and effectively, or if we fail to appropriately coordinate across our organization. Additionally, our rapid growth may place a strain on our resources, infrastructure and ability to maintain our global operations. You should not consider our revenue growth and levels of profitability in recent periods as indicative of future performance. See “—We have experienced rapid growth in recent periods, and our recent growth rates may not be indicative of our future growth.” In future periods, our revenue or profitability could decline or grow more slowly than we expect. Failure to manage our growth effectively could cause our business to suffer and materially and adversely affect our financial condition and results of operations.
We are expanding and may in the future continue to expand into new geographic regions, particularly in emerging countries, and our failure to mitigate specific regulatory, credit and other risks associated with a new geographic region could materially and adversely affect our business, results of operations, financial condition and business prospects.
We are expanding into new geographic regions, particularly in emerging countries. We may not be able to successfully develop relationships with advertisers or partners in these geographic regions, and our existing advertisers and partners may not want to be associated with us if we expand into certain geographic regions (whether as a result of actual or perceived increases in risk or reputational concerns or otherwise), which may result in the loss of such relationships. If we expand into new geographic regions, we will need to understand and comply with various new requirements applicable in those countries or regions, including any restrictions on access to social media, data protection regulations, banking and finance regulations and foreign exchange regulations. See “—Risks Relating to the Countries in which we Operate—Our international footprint subjects us to significant costs and risks that can adversely affect our business, financial condition and operating results” and “—Risks Relating to the Countries in which we Operate—The governments of the countries in which we operate have exercised, and continue to exercise, significant influence over the countries’ economy.” This involvement as well as the political and economic conditions in these countries could harm us and the price of our Class A common shares. Industries change rapidly, and we may not be able to accurately forecast demand (or the lack thereof) for our services in new geographic regions. Failure to forecast demand or growth accurately in new geographic regions could materially and adversely affect our business, results of operations, financial condition and business prospects.
We have acquired, and may in the future acquire, other businesses, which could require significant management attention, disrupt our business, dilute shareholder value and materially and adversely affect our results of operations.
As part of our business strategy, we have acquired or invested in complementary companies or businesses from time to time, and may in the future make further acquisitions or investments in order to achieve our growth objectives. For example, in the last year, we acquired all of the shares of Ad Dynamo, a digital advertising company based in South Africa, and have entered into a separate agreement to acquire 86% of the shares of Connect Ads, a digital advertising company based in the Middle East. The main purpose of these acquisitions is to expand our geographic footprint, for example by expanding into sub-Saharan Africa and the Middle East through our Ad Dynamo and Connect Ads acquisitions, respectively. See “Business—Recent Developments.” The success of an acquisition or investment will depend on our ability to make accurate assumptions regarding the valuation, operations, growth potential, integration and other factors related to that business and the transaction structure and is subject to a number of risks, including:
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regulatory hurdles;

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failure of anticipated benefits to materialize;

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diversion of management time and focus from operating our business to addressing acquisition integration challenges;

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that the transaction could be viewed negatively by our advertisers, the marketing agencies that represent them, our partners and/or investors;

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difficultly retaining employees from the acquired company;

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cultural challenges associated with integrating employees from the acquired company into our organization;

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integration of the acquired company’s accounting, management information, information technology, human resources and other administrative systems;

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the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies;

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coordination of product development and sales and marketing functions;

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liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

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litigation or other claims in connection with the acquired company, including claims from terminated employees, users, former stockholders or other third parties.

Failure to appropriately mitigate these risks or other issues related to such strategic investments and acquisitions could result in reducing or completely eliminating any anticipated benefits of transactions and harm our business generally. We cannot assure you that acquisitions or investments will produce the results that we expect at the time we enter into them.
We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could adversely affect our financial condition or the value of our Class A common shares. For example, we have agreed to pay a portion of the purchase price for Connect Ads with newly-issued shares of our company. The sale of equity or issuance of convertible debt to finance any such acquisitions could result in dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations, could weaken our financial position and the agreements governing such indebtedness could include covenants or other restrictions that would impede our ability to manage our operations or pay dividends on our common shares. We may also in the future be involved in potential conflicts with the selling shareholders of acquired companies, which could materially and adversely affect our business.
The Connect Ads acquisition is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the Connect Ads acquisition could adversely affect our business.
The completion of the Connect Ads acquisition is subject to a number of conditions, including, among others, the receipt of certain required regulatory approvals, which make the completion of this acquisition and the timing thereof uncertain. Also, either we or our counterparties may terminate the acquisition agreement.
If the Connect Ads acquisition is not completed, our ongoing business may be adversely affected and, without realizing any of the benefits that we could have realized from the acquisition, we will be subject to a number of risks, including the following:
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the market price of our Class A common shares could decline;

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time and resources committed by our management to matters relating to the Connect Ads acquisition could have been devoted to pursuing other beneficial opportunities;

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we may experience negative reactions from our partners or employees; and

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we will be required to pay our acquisition-related costs, such as legal and accounting fees, whether or not the Connect Ads acquisition is completed.

In addition, if the Connect Ads acquisition is not completed, we could be subject to litigation related to any failure to complete the transactions or related to any enforcement proceeding commenced against us to perform our obligations under the acquisition agreement. If any such risk materializes, it could adversely affect our ongoing business.
Similarly, delays in the completion of the Connect Ads acquisition could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the transaction and cause us not to realize some or all of the benefits that we expect to achieve if the acquisition is successfully completed within its expected timeframe. We cannot assure you that the conditions to the closing of the Connect Ads acquisition will be satisfied or waived or that the transaction will be consummated.

We may be unable to integrate acquired technologies successfully or achieve the expected benefits of such acquisitions and investments.
We may evaluate and consider potential strategic acquisitions, including acquisitions of, or investments in, technologies, products and other assets. We may encounter difficulties integrating the technologies, products and other assets of acquired companies, particularly if key personnel of the acquired company choose not to work for us, or if the acquired technologies, products or assets are not easily adaptable to work with our existing partners’ platforms and products. We may be unable to achieve the expected benefits of such acquisitions or investments if we are unable to integrate acquired technologies, products or assets with our existing assets.
Our Unaudited Pro Forma Information may not be representative of our past or future results, or of our consolidated financial condition or results of operation after giving effect to the acquisition of Connect Ads.
The pro forma financial information included in this prospectus has been presented for informational purposes and is constructed from our Financial Statements, the Connect Ads Financial Statements and our unaudited pro forma condensed consolidated financial information and does not necessarily reflect what our and Connect Ads’ combined financial information would have been had the acquisition of Connect Ads occurred on January 1, 2021, or purport to be indicative of the financial information that will result from our future operations. The pro forma financial information presented in this prospectus is based, in part, on certain adjustments, assumptions and estimates that we believe are reasonable; however, we cannot assure you that our assumptions will prove to be accurate over time.
The unaudited pro forma condensed consolidated financial information does not reflect future events that may occur, including the costs related to a potential integration and any future nonrecurring charges resulting from the acquisition of Connect Ads, and does not consider potential impacts of current market conditions on revenues or expenses efficiencies.
Seasonal fluctuations in advertising activity could adversely affect our results from operations.
Our results from operations could vary from quarter to quarter due to the seasonal nature of our advertisers’ spending. We expect our revenue, operating results, cash flows from operations and other key operating and performance metrics to vary from quarter to quarter in part due to the seasonal nature of our advertisers’ spending on digital marketing campaigns. For example, many advertisers in the regions in which we operate devote a significant portion of their advertising budgets to the fourth quarter of their calendar year to coincide with consumer holiday spending. If advertiser spending in the fourth quarter were to decrease, we may not be able to increase our revenue in other periods to compensate for such loss, which could have a material impact on our revenue, operating results, cash flows from operations and other key operating performance metrics from period to period.
Our holding company structure makes us dependent on the operations of our subsidiaries.
We are a Cayman Islands exempted company. We are organized as a holding company, and accordingly, our assets are our direct and indirect equity interests in our subsidiaries. We are therefore dependent upon the results of operations and, in turn, the payments, dividends and distributions from our subsidiaries for funds to pay our holding company’s operating and other expenses and to pay future cash dividends or distributions, if any, to holders of our Class A common shares, and we may have tax costs in connection with any dividend or distribution. In addition, the payments, dividends and distributions from our subsidiaries to us for funds to pay future cash dividends or distributions, if any, to holders of our Class A common shares, could be restricted under financing arrangements that we or our subsidiaries may enter into in the future and we and such subsidiaries may be required to obtain the approval of lenders to make such payments to us in the event they are in default of their repayment obligations. For example, as of the date of this prospectus, we have a €3.5 million line of credit with UniCredit Bulbank that restricts one of our subsidiaries, Httpool Bulgaria EEOD, from making dividend payments without the consent of UniCredit Bulbank. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Indebtedness—UniCredit lines of credit.” Entry into any other financing arrangement restricting our ability to make dividends, or inability to obtain timely waivers for such distributions, could have a material impact on our cash flows from operations and financial condition.
Exchange controls and other restrictions on the movement of capital out of certain jurisdictions or otherwise affecting our subsidiaries’ ability to pay dividends or make other payments to us could materially and adversely affect our financial condition.
In certain jurisdictions in which we operate, we are subject to the risk that regulatory authorities impose exchange controls or restrictions on the movement of capital, including restrictions on repatriation of funds or repatriation of profits on subsidiaries from such jurisdictions. These controls may restrict the amount of funds that can be transferred or dividends that can be paid upstream to us from such jurisdictions. For example, in certain jurisdictions, such as Argentina, Bangladesh, India, Nigeria, Kenya and South Africa, we must obtain regulatory approval prior to the repatriation of funds from these jurisdictions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In addition, upon the closing of the Connect Ads acquisition, we will have operations in Egypt, which currently imposes similar exchange controls and approvals. We work to obtain applicable approvals in the jurisdictions that impose these controls and restrictions, but cannot provide any assurance that such approvals will be obtained in a timely manner, or at all. These exchange control measures may also prevent or restrict the ability to hold foreign currency in cash within the relevant jurisdiction. If we are unable to transfer such amounts from such jurisdictions when and as needed, we will remain subject to foreign exchange risk relating to such retained funds denominated in local currencies, to the extent we cannot convert such funds into other currencies (whether as a result of foreign exchange restrictions in such jurisdictions or any restrictions on transferring funds out of such jurisdictions), which may subject us to significant foreign exchange risk, which could have a material adverse effect on our results of operations, liquidity and financial condition. See “—We are exposed to fluctuations in foreign currency exchange rates.”
In addition, repatriations of cash from our subsidiaries may be subject to withholding, income and other taxes in various applicable jurisdictions. If our subsidiaries are unable to pay dividends and make other payments or transfers of funds to us when needed, we may be unable to satisfy our obligations, which could materially and adversely affect our business, financial condition and results of operations.
If we lose key personnel, our business, financial condition and results of operations may be adversely affected.
We are dependent upon the ability and experience of our senior management, including our Chief Executive Officer, Chief Operating Officer and Chief Strategy Officer, who have substantial experience with our operations, the rapidly changing digital advertising industry and emerging countries. It is possible that the loss of the services of one or a combination of our senior executives or key managers, including key executive officers, could materially and adversely affect our business, financial condition and results of operations.
If we do not effectively grow and train our sales and support teams, we may be unable to add new clients or increase sales to our existing clients and our business could be adversely affected.
We are substantially dependent on our sales and support teams to obtain new advertisers and to increase spend by our existing advertisers. Our ability to achieve revenue growth will depend, in large part, on our success in recruiting, training, integrating and retaining sufficient numbers of sales personnel to support our growth. Although most of our sales team members are focused on one partner, new hires require significant training, and it may take significant time before they achieve full productivity. Our recent and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain a sufficient numbers of qualified individuals in the countries where we do business or plan to do business. If we are unable to hire and train sufficient numbers of effective sales personnel, or the sales personnel are not successful in obtaining new clients or increasing our existing clients’ spend with us, it could materially and adversely affect our business.
If our advertisers delay in settlement of our accounts receivable or if we are unable to issue invoices to our advertisers on a timely basis, our business, financial condition and results of operations may be materially and adversely affected.
We cannot assure you that our advertisers will not be delayed in settling their accounts receivable. As of December 31, 2021, our accounts receivable was U.S.$151.5 million, and on average, invoices were paid by our advertisers within 49 days. If our advertisers were to delay in settling their invoices or, as a result of insolvency or otherwise, fail to settle their invoices, our efforts to strengthen our accounts receivable collection and management may not be sufficient. If our advertisers delay in settling their accounts receivable or if we were unable to issue invoices to our advertisers on a timely basis, our business, financial condition and results of operations may be materially and adversely affected. We also cannot assure you that we will be able to issue invoices to our advertisers on a timely basis or to fully recover the outstanding amounts due from our advertisers, if at all. If we are unable to settle our accounts receivable on a timely basis, our results of operations and financial condition could be materially and adversely affected.
We are responsible for paying our partners for digital advertising inventory purchased by our advertisers, whether or not our advertisers settle their accounts with us. If our advertisers do not settle their accounts with us before we are required to pay our partners, we may be required to use our funds to pay for digital advertising inventory used, which could materially and adversely affect our working capital. Moreover, if our partners require that we pay them at the end of each month, which is when we invoice our advertisers, or the period of time between when we receive funds from our advertisers and when we are required to pay our partners otherwise decreases, we may not have cash on hand to settle our payments.
As of January 1, 2021, we have in place an insurance policy to cover our credit exposure to clients in seven of our largest markets. This insurance coverage is limited and may not adequately cover all risks to which we are exposed. If our advertisers in these countries were to fail to settle their invoices with us, and our existing insurance coverage does not fully cover these losses, we may suffer significant expenditures, including with respect to legal fees and expenses.
We may allocate budgets for insertion orders that do not adequately reflect the financial and credit risk of an advertiser, either as a result of miscalculations or incorrect financial and credit information provided to us by our advertisers.
We allocate each of our advertisers a budget that they can use to purchase digital advertising inventory on our partners’ platforms. We base this budget on the financial and credit information provided by our advertisers. If an advertiser were to send us incorrect or outdated financial and credit information, or if we were to make a miscalculation, we may grant an advertiser a higher budget than is merited by their financial and credit profile. If we grant advertisers a higher budget than merited by their financial and credit profile, our advertisers may have a difficult time settling their invoices with us and we will be exposed to increased counterparty risk, which could materially and adversely affect our business and financial condition. See “Business—Finance and Administration—Credit Risk Policy.”
We cannot predict the full extent of the impact of COVID-19 on our business, financial condition and results of operations.
Although COVID-19 has had a limited impact on our results of operations, we cannot predict the ultimate extent to which the COVID-19 pandemic may impact our business, financial condition and results of operations. The severity of the impact of COVID-19 on our business, financial condition and results of operations will depend on future developments, which are highly uncertain, difficult to predict and subject to change. These include, but are not limited to, the duration, scope, severity and geographic spread of the outbreak, its impact on the global economy, actions taken to contain or limit the impact of COVID-19 (such as the availability of effective vaccines or treatments), geographic variation in how countries handle the spread of COVID-19, the appearance of new variants of the virus, and how quickly and to what extent normal economic and operating conditions may potentially resume. As of the date of this prospectus, we cannot predict the full extent of the impact of COVID-19 going forward.
Economic downturns and political and market conditions beyond our control could materially and adversely affect our business, results of operations and financial condition.
Our business depends on the overall demand for advertising and on the economic health of our partners and advertisers. General worldwide economic conditions have experienced significant instability in recent years, especially as it relates to the COVID-19 pandemic. Economic downturns or instability in political or market conditions may cause current or new advertisers to reduce their advertising budgets. Historically, economic downturns have resulted in overall reductions in advertising spending. Although digital advertising spending has actually increased during the COVID-19 pandemic, we cannot provide you assurance that those trends will continue. We cannot predict the timing, strength or duration of any economic slowdown or recovery. Adverse economic conditions and general uncertainty about economic recovery are likely to affect our business prospects. Concern over such downturns or economic recovery could cause advertisers to delay, decrease or cancel purchases of advertising inventory, which, in turn, could materially and adversely impact our business, financial condition and results of operations. In addition, concern over continued geopolitical turmoil in many parts of the world have and may continue to put pressure on global economic conditions, which could also lead to reduced spending on advertising.
We are exposed to fluctuations in foreign currency exchange rates.
We are exposed to currency risk on monetary amounts denominated in currencies other than our presentation currency (the U.S. dollar), primarily the Euro, Russian ruble and Brazilian real, some of which have historically experienced significant volatility. The strengthening or weakening of the U.S. dollar against these currencies may expose us to translation risk when the local currency financial statements for our subsidiaries or when the results of local transactions in such jurisdictions are translated to U.S. dollars. Given that we also hold certain of our own funds in non-U.S. dollar currencies, our financial results are affected by the translation of these currencies into U.S. dollars. Additionally, we generally collect fees from our advertisers in their local currency and subsequently convert those amounts, net of our fees, into U.S. dollars to pay our partners. Our revenues could be negatively affected if there is a devaluation of the local currency in which we receive fees relative to the U.S. dollar between the time that we receive our fees and when we are required to pay our partners. While we may take certain measures intended to manage our foreign exchange risk, fluctuations in foreign exchange rates, particularly sharp devaluation of local currencies, could nevertheless materially and adversely affect our business, results of operations and financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk—Foreign currency exchange risk.”
We are subject to anti-corruption, anti-bribery, anti-money laundering, economic and trade sanctions and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and materially and adversely affect our business, results of operations and financial condition.
We may be subject to certain economic and trade sanctions laws and regulations, export control and import laws and regulations, including those that are administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant governmental authorities.
We are also subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the United Kingdom Bribery Act 2010, Chapter 9 (sub-chapter 5) and other anti-bribery laws in countries in which we conduct our activities. These laws generally prohibit companies, their employees and third-party intermediaries from authorizing, promising, offering, providing, soliciting or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. In addition, the FCPA’s accounting provisions require us to maintain accurate books and records and a system of internal accounting controls. We have policies, procedures, systems and controls designed to promote compliance with applicable anti-corruption laws.
As we increase the number of countries in which we operate and otherwise increase our sales, we may engage with independent contractors or third-party intermediaries to market our solutions and obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not authorize such activities.

Our counterparties, including advertisers, marketing agencies and digital platforms, may have transactions with individuals in countries that are subject to U.S. economic sanctions laws and regulations administered by OFAC and sanction laws of the E.U. and other applicable jurisdictions, which may prohibit the sale of products or provision of services to embargoed jurisdictions (“Sanctioned Countries”) or sanctioned parties. We have taken steps, including the preparation of risk policies aimed at monitoring anti-money laundering issues and the implementation of know-your customer procedures, to avoid having advertiser customers in Sanctioned Countries and we are taking additional steps to implement various control mechanisms designed to prevent unauthorized dealings with Sanctioned Countries or sanctioned parties going forward. Although we have taken precautions to prevent our solutions from being provided, deployed or used in violation of sanctions laws, we cannot assure you that our policies and procedures relating to sanctions compliance will prevent any violations in the future. If we are found to be in violation of any applicable sanctions regulations, it can result in significant fines or penalties and possible incarceration for responsible employees and managers, as well as reputational harm and loss of business.
Despite our compliance efforts and activities, there can be no assurance that our employees or representatives will comply with the relevant laws and we may be held responsible. Non-compliance with anti-corruption, anti-money laundering, export control, economic and trade sanctions and other trade laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are initiated, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition and results of operations could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In addition, regulatory authorities may seek to hold us liable for successor liability for violations committed by companies in which we invest or that we acquire. As a general matter, enforcement actions and sanctions could materially and adversely affect our business, results of operations and financial condition.
We may be subject to the Economic Substance Regime in the Cayman Islands.
On December 27, 2018, the Cayman Islands published The International Tax Co-operation (Economic Substance) Act (As Revised) and The International Tax Co-operation (Economic Substance) (Prescribed Dates) Regulations (As Revised) (together, the “Initial Act”). The Initial Act was amended by several amendment regulations, which were subsequently consolidated into the International Tax Co-operation (Economic Substance) Act (As Revised) (the “Economic Substance Act”). The Economic Substance Act is supplemented by the issuance of related Guidance on Economic Substance for Geographically Mobile Activities, version 3.1 of which was issued on June 30, 2021. We may be subject to the Economic Substance Act. Given the Economic Substance Act was only recently enacted and our business activities and operations may change from time to time, it is difficult to predict what impact the adoption of the Economic Substance Act could have on us and our subsidiaries. For example, compliance with any applicable obligations may create significant additional costs that may be borne by us or otherwise affect our management and operation. We will continue to consider the implications of the Economic Substance Act on our business activities and operations and reserve the right to adopt such arrangements as we deem necessary or desirable to comply with any applicable requirements.
The Financial Action Task Force has increased monitoring of the Cayman Islands.
In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering practices are under increased monitoring, commonly referred to as the “FATF grey list.” When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. At their October 2021 plenary, the FATF positively recognized the ongoing efforts of the Cayman Islands to improve its anti-money laundering and counter-terrorist financing regime. Despite the progress the Cayman Islands is making on satisfying the final outstanding recommendations, it is still unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company.
Proposed addition of Cayman Islands to EU AML High-Risk Third Countries List
In January 2022, the European Commission (“EC”) indicated its intention to update its list of ’high-risk third countries’ (“EU AML List”) identified as having strategic deficiencies in their anti-money laundering/counter-terrorist financing regimes. The EC noted it is committed to greater alignment with the FATF listing process and the proposed addition of the Cayman Islands to the EU AML List is a direct result of the inclusion of the Cayman Islands on the FATF grey list in February 2021. If so designated by the EC on the EU AML List, it is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for the Company.
Our global operations may subject us to potential adverse tax consequences.
Our corporate structure and associated transfer pricing policies contemplate future growth in global markets and consider the functions, risks and assets of the various entities involved in intercompany transactions. The amount of taxes we pay in different jurisdictions may depend on the application of the tax laws of the various jurisdictions to our global business activities, changes in tax rates, new or revised interpretations of existing tax laws and policies and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. New or revised tax laws may also impact the amount of taxes we pay in different jurisdictions. Furthermore, the tax authorities of jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions or disagree with our determinations as to the income or expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. Our financial statements may fail to reflect adequate reserves to cover such a contingency.
If we fail to promote our name and brands cost-effectively, our ability to expand our advertiser base will be impaired and our financial condition may suffer.
We believe that developing and maintaining awareness of our name and brands in a cost-effective manner is critical to achieving widespread acceptance of our existing services and is an important element in attracting new advertisers and partners. Furthermore, we believe that the importance of name and brand recognition will increase as competition in our market increases. Increasing recognition of our name and a successful promotion of our brands will depend largely on the effectiveness of our marketing efforts and on our ability to deliver valuable solutions for our advertisers and partners. In the past, our efforts have involved significant expenses. Promotional activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our name and brands. If we fail to successfully promote and maintain our name and brands, or incur substantial expenses in an unsuccessful attempt to promote and maintain them, we may fail to attract enough new advertisers or partners or retain our existing advertisers or partners, which could materially and adversely affect our business.
Any negative publicity about us, our services or our management may materially and adversely affect our reputation and business.
We may from time to time receive negative publicity about us, our management or our business. Certain negative publicity may be the result of malicious harassment or unfair competitive acts by third parties. Harm to our reputation and confidence of advertisers, partners and media can also arise for a variety of reasons, including misconduct of our employees or any third-party business partners with whom we conduct business. Our reputation may be materially and adversely affected as a result of any negative publicity, which in turn may cause us to lose market share, advertisers, partners or other business partnerships, which could materially and adversely affect our business.

Our systems and IT infrastructure may be subject to security breaches and other cybersecurity incidents.
We rely on the accuracy, capacity and security of our IT systems, some of which are managed or hosted by third parties, and our business operations may involve the transmission and/or storage of data, including in certain instances counterparties’ and employees’ business and personally identifiable information. Maintaining the security of computers, computer networks and data storage resources is a critical issue for us and our counterparties, as security breaches, including computer viruses and malware, denial of service actions, misappropriation of data and similar events through the internet (including via devices and applications connected to the internet), and through email attachments and persons with access to these information systems could result in vulnerabilities and loss of and/or unauthorized access to confidential information. We have experienced and may in the future face attempts by experienced hackers, cybercriminals or others with authorized access to our systems to misappropriate our proprietary information and technology, interrupt our business and/or gain unauthorized access to confidential information. The reliability and security of our information technology infrastructure and software, and our ability to expand and continually update technologies in response to our changing needs, is critical to our business. To the extent that any disruptions or security breaches result in a loss or damage to our data, it could cause harm to our reputation or brand, potentially impair our advertisers’ access to our advertising inventory portal and could potentially cause operational delays and other detrimental impacts on our operations. This could lead some counterparties to be reluctant to enter into engagements with us in the future. In addition, we could face enforcement actions by governments in the jurisdictions in which we operate, which could result in fines, penalties and/or other liabilities, which may cause us to incur legal fees and costs and/or additional costs associated with responding to the cyberattack. Increased regulation regarding cybersecurity may increase our costs of compliance, including fines and penalties, as well as costs of cybersecurity audits and associated repairs or updates to infrastructure, physical systems or data processing systems. Any of these actions could have a material adverse impact on our business and results of operations. Although we maintain insurance coverage to protect us against some of the risks, those policies may be insufficient to cover all losses or all types of claims that may arise in the event we experience a cybersecurity incident, data breach or disruption, unauthorized access or failure of systems.
We believe we have invested in industry-appropriate protections and monitoring practices for our data and information technology to reduce these risks and continue to monitor our systems on an ongoing basis for compliance with applicable privacy regulations and any current or potential threats. While we have not experienced any material breaches in security in our recent history, there can be no assurance that our efforts will prevent breakdowns or breaches to databases or systems that could have a material adverse effect on our business, financial condition and results of operations or that we will not be subject to enforcement actions or penalties in connection with a failure or alleged failure to comply with applicable laws.
We are subject to new and evolving regulations in respect of protection of personal data, and any failure to comply with these regulations could have a material adverse effect on our business and financial condition.
We are subject to state, foreign and international laws and regulations, as well as contractual obligations, that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. These privacy and data-protection related laws and regulations are evolving, with new or modified laws and regulations proposed and implemented frequently and existing laws and regulations subject to new or different interpretations. In particular, the GDPR, which became effective in 2018, poses increased compliance challenges both for companies operating within the E.U. and non-E.U. companies that administer or process certain personal data of E.U. residents. The entry into force of the GDPR in the European Union also prompted various other countries to begin processes to reform their data protection regimes. Moreover, these regulations may have conflicting and/or inconsistent requirements, and compliance with one data protection regime does not necessarily entail compliance with another data protection regime, and compliance with one data protection regime could potentially create conflicts in compliance with another data protection regime. In particular, we may transfer data across jurisdictions in the ordinary course of our operations, and we may not be able to ensure compliance with all applicable data protection regulations at all times. Any failure to comply with applicable data protection regimes could subject us to significant penalties and negative publicity, which could have a material adverse effect on our business, financial condition, reputation before our advertisers and partners, and results of operations.
We rely on our current understanding of regional regulatory requirements pertaining to the marketing, advertising and promotion of our services, and any material change in such regulations, or a finding that we did not properly understand such regulations, may materially and adversely affect our business, results of operations and financial condition.
Some portions of our business rely extensively on marketing, advertising and promoting our services, requiring us to have an understanding of the local laws and regulations governing our business. If we fail to adequately assess the relevant regulatory regimes or we have relied on inaccurate information or advice, and engage in marketing, advertising or promotional activities that are not permitted, we may be subject to penalties, restricted from engaging in further activities or altogether prohibited from offering our solutions in a particular territory, all or any of which will adversely impact our business, results of operations and financial condition.
Any legal proceedings, investigations or claims against us, including claims resulting from the actions of advertisers or partners, could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.
We are and may in the future become subject to legal proceedings, investigations and claims, including claims that arise in the ordinary course of business, such as claims brought by our advertisers in connection with commercial disputes, claims or investigations brought by regulators or employment claims made by our current or former employees. Additionally, we do not independently control or verify whether the content of the advertisements we deliver or the content published by our partners is legally permitted.
Any litigation, investigation or claim, including as a result of our advertisers’ or partners’ failure to abide by federal, state, local or foreign laws governing their content, privacy practices or digital platforms, as applicable, whether meritorious or not, could harm our reputation, could increase our costs and may divert management’s attention, time and resources, which may in turn harm our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, which could materially and adversely affect our business, results of operations and financial position.
Third parties may access and manipulate our advertisers’ advertisements after they have been placed on digital platforms, which could negatively affect our reputation and that of our advertisers or partners.
We do not control advertisements once they are placed on a digital platform. As a result, we cannot control how third parties interact with advertisements placed by our advertisers. Third parties may manipulate or distort these advertisements and circulate the affected advertisements through a wide variety of media. Any claim brought against us by our advertisers as a result of the dissemination of manipulated or distorted advertisements could materially and adversely affect our business, business prospects and financial condition.
The estimates of our market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at a similar rate, if at all.
The estimates of our market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate. Market opportunity estimates and growth forecasts included in this prospectus, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that affect the calculation of our market opportunity are also subject to change over time.
Our expectations regarding potential future market opportunities are subject to even greater uncertainty. For example, our expectations regarding future market opportunities depend, among other things, on the extent to which we are able to enter into engagements with new partners and enter into new markets. In addition, our expectations regarding future market opportunities are subject to uncertainties.
Expansion in our current markets depends on a number of factors, including the cost, performance and perceived value associated with our services and those of our competitors. Even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to achieve a substantial share of these markets or grow at a similar rate, if at all. Our growth is subject to many risks and uncertainties. Accordingly, the estimates of market opportunity or forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.
Our ability to maintain and protect our proprietary technology and intellectual property rights is limited.
Our ability to maintain our rights over and protect our proprietary technology and other intellectual property, including our trademarks and domain names, is limited. Policing unauthorized use of our know-how, proprietary technology and intellectual property is difficult, costly, time-consuming and may not be effective. Effective intellectual property protection may not be available in every country in which we offer services. If we are unable to protect our proprietary rights (including in particular, the proprietary aspects of Wise.Blue) we may find ourselves at a competitive disadvantage to others who have not incurred the same level of expense, time and effort to create and protect their intellectual property. We also may not be able to acquire or maintain appropriate domain names or trademarks in all countries in which we do business, including obtaining a federal registration for the trademark ALEPH in the United States. Trademark applications and other intellectual property registration applications that we file may not result in issuance of trademark or other intellectual property right. We may not make the necessary trademark applications in a timely manner or at all, which could make us vulnerable to actions from third parties. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. Despite any measures or steps we have taken or may take to protect our intellectual property, we may not be able to prevent third parties from infringing or misappropriating our intellectual property or deter independent development of equivalent or superior intellectual property rights by others. Furthermore, we may be unable to prevent third parties from acquiring and using domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights. We may be unable to prevent third parties from using and registering our trademarks, or trademarks that are similar to, or diminish the value of, our trademark in some countries. Third parties may knowingly or unknowingly infringe our proprietary rights. In addition, third parties may challenge proprietary rights held by us, and our pending and future trademark and patent applications may not be approved. These claims may result in restrictions on our use of our intellectual property or the conduct of our business. Our inability to effectively maintain and protect rights over our proprietary technology and intellectual property could materially and adversely affect our business, financial condition and results of operations.
In the event that we need additional capital in the future to meet our financial obligations and to pursue our business objectives, including through debt financings, uncertainty in the credit markets could affect our ability to obtain additional capital and debt financing on reasonable terms.
While we anticipate that our existing cash and cash equivalents and short-term investments will be sufficient to fund our operations for at least the next twelve months, we may need to raise additional capital to fund operations in the future or to invest in new products, services or markets or to pursue strategic acquisitions. If adequate funds are not available on acceptable terms, we may be unable to fund the expansion of our marketing and sales and research and development efforts, increase working capital, take advantage of acquisition or other opportunities, or adequately respond to competitive pressures, which could seriously harm our business and results of operations. In the event we were to seek debt financing in the future, uncertainty in the credit markets, particularly for borrowers operating in emerging countries, could materially impact our ability to obtain debt financing on reasonable terms. The inability to access debt financing on reasonable terms could materially impact our ability to offer new services, enter into new countries, make acquisitions or materially expand our business in the future. If we incur debt, the debt holders would have rights senior to shareholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common shares. If adequate additional funds are not available, we may be required to delay, reduce the scope of or eliminate material parts of our business strategy, including potential additional acquisitions or development of new technologies.
Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.
Financial accounting standards may change or their interpretation may change. A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change becomes effective. Changes to existing rules or the re-examining of current practices may materially and adversely affect our reported financial results.
Our insurance may not provide adequate levels of coverage against claims or we may be unable to find insurance with sufficient coverage at a reasonable cost.
We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against. Moreover, if we do not make policy payments on a timely basis, we could lose our insurance coverage, or if a loss is incurred that exceeds policy limits, our insurance provider could refuse to cover our claims, which could result in increased costs. If we are unable to make claims on our insurance, then we may be liable for any such claims, which could cause us to incur significant liabilities. Although we believe that we have adequate coverage, if we lose our insurance coverage and are unable to find similar coverage elsewhere or if rates continue to increase, it could result in a material and adverse effect on our business, results of operations and financial condition.
Risks Relating to the Countries in which we Operate
Our international footprint subjects us to significant costs and risks that can adversely affect our business, financial condition and operating results.
Our international footprint subjects us to many challenges associated with supporting a rapidly growing business across many cultures, customs, monetary, legal and regulatory systems and commercial infrastructures. We currently have sales personnel in countries within Europe, Asia Pacific, Africa and Latin America, which are predominantly emerging countries, and we anticipate expanding our international operations in the future, including in the Middle East, Africa and potentially other countries. For the year ended December 31, 2021, 83.2% of our revenues were derived from operations in Europe and Asia Pacific, primarily Slovenia, which accounted for 15.9% of our revenues, 16.2% of our revenues based on customer locations came from the Americas, and 0.6% of our revenues based on customer locations came from Africa. See Note 10 to our Financial Statements for more information on our segments and geographic information.
Our international operations subject us to a variety of additional risks, including:
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significant management, travel, infrastructure and legal compliance costs associated with having multiple international operations;

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long payment and collection cycles;

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potential complications in enforcing contracts and collections;

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increased financial accounting and reporting burdens and complexities;

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concerns regarding negative, unstable or changing economic conditions in the countries and regions where we operate;

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significant administrative costs and risks associated with compliance with local laws and regulations, including relating to privacy and data security;

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regulatory and legal compliance, including with anti-bribery laws, import and export control laws, economic sanctions and other regulatory limitations or obligations on our operations;

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heightened risks of unfair or corrupt business practices and of improper or fraudulent sales arrangements;

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reduced protection of free speech and potential restrictions on access to social media and the internet;

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difficulties in invoicing and collecting in foreign currencies and associated foreign currency exposure;

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difficulties in repatriating or transferring funds from or converting currencies;

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administrative difficulties, costs and expenses related to various local languages, cultures and political nuances;

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varied labor and employment laws, including those relating to termination of employees;

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reduced protection for intellectual property rights in some countries and practical difficulties of enforcing rights abroad; and

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compliance with the laws of numerous foreign taxing jurisdictions, including withholding obligations, and overlapping of different tax regimes.

We may incur significant operating expenses as a result of our international presence and expansion, and it may not be successful. Our international presence also subjects us to the impact of global and regional recessions and economic and political instability, differing regulatory requirements, costs and difficulties in managing a distributed workforce, potentially adverse tax consequences in the United States and abroad and restrictions on the repatriation of funds.
The governments of the countries in which we operate have exercised, and continue to exercise, significant influence over the countries’ economy. This involvement as well as the political and economic conditions in these countries could harm us and the price of our Class A common shares.
We operate in 77 countries. The governments of the countries in which we operate frequently exercise significant influence over such countries’ economies and occasionally make significant changes in policy and regulations. Government actions, policies and regulations have often involved, among other measures, increases or decreases in interest rates, changes in fiscal policies and rates, wage and price controls, foreign exchange controls, blocking access to bank accounts, currency devaluations and capital controls. We have no control over and cannot predict what measures or policies such governments may take in the future. We and the market price of our Class A common shares may be harmed by changes in such governments’ policies, as well as general economic factors, including, without limitation:
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growth or downturn of the economy of the countries in which we operate;

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interest rates and monetary policies;

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exchange rates and currency fluctuations;

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restrictions on capital and funds expatriation;

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inflation;

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liquidity of the domestic capital and lending markets;

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exchange control policies and restrictions on remittances abroad and payments of dividends;

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modifications to laws and regulations, sometimes radical changes, according to political, social and economic interests;

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fiscal policy, monetary policy and changes in tax laws or rates;

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economic, political and social instability, including general strikes, mass demonstrations and civil strikes;

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high levels of unemployment and underemployment;

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labor and social security regulations;

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public health crises, such as the ongoing COVID-19 pandemic;

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limited infrastructure, including access to telecommunications and internet services;

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energy and water shortages and rationing;

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expropriations;

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commodity prices;

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high levels of organized crime activity;

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natural disasters;

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government intervention in the private sector, including through potential nationalization of private enterprises, and

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other political, diplomatic, social and economic developments in or affecting the countries in which we operate.

Uncertainty over whether the governments of the countries in which we operate will implement reforms or changes in policy or regulation affecting these or other factors in the future may affect economic performance and contribute to economic uncertainty in those countries, which may have an adverse effect on our activities and consequently our results of operations. In addition, the political environment of the countries in which we operate have historically influenced, and continues to influence, economic performance in such countries. Political crises have affected and continue to affect the confidence of investors and the general public, which have historically resulted in economic deceleration and heightened volatility in the securities offered by companies with significant operations in those countries. Recent economic instability in a number of the countries in which we operate has contributed to a decline in market confidence in the respective economies as well as to a deteriorating political environment. The occurrence of adverse events that create additional political uncertainty in any of these countries could harm the economy of the countries in which we operate, decrease ad spend and, consequently, our revenues, and could materially and adversely affect our financial condition, results of operations and the price of our Class A common shares.
Developments and the perceptions of risks in emerging countries, the United States and Europe may harm the economies of the countries in which we operate and the price of our Class A common shares.
The market for securities offered by companies like us with significant operations in emerging countries is influenced by economic and market conditions in other similar emerging countries, as well as market conditions in the United States and Europe. To the extent the conditions of the global markets or economy deteriorate, the business of companies like us with significant operations in emerging countries may be harmed. The weakness in the global economy has been marked by, among other adverse factors, lower levels of consumer and corporate confidence, decreased business investment and consumer spending, increased unemployment, reduced income and asset values in many areas, reduction of China’s growth rate, currency volatility and limited availability of credit and access to capital. Developments or economic conditions in emerging countries have at times significantly affected the availability of credit to companies with significant operations in these countries and resulted in considerable outflows of funds from these countries, decreasing the amount of foreign investments.
Crises and political instability in emerging countries, the United States, European countries or other countries, including increased international trade tensions and protectionist policies, could decrease investor demand for our Class A common shares. These developments, as well as potential crises and forms of political instability arising therefrom or any other as of yet unforeseen development, may harm our business and the price of our Class A common shares.
Credit rating downgrading of the countries in which we operate could reduce the trading price of our Class A common shares.
We may be harmed by investors’ perceptions of risks related to sovereign debt credit rating of the countries in which we operate. Rating agencies regularly evaluate those countries and their sovereign credit ratings, which are based on a number of factors, including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the perspective of changes in any of these factors.

Infrastructure and internet connectivity in the countries in which we operate may impact economic growth and materially and adversely affect our business and results of operations.
Our performance depends on the overall health and growth of the countries in which we operate, which is limited by inadequate infrastructure, including potential energy shortages and deficient telecommunication sectors, lack of Internet connectivity and bandwidth, general strikes, the lack of a qualified labor force, and the lack of private and public investments in these areas, which limit productivity and efficiency. Additionally, despite the business continuity and crisis management policies currently in place, travel restrictions or potential impacts on personnel due to the COVID-19 pandemic may disrupt our business and the expansion of our client base. Any of these factors could lead to labor market volatility and generally impact income, purchasing power and consumption levels, which could limit growth and ultimately materially and adversely affect our business and results of operations.
We may have difficulty establishing adequate management, legal and financial controls in some of the countries in which we operate, which difficulties may increase if and as our operations expand globally.
Certain of the countries in which we operate now or may operate in the future have been deficient in U.S.-style local management and internal financial reporting concepts and practices, as well as in modern banking and other control systems. We may have difficulty in hiring and retaining a sufficient number of locally-qualified employees to work in such countries who are capable of satisfying all the obligations of a U.S. public reporting company. As a result of these factors, we may experience difficulty in establishing adequate management, legal and financial controls (including internal controls over financial reporting), collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices in such countries that meet the requirements of U.S. GAAP and the rules and regulations of the SEC as in effect from time to time that are applicable to reporting companies. See also “—Risks Relating to this Offering and Holding our Class A Common Shares—The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”
Risks Relating to this Offering and Holding our Class A Common Shares
There is no existing market for our Class A common shares and we do not know if one will develop. Even if a market does develop, the share price in the market may not exceed the offering price.
Prior to this offering, there has not been a public market for our Class A common shares. If an active trading market does not develop, you may have difficulty selling any of our Class A common shares that you buy. Although we expect that our Class A common shares will trade on the NYSE, we cannot predict the extent to which investor interest in our Company will lead to the development of an active trading market on the NYSE or how liquid that market may become. An active trading market for our Class A common shares may not develop and, even if it does develop, it may not continue upon the completion of this offering and the market price of our Class A common shares may decline below the initial public offering price. The initial public offering price for the Class A common shares will be determined by negotiations between us, the selling shareholders and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our Class A common shares at prices equal to or greater than the price you pay in this offering.
Our dual class capital structure has the effect of concentrating voting control with our Class B shareholders; and this will limit or preclude your ability to influence corporate matters.
Each Class A common share, which are the shares being sold in this offering, will entitle its holder to one vote per share and each Class B common share will entitle its holder to ten votes per share, so long as the total outstanding Class B common shares represent at least       % of the total number of common shares (Class A and Class B) then outstanding. The beneficial owners of all of our Class B common shares are     . See “Principal and Selling Shareholders.” Due to the ten-to-one voting ratio between our Class B and Class A common shares, our Class B shareholders will continue to exercise disproportionate voting power of our common shares and therefore be able to maintain significant influence over matters submitted to our shareholders so long as the total outstanding Class B common shares represent at least       % of the total number of common shares (Class A and Class B) then outstanding, including the election of all of the members of our board of directors and other transactions requiring shareholder approval. In addition, pursuant to our A&R Shareholders’ Agreement, Aleph IMS, Aleph Maradona LP and Akuma will have the right to appoint directors to our board. See “Principal and Selling Shareholders—Existing Shareholders’ Agreement.”
In addition, our Articles of Association provide that at any time when there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to: (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits; (2) a merger, consolidation or other business combination involving the issuance of Class B common shares as full or partial consideration; or (3) an issuance of Class A common shares, whereby holders of the Class B common shares are entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership interests in Aleph (following an offer by Aleph to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in Aleph pursuant to Aleph’s Articles of Association).
Future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions, such as certain transfers effected to permitted transferees or for estate planning or charitable purposes. The conversion of Class B common shares to Class A common shares will have the effect, over time, of increasing the relative voting power of those holders of Class B common shares who retain their shares in the long term. If, for example, one or more of our existing shareholders retain a significant portion of their holding of Class B common shares for an extended period of time, they could, in the future, control a majority of the combined voting power of our outstanding share capital.
In light of the above provisions relating to the issuance of additional Class B common shares, the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles of Association, as well as the ten-to-one voting ratio of our Class B common shares and Class A common shares, holders of our Class B common shares will in many situations continue to maintain disproportionate influence over matters requiring shareholder approval. This concentrated voting interest will limit or preclude your ability to influence corporate matters for the foreseeable future. For a description of our dual class structure, see “Description of Share Capital—Voting Rights.”
Upon completion of this offering, our Class B shareholders will together own      % of our outstanding common shares and control      % of corresponding voting rights, and will have the power, as a group, to elect all of the members of our board of directors, which means that our Class B shareholders, when acting in concert, will have significant influence over matters requiring shareholder approval, and will continue to have substantial control over us, which may limit your ability to influence the outcome of decisions requiring shareholder approval. This concentration of ownership and voting power limits your ability to influence corporate matters.
Upon completion of this offering, our       will together own      % of our outstanding common shares and will control      % of corresponding voting (each before exercise of any over-allotment options). As a result, our Class B shareholders will continue to exercise significant influence over all decisions requiring approval by our shareholders, including the election of all of the members of our board of directors and other transactions requiring shareholder approval. The Class B shareholders may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. They may, when acting in concert, be able to prevent any other shareholders, including you, from blocking any action. As a controlled company, we are eligible to, and, in the event we no longer qualify as a foreign private issuer, we intend to, elect not to comply with certain of the NYSE corporate governance standards, including the requirement that a majority of directors on our board of directors are independent directors. For further information regarding shareholdings in our company, see “Principal and Selling Shareholders”.

As a new investor, you will suffer immediate and substantial dilution as a result of this offering.
The initial public offering price of our Class A common shares is substantially higher than our net tangible book value per share of the outstanding common shares immediately after this offering. Dilution is the amount by which the offering price paid by purchasers of our Class A common shares in this offering will exceed the net tangible book value per common share of our Class A common shares upon completion of this offering. As a result, if you purchase shares in this offering, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities, and any additional financing in the future may cause further dilution to our existing shareholders and there can be no assurance that any future additional financing will be on terms that are favorable to us or our shareholders. At an offering price of U.S.$      per Class A common share, which is the midpoint of the range set forth on the front cover of this prospectus, you will incur immediate and substantial dilution of your investment in the amount of U.S.$      per Class A common share. If the underwriters exercise their option to purchase additional Class A common shares, you will experience further dilution. You may experience additional dilution upon future equity issuances or the exercise of stock options to purchase common shares granted to our directors, officers and employees under our current and future stock incentive plans. See “Dilution.”
Additional share issuances could result in significant dilution to our shareholders.
Further issuances of our Class A common shares or Class B common shares, or the conversion of a substantial number of our Class B common shares, or the perception that these sales or conversions may occur, could depress the market price of our Class A common shares and result in significant dilution for holders of our Class A common shares. Any Class A common shares issued would dilute the percentage ownership held by investors who purchase Class A common shares in this offering.
We will have broad discretion in the use of the net proceeds from this offering.
We currently intend to use the net proceeds from this offering in the manner described in “Use of Proceeds.” However, our board of directors and management will retain broad discretion in the application, and timing of the application, of the net proceeds from this offering and could spend the net proceeds in ways that do not improve our results of operations or enhance the value of our Class A common shares. As such, we may use net proceeds of this offering in ways that an investor may not consider desirable, if our board of directors and management believe such use would be in our best interest. As a result, investors will be relying on the judgment of our board of directors and management for the application of the net proceeds from this offering. There can be no assurance regarding the results of our use of the net proceeds from this offering. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. See “Use of Proceeds.”
The market price of our Class A common shares may be volatile, which could result in substantial losses for you.
The initial public offering price for our Class A common shares will be determined through negotiations between us, the selling shareholders and the representatives of the underwriters.
The market price of our Class A common shares following the offering may fluctuate substantially and may be higher or lower than the initial public offering price. Market prices could be subject to wide fluctuations in response to various factors, many of which are beyond our control and may not be related to our operating or financial performance. These fluctuations could cause you to lose all or part of your investment since you may be unable to sell Class A common shares at or above the price you paid in this offering.
Some of the factors that may cause the market price of our Class A common shares to fluctuate include:
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Actual or forecast fluctuations in revenue or in other operating and financial results;

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variations between our actual operating results and the expectations of securities analysts, investors and the financial community;

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action by securities analysts who begin or continue to cover us, changes in the financial estimates of any securities analysts who follow our company or our failure to meet these estimates or investors’ expectations;

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announcements by us or by our competitors of technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

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negative media coverage or publicity affecting us, whether true or not;

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changes in the operating performance and stock market valuations of digital transformation companies in general, including our competitors;

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fluctuations in the price and volume of the stock market in general, including as a result of trends in the economy as a whole;

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threats of lawsuits and actions brought against us or decided against us;

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developments in the legislation or regulatory action, including interim or final decisions by judicial or regulatory bodies;

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changes in accounting standards, policies, guidelines, interpretations or principles;

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any significant changes to our board of directors or management;

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any security incidents or public reports of security incidents related to us or our sector;

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statements, comments or opinions from public officials that our offerings are or may be illegal, regardless of interim or final decisions of judicial or regulatory bodies; and

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other events or factors, including those resulting from war, terrorist incidents, natural disasters or responses to such events.

If the market for stocks in our industry, or the shares market in general, experiences a loss of investor confidence, the trading price of our Class A common shares could decline for reasons unrelated to our business, financial condition or results of operations. These and other factors may cause the market price and demand for our Class A common shares to fluctuate substantially, which may limit or prevent investors from readily selling their Class A common shares and may otherwise negatively affect the liquidity of our Class A common shares. In the past, when the market price of a share has been volatile, holders of those shares have instituted securities class action litigation against the company that issued the shares. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.
If any of the foregoing occurs, it could cause our share price to fall and may expose us to lawsuits that, even if unsuccessful, could be both costly to defend against and a distraction to management.
Future sales of our Class A common shares, or the perception that such sales may occur, could depress our Class A common share price.
The market price of our Class A common shares may decline as a result of sales of a large number of our Class A common shares in the market after this offering (including Class A common shares issuable upon conversion of Class B common shares) or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
After this offering, we will have        Class A common shares and        Class B common shares outstanding (or Class A common shares and        Class B common shares outstanding if the underwriters’ over-allotment option is exercised in full). Subject to the lock-up agreements described below, the Class A common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our affiliates within the meaning of Rule 144 of the Securities Act.
Our shareholders or entities controlled by them or their permitted transferees will, subject to the lock-up agreements described below, be able to sell their shares in the public market from time to time without registering them, subject to certain limitations on the timing, amount and method of those sales imposed by regulations promulgated by the SEC. If any of our shareholders, the affiliated entities controlled by them or their respective permitted transferees were to sell a large number of their Class A common shares, the market price of our Class A common shares may decline significantly. In addition, the perception in the public markets that sales by them might occur may also cause the trading price of our Class A common shares to decline.
We have agreed with the underwriters, subject to certain exceptions, not to offer, sell or dispose of any shares in our share capital or securities convertible into or exchangeable or exercisable for any shares in our share capital during the 180-day period following the date of this prospectus. Our directors, executive officers and substantially all of our existing shareholders and the selling shareholders have agreed to substantially similar lock-up provisions. However, the prohibitions contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions. See “Underwriting.” Moreover,           may, acting jointly in their sole discretion and without notice, release all or any portion of the shares from the restrictions in any of the lock-up agreements described above. In addition, these lock-up agreements are subject to the exceptions described in “Underwriting,” including the right for our company to issue new shares if we carry out an acquisition or enter into a merger, joint venture or strategic participation.
Sales of a substantial number of our Class A common shares upon expiration of the lock-up agreements, the perception that such sales may occur or early release of these lock-up periods could cause our market price to fall or make it more difficult for you to sell your Class A common shares at a time and price that you deem appropriate.
Our shareholders may face difficulties in protecting their interest because we are a Cayman Islands exempted company.
We are incorporated under the laws of the Cayman Islands. As a result, our corporate affairs are governed by our Articles of Association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less exhaustive body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands.
As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a corporation incorporated in a jurisdiction in the United States, due to the comparatively less prescriptive nature of Cayman Islands law in this area.
While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a court sanctioned reorganization (by way of a scheme of arrangement). This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation (by way of a scheme of arrangement) or to require that the acquirer give you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation that does not take place by way of a scheme of arrangement to apply to the Grand Court of the Cayman Islands for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.
Shareholders of Cayman Islands exempted companies (such as us) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
Subject to limited exceptions, under Cayman Islands law, a minority shareholder may not bring a derivative action against the board of directors. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.
United States civil liability and certain judgments obtained against us in the United States may not be enforceable.
We are a Cayman Islands exempted company and substantially all of our assets and those of our subsidiaries are located outside the U.S. In addition, most of our directors and officers are nonresidents of the U.S., and a substantial portion of the assets of these non-residents are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, certain of our subsidiaries, or our directors and officers or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or certain of our subsidiaries are incorporated or where our or certain of our subsidiaries’ assets are located would enforce judgments of U.S. courts obtained in actions against us or certain of our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws, or would enforce, in original actions, liabilities against us or certain of our subsidiaries based on those laws.
Further, it is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands. Courts of the Cayman Islands may not, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters and was not obtained in a manner which is contrary to the public policy of the Cayman Islands. In addition, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.
The requirements of being a public company may strain our resources, divert managements' attention and affect our ability to attract and retain executive management and qualified board members, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”
This offering will have a significant transformative effect on us. Following the completion of this offering, we will be required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements will be time-consuming and will result in increased costs to us and could have a negative effect on our business, financial condition and results of operations. We historically have operated as a privately-owned company, and we expect to incur significant additional legal, accounting, reporting and other expenses as a result of having publicly traded Class A common shares. We will also incur costs which we have not incurred previously, including, but not limited to, increased directors’ and officers’ insurance, investor relations and various other costs of a public company.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the listing requirements of the NYSE and other applicable securities rules and regulations, including the preparation of a report on the effectiveness of internal controls over financial reporting beginning two years after we become public. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and, if required, improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting to meet this standard, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. See also “—Risks Relating to the Countries in which we Operate—We may have difficulty establishing adequate management, legal and financial controls in some of the countries in which we operate, which difficulties may increase if and as our overseas operations expand.”
Certain of the countries in which we operate historically have been deficient in U.S.-style local management and internal financial reporting concepts and practices, as well as in modern banking and other control systems. We may have difficulty in hiring and retaining a sufficient number of locally-qualified employees to work in such countries who are capable of satisfying all the obligations of a U.S. public reporting company. As a result of these factors, we may experience difficulty in establishing adequate management, legal and financial controls (including internal controls over financial reporting), collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices in such countries that meet U.S. GAAP and the rules and regulations of the SEC as in effect from time to time that are applicable to reporting companies.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join us and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could adversely affect our business and operating results.
We also expect that being a public company and complying with these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation and nominating committee, and qualified executive officers.
As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.
The interests of our management team may be focused on the short-term market price of our Class A common shares, which may not coincide with your interests.
We intend to implement a share-based compensation plan. Once implemented, in addition to the Class B common shares beneficially owned by some of our directors and officers, our directors and officers, among others, will own Class A common shares issued by us and will be beneficiaries under our share option plan. Due to the issuance of share options to members of our management team, a portion of their compensation will be closely tied to our results of operations and, more specifically, to the trading price of our Class A common shares, which may lead such individuals to direct our business and conduct our activities with an emphasis on short-term profit generation. As a result of these factors, the interests of our management team may not coincide with the interests of our other shareholders that have longer-term investment objectives. For additional information on our stock option plan, see “Management—Other Corporate Governance Matters—Compensation of Directors and Officers” and “Management—Other Corporate Governance Matters—Employee Share Incentive Plan” for additional information.
If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Class A common shares.
Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed.
We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations.
Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our Class A common shares.
We previously identified material weaknesses in our internal control over financial reporting. If we fail to maintain an effective system of internal controls over financial reporting in the future, any material weakness in the future could result in loss of investor confidence and adversely affect our business or share price.
Prior to this offering, we were a private company with limited accounting personnel and other resources to address our internal control over financial reporting and procedures. In connection with the preparation of our consolidated financial statements for the year ended December 31, 2020, we identified a number of control deficiencies that in the aggregate comprised a material weakness in our internal control over financial reporting as of December 31, 2020. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected on a timely basis.
These control deficiencies resulted from our lack of sufficient resources with technical knowledge in accounting standards to put effectively designed controls in place, which led to a material weakness in the design and maintenance of effective controls with respect to revenue recognition, employee benefit plans recognition and income tax provision, as well as classification errors in several areas of our consolidated balance sheet, consolidated statement of income and consolidated statements of cash flows data. This material weakness resulted in the restatement of our consolidated financial statements as of December 31, 2020. Accordingly, our management determined that these control deficiencies constituted a material weakness.
We are in the process of implementing measures designed to improve our internal controls over financial reporting and to remediate the control deficiencies that resulted in the material weakness, including performing a risk-assessment process on a regular basis to identify, design, implement and re-evaluate our control activities related to internal control over financial reporting. We cannot assure you that the measures we have taken to date, and the actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weakness in our internal controls over financial reporting or that they will prevent potential future material weaknesses. In addition, neither our management nor our independent registered public accounting firm has performed an evaluation of our internal controls over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been previously required. Had we or our independent registered public accounting firm performed an evaluation of our internal controls over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified. If we are unable to successfully remediate our existing material weakness, or identify and remediate any future material weaknesses, in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected, and consequently, we may be unable to timely file periodic reports in compliance with securities laws and applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our share price may decline as a result.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common shares less attractive to investors.
As an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain temporary exemptions from various reporting requirements, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our Class A common shares less attractive if we rely on these exemptions. If some investors find our Class A common shares less attractive as a result, there may be a less active trading market for our Class A common shares and our share price may be more volatile.
When these exemptions cease to apply, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with the reporting requirements. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.
We will remain an “emerging growth company” until the earliest of: (i) the last day of the first fiscal year (a) following the fifth anniversary of the completion of this offering or (b) in which our annual gross revenues are U.S.$1.07 billion or more; (ii) the date on which we have, during the previous three-year period, issued more than U.S.$1.0 billion in non-convertible debt securities; or (iii) the date on which we are deemed to be a “large accelerated filer,” which will occur as of the end of any fiscal year in which we (x) have an aggregate market value of our Class A common shares held by non-affiliates of U.S.$700 million or more as of the last business day of our most recently completed second fiscal quarter, (y) have been required to file annual reports under the Exchange Act for a period of at least 12 months and (z) have filed at least one annual report pursuant to the Exchange Act.
As a foreign private issuer, we will have different disclosure and other requirements than U.S. domestic registrants.
As a foreign private issuer, we may be subject to different disclosure and other requirements than domestic U.S. registrants. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we intend to rely on exemptions from certain U.S. rules, which will permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants. See “Description of Share Capital—Principal Differences between Cayman Islands and U.S. Corporate Law.”
We will follow Cayman Islands laws and regulations that are applicable to Cayman Islands companies. However, Cayman Islands laws and regulations applicable to Cayman Islands companies do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above.
Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we will be subject to Cayman Islands laws and regulations having substantially the same effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form

6-K disclosing the information which we have made or are required to make public pursuant to Cayman Islands law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.
As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain NYSE corporate governance standards applicable to U.S. issuers, including the requirement that a majority of our board of directors consist of independent directors. This may afford less protection to our shareholders.
The NYSE rules require listed companies to have, among other things, a majority of their board members be independent and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, we are permitted to, and we will, follow home country practice in lieu of the above requirements. See “Description of Share Capital—Principal Differences between Cayman Islands and U.S. Corporate Law.” In addition, as a foreign private issuer, we will be subject to different standards for board diversity as compared to U.S. issuers.
We will be a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements.
Upon completion of this offering,       will continue to control a majority of our combined voting power. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
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the requirement that a majority of its board of directors consist of independent directors;

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the requirement that its director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is comprised entirely of independent directors and that it adopt a written charter or board resolution addressing the nominations process; and

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the requirement that it have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Following this offering, we may choose to rely on all of these exemptions. As a result, we may not have a majority of independent directors, our compensation committee may not consist entirely of independent directors and our directors may not be nominated or selected by independent directors. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE rules.
We may lose our “emerging growth company” status in the future, which could result in significant additional costs and expenses.
Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We would also be exempt from the requirement to obtain an external audit on the effectiveness of internal control over financial reporting provided in Section 404(b) of the Sarbanes-Oxley Act. These exemptions and reduced disclosures in our SEC filings due to our status as a smaller reporting company mean our auditors do not review our internal control over financial reporting and may make it harder for investors to analyze our results of operations and financial prospects. We cannot predict if investors will find our Class A common shares less attractive because we may rely on these exemptions. If some investors find our Class A common shares less attractive as a result, there may be a less active trading market for our Class A common shares and our share prices may be more volatile.
If we lose our status as an “emerging growth company” and as a “smaller reporting company”, we would be required to comply with various additional reporting requirements. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to non-emerging growth companies and non-smaller reporting companies may be significantly higher than the costs we will incur as either an emerging growth company or smaller reporting company.
We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.
In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our Class A common shares must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. If we lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and NYSE rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we will incur as a foreign private issuer.
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our Class A common shares and our trading volume could decline.
The trading market for our Class A common shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us. If no or too few securities or industry analysts commence coverage of us, the trading price for our Class A common shares would likely be negatively affected. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our Class A common shares or publish inaccurate or unfavorable research about our business, the price of our Class A common shares would likely decline. In addition, if our operating results fail to meet the forecast of analysts, the price of our Class A common shares would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A common shares could decrease, which might cause the price of our Class A common shares and trading volume to decline.
Our Articles of Association contain anti-takeover provisions that may discourage a third-party from acquiring us and adversely affect the rights of holders of our Class A common shares.
Our Articles of Association contain certain provisions that could limit the ability of others to acquire control of us, including a provision that grants authority to our board of directors to establish and issue from time to time one or more series of preferred shares without action by our shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series. In addition, our capital structure concentrates ownership of voting rights in the hands of the holders of Class B common shares.
These provisions could have the effect of depriving our shareholders of the opportunity to sell their shares at a premium over the prevailing market price by discouraging third parties from seeking to obtain our control in a tender offer or similar transactions.
We have granted the holders of our Class B common shares preemptive rights to acquire shares that we may sell in the future, which may impair our ability to raise funds.
Under our Articles of Association, the holders of our Class B common shares are entitled to preemptive rights to purchase additional Class B common shares in the event that additional Class A common shares are issued, upon the same economic terms and at the same price, in order to maintain their proportional ownership interests, which will be approximately    % of our outstanding shares, immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares. The exercise by holders of our Class B common shares of their preemptive rights may impair our ability to raise funds, or adversely affect the terms on which we are able to raise funds, as we may not be able to offer to new investors the quantity of our shares that they may desire to purchase.
Furthermore, to the extent that additional Class B common shares are purchased by the holders of Class B common shares as a result of those holders exercising their preemptive rights, the issuance of those additional Class B common shares will dilute the ownership interests of the existing holders of Class A common shares given that these holders are not entitled to preemptive rights. For more information see “Description of Share Capital—Preemptive or Similar Rights.”
Our dual class capital structure means our shares will not be included in certain indices. We cannot predict the impact this may have on our share price.
In 2017, FTSE Russell, S&P Dow Jones and MSCI announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices to exclude companies with multiple classes of common shares from being added to such indices. FTSE Russell announced plans to require new constituents of its indices to have at least five percent of their voting rights in the hands of public stockholders, whereas S&P Dow Jones announced that companies with multiple share classes, such as ours, will not be eligible for inclusion in the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. MSCI also opened public consultations on their treatment of no-vote and multi-class structures and has temporarily barred new multi-class listings from its ACWI Investable Market Index and U.S. Investable Market 2500 Index. We cannot assure you that other stock indices will not take a similar approach to FTSE Russell, S&P Dow Jones and MSCI in the future. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in any of these indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not invest in our shares. It is possible that these policies may depress these valuations compared to those of other similar companies that are included. Exclusion from indices could make our Class A common shares less attractive to investors and, as a result, the market price of our Class A common shares could be adversely affected.
We may need to raise additional capital in the future by issuing securities or may enter into corporate transactions with an effect similar to a merger, which may dilute your interest in our share capital and affect the trading price of our Class A common shares.
We may need to raise additional funds to grow our business and implement our growth strategy through public or private issuances of common shares or securities convertible into, or exchangeable for, our common shares, which may dilute your interest in our share capital or result in a decrease in the market price of our Class A common shares. In addition, we may also enter into mergers or other similar transactions in the future, which may dilute your interest in our share capital or result in a decrease in the market price of our Class A common shares. Any fundraising through the issuance of shares or securities convertible into or exchangeable for shares, or the participation in corporate transactions with an effect similar to a merger, may dilute your interest in our share capital or result in a decrease in the market price of our Class A common shares.

Cautionary statement regarding forward-looking statements
This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate” and “potential,” among others.
Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus. These risks and uncertainties include factors relating to:
•
our ability to adapt to the rapid pace of technological changes in the digital advertising industry;

•
competition in the digital advertising industry;

•
our ability to implement our business strategy;

•
our ability to maintain relationships with our business stakeholders—our partners and advertisers;

•
our ability to access a consistent supply of digital display advertising inventory and expand our access to such inventory;

•
our ability to attract new partner and advertisers;

•
fluctuations in interest, inflation and exchange rates in any of the countries in which we currently, or may in the future, operate;

•
the availability of government authorizations or exemptions on terms and conditions and within periods acceptable to us;

•
our compliance with, and changes to, government laws, regulations and tax matters that currently apply to us;

•
general economic, financial, political, demographic and business conditions in the countries in which we operate and their impact on our business;

•
our ability to manage operations at our current size or manage growth effectively;

•
our ability to successfully expand into new markets;

•
our ability to pursue and successfully carry out strategic acquisitions or investments;

•
our ability to continue attracting and retaining new appropriately-skilled employees;

•
the potential effects of the COVID-19 pandemic and its potential to have an ongoing adverse impact on global, regional and national economies;

•
the interests of our principal shareholders;

•
seasonal fluctuations in advertising activity;

•
our ability to comply with applicable laws and regulations;

•
other factors that may affect our financial condition, liquidity and results of operations; and

•
other risk factors discussed under “Risk Factors.”

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

Use of proceeds
We estimate that the net proceeds from our issuance and sale of                 of our Class A common shares in this offering will be approximately U.S.$      (or U.S$      million if the underwriters exercise in full their option to purchase additional shares solely to cover overallotments, if any), assuming an initial public offering price of U.S.$      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Each U.S.$1.00 increase (decrease) in the assumed initial public offering price of U.S.$      per Class A common share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately U.S.$      , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately U.S.$      million, assuming the assumed initial public offering price stays the same.
We intend to use the net proceeds from this offering for general corporate purposes. As of the date hereof, we do not intend to use net proceeds from this offering for any contemplated acquisition.
We will have broad discretion in allocating the net proceeds from this offering. Although we currently anticipate that we will use the net proceeds from this offering for general corporate purposes, there may be circumstances where we determine in our discretion that a reallocation of such funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including, among others, the factors described under “Risk Factors” in this prospectus. Accordingly, our board of directors and management will have broad discretion in applying the net proceeds from this offering. As a result, an investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the net proceeds. See “Risk Factors—Risks Relating to this Offering and Holding our Class A Common Shares—We will have broad discretion in the use of the net proceeds from this offering.”
Pending determination of the use of the net proceeds from this offering, we intend to invest such net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities. No assurance can be given that we will invest the net proceeds from this offering in a manner that produces income or that does not result in a loss in value.
We will not receive any proceeds from the sale of shares by the selling shareholders.

Dividends and dividend policy
We have not adopted a dividend policy with respect to future distributions of dividends. The payment of dividends in the future will be within the discretion of our board of directors at such times. The amount of any distributions will depend on many factors such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and, where applicable, our shareholders.
On April 1, 2021 and December 27, 2021, we approved and paid dividends to our shareholders of U.S.$8.0 million and U.S.$8.1 million, respectively. See Note 13 to our Financial Statements included elsewhere in this prospectus.
Certain Cayman Islands legal requirements related to dividends
Under the Companies Act and our Articles of Association, a Cayman Islands company may pay a dividend out of either its profit or share premium account, but a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. According to our Articles of Association, dividends can be declared and paid out of funds lawfully available to us, which include the share premium account. Dividends, if any, would be paid in proportion to the number of common shares a shareholder holds. For further information, see “Taxation—Cayman Islands Tax Considerations.”
Additionally, please refer to “Risk Factors—Risks Relating to Our Business and Industry—Our holding company structure makes us dependent on the operations of our subsidiaries” and “Risk Factors—Risks Relating to Our Business and Industry—Exchange controls and other restrictions on the movement of capital out of certain jurisdictions or otherwise affecting our subsidiaries’ ability to pay dividends or make other payments to us could materially and adversely affect our financial condition.” Our ability to pay dividends is directly related to positive and distributable net results from our subsidiaries. We depend on dividend distributions by our subsidiaries, and we may be adversely affected if the performance of our subsidiaries is not positive. If, for any legal reasons due to new laws or bilateral agreements between countries, our subsidiaries are unable to pay dividends to Cayman Islands companies, or if a Cayman Islands company becomes incapable of receiving them, we may not be able to make any dividend payments in the future.

Capitalization
The table below sets forth our capitalization as of December 31, 2021:
•
on an actual basis; and

•
as adjusted, to reflect the issuance and sale of           Class A common shares by us in this offering at the initial public offering price of U.S.$ per Class A common share (the midpoint of the estimated offering price per Class A common share set forth on the cover page of this prospectus), assuming no exercise of the option by the underwriters to purchase additional Class A common shares, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Our total capitalization may be different in the event that we do not allocate the net proceeds of this offering in accordance with the assumption set forth under “Use of Proceeds.”

The following table should be read in conjunction with our Financial Statements included elsewhere in this prospectus and with the information included in “Use of Proceeds,” “Summary Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
	As of December 31, 2021
	Actual	As Adjusted
	(in thousands of U.S.$)
Cash and cash equivalents	113,053
Restricted cash	11,135
Cash, cash equivalents and restricted cash	124,188
Loans payable and other financial liabilities	32,148
Other liabilities with related parties	6,977
Total liabilities	39,125
Shareholders’ equity:
Common stock	20,088
Additional paid-in capital	44,306
Accumulated deficit	(2,991)
Accumulated other comprehensive loss	(6,431)
Total shareholders’ equity attributable to Aleph Group, Inc shareholders	54,972
Non-controlling interests	443
Total shareholders’ equity	55,415
Total capitalization	94,540
On February 6, 2022, we entered into an agreement with Goldman Sachs Lending Partners LLC, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as initial lenders and Citibank, N.A. as administrative agent, to obtain a mid-term syndicated loan of $70 million, with the purpose of financing the acquisition of Connect Ads and for general corporate purposes.
Each U.S.$1.00 increase (decrease) in the assumed initial public offering price of U.S.$      per Class A common share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) our total shareholders’ equity by approximately U.S.$      and our total capitalization by approximately U.S.$      , assuming that the number of Class A common shares offered herein, as set forth on the cover page of this prospectus, remains the same and assuming no exercise of the option to purchase additional Class A common shares, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) our total shareholders’ equity by approximately

U.S.$      and our total capitalization by approximately U.S.$      , assuming that the number of Class A common shares offered herein, as set forth on the cover page of this prospectus, remains the same and assuming no exercise of the option to purchase additional Class A common shares, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Dilution
If you invest in our Class A common shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A common share and the net tangible book value per common share after giving effect to the issuance and sale of new common shares in this offering. Dilution results from the fact that the per common share offering price of the Class A common shares is substantially in excess of the book value per ordinary share attributable to the Class A common shares held by existing shareholders.
Our net tangible book value as of December 31, 2021 was U.S.$(7,306) or U.S.$(0.000036) per common share. Our net tangible book value per common share represents the amount of total assets (excluding goodwill and other intangible assets) less total liabilities and non-controlling interest, divided by 200,884,710,279, the total number of our shares outstanding as of December 31, 2021.
After giving effect to the sale of the Class A common shares offered by us in this offering, and considering an offering price of U.S.$      per Class A common share (the midpoint of the range set forth on the cover of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value estimated as of December 31, 2021 would have been approximately U.S.$      million, representing U.S.$      per common share. This represents an immediate increase in net tangible book value of U.S.$      per common share to existing shareholders and an immediate dilution in net tangible book value of U.S.$      per common share to new investors purchasing Class A common shares in this offering. Dilution for this purpose represents the difference between the price per Class A common share paid by these purchasers and net tangible book value per common share immediately after the completion of this offering.
Because our Class A common shares and Class B common shares have the same dividend and other rights, except for voting, conversion, transfer restrictions and preemptive rights we have counted the Class A common shares and Class B common shares equally for purposes of the dilution calculations below.
The following table illustrates this dilution to new investors purchasing Class A common shares in the offering assuming either no exercise or full exercise by the underwriters of their option to purchase additional Class A common shares.
Actual
Assumed initial public offering price per Class A common share(1)	U.S.$
Net tangible book value per common share at December 31, 2021	U.S.$
Increase in net tangible book value per share attributable to existing shareholders	U.S.$
Pro forma net tangible book value per common share after completion of this offering	U.S.$
Dilution per Class A common share to new investors	U.S.$
Dilution in pro forma net tangible book value per common share attributable to new shareholders	%
(1) The midpoint of the price range set forth on the cover page of this prospectus.
The actual offering price per Class A common share is not based on the pro forma net tangible book value of our common shares, but will be established based through a book building process.
The following table summarizes, on the same pro forma basis at December 31, 2021, the number of common shares acquired from us, the total cash consideration paid and the average price per common share paid to us by our current shareholders and by new investors purchasing Class A common shares in this offering. As the table shows, new investors purchasing shares in this offering will pay an average price per common share substantially higher than our pre-IPO shareholders paid. This information is based on the assumed initial public offering price of U.S.$      per Class A common share, which is the midpoint of the price range per common share set forth on the cover page of this prospectus, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering, and assumes no exercise of the underwriters’ option to purchase additional Class A common shares.
	Shares purchased		Total consideration		Average price per share
	Number	Percentage	Amount	Percentage
Existing holders
New investors in this offering
Total
If the underwriters were to fully exercise their option to purchase additional Class A common shares, the total consideration paid by new shareholders and the average price per Class A common share paid by new shareholders would be U.S.$      million and U.S.$      per Class A common share, respectively, and the percentage of common shares purchased by new shareholders would be    %.
An increase (decrease) of U.S.$1.00 in the assumed initial public offering price of U.S.$      per Class A common share, which is the midpoint of the price range indicated on the cover page of this prospectus, would, after the conclusion of this offering, increase (decrease) (i) the value of our total shareholders’ equity by U.S.$      million and (2) the value of our pro forma net tangible book value per common share to new investors by U.S.$     , assuming that the number of Class A common shares offered herein, as set forth on the cover page of this prospectus, remains the same and assuming no exercise of the option to purchase additional Class A common shares, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Market information
Prior to this offering, there has been no public market for our Class A common shares. We cannot assure that an active trading market will develop for our Class A common shares or that our Class A common shares will trade in the public market subsequent to this offering at or above the initial public offering price.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Set forth below are our (i) unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2021 (the “Unaudited Pro Forma Statement of Income”) and (ii) unaudited pro forma condensed consolidated balance sheet as of December 31, 2021 (the “Unaudited Pro Forma Balance Sheet” and, together with the Unaudited Pro Forma Statement of Income, the “Unaudited Pro Forma Information”).
The Unaudited Pro Forma Information and corresponding explanatory notes have been prepared to illustrate the effect of our acquisition of a controlling interest in Connect Ads, including the exercise of a granted put-option on the remaining non-controlling interest, as further detailed below (hereinafter referred to as the “Transaction”). Although the acquisition of Connect Ads has not yet closed, we consider the transaction to be probable, and have prepared this Unaudited Pro Forma Information accordingly.
The Unaudited Pro Forma Information was prepared to reflect:
•
with respect to the Unaudited Pro Forma Statement of Income, the acquisition of a controlling interest in Connect Ads as if it had occurred on January 1, 2021 and the exercise of the put-option on January 1, 2021;

•
with respect to the Unaudited Pro Forma Balance Sheet, the acquisition of a controlling interest in Connect Ads and the exercise of the put-option on December 31, 2021;

•
the incurrence of debt to finance the acquisition; and

•
the IPO proceeds.

The Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2021 gives effect to the Transaction as if it had occurred on January 1, 2021. The exercise of the put option by A15 is expected to be made on the consummation of this offering, and it was given effect in the Unaudited Pro Forma Condensed Consolidated Statement of Income as if it were exercised on January 1, 2021. In addition, the Unaudited Pro Forma Condensed Consolidated Statement of Income reflects the pro forma effects in the earnings per share as if this offering occurred on January 1, 2021.
The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2021 gives effect to the Transaction as if it had occurred on December 31, 2021. Since the acquisition is expected to be consummated during February 2022, it was not included in Aleph’s historical consolidated balance sheet as of December 31, 2021. The exercise of the put option by A15 is expected to be made on the consummation of this offering, and it was given effect in the Unaudited Pro Forma Condensed Consolidated Balance Sheet as if it were exercised on December 31, 2021. In addition, the Unaudited Pro Forma Condensed Consolidated Balance Sheet reflects the pro forma effects as if this offering occurred on December 31, 2021.
The Unaudited Pro Forma Information has been prepared for illustrative purposes only and does not represent our consolidated results had the Transaction been completed as of the dates indicated above. Specifically, the Unaudited Pro Forma Information does not reflect any cost savings, operating synergies, revenue enhancements or restructuring costs that the combined company may achieve or incur as a result of the Transaction. In addition, the Unaudited Pro Forma Information does not purport to project the future operating results of the combined company. We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances in order to reflect, on a pro forma basis, the impact of the relevant transaction on the historical financial information of the Company. See the notes to the Unaudited Pro Forma Information below for a discussion of assumptions made. The Unaudited Pro Forma Information does not purport to be indicative of our results of operations or financial position had the relevant transaction occurred on the dates indicated above and does not project our results of operations or financial position for any future period or date.
This Unaudited Pro Forma Information was prepared in accordance with Article 11 of Regulation S-X.
The Unaudited Pro Forma Statement of Income and Unaudited Pro Forma Balance Sheet do not include all the information and disclosures required by U.S. GAAP for a complete set of financial statements. You should read the

Unaudited Pro Forma Financial Information set forth below in conjunction with the sections entitled “Summary Financial and Other Information”, “Presentation of Financial and Other Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Additionally, you should read that information in conjunction with our Financial Statements and the Connect Ads Financial Statements, each included elsewhere in this prospectus.
The Unaudited Pro Forma Information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included elsewhere in this prospectus.
Transaction
During the first quarter of 2022 (the exact date, the “Closing Date”), the Company expects to consummate the acquisition of an 86% equity interest in Connect Ads DMCC (“Connect Ads”), a digital media ad group based in the Middle East, from A15 Holding Netherlands BV (“A15”), as seller. The main purpose of this acquisition is to increase our geographic expansion in the Middle East and North Africa (“MENA”) region.
According to the terms established in the Amended SPA, the abovementioned parties agreed that:
•
The Company (through its subsidiary Httpool) will acquire 51% of the issued share capital of Connect Ads, for a purchase price that shall consist of:

◦
Cash consideration in the amount of U.S.$47.4 million; plus,

◦
Cash held in escrow of U.S.$5 million; plus,

◦
Earn Out Amount #1, if applicable (1); plus,

◦
Earn Out Amount #2 (1), if applicable; plus,

◦
Deferred Consideration (2), if applicable.

1.
Earn Out #1 will consist of a cash payment in a maximum amount of U.S.$1.1 million, that Httpool will pay only if Connect Ads does not obtain certain commercial agreements within two years of the Closing Date.

Earn Out #2 will consist of a payment in cash for an amount equal to Connect Ads’ outstanding receivables as of December 31, 2018 and 2019 (as stated in the Amended SPA) in a maximum amount of U.S.$3.7 million if Connect Ads collects such amounts at any time during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, whereby the exact calculation will depend on the actual amount of collected outstanding receivables.
The Company will transfer the U.S.$4.8 million relating to Earn Outs #1 and #2 to an escrow account on the Closing Date.
2.
The Deferred Consideration will consist of a cash payment payable by HHLUK, following the release of all or part of a $20 million escrow amount to the sellers pursuant to the CVC SPA, 18 months after the closing date of the CVC incorporation as a shareholder in the Company. The amount of Deferred Consideration will be equal to the released amount multiplied by 4.4%.

•
We also agreed to purchase 35% of Connect Ads’ issued share capital as a part of a share swap arrangement by issuing A15 4.38% of our share capital (the “Consideration Shares”), subject to certain post-closing adjustments.

•
Pursuant to the stock purchase agreement with CVC, the parties agreed that the share swap arrangement with A15 would not dilute the participation of CVC in the Company. Consequently, new shares of the Company will be issued to CVC at no consideration at the Closing Date. After the issuance of these shares, the interest of A15 in the Company’s share capital will represent 4.4%.
•
In addition, as part of the Amended SPA, we granted an option to A15 (“Put Option”) to require the Company to purchase all of A15’s remaining equity interest in Connect Ads (“Put Option Shares”) subject to the occurrence of one of the following triggering events: (a) a qualifying IPO; (b) a change of control; (c) a change in CEO; (d) the second (2nd) anniversary of the Closing Date; or (e) a Connect Ads change of control. The aggregate consideration for the sale of the Put Option Shares shall be the allotment and issuance by the Company to A15 of new ordinary shares in the share capital of the Company, according to a formula agreed by the parties, representing approximately 2.5% in Aleph’s share capital.

ALEPH GROUP, INC
Unaudited Pro forma Condensed Consolidated Statement of Income for the Connect Ads Acquisition and IPO proceeds, for the year ended December 31, 2021
(in thousands of U.S.$, except shares and per share amounts)
	Historical For the year ended December 31, 2021 Aleph Group, Inc	Historical For the year ended December 31, 2021 Connect Ads	Pro forma Transaction Accounting Adjustments	Note 3 Ref.	IPO Proceeds (m)	Aleph Group, Inc Pro forma
Revenues, net	131,139	36,999	—			168,138
Costs of revenues	(16,480)	(2,288)	—			(18,768)
Selling, general and administrative expenses	(75,364)	(13,421)	(71)	(a)		(88,856)
Depreciation and amortization expense	(2,265)	(136)	(11,136)	(b)		(13,537)
Income from operations	37,030	21,154	(11,207)			46,977
Interest expense, net	(1,057)	254	(2,506)	(c)		(3,309)
Net loss on foreign currency transactions	(1,081)	1,533	—			452
Net income before income tax	34,892	22,941	(13,713)			44,120
Income tax expense	(8,577)	(5,287)	3,601	(d)		(10,263)
Net income	26,315	17,654	(10,112)			33,857
Less: Net income attributable to non-controlling interests	(5,340)	(3,596)	371	(e)		(8,565)
Net income attributable to Aleph Group,Inc Shareholders	20,975	14,058	(9,741)			25,292
Net earnings per share:

	Historical For the year ended December 31, 2021 Aleph Group, Inc	Historical For the year ended December 31, 2021 Connect Ads	Pro forma Transaction Accounting Adjustments	Note 3 Ref.	IPO Proceeds (m)	Aleph Group, Inc Pro forma
Basic earnings per share, attributable to Aleph Group, Inc Shareholders per common share	0.000123	—	—	(f)		0.000135
Diluted earnings per share, attributable to Aleph Group, Inc Shareholders per common share	0.000123	—	—	(f)		0.000135
Weighted average shares outstanding (basic)	169,903,623,436	—	17,666,259,032	(f)		187,569,882,467
Weighted average shares outstanding (diluted)	170,027,566,727	—	17,666,259,032	(f)		187,693,825,758

ALEPH GROUP, INC
Unaudited Pro forma Condensed Consolidated Balance Sheet
for the Connect Ads Acquisition and IPO proceeds, as of December 31, 2021
(in thousands of U.S.$)
	Historical As of December 31, 2021 Aleph Group, Inc	Historical As of December 31, 2021 Connect Ads	Pro forma Transaction Accounting Adjustments	Note 3 Ref.	IPO Proceeds (m)	Aleph Group, Inc Pro forma
ASSETS
Current assets
Cash and cash equivalents	113,053	10,930	—			123,983
Restricted cash	11,135	—	(200)	(l)		10,935
Short-term investments	2,500	—	—			2,500
Accounts receivable and accrued receivables	189,541	89,688	—			279,229
Allowance for credit losses	(7,880)	(10,020)	—			(17,900)
Receivables from related party	—	1,677	—			1,677
Prepaid expenses	2,362	427	—			2,789
Other current assets	7,116	1,467	—			8,583
Total current assets	317,827	94,169	(200)			411,796
Noncurrent assets
Property and equipment, net	1,360	365	—			1,725
Goodwill	41,704	—	126,823	(g)		168,527
Intangible assets, net	20,574	6	109,000	(b)		129,580
Deferred tax assets, net	10,258	1,747	—			12,005
Other assets and deposits	531	—		—		531
Total noncurrent assets	74,427	2,118	235,823			312,368
Total assets	392,254	96,287	235,623			724,164

ALEPH GROUP, INC
Unaudited Pro forma Condensed Consolidated Balance Sheet
for the Connect Ads Acquisition and IPO proceeds, as of December 31, 2021 (continued)
(in thousands of U.S.$)
	Historical December 31, 2021 Aleph Group, Inc	Historical December 31, 2021 Connect Ads	Pro forma Transaction Accounting Adjustments	Note 3 Ref.	IPO Proceeds (m)	Aleph Group, Inc Pro forma
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	244,837	66,533	71	(a)		311,441
Advances from customers	11,110	8,327	—			19,437
Loans payable and other financial liabilities	32,148	5,047	—			37,195
Salaries and social security payable	13,773	1,685	—			15,458
Liabilities with related parties	6,977	6	—			6,983
Income tax payable	6,347	3,210	—			9,557
Other tax payable	15,588	2,458	—			18,046
Other current liabilities	110	—	—			110
Total current liabilities	330,890	87,266	71			418,227
Noncurrent liabilities
Loans payable and other financial liabilities	—	—	55,400	(c)		55,400
Defined benefit pension plans	—	1,503	—			1,503
Deferred tax liability	5,949	23	28,776	(h)		34,748
Total noncurrent liabilities	5,949	1,526	84,176			91,651
Total liabilities	336,839	88,792	84,247			509,878
Shareholders’ equity
Common stock	20,088	46	1,721	(i)	(i)	21,855
Additional Paid-in Capital	44,306	—	132,879	(j)	(j)	177,185
Retained earnings (Accumulated deficit)	(2,991)	6,998	(7,073)	(k)		(3,066)
Accumulated other comprehensive loss	(6,431)	(2,560)	2,560	(k)		(6,431)
Total Shareholders’ equity attributable to controlling interest	54,972	4,484	130,087			189,543
Non-controlling interests	443	3,011	21,289	(e)		24,743
Total equity	55,415	7,495	151,376			214,286
Total Liabilities and Shareholders’ equity	392,254	96,287	235,623			724,164

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information
(In thousands of U.S. dollars, except where otherwise indicated)
Note 1 — Basis of presentation
Our Financial Statements and the Connect Ads Financial Statements were prepared in accordance with U.S. GAAP and are presented in thousands of U.S. Dollars.
The accounting policies used in the preparation of the Unaudited Pro Forma Condensed Consolidated Statement of Income and the Unaudited Pro Forma Balance Sheet are consistent with those described in our Financial Statements.
The Unaudited Pro Forma Statement of Income and the Unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with our Financial Statements and the Connect Ads financial Statements included elsewhere in this prospectus.
The Unaudited Pro Forma Information does not necessarily reflect what the combined company’s results of operations would have been had the acquisition occurred on January 1, 2021. They also may not be useful in predicting the future financial results of operations of the combined company. The actual results of operations may differ significantly from the unaudited pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma adjustments are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in these notes.
Note 2 — Purchase Price Consideration and Preliminary Purchase Price Allocation
The Transaction will be accounted for using the acquisition method of accounting for business combinations. The excess purchase consideration over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. The goodwill arising from the acquisition is expected to be largely attributable to the prospects for significant future earnings due to the expectation of continued growth in the advertising market in the Middle East. Under the acquisition method, our acquisition-related transaction costs, such as, advisory, legal, accounting and other professional fees incurred in the Transaction are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.
The total purchase price consideration and non-controlling interest (“NCI”)in the Transaction is estimated to consist of the following:
(amount in U.S.$ thousands)
Cash	47,400
Cash held in escrow	5,000
Deferred consideration	900
Leakage consideration	400
Earn Out 1	400
Earn Out 2	1,500
Consideration Shares	86,000
Total purchase price consideration	141,600
Fair value of NCI	26,600
Fair value of embedded Put option on NCI	22,048
Total value of NCI	48,648
Total purchase price consideration and NCI	190,248

The total purchase price consideration in the Transaction will be allocated to net tangible and intangible assets acquired based on their estimated fair values as of the acquisition date and the unallocated remaining balance will be recorded as goodwill. The following table sets forth the estimated fair values of assets to be acquired and liabilities to be assumed and the goodwill resulting from the Transaction:
(in thousands of U.S.$)
Assets acquired:
Cash and cash equivalents	10,930
Accounts receivable (net of allowance)	79,668
Other current assets	3,571
Identifiable intangible assets	109,000
Other non-current assets	2,118
Liabilities assumed:
Accounts payable and advances from customers	(74,860)
Loans payable and other financial liabilities	(5,047)
Other current liabilities	(7,359)
Other non-current liabilities	(1,503)
Deferred income tax liability	(28,799)
Non-controlling interest in Connect Ads subsidiary	(24,300)
Total identifiable net assets and NCI	63,419
Goodwill	126,829
Total assets acquired and liabilities assumed	190,248
We expect to amortize the acquired intangible assets over their estimated useful lives of up to ten years.
The Leakage consideration is a mechanism to allow the shareholders of A15 to be compensated for any dividend distributions made prior to the transaction. It was calculated as dividends of U.S.$8.1 million already distributed by Aleph multiplied by 4.6%.
The Earn Out # 1 was calculated at the probability adjusted value of securing a certain contract and discounted back to the present value at a risk-free rate consistent with the anticipated term. The Earn Out #2 of the purchase consideration was calculated at the probability adjusted value of collecting certain receivables and discounted back to the present value at a risk-free rate consistent with the anticipated term.
The value of the put option considers the estimated value of the combined entity (Aleph and Connect Ads) based on an estimated EBITDA multiple, at the estimated percentage of Aleph’s share capital to be issued in favor of the sellers (2.48%).
Below is detailed a description of the methodologies used to value the intangible assets at fair value:
— Tradenames: They are valued using the “Relief of Royalty Method.”
— Digital platforms relationships: They are valued using the “Multi-Period Excess Earnings Method.”
The “Multi-Period Excess Earnings Method” measures economic benefit indirectly by calculating the income attributable to an asset after appropriate returns are paid to complementary assets used in conjunction with the subject asset to produce the earnings associated with the subject asset, commonly referred to as contributory asset charges (CAC). Under this method, the value of the intangible assets is a function of several components, such as:
•
The forecasted revenue and earnings generated by the asset,

•
Expected economic life of the asset,

•
Contributory asset charges, and

•
A discount rate that reflects the level of risk associated with the future earnings attributable to the asset.

As of the date of this prospectus, we have not completed the valuation procedures necessary to finalize the estimated acquisition date fair values of the assets to be acquired and liabilities assumed and the related allocation of purchase price for the Connect Ads acquisition. Accordingly, the values of the assets and liabilities set forth in this Unaudited Pro Forma Information are preliminary. Once we complete our final valuation processes for the acquisition, we may report changes to the value of the assets acquired and liabilities assumed, as well as the amount of goodwill, and those changes could differ materially from what we present here.
Note 3 — Pro forma adjustments
The pro forma adjustments included in the Unaudited Pro Forma Condensed Consolidated Statement of Income and Unaudited Pro Forma Condensed Consolidated Balance Sheet are derived from the estimated preliminary purchase price allocation of the Transaction, the exercise of the put-option granted to the sellers (A15), as well as the relating financing effects from this acquisition and the effects of this offering, and consist mainly of the following:
Unaudited Pro Forma Condensed Consolidated Statement of Income
(a)
Acquisition costs:

Corresponds to the inclusion of acquisition-related costs incurred in the Transaction and not recorded in our historical statement of income, amounting to U.S.$71 thousand, mainly related to advisory, legal, accounting and other professional fees. These costs are non-recurring since we do not expect to incur them in the following 12 months.
(b)
Intangible assets:

Reflects the recognition of incremental intangible assets and related amortization expense, resulting from the intangible assets identified in the Transaction. The adjustment is illustrated in the table below:
Intangible assets	Estimated Fair Value	Estimated Useful Life (in years)	Estimated Pro forma Amortization for the year ended December 31, 2021
	(in thousands of U.S.$)		(in thousands of U.S.$)
Digital platforms relationships	106,000	11	(9,636)
Tradenames	3,000	2	(1,500)
Pro forma original cost	109,000		(11,136)
Historical Amortization Expense			–
Pro forma Adjustment to income statement			(11,136)
Pro forma Adjustment to Balance sheet as of December 31, 2021			109,000

(c)
Loans payable and other financial liabilities:

The Pro Forma Income Statement adjustment includes the pro forma interest relating to the amount from the syndicated loan we expect to use to finance the cash portion of the purchase price paid for the Transaction (which amounts to U.S.$50 million expandable to U.S.$70 million). The Company expects to withdraw U.S.$50 million plus U.S.$2.2 million from the extendable portion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—

Syndicated loan.” The effective interest rate assumed for purposes of preparing this pro forma adjustment is 4.8% for the year ended December 31, 2021 and the resulting pro forma interest amounts to U.S.$2.5 million. A 0.125% increase or decrease in interest rates would have resulted in a change in interest expense of approximately U.S.$0.07 million for the year ended December 31, 2021.
The Unaudited Pro Forma Balance Sheet adjustment corresponds to (i) the amount of the syndicated loan of U.S.$52.2 million, (ii) the Earn-out liability derived from the Transaction measured at fair value amounting to U.S.$1.9 million and (iii) Deferred consideration and Leakage consideration (as explained above) for a total amount of U.S.$1.3 million.
(d)
Income tax:

This adjustment reflects the income tax effect of the pro forma adjustments based on the estimated blended federal and state statutory tax rate in effect during the year ended December 31, 2021 of 26.4%. The pro forma adjustment does not reflect the future effective tax rate impact of potential U.S. taxes on foreign earnings.
(e)
Non-controlling interest (NCI):

Corresponds to the difference between the book value and fair value of the existing NCI recorded in Connect Ads on its subsidiaries that are not wholly owned.
(f)
Earnings per share:

To reflect the assumed impact of the unaudited pro forma adjustments to net earnings per share, basic and diluted. In addition, it also includes the pro forma effects from the estimated issuance of (i) 9,342,774,162 shares of common stock as part of the purchase price consideration (Consideration Shares) and (ii) 5,469,982,499 shares of common stock in exchange of the non-controlling interest in Connect ADS assuming the expected exercising by A15 of the put option on the IPO date, as if it were exercised on January 1, 2021, (iii) 2,853,502,371 shares of common stock in favor of CVC, at no consideration, at the Closing Date, and (iv)    shares to be issued in this offering.
Consolidated balance sheet
(g)
Goodwill:

Estimated amount of goodwill once the purchase price allocation is completed (see Note 2).
(h)
Deferred tax liability:

Corresponds to the unaudited pro forma deferred income tax effects on the pro forma adjustments.
(i)
Common stock:

Reflects the issuance of (i) 9,342,774,162 shares with a par value of U.S.$0.0001 each, that were delivered at the Transaction Closing Date to A15 Holding Netherlands BV (seller), (ii) 5,469,982,499 shares of common stock with a par value of U.S.$0.0001 each, in exchange of the non-controlling interest in Connect Ads assuming the expected exercising by A15 of the put option on the IPO date, as if it were exercised on January 1, 2021, (iii) 2,853,502,371 shares with a par value of U.S.$0.0001 each in favor of CVC, at no consideration, at the Closing Date, and (iv)    shares to be issued in this offering.

(j)
Additional paid-in capital:

Corresponds mainly to the difference between the fair value and the face value of the common stock issued under (1) the Consideration Shares (U.S.$86,000 and U.S.$934, respectively), and (ii) the A15 put option in exchange of the remaining non-controlling interest in CADS ($48,600 and $631, respectively), as explained above. In addition, it reflects the difference between the fair value and the face value of the common stock to be issued in this offering.
(k)
Connect Ads Shareholders’ equity:

The adjustment primarily related to the Connect Ads Shareholders’ equity in order to reflect the consolidated pro forma Shareholders’ equity for Aleph Group, Inc as of December 31, 2021.
(l)
Restricted Cash:

This adjustment corresponds to the pro forma effects of (i) the transfer to an escrow account of the U.S.$4.8 million to be paid as of the Closing Date, relating to the maximum amounts established under the Earn Outs #1 and #2, and (ii) the release of the cash held in escrow of U.S.$5.0 million that was advanced to the Sellers as of December 31, 2021.
(m)
IPO Proceeds:

The Company expects to issue     shares for an amount of U.S.$   .

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read in conjunction with our Financial Statements and the notes thereto, included elsewhere in this prospectus, as well as the information presented under “Presentation of Financial and Other Information”, “Summary Financial and Other Information” and “Unaudited Pro Forma Condensed Consolidated Financial Information”.
The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those expressed or implied in such forward- looking statements as a result of various factors, including those set forth in “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
Overview
Aleph is a leading global enabler of digital advertising, serving as a crucial link at the core of the global digital ecosystem by connecting the largest digital platforms with thousands of advertisers and billions of consumers in emerging and underserved countries.
We have commercial and, in many cases, exclusive agreements with over 25 of the leading digital platforms, including: Twitter, Meta, Microsoft, Snapchat, TikTok, Spotify and Twitch. Through these relationships, we provide digital platforms with a sustainable and scalable way to monetize their advertising inventory in emerging countries at little additional cost and complexity. We combine these relationships with an extensive global footprint and an end-to-end digital advertising solution that enables advertisers in 77 countries to reach close to three billion consumers and maximize their digital advertising potential.
The digital ecosystem is growing rapidly across the world, particularly in emerging countries, as demographic and economic growth is compounded by growing digital penetration and digital advertising knowledge in these regions. However, both digital platforms and advertisers of all sizes across the world struggle to take full advantage of this substantial opportunity in emerging countries. For digital platforms, opening in-house operations in emerging countries requires substantial time and resources, both financially and operationally, that may be better utilized in developed countries. Advertisers in emerging countries, who increasingly seek new ways to reach consumers locally and across the world, often lack access to and expertise in digital platforms, which limits their digital advertising potential and ability to grow their businesses. As a result, digital platforms often under-monetize their audiences and underserve advertisers in emerging countries, failing to capture this opportunity.
We offer an unparalleled end-to-end business solution for both our platforms and advertisers. Our solution spans the spectrum of digital advertising, from sales and product expertise and deeply embedded local market knowledge, to proprietary technology and local and cross-border credit and payments. As an extension of our partners, our value proposition to platforms is simple: quickly and efficiently enhance the monetization of their platform while avoiding the complexity and significant investment required to enter a new market. We provide each of our partners with dedicated, local teams that handle their sales, marketing, customer education, platform onboarding and operations in each of the countries in which we represent them. When representing a platform, we are generally the only third-party authorized to monetize their inventory in specific markets. Typically, advertisers in emerging countries have limited access to large digital platforms and lack local support because the platforms often focus their attention on monetizing in developed countries. As an extension of our partners, and as a result of hiring local, dedicated teams, we have also built an integral financial infrastructure that allows us to handle most financial aspects for our partners and advertisers, including credit analysis, billing, collections, foreign exchanges, local and withholding taxes and payment options. Our scalable business model allows us to take advantage of a virtuous cycle in which every new partner, country and advertiser that we add to our portfolio creates value for all stakeholders, powering the global digital ecosystem.
We believe the growth in global digital advertising is a significant accelerator for our business and that we are uniquely primed to take advantage of this momentum. Economic development, mobile broadband rollouts and fast-paced digital adoption have spurred an ongoing growth in internet and smartphone penetration in emerging countries. Additionally, in response to the increasing number of consumers shifting to online platforms, global digital advertising has grown nearly eleven times the growth of global GDP, growing approximately 18.6% CAGR over the last four years, from U.S.$230.3 billion in 2017 to U.S.$455.3 billion in 2021 according to eMarketer. This has contributed to significant growth in digital advertising spending across the world. According to eMarketer, global digital advertising spending represented 41.0% of the total advertising spending in 2017 and is expected to reach 63.6% in 2022, compared to traditional advertising, which in 2017 represented 59.0% of total advertising spending and is expected to decline to 36.4% in 2022. We estimate our TAM in 2022 to be 17% or U.S.$88.0 billion of this global advertising spend and to grow at 8.6% CAGR to U.S.$113.0 billion in 2025. We envision this growth dynamic will encourage additional leading digital platforms to grow and monetize their user base in emerging countries through us. Considering our scalable business model, position at the core of the digital advertising ecosystem and our extensive geographic coverage — we believe we are well positioned to be their first call.
We believe that we have several competitive advantages that have allowed us to achieve and maintain our market leadership. Our tenure, track record and extensive global footprint allow us to harness superior industry knowledge and serve as a crucial link at the center of the digital advertising ecosystem between digital platforms, advertisers and consumers. Currently, we believe that there may not be any other company with a global footprint across 77 markets and representing more than 25 platforms. We have a founder-led, global management team with deep expertise in the digital domain and are supported by world-class investors who share our vision, including CVC, Twitter, Snap and MercadoLibre, among others. We believe our independent, neutral position within the industry gives us an unparalleled competitive advantage to connect leading digital platform partners to local, regional and global advertisers while creating a strong barrier to entry for any potential competitors.
Since our inception, we have demonstrated the strategic value of our solutions and the ability to expand our coverage in emerging countries and add new partners and advertisers. As of December 31, 2018, we represented 12 partners in 36 countries resulting in 147 total representations. By December 31, 2021, that amount increased by 155.8% to 376 representations for 27 partners across 77 countries. The value we provide to advertisers through our expert local support and end-to-end digital advertising solutions is demonstrated by the growth in our total number of advertisers of 43.6% between December 31, 2019 and December 31, 2020 and 80.4% between December 31, 2020 and December 31, 2021, while achieving a Total Advertising Volume Retention

Rate of 165.3% for the year ended December 31, 2021, excluding recurring and new clients from Ad Dynamo, a South Africa company we acquired on November 30, 2021. See “Summary—History and Development.”
We have identified several attractive growth opportunities that we are well-positioned to execute on as digital penetration continues to expand rapidly across the world. Our five pillars of growth are:
1.
To grow revenue of current partners and advertisers in current countries.

2.
To expand coverage of current partners into new countries.

3.
To add new partners and new advertisers.

4.
To deploy a global solution for small and medium sized businesses to advertise on leading digital platforms.

5.
To expand to new emerging regions organically and through M&A and potentially acquire companies with proprietary technology that may complement our business.

Based on our analysis of information from eMarketer, our Total Advertising Volume grew approximately ten times faster than the broader digital advertising industry in emerging countries in 2020, and grew approximately seven times faster than the broader digital advertising industry in 2021. Furthermore, our Total Advertising Volume for three of our partners increased between 2.3 and 21.4 times faster than their respective advertising revenue growth in 2020.
We believe that our success is reflected by our rapid growth, profitability and strong cash flow generation. We believe that we have grown our business significantly over the past few years and have achieved a significant scale with U.S.$971.8 million in Total Advertising Volume in 2021, compared to a Total Advertising Volume of U.S.$432.7 million in 2020. Our net revenue was U.S.$131.1 million in 2021, representing a growth rate of 86.6% over U.S.$70.3 million in 2020. We generated an Adjusted EBITDA of U.S.$48.8 million in 2021, representing a growth rate of 143.6% over U.S.$20.0 million in 2020.
Our business model
We generate revenue by representing our partners in various countries around the world and monetizing the digital advertising inventory on their platforms. We enter into commercial agreements with our partners, in many cases on an exclusive basis, pursuant to which they grant us rights to represent their business in certain countries. We then offer advertisers in those countries optimized digital display advertising inventory—that is, digital display advertising inventory on our partners’ digital platforms together with a suite of consultancy and related services. At the end of the month, we send our advertisers an invoice for the amount of digital advertising inventory delivered during that month. We then pay our partners for this inventory and receive our commissions, which are a variable, tiered percentage of total advertising sales that increases with advertiser spend. See “—Components of Our Results of Operations—Revenues, net.”
Key business metrics
Our management regularly reviews the following key metrics, in addition to net income, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions:
	Year ended December 31,
	2021	2020
	(in thousands of U.S.$)
Total advertising volume	971,821	432,730
Revenues, net	131,139	70,272
Adjusted EBITDA(1)	48,844	20,049
Pro Forma Adjusted EBITDA(2)	70,134	—
Net income	26,315	2,207

(1)
For information on how we define Adjusted EBITDA and for a reconciliation of Adjusted EBITDA to our net income, see “Presentation of Financial and Other Information—Special Note Regarding Adjusted EBITDA and Pro Forma Adjusted EBITDA.”

(2)
For information on how we define Pro Forma Adjusted EBITDA and for a reconciliation of Pro Forma Adjusted EBITDA to our pro forma net income, see “Presentation of Financial and Other Information—Special Note Regarding Adjusted EBITDA and Pro Forma Adjusted EBITDA.”

Net income
Our net income is income from our operations net of net loss on foreign currency transactions, interest expense, net and income tax expense.
Total Advertising Volume
We define Total Advertising Volume as the total amount of digital advertising inventory purchased by our customers through us on our partners’ platforms. For more information on Total Advertising Volume, see “Presentation of Financial and Other Information—Total Advertising Volume.”
Revenues, net
Our revenues, net consist primarily of revenue from (i) representation, under which we generate revenue by representing our partners in various countries around the world and monetizing the digital advertising inventory on their digital platforms, and (ii) white label and cross channel services, from which we generate revenue by acting as an intermediary between advertisers and agencies offering digital advertising inventory on a wider array of advertising platforms. Representation accounts for substantially all of our revenues. For more information on revenues, net see “—Components of our results of operations—Revenues, net” below.
Adjusted EBITDA and Pro forma Adjusted EBITDA
We define Adjusted EBITDA as net income before depreciation and amortization expense, interest expense, loss on foreign currency transactions, income tax expense, expenses related to our LTIP, tax expenses related to the Akuma Flip-Up, expenses related to the IPO process (not capitalized) and expenses related to the acquisition of a business and stock compensation. Pro Forma Adjusted EBITDA is calculated on the same basis, but using our pro forma results of operations reflecting the acquisition of Connect Ads. For a reconciliation of our Adjusted EBITDA and Pro forma Adjusted EBITDA to our net income and pro forma net income, respectively, see “Presentation of Financial and Other Information—Special Note Regarding Adjusted EBITDA and Pro forma Adjusted EBITDA.”
Adjusted EBITDA is included in this prospectus because it is a key metric used by management and our board of directors to assess our financial performance. Adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies. Management believes that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate directly to the performance of the underlying business. Pro Forma Adjusted EBITDA is presented for the year ended December 31, 2021 to show the pro forma effect of the acquisition of Connect Ads on our Adjusted EBITDA.
Adjusted EBITDA and Pro Forma Adjusted EBITDA are not U.S. GAAP measures of our financial performance or liquidity and should not be considered as alternatives to net income as a measure of financial performance, as alternatives to cash flows from operations as a measure of liquidity, or as alternatives to any other performance measure derived in accordance with U.S. GAAP. Neither Adjusted EBITDA nor Pro Forma Adjusted EBITDA should be construed as an inference that our future results will be unaffected by unusual or other items. Additionally, these metrics are not intended to be a measure of free cash flow for management’s discretionary use, as they do not reflect our tax payments and certain other cash costs that may recur in the future, including, among other things, cash requirements for costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on our U.S. GAAP results in addition to using Adjusted EBITDA and, currently, Pro Forma Adjusted EBITDA, as supplemental measures. Our measures of Adjusted EBITDA and Pro Forma Adjusted EBITDA are not necessarily comparable to the similarly titled captions of other companies due to different methods of calculation.

Key factors affecting our performance
Our operating and business performance is driven by various factors that affect the global economy and the economies in which we operate, trends affecting the digital advertising industry and the specific markets and advertiser base that we target. The following key factors may affect our future performance.
Growth of Total Advertising Volume
Our future revenue growth depends on our ability to maintain and increase our Total Advertising Volume. Our Total Advertising Volume depends largely on the amount and price of the digital advertising inventory that we are able to place with our advertisers.
The amount of digital advertising inventory used by our advertisers is a function of the amount that is made available to us by our partners and our ability to place that inventory with our advertisers. As noted under “—Growth and retention of digital platform inventory” below, maintaining and growing our inventory depends on our ability to, among other things, strengthen relationships with our existing partners and to add partnerships in new markets. Our ability to, in turn, place that digital advertising inventory with our advertisers depends on our ability to maintain and grow our advertiser spend and to offer our advertisers new products and services. See “—Growth and retention of partner spend” and “—Growth of emerging and new product offerings” below.
The price of digital advertising inventory is set by each of our partners and is primarily a product of market supply and demand. Price may vary based on several factors, including advertisement format, audience segmentation, demand and seasonality.
Inventory and digital advertising spending have generally increased over the last several years in the markets in which we operate. For example, according to eMarketer, Meta grew its user base to 2.05 billion users in 2021, up 5.12% over 2020, and the majority of its user base growth came from emerging countries in the Middle East, Africa and Asia Pacific.
Growth and retention of digital platform inventory
Our future revenue growth depends upon our ability to:
•
Retain relationships with our existing partners.   Our partners include some of the largest and most prestigious digital media groups in the world, and retaining them is essential for us to maintain our available digital advertising inventory and to continue to attract advertiser spend.

•
Grow the volume of available digital advertising inventory.   In order to increase our revenue, we will need to maintain and increase the inventory available from our partners. We believe we will be able to grow this inventory, in particular, as consumers increase their consumption of digital content.

•
Pursue opportunities with new partners and in new markets.   We believe we have the highest share of digital media premium publishers in the industry due to our representation of the leading partners in many markets around the world. We intend to grow this share by pursuing opportunities with new partners and in new markets, especially in emerging countries.

The following graph shows the growth in the number of countries in which we represented our top partners, both during the year in which we were first engaged and as of December 31, 2021.

Retention and growth of advertiser spend
Our growth is driven by retaining and increasing our share of spend per advertiser and engaging new advertisers. We work with a variety of advertisers across the world, ranging from SMBs to large enterprises. Our partners’ platforms attract a wide range of potential advertisers looking to promote their businesses to new audiences on social, gaming, entertainment and other digital platforms. In 2021, we served over 12,900 advertisers, a significant increase from the 7,152 advertisers served in 2020. Our ability to effectively activate, launch and manage end-to-end digital campaigns for advertisers on our partners’ platforms has expanded our relationships with advertisers over time. This is evidenced by our advertiser Total Advertising Volume Retention Rate of 165.3% for the year ended December 31, 2021, excluding recurring and new clients from Ad Dynamo. We believe that our high retention rates are the result of our expert local support and our end-to-end digital advertisement solutions, which often yield strong returns for our advertisers and, in turn, encourage advertisers to increase their engagement and average spend with us.
Successful international expansion through mergers and acquisitions
We operate in 77 countries through a network over 50 offices in key countries in Europe, Latin America, Asia Pacific and Africa. We intend to further expand our operations in the countries in which we operate in the coming years, as well as commence operations in new countries. For each new country where we seek to establish a presence, we focus on understanding the demand in the local market and invest in hiring local talent to develop partnerships with local advertisers and advertising agencies. Our growth and the success of our initiatives in newer markets will depend on our ability to effectively educate the market on how to advertise on our partners’ platforms and capture advertising dollars.
A key strategy to accelerate our expansion in new markets is to identify and target established companies with similar business models within markets where we are not currently present. We intend to continue pursuing investments and acquisitions that can help us tap into new geographies and take advantage of their current infrastructure and local expertise. For example, we recently expanded into Africa through our acquisition of Ad Dynamo and intend to expand into the Middle East through our acquisition of Connect Ads. See “Summary—History and Development” and “Summary—Recent Developments—Definitive agreement to acquire Connect Ads.”

Ability to respond to industry trends
Our revenue depends on our ability to respond to shifts in industry trends. We have been proactive in addressing privacy issues, including by adapting to GDPR, and believe we have been a first mover in developing alternative solutions that not only allow for targeting and tracking without third-party cookies but also doing so without the need to individually identify users. Our ability to respond to industry trends allows us to retain our relationships with our partners and advertises and to attract partners and advertisers from competitors that fail to make this transition.
Development of proprietary technology solutions
A key strategy to retain and attract new advertisers is to develop proprietary and exclusive technology solutions that maximize the results of our advertisers’ campaigns. Wise.Blue, one of our proprietary technology solutions, has enabled us to attract a growing number of performance advertisers. Wise.Blue delivers comprehensive Twitter ads solutions that enable our advertisers to significantly increase their return on ad spend while decreasing their cost-per-installs and cost-per-actions. In the past few years, we have seen a new wave of performance-driven advertisers use our technological solutions to test out our partners’ platforms. We have also created an all-in-one self-service platform, which is currently in its early stages and we believe will make online advertising accessible to millions of SMB advertisers. We believe the trend towards modern digital advertising technology will continue to grow at a rapid rate because it has generated strong ROI for our advertisers. We intend to continue enhancing and developing technology solutions that can help advertisers maximize the effectiveness of their digital advertising.
Seasonality
Companies in the advertising industry commonly experience seasonal fluctuations in revenue. For example, many advertisers allocate the largest portion of their budgets to the fourth quarter of the year in order to coincide with increased holiday purchasing. Historically, the fourth quarter of the year reflects our highest level of advertising activity, and the first quarter reflects the lowest level. We expect our revenue to continue to fluctuate based on seasonal factors that affect the advertising digital industry as a whole.
The COVID-19 pandemic
On March 11, 2020, the COVID-19 outbreak was declared by the World Health Organization to be a global pandemic, highlighting the health risks of the disease. In the following weeks, global restrictions, including stay at home and similar orders, were implemented in a significant number of regions in which we operate. In response, advertiser demand for digital advertising space decreased in the second quarter of 2020 but improved steadily through the last half of the second quarter and continued to improve throughout the second half of 2020 and steadily increased through 2021.
In this context and following regulatory requirements published by governments in the countries in which we operate, we activated a response program in order to minimize the impact of the COVID-19 pandemic. This response program included a number of measures to reduce discretionary spending, including, for example, restrictions on travel, hiring freezes for non-essential positions, and suspension of all non-critical spending. In addition, we temporarily reduced the salaries of our executive leadership team and of employees of certain of our South America subsidiaries. We also applied to several relief programs available in the countries where we operate. In a number of countries in which we operate, we were able to defer certain tax obligations, including in the U.S. where, pursuant to the CARES Act, we were able to defer the remittance of the employer portion of social security tax and to obtain a Payment Protection Program loan, which was forgiven in March of 2021. See Notes 22 and 23 to our Financial Statements for more information on the relief programs and governmental aid in response to the COVID-19 pandemic.
The COVID-19 pandemic has had a limited impact on our financial position and results of operations. Moreover, the pandemic has not had an adverse impact on our capital and financial resources or our overall liquidity position, as we have not historically relied on material third-party financing or revolving credit to fund our operations, and our cash from operations has been consistent and has even increased during the COVID-19 pandemic with the increased use of digital media. As we do not have significant investments in property or other tangible, fixed assets, our assets have also not been adversely affected.
The ultimate extent to which the COVID-19 pandemic impacts our business, financial condition and results of operations will depend on future developments, which are highly uncertain, difficult to predict, and subject to change. These include, but are not limited to, the duration, scope, severity, and geographic spread of the outbreak, its impact on the global economy, actions taken to contain or limit the impact of COVID-19 (such as the availability of effective vaccines or treatments), geographic variation in how countries and states are handling the pandemic, the appearance of new variants of the virus, and how quickly and to what extent normal economic and operating conditions may potentially resume. As of the date of this prospectus, we cannot predict the full extent of the impact of COVID-19 going forward.
Our business segments
We have one reporting segment, which is advertising in digital media and marketing services, and reflects the results of our three operating segments: (i) America, (ii) Europe and Asia Pacific, and (iii) Africa.
Components of our results of operations
The following is a summary of the principal line items comprising our consolidated statement of income:
Revenues, net
Our revenues, net consist primarily of revenue from (i) representation, which accounts for substantially all of our revenues, and (ii) white label / cross channel services.
Representation
We generate revenue by representing our partners in various countries around the world and monetizing the digital advertising space on their digital platforms. We enter into commercial agreements with our partners pursuant to which they grant us rights to represent their business in various countries.
The majority of our advertisers purchase digital advertising space from us directly. In order to secure inventory on our partners’ platforms, in most cases we grant our advertisers access to a portal where they can submit and track their advertisements as well as monitor their advertising budget and expenses. Digital advertising space purchased by our advertisers is purchased through their accounts and under our name. The price for this space is determined using either auction-based pricing—a real-time auction process where the price for space is determined by supply and demand at that moment—or fixed pricing. We have a line of credit with each of our partners, which allows us to place large orders for digital advertising space without needing to pay for the digital advertising inventory upfront, which allows us to better manage our operating cash flows.
At the end of the month, we send our advertisers an invoice for the amount of digital advertising space delivered during that month. In certain markets, sales are subject to volume-based discounts, special promotional rates and/or commissions to the agencies acting on our advertisers’ behalf (collectively, “Discounts”). These amounts are deducted from the amount that we invoice at the end of the month. The aggregate amount that we invoice all of our advertisers during that month is our Total Advertising Volume. Every month we receive invoices from our partners for the digital display advertising inventory delivered to our advertisers during that month, which we pay within an average of 68 days. The amount of that invoice depends on whether we operate under a “commission” or “revenue share” model with our partner:
•
Commission Model.   Under the commission model, we pay each partner the full amount for all of the digital advertising space delivered to our advertisers during that period. The digital platform then pays us our corresponding commission, which is a percentage of our Total Advertising Volume for that period. For the years ended December 31, 2021 and 2020, we received 83% and 74% of our representation Total Advertising Volume under the commission model, respectively.

•
Revenue Share Model.   Under the revenue share model, we pay our partner their respective percentage of the digital advertising space delivered to our advertisers during that period. Unlike the commission model, where we transfer the Total Advertising Volume to our partners, under the revenue share model we pay our partners a percentage of our Total Advertising Volume for that period that already deducts our commission. For the years ended December 31, 2021 and 2020, we received 14% and 19% of our Total Advertising Volume under the representation revenue share model, respectively. Over the years, our contractual revenue share percentages have generally remained stable across our partners. For example, the contractual revenue share of two of our top partners has not materially changed over the last four years, even as we have added new markets. We believe that our partners are aligned with the revenue share model and we are not currently in discussions with any partner to materially change our contractual revenue share percentages.

Our commissions are generally calculated based on a variable, tiered percentage of total advertising sales that increases with advertiser spend. In most cases, Discounts are absorbed by our partners and are not deducted from our commissions.
Although we invoice the majority of our advertisers directly, our arrangements with certain digital platforms permit advertisers to place their advertisements straight onto their digital platforms. Under these arrangements, we receive a commission for referral services from our partners.
The commissions we receive, whether from direct contracts with advertisers or referrals, or under the commission model or revenue share model, are our representation revenue.
As added value, we offer a suite of advisory, creative and optimization services. We currently do not charge additional fees to our advertisers for these services.
Revenues, net from representing our partners accounts for 93.2% and 88.0% of our revenues, net for the years ended December 31, 2021 and 2020, respectively.
White label / cross channel services
We generate revenue from our white label / cross channel services by acting as an intermediary between advertisers and agencies offering digital advertising space on a wider array of advertising platforms, including digital, television and print advertising. As part of these services, we implement and execute media plans prepared by our advertisers by coordinating specific advertisement purchases, as well as by monitoring and optimizing plans on their behalf. White label / cross channel services account for 3.5% and 8.7% of our revenues, net for the years ended December 31, 2021 and 2020, respectively.
Costs of revenues
Costs of revenues consists primarily of personnel costs, including salaries, bonuses, and employee benefits for our operating personnel, as well as amounts paid to our third-party providers for their creative services.
Selling, general and administrative expenses
Selling, general and administrative expenses consist primarily of salaries and social security taxes, professional fees, expected credit losses, sales commissions, office expenses, rent, sales and marketing expenses, technology, other taxes and other expenses as described below:
•
Salaries and social security taxes:   consists primarily of personnel costs, including salaries, bonuses and employee benefits for our sales, marketing, management, finance, legal, human resources and other administrative personnel.

•
Professional fees:   consists of accounting, financial, marketing and legal professional service fees payable to third party agencies or companies.

•
Expected credit losses:   the net charges in our allowance for credit losses related to invoices we do not expect to be settled by our advertisers or other counterparties.

•
Sales commissions:   consists of sales commissions paid to our sales and operating personnel.

•
Office expenses:   consists of expenses related to running our offices, including travel expenses, and excluding rent.

•
Rent:   consists of office rent and related expenses.

•
Travel and marketing expenses:   expenses incurred to conduct our sales and marketing activities, excluding personnel costs.

•
Technology:   consists of amounts spent to acquire or improve our technology equipment, software licenses and internet expenses.

•
Other taxes:   consists of tax penalties and others.

•
Other expenses:   consists of general administrative expenses, bank fees and other non-deductible expenses.

We expect to incur additional selling, general and administrative expenses in connection with our transition to being a public company, including increased legal and accounting fees, investor relations costs and compliance costs associated with developing the requisite infrastructure required for internal controls. As a result, we expect selling, general and administrative expenses to increase in future periods.
Depreciation and amortization expense
Depreciation and amortization expense relates to the consumption of our property and equipment, which consists of computer equipment, furniture and fixtures and leasehold improvements, and the amortization of our intangible assets mainly related to customer relationships, software and partnerships.
Interest expense, net
Interest expense, net consists of interest accrued on amounts drawn under our lines of credit and other financial liabilities.
Net loss on foreign currency transactions
Our functional and reporting currency is the U.S. dollar. Most of our subsidiaries have a functional currency—the currency in which their activities are primarily conducted—other than the U.S. dollar. Our subsidiaries’ (i) monetary assets and liabilities are translated to U.S. dollars at the exchange rates applicable at the end of the year, (ii) non-monetary assets and liabilities are translated at the exchange rate applicable for each transaction and (iii) revenues and expenses are translated at the monthly average exchange rates during the year. Adjustments that result from our translation are reported as other comprehensive income (loss) in our consolidated statement of comprehensive income. All other foreign currency transaction gains and losses are included in our statement of income. Our net loss on foreign currency transactions is primarily related to fluctuations between each subsidiary’s functional currency, the Euro, Russian ruble and Brazilian real.
Income tax expense
Income tax expense includes current and deferred tax on net income, including withholding tax. We are subject to income taxes in various jurisdictions. Subsidiaries in Slovenia, Latvia and the United States, the three countries that contributed the greatest amount to our revenue during 2021, were subject to a tax rate of 19%, 20% and 21%, respectively, for the years ended December 31, 2021 and 2020. Significant judgment is required in determining the worldwide provision for income taxes. Our consolidated tax expense is affected by the mix of our taxable income among various jurisdictions and certain non-deductible expenses, among others.

Comparison of results of operations for the years ended December 31, 2021 and 2020
The following table sets forth our consolidated statement of income for the years ended December 31, 2021 and 2020:
	Year ended December 31,		Change
	2021	2020	U.S.$	%
	(in thousands of U.S.$ except for per share amounts)
Revenues, net	131,139	70,272	60,867	86.6%
Costs of revenues	(16,480)	(13,579)	2,901	21.4%
Selling, general and administrative expenses	(75,364)	(37,052)	38,312	103.4%
Depreciation and amortization expense	(2,265)	(1,978)	287	14.5%
Income from operations	37,030	17,663	19,367	109.6%
Interest expense, net	(1,057)	(736)	321	43.6%
Net loss on foreign currency transactions	(1,081)	(7,405)	(6,324)	(85.4%)
Net income before income tax	34,892	9,522	25,370	266.4%
Income tax expense	(8,577)	(7,315)	1,262	17.3%
Net income	26,315	2,207	24,108	1,092.3%
Less: Net income attributable to non-controlling interests	(5,340)	(5,258)	82	1.6%
Net income (loss) attributable to Aleph Group, Inc Shareholders	20,975	(3,051)	24,026	787.5%
Net earnings (loss) per share:
Basic earnings (loss) per share, attributable to shareholders per common share(1)(2)	0.00	(0.00)
Diluted earnings (loss) per share, attributable to shareholders per common share(2)	0.00	(0.00)
(1)   Basic earnings (loss) per share is computed by dividing the net income attributable to controlling interests by the weighted average number of common shares outstanding during the relevant year.
(2)  Basic earnings (loss) per share, attributable to shareholders per common share and diluted loss per share, attributable to shareholders per common share equaled 0.000123 and 0.000021 for the years ended December 31, 2021 and 2020, respectively.
Revenues, net
	Year ended December 31,		Change
	2021	2020	U.S.$	%
	(in thousands of U.S.$)
Representation	122,220	61,829	60,391	97.7%
White label / cross channel services	4,636	6,094	(1,458)	(23.9)%
Others	4,283	2,349	1,934	82.3%
Total Revenues, net	131,139	70,272	60,867	86.6%
Revenues, net increased by U.S.$60.9 million, or 86.6%, in the year ended December 31, 2021 compared to the prior year. This increase was primarily due to a U.S.$60.4 million, or 97.7%, increase in representation revenue in the year ended December 31, 2021 compared to the prior year. This increase was primarily attributable to the growth in revenues from existing customers and to the expansion of our business, including an expansion into 6 new markets, a 16% increase in partnerships and a 80.4% increase in number of advertisers, resulting in a 124.6% increase in Total Advertising Volume in 2021.
This increase in revenues, net was partially offset by a decrease of U.S.$1.5 million, or 23.9%, in white label / cross channel services.

Our revenues, net from Europe and Asia-Pacific increased U.S.$52.5 million, or 92.8%, in the year ended December 31, 2021 due to the expansion of our business into new markets. In addition, our revenues, net from the Americas increased U.S.$7.6 million, or 55.4%, in the year ended December 31, 2021 mainly due to the increased revenues received from new partnerships.
Costs of revenues
	Year ended December 31,		Change
	2021	2020	U.S.$	%
	(in thousands of U.S.$)
Costs of revenues	16,480	13,579	2,901	21.4%
Costs of revenues increased by U.S.$2.9 million, or 21.4%, in the year ended December 31, 2021 compared to the prior year. This increase was primarily due to the increase of salaries and wages, including as a result of a 61.7% increase in full-time employees in 2021.
Selling, general and administrative expenses
	Year ended December 31,		Change
	2021	2020	U.S.$	%
	(in thousands of U.S.$)
Salaries and social security taxes	35,585	17,387	18,198	104.7%
Professional fees	13,282	4,433	8,849	199.6%
Expected credit losses	3,881	3,937	(56)	(1.4%)
Sales commissions	6,292	3,059	3,233	105.7%
Office expenses	2,555	1,568	987	62.9%
Rent	1,762	1,531	231	15.1%
Travel and marketing expenses	3,230	1,181	2,049	173.5%
Technology	1,372	655	717	109.5%
Other taxes	5,493	2,170	3,323	153.1%
Other expenses	1,912	1,132	781	69.1%
Total selling, general and administrative expenses	75,364	37,052	38,312	103.4%
Selling, general and administrative expenses increased by U.S.$38.3 million, or 103.4%, in the year ended December 31, 2021 compared to the prior year. This increase was primarily due to:
•
a U.S.$18.2 million, or 104.7%, increase in salaries and social security taxes in the year ended December 31, 2021 compared to the prior year. This increase was primarily due to an increase in full-time employees in 2021 and the expansion of our finance, administrative and legal areas in preparation for our potential IPO, and an increase in our contributions to our LTI program as a result of our business and administrative expansions.

•
a U.S.$8.8 million, or 199.6%, increase in professional fees in the year ended December 31, 2021 compared to the prior year. This increase was mainly due to an increase in third party consulting fees to help support growth in our Europe and Asia Pacific region and to professional fees incurred in 2021 in preparation for our potential IPO.

•
a U.S.$3.2 million, of 105.7%, increase in sales commissions in the year ended December 31, 2021 compared to the prior year. This increase was primarily due to sales commissions payable on the additional revenue in 2021.

•
a U.S.$2.0 million, or 173.5%, increase in travel and marketing expenses in the year ended December 31, 2021 compared to the prior year. This increase was primarily due to the representation expenses incurred in new markets during the year.

•
a U.S.$3.3 million, or 153.1%, increase in other taxes in the year ended December 31, 2021 compared to the prior year. This increase was primarily due to the one-time stamp tax of U.S.$ 1.5 million arising in the Akuma Flip-up transaction and to an increase in variable taxes due to the growth in our business.

This increase in selling, general and administrative expenses was partially offset by a U.S.$0.1 million, or 1.4%, decrease in expected credit losses in the year ended December 31, 2021 compared to the prior year.
Depreciation and amortization expense
	Year ended December 31,		Change
	2021	2020	U.S.$	%
	(in thousands of U.S.$)
Depreciation and amortization expense	2,265	1,978	287	14.5%
Depreciation and amortization expense increased by U.S.$0.3 million, or 14.5%, in the year ended December 31, 2021 compared to the prior year. This was primarily due to the amortization of the intangible assets, including partnerships and trade names, incorporated from the Ad Dynamo business combination.
Interest expense, net
	Year ended December 31,		Change
	2021	2020	U.S.$	%
	(in thousands of U.S.$)
Interest expense, net	1,057	736	321	43.6%
Interest expense, net increased by U.S.$0.3 million, or 43.6%, in the year ended December 31, 2021 compared to the prior year. This was primarily due to the increase in our amount of debt outstanding in 2021, from U.S.$5.1 million as of December 31, 2020 to U.S.$19.1 million as of December 31, 2021.
Net loss on foreign currency transactions
	Year ended December 31,		Change
	2021	2020	U.S.$	%
	(in thousands of U.S.$)
Net loss on foreign currency transactions	1,081	7,405	(6,324)	(85.4%)
Net loss on foreign currency transactions decreased by U.S.$6.3 million, or 85.4%, in the year ended December 31, 2021 compared to the prior year. This was primarily due to a decrease in the exchange rate fluctuation relative to the significant amount of variation experienced in 2020.
Income tax expense
	Year ended December 31,		Change
	2021	2020	U.S.$	%
	(in thousands of U.S.$)
Current tax expense	11,640	6,962	4,678	67.2%
Deferred tax (income) expense	(3,063)	353	(3,416)	(967.7%)
Total income tax expense	8,577	7,315	1,262	17.3%
Current tax expense increased by U.S.$4.7 million, or 67.2%, in the year ended December 31, 2021 compared to the prior year. This was primarily due to the increase in profits before taxes and expansion into countries with higher corporate income tax rates.

Deferred tax expense decreased by U.S.$3.4 million, or 967.7%, in the year ended December 31, 2021 compared to the prior year. This was primarily due to the derecognition of deferred tax liabilities in Latvia and temporary differences related to bonus and other estimations. Moreover, in 2021, we recognized certain net operating losses, primarily in the United Kingdom, as deferred tax assets.
Total income tax expense increased by U.S.$1.3 million, or 17.3%, in the year ended December 31, 2021 compared to the prior year. This was primarily due to higher profit before taxes in 2021, as shown above.
Quarterly operating data (unaudited)
The following table sets forth our Total Advertising Volume for the periods indicated:
	For the Three Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
	(in thousands of U.S.$)
Total Advertising Volume (1)	65,076	90,086	112,734	164,834	192,205	244,339	237,442	297,835
(1)    We define Total Advertising Volume as the total amount of digital advertising inventory purchased by our customers through us on our partners’ digital platforms.
Liquidity and capital resources
We finance our operations and capital expenditures substantially through cash flows generated from operations. As of December 31, 2021 and 2020, we had U.S.$124.2 million and U.S.$70.6 million in cash, cash equivalents and restricted cash, respectively. We believe that our current available cash and cash equivalents, the cash flows from our operating activities and additional financing from financial institutions will be sufficient to meet our working capital requirements, capital expenditures and to finance our business acquisitions, see “Summary—Recent Developments—Definitive agreement to acquire Connect Ads” in the ordinary course of business for the next twelve months.
In certain jurisdictions in which we operate, including Argentina, Bangladesh and India, we must obtain regulatory approval prior to repatriating funds. In Argentina, we participated in a governmental COVID-19 relief program pursuant to which the Argentine government subsidized a portion of our payroll during 2020. As a condition to receiving this subsidy, we are not permitted to distribute earnings from our Argentine subsidiary during 2021 or 2022. As our operations in Argentina are primarily administrative, we do not typically dividend money from operations in the country. Although we are not prevented from wiring funds out of Bangladesh or India at this time, markets in these countries are heavily regulated and international wires require central bank approval, which has taken up to 45 days in India. As we have not been prevented from ultimately repatriating funds from these jurisdictions in the past, and as our operations in these jurisdictions only represented 6.3% and 9.8% of our revenue, net for the years ended December 31, 2021 and 2020, respectively, we do not believe that these regulations present a material risk to our liquidity. In addition, we believe that if we are unable to repatriate funds from one or all of these jurisdictions, we will be in a position to rely on our existing lines of credit to secure liquidity. See “—Indebtedness” below.
On November 30, 2021, we acquired Ad Dynamo and as a result assumed their operations in South Africa, Nigeria and Kenya. Central banks in these countries also exercise controls over currency exchanges and cross border transactions to varying extents. Although we are not aware of any restrictions that would prevent our ability to repatriate funds from these countries, as with our operations in Argentina, Bangladesh and India, we anticipate that we will be able to rely on our existing lines of credit to secure liquidity if these were to arise.
See “Risk Factors—Risks Relating to Our Business and Industry—Exchange controls and other restrictions on the movement of capital out of certain jurisdictions or otherwise affecting our subsidiaries’ ability to pay dividends or make other payments to us could materially and adversely affect our financial condition.”

Under the terms of our line of credit with UniCredit Bulbank, one of our subsidiaries, Httpool Bulgaria EEOD, is restricted from making dividend payments without the prior consent of our lender. See“—Indebtedness—UniCredit lines of credit” below. As with possible restrictions on our ability to repatriate funds, we believe that if we are unable to receive a waiver permitting Httpool Bulgaria EEOD to make dividend payments, we will be able to rely on our existing lines of credit with UniCredit Bank Austria AG and UniCredit Banka Slovenija d.d, to secure liquidity. See “—Indebtedness” below.
On April 1, 2021 and December 27, 2021, we approved and paid cash dividends to our shareholders of U.S.$8.0 million and U.S.$8.1 million, respectively.
Consolidated statements of cash flows
The following table summarizes our cash flows for the years indicated:
	Year ended December 31,
	2021	2020
	(in thousands of U.S.$)
Net cash provided by operating activities	79,142	59,900
Net cash used in investing activities	(16,250)	(1,187)
Net cash (used in) provided by financing activities	(5,226)	1,973
Our cash and cash equivalents include cash on hand and immediate deposits with financial institutions. Our restricted cash includes amounts held in escrow relating to the acquisition of Ad Dynamo, which was completed on November 30, 2021, and Connect Ads, which is expected to close in the first quarter of 2022. For more information, see “Summary—Recent Developments—Definitive agreement to acquire Connect Ads” and Note 4 to our Financial Statements included elsewhere in this prospectus.
Operating activities
Our cash flows from operating activities consist of our net income adjusted for certain non-cash items, such as provisions for expected credit losses, depreciation and amortization, deferred taxes and income tax expense, as well as changes in our operating assets and liabilities, including accounts receivable and accrued revenue as well as accounts payable and accrued expenses. Our cash flows from operating activities are primarily influenced by the growth in our operations, increases or decreases in collections from our customers and related payments to our partners for their digital advertising inventory, as well as the payments of salaries and benefits to our employees to support the growth of our business.
For the year ended December 31, 2021, net cash provided by operating activities was U.S.$79.1 million, primarily related to cash provided by net income of U.S.$26.3 million and cash provided by working capital movements of U.S.$44.4 million. The working capital variation is mainly due to an increase of cash flows of U.S.$94.5 million and U.S.$7.1 million from accounts payable and accrued expenses and advances from customers, respectively, which was partially offset by a decrease of cash flows of U.S.$63.6 million for accounts receivable and accrued revenue.
For the year ended December 31, 2020, net cash provided by operating activities was U.S.$59.9 million. The net cash provided in operating activities by working capital movements was of U.S.$44.5 million was primarily related to an increase of cash flows of U.S.$82.3 million and U.S.$3.8 million from accounts payable and accrued expenses and other tax payable, respectively, which was partially offset by a decrease of cash flows of U.S.$46.2 million for accounts receivable and accrued revenue.
Investing activities
Our net cash used in investing activities was U.S.$16.3 million for the year ended December 31, 2021 related primarily to the payment of U.S.$11.6 million, net of cash acquired, to acquire Ad Dynamo and the acquisition of U.S.$2.2 million in intangible assets.

Our net cash used in investing activities was U.S.$1.2 million for the year ended December 31, 2020 related to the development of software and the purchase of property and equipment, of which a substantial majority related to facilities and leasehold improvements as we expanded our offices and the purchase of technology equipment.
Financing activities
Our net cash used in financing activities was U.S.$5.2 million for the year ended December 31, 2021, which was primarily related to U.S.$16.1 million in dividend payments, U.S.$3.6 million paid on expenses related to the investment by CVC (recognized as a dividend distribution) and U.S.$9.0 million paid to acquire the remaining 24.5% interest in Httpool, resulting in Httpool becoming our wholly owned subsidiary, which was partially offset by a U.S.$14.5 million net increase in loans outstanding and a U.S.$10.0 million capital contribution from shareholders.
Our net cash provided by financing activities was U.S.$2.0 million for the year ended December 31, 2020, which consisted of U.S.$2.5 million in proceeds from a line of credit with Citibank N.A., which was partially offset by a U.S.$0.6 million repayment of amounts outstanding under our UniCredit lines of credit. See “—Indebtedness—UniCredit lines of credit” below.
Capital expenditures
For the years ended December 31, 2021 and 2020, we made capital expenditures of U.S.$3.0 million and U.S.$1.2 million, respectively. Total capital expenditures as a percentage of revenues, net were 2.3% and 1.7% in 2021 and 2020, respectively. These capital expenditures mainly include expenditures related to leasehold improvements, computer equipment and software.
Indebtedness
As of December 31, 2021 and 2020, we had total outstanding indebtedness of U.S.$32.1 million and U.S.$5.1 million, respectively. For more information on our indebtedness and other financial liabilities, see Note 15 to our Financial Statements included elsewhere in this prospectus.
Citibank N.A. line of credit
On October 28, 2019, we obtained a line of credit for working capital from Citibank N.A. The line of credit was available for up to U.S.$17.0 million, accrued interest at a rate of LIBOR plus 3.25%, and was set to mature within one year. On July 20, 2021, we entered into an amendment with Citibank N.A. to, among other things, increase the line of credit to U.S.$27.0 million. On November 19, 2021, we further amended the facility to increase the line of credit to U.S.$40.0 million, provide that any amounts drawn will accrue interest at a rate of SOFR plus a benchmark adjustment of 0.11448%, for one-month interest periods, or 0.26161% for three-month interest periods, plus 3.00%.
We drew on our line of credit three times in 2021. In April, we drew U.S.$5.0 million, accruing interest at LIBOR plus 3.25% (which was subsequently reduced to LIBOR plus 3.00% in October of 2021), and in May and August, we drew U.S.$2.0 million and U.S.$7.0 million, respectively, in each case accruing interest at LIBOR plus 3.00%. In November 2021, we renewed each of these borrowings at a rate of three-month SOFR plus 3.00%, with a maturity set for February 2022, under a revolving credit facility agreement that matures in November 2022.
UniCredit lines of credit
We have a €3.5 million line of credit with UniCredit Bulbank, a €1.8 million line of credit with UniCredit Bank Austria AG and a €1.5 million line of credit with UniCredit Banka Slovenija d.d. Pursuant to the terms of our line of credit with UniCredit Bulbank, Httpool Bulgaria EEOD is restricted from making dividend payments without the consent of UniCredit Bulbank. As of December 31, 2021, we have not drawn on any of these lines of credit.
Ad Dynamo acquisition
As of December 31, 2021, we have an outstanding indebtedness of U.S.$13.1 million related to the Ad Dynamo acquisition. See Note 15 to our Financial Statements included elsewhere in this prospectus.

Syndicated loan
On February 6, 2022, our subsidiary IMS entered into a senior secured credit agreement (the “Credit Agreement”) with Citibank, N.A., Goldman Sachs Lending Partners LLC, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as initial lenders and Citibank, N.A. as administrative agent. Pursuant to the Credit Agreement, the initial lenders have agreed to lend IMS up to U.S.$50.0 million, and may, at the election of the initial lenders, upon the request of IMS, agree to lend an additional U.S.$20 million, upon the consummation of the Connect Ads acquisition. The loan will accrue interest at a rate equal to Term SOFR plus 0.26161%, plus a margin of 3.75%, and is set to mature on February 6, 2025. The loan is also secured by a Security Agreement pledging certain subsidiaries’ shares and other personal property.
Commitments and contractual obligations
Our main contractual obligations relate to our loans payable, our liabilities with related parties and our commitments and other liabilities related to business acquisitions (see Notes 15, 19 and 25 to our Financial Statements). For more information, see “Summary—Recent Developments” and Note 26 to our Financial Statements included elsewhere in this prospectus.
The following table shows a summary of our contractual obligations as of December 31, 2021:
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(in thousands of U.S.$)
Loans payable and other financial liabilities	32,148	32,148	—	—	—
Liabilities with related parties	6,977	6,977	—	—	—
Leases	3,131	1,530	1,079	416	116
Critical accounting estimates and significant accounting judgments
We prepare our financial statements in accordance with U.S. GAAP. Preparing these financial statements requires us to make assumptions, judgments and estimates that can have a significant impact on the reported amount of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. See Note 2.3 to our Financial Statements included elsewhere in this prospectus.
Critical accounting estimates
The critical accounting estimates that we believe have the most significant impact on our financial statements relate to: (i) income taxes, (ii) impairment of goodwill, (iii) allowance for credit losses and (iv) accounting estimates related to the acquisition of Ad Dynamo.
Income taxes
We are required to estimate our income taxes (current and deferred) to a reasonable interpretation of the tax law in effect in each jurisdiction where we operate. This process may involve complex estimates to determine taxable income and deductible and taxable temporary differences between the carrying amounts and the taxable amounts. Our deferred income tax is recognized based on future taxable profit estimates for the next years using significant judgment from management to determine the amount of deferred tax assets that can be recognized, based on the likely timing and level of future taxable profits, together with future tax planning strategies. The estimations are periodically reviewed and approved by management.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of the existing assets and liabilities, and their respective income tax basis. They are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed. Valuation allowances are recorded when it is more likely than not that all or a portion of a deferred tax asset will not be realized.
We believe that the accounting estimates related to income taxes are critical accounting estimates, as our management estimates the periods in which our deferred tax assets and liabilities will ultimately be utilized or paid.
Impairment of goodwill
Goodwill is not amortized. Rather, we perform an impairment test on goodwill on our three reporting units, (i) America, (ii) Europe and Asia Pacific and (iii) Africa, annually and whenever events or circumstances indicate that the carrying values may not be recoverable. In order to determine whether the fair value of these reporting units exceeded their respective carrying values, we use cash flow projections based on financial budgets approved by our management.
We believe that the accounting estimates related to impairment of goodwill are critical accounting estimates, as they are highly susceptible to change from period to period and require that our management make various assumptions, primarily concerning the level of anticipated sales and discount rates.
Allowance for credit losses
We use estimates to determine the allowance for credit losses. In order to estimate credit losses, we group financial credits by country and calculate the percentage we believe may not be collectible by range of maturity. We are required to make critical accounting estimates when assigning this percentage, which reflects our expectations of the collectability on these financial assets.
Accounting estimates related to the acquisition of Ad Dynamo
We use estimates to determine the adjusted price of the acquisition of the equity interests representing 100% of the capital stock of Ad Dynamo and for the determination of the preliminary valuation of the fair value of Ad Dynamo’s assets acquired and liabilities assumed, along with the related allocations to goodwill and intangible assets. Once we complete the final valuation process for the Ad Dynamo acquisition, we may report changes to the purchase price, as well as the amount of goodwill, and those changes could differ materially from that presented in our Financial Statements.
Significant accounting judgments
Revenue recognition
The most significant accounting judgment we make when preparing our financial statements is determining whether we act as an agent or principal in our representation business. In order to make this determination, our management must weigh several factors, including our performance obligations, our capacity to control advertising inventory before it is transferred to our advertisers, our discretion in determining prices for our advertising inventory and the credit risk associated with each transaction. In light of this analysis, we have concluded that, by helping our partners procure advertisers, facilitate deployment of advertisements on their digital platforms and by connecting advertisers with platforms to purchase digital advertising inventory from our partners for our advertisers, we act as an agent between our partners and advertisers. See “—Components of our results of operations—Revenues” above. We recognize revenue when our advertisers’ advertisement runs on our partners’ platform.
We adopted ASC Topic 606 Revenue from Contracts with Customers (“ASC 606”) on January 1, 2020 using the modified retrospective approach for contracts that were not completed as of January 1, 2020. The adoption of ASC 606 did not have a material impact on our Financial Statements.

Recent accounting pronouncements
For information about recent accounting pronouncements that will apply to us in the near future, see Note 2.4 to our Financial Statements included elsewhere in this prospectus.
Quantitative and qualitative disclosures about market risk
We are exposed to market risks, foreign currency exchange rate risk and the concentration of business and credit risk in the ordinary course of our business. For more information relating to our quantitative and qualitative disclosures about market risk, see Note 22 to our Financial Statements included elsewhere in this prospectus.
Market risks
We are exposed to market risks arising from variations in exchange rates and interest rates. Variations in exchange rates and interest rates may arise as a result of changes in economic conditions at both the national and international levels, fiscal and monetary policies, market liquidity, political events, catastrophes and natural disasters, among others. As we operate in several emerging countries where the economies are more volatile than in further developed economies, we are subject to increased market risk. Our objective in market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing returns.
Foreign currency exchange risk
Our functional and reporting currency is the U.S. dollar. Most of our subsidiaries have a functional currency—the currency in which their activities are primarily conducted—other than the U.S. dollar. Our subsidiaries’ (i) monetary assets and liabilities are translated to U.S. dollars at the exchange rates applicable at the end of the year, (ii) non-monetary assets and liabilities are translated at the exchange rate applicable for each transaction and (iii) revenues and expenses are translated at the monthly average exchange rates during the year. Adjustments that result from our translation are reported as other comprehensive income (loss) in our consolidated statement of comprehensive income. All other foreign currency transaction gains and losses are included in our statement of income. Our net loss on foreign currency transactions is primarily related to fluctuations between each subsidiary’s functional currency, and the Euro, Russian ruble and Brazilian real.
The following table presents our exposure to foreign currency risk in respect of balances of our monetary amounts as well as a sensitivity to a reasonable possible change in the U.S. dollar, with all other variables held constant.
	As of December 31,
	2021	2020
	(in thousands of U.S.$ unless otherwise noted)
Cash and cash equivalents	57,980	27,030
Accounts receivable, net and accrued revenue	63,867	28,210
Accounts payable and accrued expenses	(135,634)	(55,444)
Accounts receivable with related parties	75,842	33,782
Accounts payable with related parties	(90,348)	(67,143)
Exchange rate change	10.0%	10.0%
Impact on net income before income tax	(2,572)	(3,051)
For more information on our foreign currency exchange risk, see Note 2.4 to our Financial Statements included elsewhere in this prospectus.
Credit risk
Credit risk is the risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations. We are exposed to credit risk primarily in respect of our Total Advertising Volume.

Public company cost
Upon the closing of our initial public offering, we will become a public company, and our Class A common shares will be publicly traded on the NYSE. As a result, we will need to comply with new laws, regulations and requirements that we did not need to comply with as a private company, including provisions of the Sarbanes-Oxley Act, other applicable SEC regulations and the requirements of the NYSE. Compliance with the requirements of being a public company will require us to increase our general and administrative expenses in order to pay our employees, legal counsel and independent registered public accountants to assist us in, among other things, instituting and monitoring a more comprehensive compliance and board governance function, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. In addition, as a public company, it will be more expensive for us to obtain directors’ and officers’ liability insurance.
Emerging growth company status
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. We also rely on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, and these exemptions will apply until we are no longer an “emerging growth company.”

BUSINESS
Our Mission
Our mission is to power the digital ecosystem in emerging countries to unlock and drive economic growth.
Overview
Aleph is a leading global enabler of digital advertising, serving as a crucial link at the core of the global digital ecosystem by connecting the largest digital platforms with thousands of advertisers and billions of consumers in emerging and underserved countries.
We have commercial and, in many cases, exclusive agreements with over 25 of the leading digital platforms, including: Twitter, Meta, Microsoft, Snapchat, TikTok, Spotify and Twitch. Through these relationships, we provide digital platforms with a sustainable and scalable way to monetize their advertising inventory in emerging countries at little additional cost and complexity. We combine these relationships with an extensive global footprint and an end-to-end digital advertising solution that enables advertisers in 77 countries to reach close to three billion consumers and maximize their digital advertising potential.
The digital ecosystem is growing rapidly across the world, particularly in emerging countries, as demographic and economic growth is compounded by growing digital penetration and digital advertising knowledge in these regions. However, both digital platforms and advertisers of all sizes across the world struggle to take full advantage of this substantial opportunity in emerging countries. For digital platforms, opening in-house operations in emerging countries requires substantial time and resources, both financially and operationally, that may be better utilized in developed countries. Advertisers in emerging countries, who increasingly seek new ways to reach consumers locally and across the world, often lack access to and expertise in digital platforms, which limits their digital advertising potential and ability to grow their businesses. As a result, digital platforms often under-monetize their audiences and underserve advertisers in emerging countries, failing to capture this opportunity.
We offer an unparalleled end-to-end business solution for both our platforms and advertisers. Our solution spans the spectrum of digital advertising, from sales and product expertise and deeply embedded local market knowledge, to proprietary technology and local and cross-border credit and payments. As an extension of our partners, our value proposition to platforms is simple: quickly and efficiently enhance the monetization of their platform while avoiding the complexity and significant investment required to enter a new market. We provide each of our partners with dedicated, local teams that handle their sales, marketing, customer education, platform onboarding and operations in each of the countries in which we represent them. When representing a platform, we are generally the only third-party authorized to monetize their inventory in specific markets. Typically, advertisers in emerging countries have limited access to large digital platforms and lack local support because the platforms often focus their attention on monetizing in developed countries. As an extension of our partners, and as a result of hiring local, dedicated teams, we have also built an integral financial infrastructure that allows us to handle most financial aspects for our partners and advertisers, including credit analysis, billing, collections, foreign exchanges, local and withholding taxes and payment options. Our scalable business model allows us to take advantage of a virtuous cycle in which every new partner, country and advertiser that we add to our portfolio creates value for all stakeholders, powering the global digital ecosystem.
We believe the growth in global digital advertising is a significant accelerator for our business and that we are uniquely primed to take advantage of this momentum. Economic development, mobile broadband rollouts and fast-paced digital adoption have spurred an ongoing growth in internet and smartphone penetration in emerging countries. Additionally, in response to the increasing number of consumers shifting to online platforms, global digital advertising has grown nearly eleven times the growth of global GDP, growing approximately 18.6% CAGR over the last four years, from U.S.$230.3 billion in 2017 to U.S.$455.3 billion in 2021 according to eMarketer. This has contributed to significant growth in digital advertising spending across the world. According to eMarketer, global digital advertising spending represented 41.0% of the total advertising spending in 2017 and is expected to reach 63.6% in 2022, compared to traditional advertising, which in 2017 represented 59.0% of total advertising spending and is expected to decline to 36.4% in 2022. We estimate our TAM in 2022 to be 17% or U.S.$88.0 billion of this global advertising spend and to grow at 8.6% CAGR to U.S.$113.0 billion in 2025. We envision this growth dynamic will encourage additional leading digital platforms to grow and monetize their user base in emerging countries through us. Considering our scalable business model, position at the core of the digital advertising ecosystem and our extensive geographic coverage — we believe we are well positioned to be their first call.
We believe that we have several competitive advantages that have allowed us to achieve and maintain our market leadership. Our tenure, track record and extensive global footprint allow us to harness superior industry knowledge and serve as a crucial link at the center of the digital advertising ecosystem between digital platforms, advertisers and consumers. Currently, we believe that there may not be any other company with a global footprint across 77 markets and representing more than 25 platforms. We have a founder-led, global management team with deep expertise in the digital domain and are supported by world-class investors who share our vision, including CVC, Twitter, Snap and MercadoLibre, among others. We believe our independent, neutral position within the industry gives us an unparalleled competitive advantage to connect leading digital platform partners to local, regional and global advertisers while creating a strong barrier to entry for any potential competitors.
Since our inception, we have demonstrated the strategic value of our solutions and the ability to expand our coverage in emerging countries and add new partners and advertisers. As of December 31, 2018, we represented 12 partners in 36 countries resulting in 147 total representations. By December 31, 2021, that amount increased by 155.8% to 376 representations for 27 partners across 77 countries. The value we provide to advertisers through our expert local support and end-to-end digital advertising solutions is demonstrated by the growth in our total number of advertisers of 43.6% between December 31, 2019 and December 31, 2020 and 80.4% between December 31, 2020 and December 31, 2021, while achieving a Total Advertising Volume Retention Rate of 165.3% for the year ended December 31, 2021, excluding recurring and new clients from Ad Dynamo, a South Africa company we acquired on November 30, 2021. See “—History and Development.”
We have identified several attractive growth opportunities that we are well-positioned to execute on as digital penetration continues to expand rapidly across the world. Our five pillars of growth are:
1.   To grow revenue of current partners and advertisers in current countries.
2.   To expand coverage of current partners into new countries.
3.   To add new partners and new advertisers.

4.   To deploy a global solution for small and medium sized businesses to advertise on leading digital platforms.
5.   To expand to new emerging regions organically and through M&A and potentially acquire companies with proprietary technology that may complement our business.
Based on our analysis of information from eMarketer, our Total Advertising Volume grew approximately ten times faster than the broader digital advertising industry in emerging countries in 2020, and grew approximately seven times faster than the broader digital advertising industry in 2021. Furthermore, our Total Advertising Volume for three of our partners increased between 2.3 and 21.4 times faster than their respective advertising revenue growth in 2020.
We believe that our success is reflected by our rapid growth, profitability and strong cash flow generation. We believe that we have grown our business significantly over the past few years and have achieved a significant scale with U.S.$971.8 million in Total Advertising Volume in 2021, compared to a Total Advertising Volume of U.S.$432.7 million in 2020. Our net revenue was U.S.$131.1 million in 2021, representing a growth rate of 86.6% over U.S.$70.3 million in 2020. We generated an Adjusted EBITDA of U.S.$48.8 million in 2021, representing a growth rate of 143.6% over U.S.$20.0 million in 2020.
History and Development
In January 2005, our Chief Executive Officer, Mr. Gastón Taratuta, founded IMS Internet Media Services, Inc. with the goal of unlocking the opportunities provided by digital media. Prior to this, Mr. Taratuta was the Head of International Revenue for UOL (Universal Online), one of the largest online media portals in Latin America. Mr. Taratuta started offering U.S. companies the opportunity to reach millions of Latin American consumers through UOL’s portal and quickly realized that there was an opportunity to reach global audiences beyond UOL.
In 2010, Mr. Taratuta invited Mr. Ignacio Vidaguren, our current global Chief Operating Officer, to join IMS as a partner. Ignacio had prior experience leading one of Latin America’s largest digital properties, MercadoLibre, as SVP of Marketing, Sales and Business Development through their initial public offering, and at McKinsey & Co.
Connecting global advertisers with international consumers requires time, effort and education. We understand that knowledge about the digital media industry is often not distributed equally around the world. Since our inception, we have been educating marketers on how to take advantage of the opportunities presented by digital media. This commitment to education led us to partner with the Stanford Graduate School of Business to create a tailored program for regional industry leads, providing them with the opportunity to participate in a week-long immersive Executive Education Program where they receive first-class content from Stanford University professors and industry leaders. Over the last several years, we have organized seven Executive Education Programs.
In 2012, we entered into a commercial agreement to be the sole representative of Twitter in Latin America. This became a pivotal moment for the company as it was the first of our over 25 commercial agreements with leading digital platforms. We believe we pioneered the concept of establishing fully dedicated teams for each representation, which allowed us to easily grow our partner base at a rapid pace.
During the following few years, we expanded geographically opening offices in additional countries and entering new representation agreements with major digital platforms, including Microsoft, Snapchat, Waze, Twitch, Spotify, Verizon Media, Foursquare, Electronic Arts , Apple iAds and others.
In 2014, we acquired Social Snack, a digital content and creative company that provides in-house localization services with the objective of adding value to the leading digital platforms at the intersection between technology and content. In 2015, Sony Pictures Television, a Sony Pictures Entertainment company, acquired 51% of IMS. At that time, Sony’s intention was to add to their portfolio a global digital advertising offering. In 2020, we repurchased a portion of our stock from Sony, after which they held approximately 10%. In 2017, we significantly expanded our geographic reach by acquiring a 51% stake in Httpool, a U.K. based company with similar representation arrangements in several countries throughout Europe and Asia Pacific, and increased our ownership to 75.5% in 2020. At the time of the acquisition, we were able to expand our presence into 17 new countries. Since then, our operations in Europe and Asia Pacific have grown considerably. In service to our Twitter and Facebook advertisers, we created Wise.Blue and SMB Express, technology solutions focused on optimizing digital campaigns on Twitter and Facebook, respectively. Through the addition of Httpool, we added a group of talented executives with an entrepreneurial spirit led by Httpool’s founder and chief executive officer, Aljoša Jenko, who currently serves as Aleph’s Global Chief Strategy Officer.
Since our acquisition of Httpool, we have continued to bring on additional partners, including Meta and Warner Music Group in 2018 and TikTok and Activision Blizzard Media in 2019. As of December 31, 2021, we operate in 77 countries, representing 27 partners and working with over 12,900 advertisers. Additionally, on November 30, 2021, we acquired Ad Dynamo, a company based in South Africa that has operations in five countries throughout sub-Saharan Africa. We are in the process of acquiring a controlling interest in Connect Ads, which operates in 15 countries in Europe, the Middle East and Africa. See “Summary—Recent Developments—Definitive agreement to acquire Connect Ads.”
In July 2021, we formed Aleph Group, Inc, which, among other things, consolidated our four digital media service businesses—including Httpool, IMS, Wise.Blue and Social Snack. We currently benefit from the support and experience of investors such as CVC Capital Partners, Sony Pictures Entertainment, MercadoLibre, Twitter and Snap, among others.
Since our inception, we have developed a strong track record of expanding our geographic coverage as well as securing a significant number of global digital platform partners and advertisers. With the commitment of our investors, members of our board of directors, management and employees, we intend to continue growing our current business, expanding our geographic footprint, adding new commercial agreements and advertisers and integrating new technology solutions.
Our Industry
The Digital Advertising Ecosystem
The advertising industry has continued to transform, evolving from traditional channels such as radio, print media, television and out-of-home advertising to dynamic digital advertising media such as web browsers, social media, mobile applications and gaming platforms.
Within the digital advertising landscape, there is the open web and the closed web or “walled gardens” offering. The open internet is a collection of open technologies that enable access to all content that is public and viewable to everyone with no restrictions. The media opportunities that exist on the open web are standard media placements that are not specific to each environment. The closed web environment, also referred to as “walled garden,” refers to closed technologies, primarily in-app environments, where users are restricted to certain content that is only available to users of that technology. The media opportunities are native and unique to each technology, which requires a tailored and customized digital ad experience.
We operate in the closed web environment, which we believe has more and better targeting capabilities within each walled garden. Each of our partner’s platforms present premium, native inventory as unique as the user experience and therefore represent a differentiated consumer journey, which requires a tailored and customized approach to advertising. By contrast, we believe that digital advertising delivered through open web sources is fragmented, confusing and a less effective use of an advertisers’ budget.
The proliferation of households with internet and smartphone access across the world has shifted consumers’ attention towards these modern digital advertising channels. As a result, today’s consumer has a variety of options to consume digital content, which has created an attractive opportunity for advertisers to reach new audiences through these new, dynamic digital platforms, each with its unique advertising formats and functionality. This trend has been further accelerated by the COVID-19 pandemic, in which technology usage and time spent on digital platforms increased dramatically—specifically mobile phone usage and penetration providing more efficient opportunities to connect advertisers to a new segment of customers. According to eMarketer, global digital advertising spending represented 41.0% of the total advertising spending in 2017 and is expected to reach 63.6% in 2022, compared to traditional advertising, which in 2017 represented 59.0% of total advertising spending and is expected to decline to 36.4% in 2022. Additionally, digital advertising has increasingly been one of the most effective forms for advertisers to reach customers directly. According to TopDraw, in 2020, the cost to reach 1,000 people with traditional advertising was approximately U.S.$22.00, while the cost to reach 1,000 people with digital advertising was between U.S.$3.00 and U.S.$10.00. Amidst the rapid growth of internet and mobile-based solutions, the user base of digital platforms has increased significantly as well as the emergence of new advertisers such as e-commerce companies. The growth in e-commerce companies is part of an overall trend of shifting sales to online channels from brick and mortar stores. According to Statista, the total number of digital shoppers worldwide grew by near one billion between 2014 and 2021 and is expected to keep growing.
We believe that this has created a substantial growth in unmonetized advertising inventory, especially in emerging countries. More broadly, as of October 2020, the global digital economy is equivalent to 15.5% of global GDP, growing approximately 2.5 times faster than global GDP over the past 15 years, according to the World Bank.
Historically, digital platforms have prioritized establishing their own on-the-ground operations in developed countries over emerging countries. We believe that one of the reasons for this approach is the higher GDP per capita in developed countries. In 2021, the GDP per capita in developed countries was U.S.$55,000 compared to U.S.$6,000 in emerging countries, and developed countries accounted for 64% of global digital advertising spending according to data from the World Bank, EIU and eMarketer. As such, digital platforms monetize users in emerging countries at lower rates than users in developed markets. For instance, based on information in their 2020 annual filings, Meta’s and Twitter’s revenue per user in the United States was approximately U.S.$273 and U.S.$75, respectively, compared to U.S.$18 and U.S.$13 for users in the rest of the world. We believe that various factors, including the potential opportunity of any individual country and the difficulty of opening new offices in these countries, may not provide enough incentive for digital platforms to deploy dedicated operations to increase monetization of users in these markets. We believe that this is reflected by the low number of new offices opened in these regions by major digital platforms, including Meta and Twitter which did not open a new office in any of the emerging counties in which they operate directly between 2018 and 2021. Even though digital platforms have not prioritized establishing their own on-the-ground operations in emerging countries, we believe that our experience and offerings allow us to tap a large revenue opportunity found in these countries that, when taken in the aggregate, account for more than 85% of the global population and which are experiencing rapid growth in digital penetration.
The digital advertising ecosystem contains the following principal stakeholders:
•
Advertisers.   Advertisers can range from consumer packaged goods, entertainment, retail and gaming companies to digitally native e-commerce companies, to millions of SMBs across the world. Advertisers can be generally categorized based on their advertising objectives. Brand-based marketing refers to advertisers that are focused on increasing brand awareness and maximizing reach through advertising campaigns. Performance-based marketing approaches are focused on achieving specific measurable results such as app install, sales, website visits or return on ad spend. With the rise of the internet and technological advancements, measuring user reactions from advertisements has become easier and more prominent, thereby increasing the number of performance-based advertisers looking for effective solutions.
•
Agencies.   Advertising agencies are businesses dedicated to creating, planning and handling advertising and other forms of promotion and marketing for their clients. Advertisers often contract agencies to outsource all the logistics of creating, planning and executing advertising campaigns.

•
Digital platforms.   Large-scale digital companies, such as Twitter, Meta, Snapchat, Microsoft, Spotify, TikTok and Twitch, are online and mobile media platforms where users can engage, interact and consume digital media. These digital platforms have attracted wide and global user bases and generate revenue by selling advertising space on their platform to businesses looking to promote their products and services to users on their digital platforms. Digital platforms monetize their inventory through a variety of evolving formats, including banners, lenses, audio, video and native display ads. The digital platforms that Aleph represents are hereafter referred to as our “partners.”

•
Consumers.   The final target for advertisers who look to promote their goods and services on digital platforms.

Challenges for Partners
For partners, opening in-house operations in growing emerging countries requires substantial time and resources, both financially and operationally, that are often more efficiently used in developed geographies. All leading digital platforms have global audiences, with users present in almost all countries around the world. However, when it comes to monetizing these global audiences through digital advertising, these leading digital platforms have offices primarily in developed countries, leaving all the other countries and their advertisers with little to no support. Therefore, we believe that they greatly under-monetize the audiences and underserve the advertisers in these countries.
Challenges vary depending on the partner and the specific geography, but generally involve the following:
•
Significant time and resources to enter new and emerging countries.   Entering new geographies requires a deep understanding of legal and financial implications of doing business in a specific region, such as regulatory codes, compliance procedures and local business customs. In order to run effective operations in emerging countries, digital platforms need to have local sales, marketing and operational expertise to understand characteristics and customs to better serve each market. This requires extensive on-site human capital to provide guidance on localized business practices, user data and digital content regulations and managing the complexities of each market. When considering the time and resources needed to enter emerging countries, the revenue opportunity compared to our partners’ global annual revenue may not make strategic or economic sense.

•
Lack of relationships with key digital players at local level.   Launching operations in emerging countries requires a broad and deep network of relationships with key advertisers, agencies and content providers in each country. The effective sale of digital advertising inventory is a local activity and developing global advertising relationships at the headquarter level still requires execution by local teams to effectively monetize advertising inventory and execute campaigns tailored to local audiences. Engaging these parties and cultivating these relationships takes significant time, local operational infrastructure and cultural knowledge that digital platforms typically lack due to not having an established presence in each market.

•
Limited monetization through self-service.   Platforms often monetize the inventory in non-core markets through a self-service platform which is often built for small business requiring a credit card to transact. While this solution may work to generate incremental revenue, these self-service platforms do not meet the needs of larger advertisers who require credit and payment terms, local invoicing and local support. The vast majority of advertisers lack knowledge on how to effectively engage customers through the constantly evolving unique features and formats of each platform, which makes it difficult to understand the efficacy of a test campaign through a self-service platform. For example, advertisers often need to transact on self-service platforms by setting up a budget with a credit card. This may be a viable option for a small, local advertiser but not for a major brand that requires credit, payment terms and proper invoicing in local currency. Furthermore, despite the fact that self-service platforms serve as a good way to test the digital advertising options, without local expert advice and guidance, the advertisers are left on their own to determine optimal budgets and platforms, which can lead to them not maximizing their advertisers’ budgets.
•
Complexity of local and cross-border financial operations.   Each country has its own local laws, taxes and other regulations that are better managed by a dedicated business operations team functioning with local knowledge. Further, emerging countries are not well known for ease of doing business. For example, Bangladesh, an emerging country with high digital ad spending growth, ranked 168 out of the 190 evaluated countries in the World Bank’s 2020 Ease of Doing Business Rankings. Cross-border operational challenges may include obtaining multiple licenses to remit money, collections, payments, withholding taxes, and FX management. Additionally, establishing a local presence in multiple new markets exposes digital platforms to increased monitoring from local authorities, labor challenges, litigation risk, and higher taxes.

Challenges for Advertisers
Given recent global digitalization trends, we believe that advertisers in emerging countries are increasingly seeking new ways to reach consumers locally and across the world in order to grow their businesses. However, advertisers in these markets face several challenges that limit their digital advertising potential:
•
Lack of education of digital platforms for advertising purposes.   Leveraging digital platforms requires advertisers to understand and keep pace with new and constantly evolving features, functionality and formats unique to each digital platform. This challenge is compounding for advertisers as the number of digital platforms continue to proliferate across the world. However, advertisers in emerging countries often have limited or non-existent access to educational materials, training, and information on tendencies, penetration and digital platform usage that can help them understand the nuances of each platform in order to create and run effective digital advertising campaigns.

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Limited access to leading global digital platforms.   The majority of our partners tend to focus on developed countries and avoid deploying local operations in new and emerging geographies. In these underserved emerging countries, in our experience, some digital platforms offer only limited methods of contact and customer support, which prevents local to multinational advertisers from gaining access to new digital platforms and forces them to navigate digital platforms on their own.

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Lack of platform experts and technology solutions.   For advertisers to test out new digital platforms, they generally require local support, access to insights, case studies, and best practices to effectively use these digital platforms to reach local audiences. However, due to the lack of local client services for each of the digital platforms, we often see advertisers revert to their traditional “one-size-fits-all” marketing strategy of creating one banner for use across multiple channels instead of creating more tailored approaches of developing customized campaigns well-suited for each platform’s unique features and formats. Additionally, with the growth of performance-based marketing, we believe that advertisers are increasingly focused on improving advertising efficiency, but often lack access to or knowledge of solutions that can efficiently manage and measure digital campaigns. While technology is enabling advertisers to analyze large quantities of data from internet and mobile users, allowing them to create more data-driven, end-to-end campaigns, it is imperative for advertisers and digital platforms to comply with constantly evolving data-protection regulations. Recent changes within the operating systems and regulations such as GDPR have forced advertisers to understand, adhere to and adapt their user-targeting and data collection methods.

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Lack of credit and local billing.   Based on our experience, many of the digital platforms do not provide flexible payment terms, including options for payments in local currency, localized advertising rates and multiple methods for payment, which poses a challenge particularly for smaller advertisers with limited capital resources who may need longer payment terms. Collectively, this constrains advertisers’ ability to find, learn and leverage powerful digital platforms capable of expanding their reach, which ultimately prevents them from growing their business.

Key Industry Trends in Our Favor
Approximately 82% of the 77 markets in which we operate as of December 31, 2021 are considered emerging economies and fueling growth in these markets is the cornerstone of our strategy. From 2017 to 2021, emerging countries have experienced a higher GDP growth than developed countries: 2.7% growth in emerging countries compared to 0.8% in developed countries according to the EIU. Additionally, according to the same studies, emerging countries in the aggregate are expected to continue this trend and outpace the GDP growth of developed countries through 2025 and likely beyond. Additionally, according to our calculations and based on data provided by eMarketer, digital advertising spending in 2021 represents only 4.3% of real GDP of emerging countries, unlike more developed countries where it represents 6.1% of real GDP. We believe this is why most digital platforms are focused on monetization in developed countries because the size of the opportunity is not attractive enough for digital platforms resulting in their focus on core developed markets where the economic opportunity is greater and relying on companies like Aleph to help them monetize in non-core markets.
The following graph shows (i) CAGR for real GDP growth for emerging countries and developed countries from January 1, 2017 to December 31, 2021 and (ii) expected CAGR for real GDP growth for emerging countries and developed countries from 2021 to 2025, in each case, for which data is available.
Real GDP growth (%)

Source: Economist Intelligence Unit
Note: Considers real GDP in US$ at 2010 prices
Demographic and economic growth in emerging countries is being compounded by growing digital penetration and digital advertising knowledge in these regions. There are several key trends that influence the digital advertising ecosystem, including:
Connectivity and digital penetration in emerging countries continue to grow
Economic development, mobile broadband rollouts and fast-paced digital adoption have enabled an ongoing growth in internet and smartphone penetration in emerging countries. According to the EIU, internet users in emerging countries have outpaced more developed countries at a 3.1% CAGR in the last four years. Additionally, there is still ample room for digital penetration growth in emerging countries, since smartphone and internet penetration still lag that of more developed economies. As a result, internet access growth in emerging countries is expected to continue outpacing that of more developed economies throughout 2025.
The following graph shows (i) CAGR for internet user growth for emerging countries and developed countries from January 1, 2017 to December 31, 2021 and (ii) expected CAGR for internet user growth for emerging countries and developed countries from 2021 to 2025, in each case, for which data is available.

Internet user growth (%)

Source: Economist Intelligence Unit
The following graph shows, as of December 31, 2021, (i) internet penetration in emerging countries and developed countries and (ii) smartphone penetration in emerging countries and developed countries, in each case, for which data is available.
Internet and smartphone penetration (% | 2020)

Source: GlobalData and Economist Intelligence Unit
Note: Internet penetration calculated as internet users/population and smartphone penetration as smartphone subscriptions/population for 2020
More specifically, in terms of social media, emerging countries tend to have a higher usage compared to developed countries. For example, according to GWI, Argentina and Indonesia reached an average time spent using social media of 3 hours and 23 minutes and 3 hours and 19 minutes per day in 2020, respectively. By comparison, in 2020, users in the United States and the United Kingdom were on social media, on average, 2 hours and 8 minutes and 1 hour and 46 minutes, respectively, according to GWI. According to GlobalData, social networking penetration, defined as social networking users divided by population, in emerging countries has increased at a CAGR of 8.6% from 2017 to 2021, reaching 47.8% in 2021, and is expected to increase up to 56.7% by 2025. Still underpenetrated internet and smartphone markets combined with the high social media platform usage in these emerging countries are expected to boost the digital advertising inventory and provide a myriad of opportunities for players in the digital advertising ecosystem.
Digital advertising spending is growing rapidly across the world
Over the last decade, digital adoption has revolutionized the way we interact with one another and consume information, entertainment, goods and services. In response to the increasing number of consumers shifting to online platforms, global digital advertising has grown nearly eleven times faster than global GDP at approximately 18.6% CAGR over the last four years, from U.S.$230.3 billion in 2017 to U.S.$455.3 billion in 2021 according to eMarketer.
With digital media channels, advertisers are not only able to reach a specific target audience, they are also able to analyze the outcome of their advertising campaigns across various dimensions such as customer demographics, user responses and ad conversion. These metrics enable them to improve the outreach to targeted consumers, achieve higher returns on digital investments through tailored online advertising content and increase consumer attraction and conversion. The powerful capabilities and proven effectiveness of digital advertising has enabled it to overtake the traditional ways of advertising, such as TV and radio, as the fastest growing channel for today’s advertisers.
The growth of digital advertising spending in emerging countries, with 20.6% growth in the last four years, has outpaced that of developed countries, with 17.5% growth over the same period, and is expected to continue the same trend through 2025 according to eMarketer.
The following graph shows (i) CAGR for digital advertising spending for emerging countries and developed countries from January 1, 2017, to December 31, 2021, and (ii) expected CAGR for digital advertising spending for emerging countries and developed countries from 2021 to 2025, in each case, for which data is available.
Digital advertising spending growth (%)

Source: eMarketer
Note: Considers digital advertising spending in US$
Due to the potential of ongoing growth in digital advertising spending, we believe there is significant untapped growth potential in emerging countries. According to eMarketer, digital advertising spending, specifically in emerging countries, represented 41.9% in 2017 of total digital advertising spending and is expected to be 60.5% in 2021, compared to traditional advertising, which represented 58.1% in 2017 and is expected to be 39.5% in 2021. On the other hand, in developed countries, digital advertising represented 40.6% in 2017 and is expected to reach 61.1% in 2021, while traditional advertising represented 59.4% in 2017 and is expected to decrease to 38.9% in 2021.
Digital platforms increasingly struggle to monetize rapidly growing active user bases in emerging countries
Advertisers are increasingly seeking to reach and meaningfully engage target customers across a wider variety of digital channels, social networks and geographies. When selecting which digital platform to use for digital media, advertisers often look at the scale and growth of a digital platform’s user base as a key metric. According to Global Data, while social media penetration reached 64.9% in developed countries in 2021, emerging countries only achieved 47.8% in the same year. According to Frost & Sullivan, in 2019, the combined social networking user base in emerging countries reached approximately 1.6 billion, which is about 60% larger than the user base in the United States and Western Europe combined. Thus, emerging countries represent a significant opportunity for digital platforms to grow users, which would also present considerable advertising inventory for businesses across the world. As a result, platforms often develop their own self-service monetization tools so local advertisers can activate campaigns, but due to the limitations of these platforms, we believe they are unable to fully capitalize on the revenue opportunity from advertisers in underserved countries. Additionally, based on publicly reported information by Meta, Pinterest, Twitter and Snap, while such platforms have on average 79.2% of their monthly average active users outside of the United States, these platforms derived an average of only 35.7% of their revenues from outside the United States over the three months ended September 30, 2021, underscoring a significant untapped monetization opportunity. Without local operations, full understanding of local customs and trends, or developed relationships with local content creators in each market, digital platforms often struggle to efficiently grow and monetize users in emerging countries.
SMBs are increasingly relying on digital advertising
In response to increasing internet usage of today’s consumer across the world, small and mid-size advertisers have started to rely more heavily on digital advertising to connect with customers and grow their businesses. SMBs, often with fewer technical and operational resources compared to larger enterprises, can leverage digital advertising to deploy creative marketing campaigns capable of reaching larger audiences in a more cost-efficient manner than traditional advertising. According to The Manifest, as of June 2019, approximately 36% of SMBs spend less than U.S.$10,000 per year on digital advertising annually, and according to a survey from Campaign Monitor, 78% of SMBs plan to increase their digital advertising spending. This trend represents a sizable opportunity for digital platforms and advertisers to help SMBs enhance digital advertising.
The number of technology start-ups in new verticals such as e-commerce and fintech is growing
Rising internet usage, mobile penetration and availability of venture capital funding has been fueling the formation of technology businesses over the last few years. According to PitchBook, from 2015 to 2020, annual venture capital investments for technology start-up companies increased 95%. This increase in venture capital funding has greatly accelerated the amount these start-ups are investing in their marketing efforts. This trend is increasingly apparent for internet retail companies. According to PitchBook, private investment in internet retail companies was approximately U.S.$1.6 billion in September 2020, which represented 84.8% of the total retail private investment compared to 74.4% in 2019.
Additionally, leading digital platforms have recently launched new e-commerce capabilities and advertising tools to encourage businesses to move their customer journey to take place entirely within their digital platforms. According to eZest, in 2020, e-commerce sales accounted for 21%, a striking jump from 16% in 2019, as the COVID-19 pandemic accelerated e-commerce even further and new online commerce channels emerged, such as social media commerce.
We believe that the rapid development of digital advertising has disrupted the advertising agencies, resulting in many of the core capabilities existing outside of that traditional ecosystem—such as audience targeting, measurement and attribution, and programmatic exchanges—has significantly impacted the value of ad agencies and has been exacerbated by the pandemic in 2020, as evidenced by a 9.1% decline in ad agency organic growth in 2020, based on the average of reported figures by Interpublic Group, Omnicom Group, Havas Group, WPP, MDC Partners, Pubmatic and Dentsu International. We expect that in-house digital advertising teams and independent digital advertising companies will become more relevant players in the advertising industry.
Our Market Opportunity
Digital advertising spending is expanding rapidly across the world. According to eMarketer, global digital advertising spending is expected to reach U.S.$524 billion in 2022. We estimate our TAM for 2022 to be 17% of the global digital advertising spending, or U.S.$88 billion. The total advertising spending in countries that we consider to be part of our TAM is expected to grow at a 8.6% CAGR to U.S.$113.0 billion in 2025, as estimated by eMarketer.

We believe that there are several factors that will expand our market opportunity, including the continued growth of digital penetration in emerging countries. The countries where we currently operate account for 72% of the global population with around 5.6 billion people and are expected to generate 38% of the global GDP in 2022 according to the EIU. Additionally, according to our calculations and based on data provided by eMarketer, digital advertising spending in 2021 represents only 4.3% of real GDP of emerging countries, unlike more developed countries where it represents 6.1% of real GDP.
The following graphs show our TAM in terms of expected population, real GDP and digital advertising spending for the year ended December 31, 2022.

Population (bn | 2021)
Developed countries operated by Aleph 2%
Japan & China 20%
North America 5%
Other developed countries 4%
Emerging countries 69%
8.0bn
TAM (5.6bn)

Real GDP (US$tn | 2021)
Developed countries operated by Aleph 9%
Japan & China 22%
Emerging countries 29%
US$86tn
North America 24%
Other developed countries 16%
TAM (US$32tn)

Digital advertising spending (US$bn | 2021)
Developed countries operated by Aleph 4%
Emerging countries 12%
Japan & China 27%
Other developed countries 13%
US$455bn1
North America 44%
TAM (US$74bn)

Note: Economist Intelligence Unit, eMarketer and company information. North America includes the U.S. and Canada. For markets included, see reference in Section Presentation of Financial and Other Information

[1] Does not consider export advertisers

We expect our estimated market opportunity will continue to expand as connectivity and digital penetration rise in emerging countries, digital platforms continue to proliferate, consumer preferences shift towards online channels and smaller businesses continue to embrace digital advertising across the world.
What We Do
As a trusted partner to the entire digital advertising community, we connect the largest players in the digital ecosystem with advertisers across the world by helping them reach billions of digital consumers in emerging and underserved countries. We provide partners with a sustainable and scalable business model that allows them to focus on their core, developed markets while we provide incremental advertising revenue at little additional cost to our partners. We have commercial and, in many cases, exclusive partnership agreements with over 25 of the leading digital platforms in 77 countries across Europe, Asia Pacific, Africa and Latin America with local offices in over 50 countries. Our partners include Twitter, Meta, Microsoft, Snapchat, TikTok and Twitch, among others.
We believe that our partners choose Aleph to expand their global footprint because we make it easy for them. We educate advertisers and agencies on how to master these digital platforms and take advantage of the powerful functionality these digital platforms provide. We hire and train deeply embedded local talent in 77 markets in countries where our partners do not have local sales operations. We help manage the financial and operational complexities of doing business in foreign markets. In short, we enable our partners to generate incremental advertising revenue at little additional cost. We believe that this is why our partner portfolio has doubled since 2018 to 27 partners in 2021 and our total partner representation has grown 155.8% from 147 representations in 2018 to 376 in 2021.
Advertisers choose to work with Aleph because we provide wide access to the leading digital platforms at a local level. We help advertisers and agencies reach new audiences, provide consultative sales solutions to maximize advertising investments and offer billing in local currency and flexible payment terms. The value we provide to advertisers is demonstrated by the growth in our total number of advertisers to 12,905 in the year ended December 31, 2021 from 7,152 advertisers in the year ended December 31, 2020. Our capabilities are critical for our advertisers and they often expand their relationship with us over time, and, for the year ended December 31, 2021, we were able to increase our total ASPA by 24.5% to U.S.$75.3 and achieved a Total Advertising Volume Retention Rate of 165.3%.
We deliver an end-to-end digital solution to our advertisers, agencies and digital platforms in the following ways:
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Long-standing partner representations: Serving as the critical link between digital platforms and advertisers. We have long-standing partnerships with the leading digital platforms and in many cases serve as their exclusive or sole representative in a number of emerging countries. This allows partners to access a significant, untapped revenue opportunity to monetize premium walled-garden advertising inventory by connecting them with advertisers and agencies whether they are looking to reach local, regional or global audiences. Our ability to quickly scale and grow our partners’ revenues has further secured their trust in us to expand their business into new markets over time.

The following graph shows the growth in the number of countries in which we represented our top partners, both during the year in which we were first engaged and as of December 31, 2021.

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Market education: Provide local market educational content, training and proprietary technology to grow platform usage and drive sales.   We offer comprehensive marketing education solutions, from training workshops to public relations, newsletters and marketing events across local markets. We also developed a proprietary technology, Digital Ad Expert, where professionals can be certified on the leading digital platforms and have access to industry insights. Our free online education and certification program, Digital Ad Expert, allows unlimited access for any advertiser, agency or marketer to receive training ranging from content that covers the basics of digital advertising and marketing performance strategies all the way to platform certification. Our program provides digital advertisers with the tools to become well-versed with the world’s leading digital platforms. As of December 31, 2021, we have educated over 21,000 digital media professionals resulting in over 78,000 certifications through Digital Ad Expert.

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Local platform dedicated sales: Hire and train local platform-dedicated teams for partners, advertisers and agencies.   Our organization is composed of both local and platform-dedicated sales and operational teams that provide extensive industry and cultural knowledge and platform expertise to advertisers and agencies so they can create and optimize impactful, localized digital campaigns. For example, as of December 31, 2021, we have 129 team members dedicated to Twitter, 99 to Meta, 42 to Snapchat, 38 to Microsoft and 29 to Spotify. Our teams also offer technology and operational expertise for each of our partner’s platforms to enable advertisers and agencies to employ effective, multi-format digital campaigns on each platform. This differentiated, consultative sales approach also allows our partners to leverage local teams more rapidly through us at a lower cost, without having to divert significant resources from their main developed geographies in order to grow in emerging countries.

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Campaign management and optimization: Focus on providing white-glove service to exceed campaign goals. Our presence in 77 countries allows us to uncover meaningful insights unique to each of our partners. Our dedicated local teams deliver a tailor-made blend of media planning, audience strategy and insights on how to best use or adapt creative assets and optimize campaigns to ensure advertisers’ campaigns run successfully on our partners’ digital platforms. Our dedicated on-demand expert operations teams are trained on how best to manage campaigns providing robust insights and guidance to advertisers and agencies. As such, our advertisers rely on us to provide optimization recommendations to meet or exceed their campaign KPIs.

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Technology solutions: Combining insights from local client success managers and proprietary technology to reach campaign goals.   In the spirit of partnership, we have developed differentiated technology solutions for advertisers and agencies to maximize the effectiveness of their digital campaigns on major platforms, such as Twitter and Facebook. We created Wise.Blue to be our comprehensive Twitter Ads solution that provides advertisers with streamlined ad management, AI-driven automated budget optimization, segment targeting, prediction models and real-time data analytics on Twitter. In order to provide more local support to our Facebook advertisers, we developed our SMB platform to streamline the entire campaign management experience with rapid onboarding, simplified campaign insights and analytics, creative tools and flexible customer service support, so that SMBs can easily activate campaigns from one easy-to-use tool.
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Cross-border credit and payments: Simplifying the invoice-to-collection process for partners and advertisers.   Advertisers and agencies often prefer to use local currencies, which may not be available with current self-service offerings by major digital platforms. With presence in 77 countries, we have built a robust, global payments infrastructure capable of providing credit analysis and simplifying complex payments between advertisers and partners across multiple countries with varying currencies, regulations and tax considerations. We consolidate multiple, complex payment flows into one invoice for both our partners and advertisers. This enables us to execute payments for our partners without them having to navigate the local regulations and taxation codes of every market where we represent them. Furthermore, as of December 31, 2021, 32%, 45% and 3% of our collections are in U.S. dollars, euros and Bulgarian Lev, respectively, which allows us to mitigate our exposure to foreign exchange risk. Some advertisers in the countries in which we operate may not have funds available to pay for campaigns upfront. Nonetheless, our scale, long-standing relationships with our partners and credit worthiness, along with our internal credit analyses, allow us to extend credit to these advertisers and collect from them when they monetize their campaign, becoming a facilitator for them, with low levels of defaults. See “Risk Factors—Risks Relating to Our Business and Industry—If our advertisers delay in settlement of our accounts receivable or if we are unable to issue invoices to our advertisers on a timely basis, our business, financial condition and results of operations may be materially and adversely affected.” We also set limits on the amount of digital advertising inventory that any advertiser can purchase from us on the basis of their credit profile and we maintain insurance in certain countries in which we operate in order to limit our credit exposure. See “Business—Finance and Administration—Credit Risk Policy.” Additionally, our extensive, global presence allows us to efficiently share HR, marketing and IT resources and verticalized platform specialists, which we leverage to quickly launch and reach scale in new countries.

The following graph illustrates what we do on behalf of our partners by consolidating a number of invoices from several advertisers in different countries and currencies into one single cross-border payment.

Challenges faced by our Partners:
The following chart demonstrates a few of the challenges our partners face when contemplating entering into a new country.
Key Benefits to Partners
We partner with the leading digital platforms in 77 developed and emerging countries across the globe. We act as an extension to our partners’ organization. We believe the benefits to our partners of working with us include, but are not limited to:
Note: Non-exhaustive examples.
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Quickly and efficiently establishing local teams and operations.   Entering new markets requires significant investment, including hiring new sales and administrative teams, onboarding legal, tax and other advisors, and leasing or purchasing office space to carry out operations. This represents a sizable opportunity cost in which global digital platforms have to contribute significant resources into new and emerging countries that represent a small portion of their global annual revenues. For instance, for the year ended December 31, 2020, we estimate the Total Advertising Volume we generated for each of our five largest partners represented only 0.1-1.6% of their global annual revenues, based on information from their annual reports. By partnering with

Aleph, we deploy local and platform-dedicated teams for each of our partners made up of seasoned professionals with strong relationships with advertisers and agencies in each market. We enable more rapid, streamlined expansion of our partners’ digital platforms in emerging countries at a larger scale with lower costs and operational complexity that often only requires one person from our partner’s organization to manage. We believe that this flywheel effect increases the probability of success due to the synergies created by our existing presence in 77 countries.
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Boost platform usage through dedicated marketing, education and localized content creation.   As an extension of our partners, our exclusive platform-dedicated teams understand the unique cultures in which they operate and become experts in each digital platform’s capabilities, features and user base. These teams educate advertisers and agencies on each of our partners’ platforms, empowering them to take advantage of the opportunity to reach new customers in their local region through digital platforms they had not previously been able to access. For the year ended December 31, 2021, we have issued more than 100,000 invoices to advertisers after helping them create and implement multiple campaigns with local content that funneled attention to our partners’ platforms. We constantly work to improve local content creation by infusing creative elements into our advertising approach. Our local presence allows us to develop strong relationships with local content creators, which are instrumental to increase user traffic into our partners’ platforms in each particular geography.

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Simple and reliable payment operations.   We have built a global payments infrastructure capable of facilitating credit and payments between advertisers and partners across various countries and in different and often fluctuating currencies. Instead of our partners transacting directly with individual advertisers, we act as a single large-scale counterpart for our partners and manage local billing processes according to each country’s business customs and currency. This simplifies the administration, foreign currency exchange management and payment processes for our partners, while reducing their credit and operational risk with multiple individual advertisers and facilitating the efficiency of payments.

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Grow advertising revenue by expanding into new markets and customer segments.   We provide our partners with a sustainable and scalable business model that allows them to focus on their core, developed countries and generate incremental advertising revenue at little additional cost. For the year ended December 31, 2021, we generated U.S.$971.8 million of Total Advertising Volume from our advertisers, up 124.6% from U.S.$432.7 million in 2020. Based on our analysis of information from eMarketer, our Total Advertising Volume grew approximately ten times faster than the broader digital advertising industry in emerging countries in 2020, and grew approximately seven times faster than the broader digital advertising industry in 2021. As of December 31, 2018, we represented 12 partners in 36 countries resulting in 147 total representations. By December 2021, that amount increased by 155.8% to 376 representations for 27 partners in 77 countries. Additionally, our SMB team creates additional value for our partners by providing market insights, communication strategy, data analytics and bespoke access to a growing number of SMBs who previously did not have access to these large digital platforms connecting our partners to hundreds of new advertisers and revenue opportunities. Another custom segment that we have experienced high growth in is the performance-based advertisers. Through our proprietary technology, Wise.Blue, these advertisers can manage their Twitter campaigns in real time, providing them automated recommendations for yielding positive ROI.

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Credit management and spend regulation.    We monitor advertising accounts and regulate spending caps based on a set of predefined rules, which provides additional fraud checking to increase protection. We also ensure the client’s advertisements meet our partners’ standards.

Challenges Faced by our Advertisers:
The following chart demonstrates a few of the challenges our advertisers face when considering when and how to use digital advertising:
Key Benefits to Advertisers
For the year ended December 31, 2021, we helped over 12,900 advertisers in 77 countries maximize the value of their digital advertising through a complete service ecosystem consisting of digital expertise, deeply embedded local market knowledge and innovative proprietary technology. Our solutions provide advertisers with several benefits with no additional cost for our services, including:
Note: Non-exhaustive examples.
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Market outreach, education & certification: Continuing education of in-house digital advertisers.   We leverage a unique combination of deep knowledge of local cultures and digital platform expertise to offer the digital advertising community a wide range of impactful education solutions, such as digital advertising training workshops, industry and local country research, partner specific platform training and online certification programs through our proprietary education platform Digital Ad Expert. These programs equip digital marketing professionals with the tools they need to make informed decisions on which digital platforms to activate and enhance the digital marketing capabilities of their business.
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Sales strategy and planning: Access to a wide range of leading global digital platforms.   Our strong relationships with most of the largest digital platforms in the world offers global, regional and local advertisers the ability to reach billions of consumers in 77 countries. Within each country, our local knowledge and relationships allow advertisers and agencies that work with them to tap into local communities across our partners’ platforms and deliver more meaningful and relevant content to target audiences. Additionally, our global footprint and network enables advertisers in emerging countries with strong e-commerce distribution to reach consumers beyond their national borders in developed countries like the United States.

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Dedicated client services: End-to-end, turn-key digital advertising at both a local and global level.   Our full-service ecosystem provides end-to-end support for all the stages of a digital ad campaign. Given our deep cultural knowledge of local consumer behavior, we empower advertisers and agencies to create localized ad content for different stages of the advertising funnel, tailor ad formats for optimal consumption and deliver the right ads to the right people at the right time. Our platform-dedicated client services teams help advertisers and agencies understand and leverage the capabilities, ad formats, viewability and creative best practices of large digital platforms. Through a combination of added value creative services, human-powered insights, technological optimization and budget management tools, we are able to maximize advertiser investments and exceed campaign goals.

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Flexible credit and local billing and collections. Flexibility in invoicing in local currency and offering multiple payment methods.   We provide advertisers with flexible trade credit terms based on the regional requirements and specific needs of each advertiser, including the flexibility of paying in local currency that often absorbs the risk of frequently fluctuating exchange rates. As of December 31, 2021, we have the capability to receive and process payments in 43 currencies, which we then convert into single payments for each of our partners. For advertisers lacking financial credibility, we provide them with the ability to place large advertising campaigns and facilitate different payment methods to use our partners’ platforms, all under full compliance of laws and regulations on both local and international levels. This payment flexibility and support allows advertisers to activate and deploy digital campaigns in ways they would not be able to access by themselves.

What Sets Us Apart
With offices in over 50 countries and representations in 77 countries, Aleph is a leading global enabler of end-to-end digital advertising in terms of revenue and geographic reach connecting digital platforms to advertisers and agencies. We believe we have several competitive advantages that will allow us to maintain our position as the industry leader in emerging countries, which include:
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Extensive global footprint across leading digital platforms.   We represent the leading digital platforms across Europe, Asia, Latin America and now Africa through our acquisition of Ad Dynamo. These partners include Meta, Snapchat, Microsoft, Spotify, TikTok, Twitch, Electronic Arts, Activision Blizzard Media, TripAdvisor, MercadoLibre, Warner Music Group, Brainly, Daily Motion, LG and Adswizz, among others. We believe Aleph is the only company that represents over 25 digital platforms across 77 countries. Our business model, track record and scale provide our partners with an easy to manage, one-stop solution to efficiently monetize their inventory and rapidly scale their businesses in new markets.

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Unique, independent market position at the heart of the global digital advertising ecosystem.   We believe we are the only company positioned at the center of the global digital advertising ecosystem, serving as the crucial link between digital platforms, advertising agencies and advertisers across the world. We believe that our independent, neutral position within the industry gives us a distinctive competitive advantage to connect to local, regional and global advertisers. We help our partners expand into fast-growing, emerging digital advertising markets, which in turn accelerates overall company growth and creates additional advertising opportunities for advertisers. Additionally, we have established strong relationships over the last decade with digital platforms, advertising agencies and advertisers, which creates a strong barrier to entry for our competitors.

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Scalable business model supported by a flexible operating infrastructure and positive working capital.   We have developed the capability to rapidly and efficiently replicate and expand our footprint across the globe as well as the digital media value chain, which has proven to be one of our keys to expanding successfully to 77 countries worldwide. We have developed a flexible, global operating infrastructure that shares resources efficiently and allows us to quickly pursue and integrate strategic acquisitions, scale operations in emerging countries, expand our technology portfolio and increase our strategic value to both our partners and advertisers. We take advantage of a virtuous cycle in which every new partner, market and advertiser that we add to our portfolio creates value for all stakeholders within our digital ecosystem. Furthermore, we strive to maintain a positive working capital balance, which provides us with financial flexibility required to quickly fund and pursue our strategic growth opportunities.

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End-to-end, integrated solution for both partners and advertisers.   We provide a comprehensive suite of solutions that positions us as a one-stop solution for both our partners and advertisers. Our solutions span the entire spectrum of digital advertising, from digital media expertise, deeply embedded local market knowledge, creative and content services to proprietary campaign management technology. Our teams across Aleph deeply understand digital platforms and how to support partners and advertisers reach their goals and KPIs. Our dedicated platform sales and operation teams become an extension of our partners, supporting advertisers with ad campaign implementation, optimization and reporting to maximize campaign effectiveness. We have also built a robust financial infrastructure that allows us to handle all financial reporting aspects for our partners, including credit, billing, collections, foreign exchanges, local taxes and withholding taxes, and facilitating payments to advertisers, all under full compliance of laws and regulations across local and national markets. We believe we have built an unparalleled end-to-end business model with local operations and strong cross-border infrastructure.

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Customized advertising market research team and superior creative services.   At Aleph, we have experienced marketing and research teams that are focused on educating advertisers on the powerful potential of each of our partners’ platforms. We do this through newsletters, webinars, white papers, thought leadership and events. We are constantly striving to provide added value services to our partners. For example, in service to Snapchat, we built one of the first and largest augmented reality studios in Latin America, to provide creative and production support to advertisers.

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Proprietary technology that maximizes advertising efficiency and scalability .   We leverage a set of proprietary technology solutions that help advertisers execute, optimize, easily scale and secure their campaigns. Our experience over the years has enabled us to deeply understand advertisers’ diverse challenges and, as a result, we have designed powerful tools to help them work faster and more efficiently across large digital platforms. For example, Wise.Blue, one of our portfolio brands that is certified as a Twitter Marketing Partner, leverages machine learning to help advertisers automatically place campaigns, compare results, optimize accounts and campaigns, and control volume, ad spend and targeting across Twitter. Additionally, we have created an all-in-one, self-service platform that makes online advertising accessible on Facebook and easy to use for millions of SMBs across the world.

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Commitment to unlocking economic development in under-served markets.   We leverage our global scale and infrastructure to reach, connect, and develop media professionals across 77 countries. We have strategic partnerships with renowned institutions, such as Stanford Business School and Singularity University, where we have invited clients to participate in virtual and in-person executive education programs that provide our partners and advertisers with access to new educational opportunities that can enhance their professional development. We believe that education offerings are a differentiating factor, especially in the markets where we operate, and that providing these educational opportunities to the digital advertising community we serve will unlock economic development in emerging countries.

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Founder-led management team with deep digital domain expertise.   Many of our regional and partner-managers have extensive experience with digital advertising technologies, advertising agencies and digital platforms and have been at the forefront of digitization in their respective regions. Much like our market coverage, our management team is spread out across the globe, with appointed regional managers overseeing the largest markets and providing a global feedback loop to close knowledge gaps between entities and provide optimal levels of service to our clients and partners. Many members of our founder-led executive team have been working together for decades, with an average tenure of over 25 years of entrepreneurial and scaled experience in digital media and advertising. We are also supported by world-class investors such as CVC Capital Partners, MercadoLibre, Twitter and Snap who provide important connections and strategic advice.
Our Growth Strategies
Since our inception, we have developed a strong track record of expanding our coverage across the majority of emerging countries, as well as securing a significant number of global digital platform partners and advertisers. We believe that there are several attractive opportunities for growth beyond what we have already achieved and that we are well-positioned to address these opportunities as penetration of digital advertising continues to expand rapidly across the world. As of December 31, 2021, we have relationships with 27 partners covering 77 countries. The key elements of our growth strategy are:
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Grow revenue of current partners and advertisers in current markets.   We believe we have a meaningful opportunity to increase revenue for our existing partners in the markets in which we currently operate. We believe that there is still a substantial number of unreached digital advertisers in the markets where we operate who demand access to the platforms we represent. We still have a low level of penetration of advertisers in several of the countries in which we operate (based on companies with 50 or more employees), such as Italy (0.3%), Norway (0.3%), Denmark (0.5%), Spain (0.5%), Poland (1.5%) and Hungary (1.7%), among others. This provides us with significant upside to multiply that revenue by focusing primarily on increasing spend from existing clients and activating new clients. We primarily activate new advertisers through educating the market on industry trends, platform specific activation strategies and adding additional customer segments such as SMBs, performance-based and export advertisers. According to the EIU and eMarketer, the countries in which we currently operate account for 72% of the global population, yet they only represent 17% of global digital advertising spending, which underscores the significant opportunity for revenue growth. With our ability to act as a flexible and cost-efficient extension to our partners’ businesses and provide access to a wide range of attractive advertising opportunities, we believe our partners will continue to trust our solutions to generate incremental revenue for them by growing the number of advertisers on their platforms, increasing the average spend per advertiser and convincing our advertisers to try new platforms.

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Expand coverage of current partners into new markets.   Our partners’ main operations are focused on more developed countries that are well penetrated by digital media, such as the United States, Canada and the United Kingdom. Our expertise is in expanding the footprint of digital platforms to emerging growth markets. Most of the major digital platforms have a small geographic footprint in terms of standalone operations, such as Twitter (21 countries), Meta (37 countries) and Google (40 countries). However, we believe the room for growth for these platforms in the countries in which they do not have direct operations or third-party representations is significant, with Twitter, Meta and Google having 96, 136 and 151 unpenetrated countries, respectively. From the inception of our partnership to date, we have demonstrably expanded our partners’ representation in emerging countries, including taking Twitter from 39 (six core markets) to 59 markets, Meta from four to 11, Snapchat from two to 39, Microsoft from 18 (four core markets) to 26 and Spotify from 17 to 40. We currently operate in 77 countries out of a potential 193, as defined by the United Nations, giving us a large runway for future expansion.

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Add new partners.   Digital platforms are proliferating and are increasingly adding users in emerging countries across the world. With a growing digital advertising ecosystem, we believe we provide a substantial value proposition to both established and new digital platforms by providing access to a wide range of advertisers in emerging countries and meaningfully increasing advertising revenue at lower costs without the complexity of doing it themselves. We have demonstrated that we can expand our portfolio of partners, including some of the largest digital platforms in the world, not only by actively pursuing new partnerships ourselves, but also through new partners that come to us for our solutions. Since starting one of our strongest relationships in 2012 with Twitter, we have secured several cornerstone partnerships, such as Snapchat in 2016, Meta in 2018 and, most recently, TikTok in 2019 and TripAdvisor and MercadoLibre in 2021. These growing partnerships with major digital platforms across multiple verticals highlight the value we can provide to partners and the opportunity to secure future partnerships.
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Deploy SMB solution globally.   We believe that SMBs are the foundation of the global economy, accounting for 90% of all business in the world. Despite their widespread presence, the penetration of SMBs into the digital advertising space, albeit growing significantly, has been proportionately smaller compared to that of more established enterprises with larger advertising budgets and resources. We believe we can address this opportunity through further development of our user-friendly, self-service platform, which equips SMBs with the tools to successfully and seamlessly set up, manage, analyze and optimize digital advertising campaigns on Facebook. In the future, we intend to expand this platform to include other partners.

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Expand to other emerging regions and new technology solutions through M&A.   We have developed the ability to rapidly penetrate new regions with flexibility and adaptability. However, a key strategy to accelerate our expansion in new markets is identifying and targeting established companies with similar business models within markets where we are not currently present. We intend to continue pursuing investments and acquisitions that can help us tap into new geographies and take advantage of their current infrastructure and local expertise. For instance, our recently announced acquisition of Ad Dynamo allowed us to expand into three new markets in Africa, and our acquisition of Connect Ads, if completed, will allow us to expand into 15 new markets in Africa and the Middle East. See “—Recent Developments.” Our large global network allows us to overcome operational and cultural barriers, realize synergies and economies of scale and continue reinforcing our position as a truly global company. We also see value in companies with proprietary technology that may complement and enhance our current offering and could potentially acquire a company for this purpose.

In addition to these core strategies, we believe we are well positioned to pursue additional avenues for growth, including enhancing our technology offerings to leverage the advantages of automation and artificial intelligence and expanding our presence into markets beyond digital media.
Our Culture and People
At Aleph, we believe that the power of digital media to drive economic growth should be experienced equally—across the globe. That is why we are deeply committed to unlocking this opportunity in emerging countries for both advertisers and the world’s leading digital platforms. In today’s increasingly connected world, digital media is creating the opportunity for any advertiser to reach consumers on a global scale. However, we recognize that this opportunity is not experienced equally in local markets around the world, creating a gap in the last mile delivery of digital media to emerging and underserved countries worldwide. Our commitment to educating the digital marketing community fosters the advancement of our own people and media professionals in emerging countries, unlocking economic development in traditionally underserved parts of the world. We further empower digital advertisers by providing them access to research on local consumer and advertising trends and platform usage insights to help narrow the information gap that advertisers often face in emerging countries. Through the development of our Digital Ad Expert program, our goal is to educate, certify and connect an additional 50,000 digitally savvy professionals in all our markets through local and regional platform certifications, making it easier to connect talent with opportunities in developed and emerging countries.
We are a people-driven company: our global and diverse employees are our most valuable asset. We strive to foster a culture that attracts individuals with a fast-paced mentality and commitment to our goal of unlocking economic development across the globe. We have a powerful combination of a highly experienced global management team and employees with deep local knowledge of the digital ecosystem that we believe is critical to the success of our company and our ability to meet the diverse needs of our partners and advertisers. Our strong company culture is grounded in five key aspects of our personality that shape how we interact with each other and our community:
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Passionate — We are deeply passionate about our partners, advertisers, industry and community. Our commitment is underpinned by an obsession with delivering quality in all that we do.

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Courageous — Venturing into unknown territory requires courage and an ability to pivot when new opportunities appear. We do not let our fears define how we innovate and serve our partners and advertisers, and we thrive on exploring new ventures, partnerships and geographies.

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Proactive — We are builders with deeply instilled entrepreneurial roots. We are nimble and constantly on alert to act on opportunities that can help deliver our partners and advertisers better outcomes.

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Collaborative — Our business and industry is based on powerful, long standing relationships. We value working together both internally and externally when creating innovative solutions capable of connecting all parts of the digital media ecosystem.

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Reliable — We are unwaveringly dependable and authentic. We thrive on being a trusted and results-driven partner for all stakeholders in the digital ecosystem.

As of December 31, 2021 and 2020, we had 1,064 and 658 full-time equivalents, respectively, including both employees and contractors.
The following tables show our total number of full-time equivalents as of December 31, 2021 and 2020, broken down by functional area and geographic region:
	As of December 31,
	2021	2020
Corporate	9	5
Sales and Marketing	390	237
Operations	376	249
General & Administrative	289	167
Total	1,064	658

	As of December 31,
	2021	2020
Americas	292	273
Europe and Asia Pacific	690	385
Africa	82	—
Total	1,064	658

During 2021 and 2020, and as of the date of this prospectus, none of our employees were represented by labor unions. During 2021 and 2020, we did not employ any temporary employees.
We strive to not only attract and retain great talent but are committed to the continued development of our workforce. We provide our employees the opportunity to be trained in our whole portfolio of products in order to improve their performance, including participation in courses tied to our partners’ platforms. We also sponsor an education assistance program for employees looking to broaden their studies in relevant areas. For those looking to grow internally, we invest in leadership development that identifies and helps prepare top talent for managerial roles and provide opportunities for high-potential employees to take on international long-term assignments. Additionally, we provide assistance to employees who are required to improve their language skills in any of English, Spanish or Portuguese. Internal job opportunities are posted for employees to review and our internal mobility philosophy encourages employees to apply for roles. For the year ended December 31, 2021,approximately 23% of our vacancies were filled by internal candidates.
We seek to offer our employees competitive compensation and have partnered with third parties to receive labor market data and guidance with respect to salaries, benefits, bonuses and variable compensation. We also offer our employees access to our LTIP program, which offers cash grants in connection with certain liquidity events. See “Management—Other Corporate Governance Matters—Long Term Incentive Program.”

Our Partners
The world’s largest digital platforms across verticals such as social networks, music, entertainment, gaming and more have partnered with us to connect them with the thousands of advertisers seeking to reach billions of consumers in emerging and underserved markets. We negotiate our contracts and commercial agreements under a “commission” or “revenue share” model with these digital platforms in order to help monetize their inventory in countries in which they do not have local operations. For more information on the components of our results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Components of Our Results of Operations.” For our exclusive agreements, we are the only partner for that platform in that market. However, in some cases, the platform reserves the right to also sell in a certain territory to a small set of clients and/or can operate a self-service platform.
As of December 31, 2021, we have commercial agreements with 27 partners in 77 countries. These partners include Twitter, Meta, Snapchat, Microsoft, Spotify, TikTok, Twitch, Electronic Arts, Activision Blizzard Media, TripAdvisor, Warner Music Group, Brainly, Daily Motion, LG, Adswizz, Criteo, Wetransfer, Viber, Adcolony, Accuweather, PlutoTV, Lifesight, Ogury, Bidstack, Loopme and Yahoo.
Our relationships with our partners are primarily governed by commercial agreements that provide for, among other things, our commercialization of their digital advertising inventory, minimum target sales per period and our percentage commissions on each sale. These commercial agreements typically have a one- to three-year term and are subject to renewal upon expiration. These agreements provide us the right to represent that partner in a specific jurisdiction—most commonly one country, but for certain agreements, multiple countries within a region. As a result, we have multiple representation agreements with each of our partners and are continuing to add additional representation arrangements as we bring on new partners and enter into agreements with our existing partners in new jurisdictions.
Facebook, now doing business as Meta, Twitter, LinkedIn, Snapchat and Spotify were our largest partners in 2021 and 2020, accounting for 45.7%, 18.7%, 9.3%, 5.2% and 4.0% of revenues for the year ended December 31, 2021, respectively and 39.1%, 20.6%, 10.8%, 4.3% and 4.8% of revenues for the year ended December 31, 2020, respectively.
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Facebook. We began our representation of Facebook in 2018, representing them in four countries. As of December 31, 2021, we represent them in 10 countries under 11 agreements. We have 99 employees dedicated to servicing Facebook, now Meta. Since January 1, 2019, we have renewed 92% of our agreements with Facebook.

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Twitter. We began our representation of Twitter in 2012, representing them in five countries. As of December 31, 2021, we represent them in 59 countries under six agreements. Since January 1, 2019, we have renewed 100% of our agreements with Twitter. We have 129 employees dedicated to servicing Twitter.

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LinkedIn. We began our representation of LinkedIn in 2014, representing them in five countries. As of December 31, 2021, we represent them in 26 countries under four agreements. We have 38 employees dedicated to servicing LinkedIn. In December 2021, LinkedIn informed us that it intends to internalize the sale of its digital advertising inventory in most of the markets in which we represent them. As a result and as of the date of this prospectus, our agreements with LinkedIn will not be renewed after the current term, which ends on June 30, 2022. However, we are currently in discussions with LinkedIn to provide them certain services related to the sale of digital advertising inventory, including payment and billing services and education services, after the current agreements expire.

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Snapchat. We began our representation of Snapchat in 2016, representing them in one country. As of December 31, 2021, we represent them in 39 countries under 9 agreements. We have 42 employees dedicated to servicing Snapchat. Since January 1, 2019, we have renewed 100% of our agreements with Snapchat.

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Spotify. We began our representation of Spotify in 2013, representing them in 17 countries. As of December 31, 2021, we represent them in 40 countries under 12 agreements. We have 29 employees dedicated to servicing Spotify. Since January 1, 2019, we have renewed 92.3% of our agreements with Spotify.

Although our agreements with LinkedIn will be terminated in June 2022, we have demonstrably expanded our partners’ representation year-over-year, growing at an overall rate of 175% from 147 total representations as of December 31, 2018 to 376 representations as of December 31, 2021.
We have developed long-lasting, meaningful relationships with our partners by making it easy for them to expand into new markets through our global infrastructure and deeply embedded local operations across the world. We are officially recognized as a Facebook Authorized Sales Partner, a Snapchat Sales Partner and a Twitter Marketing Partner.
Our Advertisers
Our advertisers range from large, multinational corporations to SMBs and consist of both brand-based advertisers and performance-based advertisers. We serve advertisers across Europe, Asia Pacific, Africa and Latin America, with a large concentration of the net revenue resulting from advertisers within European countries who dedicate large budgets in order to effectively target consumers in primarily developed countries.
We work with advertisers across a broad array of industries, including consumer packaged goods, retail, telecommunications, e-commerce and automotive, among others. For the year ended December 31, 2021, we had 12,905 advertisers, of which 5.4% were performance-based advertisers that accounted for 50.9% of our total revenue, and 94.6% were brand-based advertisers that accounted for 49.1% of our Total Advertising Volume. In recent years, we have seen an increase in advertisers looking to reach customers in both developed and emerging countries, and, as of December 31, 2021, export clients accounted for 49.7% of our Total Advertising Volume, while local clients accounted for 50.3%. Through our partnerships, we have the ability to offer our advertisers opportunities to reach audiences in developed countries such as the United States and the United Kingdom.
Our top ten advertisers accounted for 33.7% of our Total Advertising Volume in 2021, and no individual advertiser accounted for more than 11.6% of our Total Advertising Volume for the same period. We have also demonstrated the ability to expand the strategic value we provide to our advertisers, as evidenced by our annual average Total Advertising Volume per advertiser growing by 24.5% from December 31, 2020 to December 31, 2021. Additionally, 50% of our top 20 advertisers run campaigns on more than one of our partners’ platforms, providing us with the opportunity to expand advertisers to additional digital platforms and capture a larger portion of their total media budgets.

Customer Case Studies
We believe the following case studies illustrate the value we deliver to our partners and advertisers.
Partner Case Studies
Partner A
Partner A is one of the largest digital platforms in the world. Prior to working with us, they were looking for a dedicated partner that could help them grow and monetize inventory in fast growing, Latin American countries without diverting significant time and resources from developed countries such as the United States.
Partner A chose to partner with IMS, an Aleph subsidiary, to take advantage of this growing opportunity. Leveraging our established presence in Latin America, we created a 30-person team within 90 days dedicated to monetizing Partner A’s user base in this region. By partnering with us, Partner A avoided the burdensome and time-consuming processes related to establishing local presence in these countries. Based on the success of our first engagement, they have expanded their relationship with us over time, launching into new emerging countries such as Poland, Switzerland, India, Malaysia, Russia, Latvia and Indonesia, to name a few. Additionally, our close, long-standing relationship with Partner A has allowed us to develop technology solutions tailored to their platform, which helps advertisers enhance the performance of campaigns on their digital platform.
From 2020 to 2021, we grew our Total Advertising Volume for Partner A by 57% and increased the number of advertisers on the platform by 23% while at the same time growing the ASPA by 27% in the same period.
Partner B
Partner B is a leading digital platform with a global user base. Despite their scale and resources, Partner B believed that an accelerated growth strategy would require a fully dedicated partner to drive advertising sales and increase revenue in emerging countries.
We began representing the company in Slovenia, Croatia, Serbia and Bulgaria. Following success in these countries, we expanded into Latvia, Estonia and Lithuania. In late 2019, we opened offices in Myanmar, Laos, Cambodia and Bangladesh specifically to serve the growth objectives of Partner B’s business. Our experience in launching end-to-end solutions in new markets enabled us to set up our operations and dedicated local teams within 90 days with strong support from our team in India.
In 2021, we increased the number of Partner B’s advertisers by 93.6% and the Total Advertising Volume by 155.4%, while growing ASPA by 31.9%. As a result of our performance, we saw the opportunity to develop technology to onboard a new segment of advertisers to their digital platform in ways that could not be done through their existing self-service tools.
Partner C
Partner C is a digital platform that noticed a significant monetization opportunity in the growing user base of Latin America. However, at the time, its focus and resources were invested in its main markets, limiting its capacity to service other regions simultaneously. Additionally, due to the lack of awareness and technical expertise in emerging countries of Partner C’s functionalities and multiple ad layouts and formats, Partner C realized the importance of dedicated local sales and support teams in driving growth in emerging countries.
Partner C selected Aleph to represent the platform in Brazil and Mexico. Our success in these two countries resulted in the extension of our partnership to the rest of Latin America, as well as Spain and Italy. Having platform-dedicated on-the-ground teams was pivotal for the advertisers to take full advantage of the platform.
From 2020 to 2021, we increased the Total Advertising Volume by 128% and the number of advertisers by 125% .

Advertiser Case Studies
Hotel Chain
We helped a European hotel chain that sought to drive direct bookings and simplify the way of acquiring guest information to customize their offering and create a better customer experience. Through our consultative approach, we assisted with strategy and planning to help devise an audience segmentation strategy in three steps. First, we engaged our dedicated platform experts to segment the audience and identify the ideal formats to reach their typical booker demographics. Next, we refined such audience by optimizing based on engagement in real time. Finally, as an added value service, we helped the advertiser create a chatbot and drive traffic to it, generating qualified leads for the call centers to finalize the bookings. We believe that this successful campaign strategy and implementation generated a 17-fold return on digital advertising spending, while the ease of booking through chatbot enabled an exceptional customer experience and lowered the price per lead by 300%.
Health and Wellness Company
A mobile app company, seeking to reach a niche audience on a global scale, reached out to us to help them determine the optimal target and strategic approach. Our team immersed itself in the advertiser’s business focusing first on understanding the product, the target audience and the advertiser’s KPIs. We leveraged our team’s expertise on our partners’ platforms and on performance-based campaigns to recommend the optimal platforms and strategy to reach the advertiser’s objectives. Our team worked closely with the advertiser to educate them on GDPR regulations, the mechanics of calculating lifetime value, return on digital advertising spending and other key metrics, the efficiency of A/B testing and real-time optimization. Our dedicated team tested, ran and optimized several campaigns simultaneously, which resulted in reaching and exceeding the advertiser’s KPIs. Due to sustained positive results, this advertiser has become one of our top ten advertisers and has increased their spend year over year.
Food Delivery Company
We advised a food delivery company, who was looking to create awareness and gain more first time orders, on which of our partners’ platforms to best reach their objectives. We recommended a Twitter campaign that could take full advantage of our proprietary Wise.Blue solution in order to utilize technology to maximize the efficiencies of their campaign. Through the expertise of our operational team, we were able to improve the whole account’s average CPA by 40%, doubling the acquisitions on a week-by-week basis.

Our Capabilities
We deliver an end-to-end digital advertising solution for our partners and advertisers through The Aleph Group: IMS, Httpool, Wise.Blue and Social Snack. These capabilities include:
Market Education & Certification
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Market education.   We provide thorough research and analysis on local audience behavior related to internet, mobile and platform usage that allows advertisers to fully understand how to engage audiences in developed and emerging countries.

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Digital Ad expert.   We created a free online education program, Digital Ad Expert, which offers unlimited access for advertisers and agencies to exclusive training, ranging from the basics of digital advertising to performance marketing strategies that provide any digital marketer with the tools to become experts in the world’s leading digital platforms. As of 2021, we have educated over 21,000 digital media professionals resulting in over 78,000 certifications through Digital Ad Expert.

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Platform certification.   We offer comprehensive training courses for several of our partners’ platforms, including Twitter, Snapchat and Electronic Arts, to help advertisers understand the features and benefits of advertising on digital platforms.

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Events and resources.   We organize and host workshops, events and webinars for the digital advertising community that address the latest digital trends and digital platform advancements. Our Go Global! event in September 2021 was our inaugural annual digital marketing session that brings distinguished performance advertisers to share best practices and discuss the future of digital and key industry trends. We are dedicated to publishing news and articles on topics that may interest digital advertisers to help take advantage of best practices and the latest advancements in digital technology. We also provide case studies that showcase how our advertisers have successfully leveraged our partners’ platforms to drive results from their advertising campaigns.

Local and Platform-Dedicated Sales and Support
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Platform-dedicated sales for partners.   We have a team of dedicated business development and partner manager professionals who explore new opportunities and manage our existing partnerships.

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Local support for advertisers.   Our dedicated sales teams become an extension of our partners on a local market level and provide advertisers the support they need to start advertising on each partner’s platform. We design a campaign plan aligned to our advertiser’s KPIs and deliverables, determining the right target audiences, and suggest optimal ad formats. We execute the campaign, while also providing cutting edge-tools to advertisers, monitoring results in real time and focusing on achieving and exceeding target KPIs.

Content and Creative Development
Creative content is fundamental to the success of our advertisers’ digital advertising strategy. As such, in certain cases, we provide them with creative and content solutions as an added value service. These services are primarily developed by our subsidiary, Social Snack, and include:
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Augmented reality studio.   Our team of developers, designers and animators have created augmented reality experiences for the most innovative brands in Latin America and Europe. We are a Snapchat Sales Partner and a Facebook Authorized Sales Partner, and we specialize in combining 3D experiences, movement design, interaction and gamification.

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Audio ads.   We create native audio content for our advertiser’s campaigns on Spotify that create a deep connection between the listener and the message, increasing the customer engagement and brand awareness for our advertisers.

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Creative ad solutions.   We provide creative expertise to design customized advertising across multiple platforms, specific to the formats that are native to each platform.

Enhanced Campaign Management, Effectiveness and Optimization
We leverage a combination of white-glove service and proprietary technology tools to help our advertisers manage and optimize the effectiveness of their digital campaigns. These capabilities include:
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Onboarding, activation and implementation.   We simplify the onboarding for advertisers by providing a streamlined registration process. In the case with certain partners, our registration platform embeds location-specific requirements and fetches customer data from third parties, avoiding the time-consuming processes of gathering scattered account information. After setting up the new account, we provide advertisers access to our proprietary portal where they can start uploading ad content to our partners’ digital platforms directly—in the case of self-service solutions—or with the assistance of our local customer success managers.

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Campaign management.   We provide advertisers the operational support for advertisers to implement campaigns, including technology that connects to some of our partners’ platform interfaces. Through these connections, the advertiser can track the ad campaign metrics on the platform in real time to gauge the performance and test optimization recommendations made either by AI-powered insights or with consultation from our CSMs. Our CSMs understand our clients’ businesses, their marketing or performance goals, campaign history and ad spend management tactics to effectively engage consumers and exceed our advertisers’ campaign goals.

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Reporting and client status meetings.   Since our platform partners have unique reporting and engagement metrics, we work to offer regular check-ins to walk our advertisers through mid-campaign reports to better understand how to maximize the efficiency of their campaigns to reach their KPIs. This is part of our ongoing educational process that is necessary to provide since many of our clients do not possess the same platform expertise as our dedicated teams. To keep our advertisers informed about their campaigns, we provide them with access to reporting at their desired cadence so they can track pacing, delivery, performance and other KPIs. At the end of each campaign, our CSMs compile a full post-campaign report summarizing the campaign from implementation to results.

User-Friendly Platform Technology
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Wise.Blue.

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Wise.Audience:   Wise.Audience analyzes data from the millions of tweets on Twitter worldwide and builds custom audiences to efficiently target our advertiser’s selected customer base. From a frequently updated database of publicly available Twitter data, we search for people who have recently engaged with a particular topic or have taken a specific relevant action. With exclusive conversation, mentions and event targeting capabilities, Wise.Audience provides an opportunity to target audiences on Twitter based on their online behavior.

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A/B testing:   The process of proper A/B testing can be time consuming to create, analyze and optimize hundreds of variations without a tool. Wise.Blue is designed to reduce manual, repetitive tasks and maximize workflow efficiency. Wise.Blue assists in bulk campaign management, customer segmentation, creative audiences and tests, optimization and actionable analytics.

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Premium Ad products:   One format, Heart to Remind, allows advertisers to send reminders directly to users that liked their tweets and is the most popular Wise.Blue Ad product due to yielding high-performance and improved conversions for advertisers. It is especially attractive for brands when promoting an important event or launching a new product.

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Automated Ads and dynamic creative optimization:   Helps clients manage multiple ad campaigns running at the same time with the proper automation in place.

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Wise.Blue Automated Catalog Ads will integrate the advertiser’s product catalogs to automatically produce a number of ads, showing variations in creativity, price and availability.

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Wise.Blue Dynamic Creative Optimizer will identify the best performing ad(s) and automatically optimize the campaign to maximize results.

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SMB platform.   We have developed a comprehensive, integral solution with built-in design features, simple targeting options, budgeting capabilities, payment management and reporting tools to help SMBs streamline the whole advertising process on Facebook. This platform integrates with local payment providers and generates local tax invoicing. We plan to extend the capabilities of our SMB solution to other platforms in the future.

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White-glove customer support.   Our highly trained and experienced operational teams provide advertisers with strategic campaign recommendations to optimize advertiser investment, make faster and more informed decisions and more efficiently reach their campaign objectives.

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Fraud prevention:   We provide a fraud prevention and detection system for our advertisers on select digital platforms. Our system automatically regulates the spend caps we place on our advertisers and provides alerts if this spend cap changes or if the advertiser appears to be spending too quickly.

Global Payments, Operations and Infrastructure
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Global payments infrastructure:   We simplify complex payments between advertisers and partners across multiple countries with varying currencies, regulations and tax considerations. We maintain a strong financial position to mitigate credit and collection risk for our partners and offer flexible payment terms to our advertisers.

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Billing solution:   Through a combination of our global payment infrastructure and technology, we are able to offer local currency billing, manage the complexities of fluctuating currencies, deliver improved billing, payment processes and local alternative payment solutions, all under full compliance of laws and regulations across local and national markets.

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Cross-border payments:   We consolidate multiple, complex payment flows into one invoice for both our partners and advertisers. This enables us to execute payments for our partners without them having to navigate the local regulations and taxation codes of every market where we represent them. Our global footprint also allows us to offer flexibility in invoicing, resulting in savings on cross-border transactions.

The Aleph group

IMS

*Our digital media company **representing leading** digital platforms across 22 countries in Latin America*

httpool

*Our digital media company **representing leading** digital platforms across 50 countries in Europe and Asia*

snack

*Our in-house digital creative **agency that develops bold** ideas, disruptive media and top-notch digital solutions*

WISE.BLUE

Our proprietary technology platform that maximizes digital advertising efficiency for advertisers on Twitter

AD:DYNAMO

*Our digital media company **representing leading** digital platforms across 5 countries in Africa*

connect ads[1]

Our digital media company representing leading digital platforms across 15 countries in Africa and the Middle East

[1] *Subject to regulatory approval*

Our Technology, Research and Development
Our research and development team is responsible for the design, development and testing of our technology solutions. Jointly with our partners, we are regularly developing complementary proprietary technology solutions to enhance our partners’ platforms through easy-to-use and self-service features that make them easier for our advertisers to use.

Our in-house engineering unit gathers feedback directly from partners’ and advertisers in order to develop the product roadmap, and we collect and analyze data to help us uncover advertisers’ pain points when using the digital platforms we represent. Consequently, we are able to develop new products, expand the features of existing solutions and extend our current capabilities to new digital platforms in a way that precisely addresses the needs of both our partners and advertisers.
Furthermore, we believe we are well-positioned to continue expanding the breadth and depth of our current technology features by maintaining a close relationship with the partners we represent. For example, as an official Twitter Marketing Partner, we have access to Twitter’s new developments, roadmaps and alpha features.
As of December 31, 2021 and 2020, we had 28 and 21 employees, respectively, involved in research and development and related activities, which accounted for 2.6% and 3.2%, respectively, of our total headcount. We intend to continue to invest in our research and development capabilities to ensure a rapid and sustained pace of innovation in our business, while also maintaining a robust security system that protects our advertisers’ and partners’ information and accounts. Our goal is to build scalable solutions that can be applied across multiple partners in multiple regions.
Sales and Marketing
We have a dedicated sales team with offices in 51 countries worldwide. Our sales teams are organized by region and, in most cases, by digital advertising platform. As a result, our sales employees are trained and focused on one digital advertising platform, allowing us to create teams that are knowledgeable about the advertising inventory they offer and how our advertisers can leverage our partners’ platforms to maximize their reach and results.
We connect with our existing and prospective advertisers through a variety of mediums, including direct communications, events, digital advertising, social media, public relations and community initiatives. Our marketing efforts allow us to increase awareness of Aleph, our brands and each of our partners and to educate advertisers on how digital advertising can benefit their business. Towards that end, we host local and global events dedicated to educating our clients on how to utilize and optimize digital advertising and even provide our advertisers access to our free online education and certification program, Digital Ad Expert. We also look to promote our presence industry-wide and sponsor and participate in industry forums and other industry-wide events.
As of December 31, 2021 and 2020, our global sales and marketing team was comprised of 390 and 237 employees, respectively, located across our offices in Europe, Asia Pacific, Africa and the Americas.
Finance and Administration
Credit risk policy
We are responsible for paying our partners for digital advertising inventory purchased by our advertisers, whether or not our advertisers settle their accounts with us. As such, we maintain a policy to limit credit risk based on (i) setting allocated budgets for each of our advertisers and (ii) maintaining insurance policies in countries where we are most exposed to risk to cover for advertisers’ failure to settle our invoices.
The majority of our advertisers purchase digital advertising inventory from us directly. Prior to establishing a relationship with an advertiser, we require financial and credit information from our advertisers and carry out appropriate credit background checks on their behalf. Each of our advertisers has an allocated budget based on an insertion order for a specific partner, which can be used to purchase advertising inventory on a prepaid or credit basis. Advertisers are granted access to a portal on which they can submit and track their advertisements, which in parallel are tracked by our internal customer success managers ensuring appropriate use of funds. Post campaign, we issue an invoice in the amount of delivered media subject to the agreed upon payment terms. Aleph’s proprietary fraud management technology protects against advertising campaign fraud. This tool monitors advertising accounts and takes actions when it detects spending anomalies from potential account hacks. Our tool monitors advertising accounts and regulates spending caps based on a set of predefined rules and provides additional fraud checking to increase protection.
In addition to our advertisers’ allocated budgets, we maintain insurance in certain countries in which we operate, namely Serbia, Croatia, Slovenia, Bulgaria, Estonia, Latvia and Lithuania, in order to limit our credit exposure based on purchases of digital advertising inventory by our advertisers. We maintain insurance in these countries in order to limit our exposure to losses resulting from our advertisers’ failure to make timely payments on our invoices. See “Risk Factors—Risks Relating to Our Business and Industry.”
Foreign currency considerations
Given the global nature of our business, we primarily generate revenue and incur expenses in currencies other than our functional currency, the U.S. dollar. As part of our business strategy, and as a result of the global nature of our business, we provide advertisers with billing in local currencies, which exposes us to foreign exchange risk. Primarily, we are exposed to foreign exchange risk related to fluctuation between each subsidiary’s functional currency and the Euro, Russian ruble and Brazilian real.
Competition
The digital advertising ecosystem is dynamic and rapidly changing, influenced by frequent technological advances, trends in both the overall advertising and digital advertising markets and changing customer perceptions and expectations. We primarily compete with other media representation companies and large digital platforms with whom we do not have relationships in certain countries in which we operate or with whom we do not have any relationship. Our competitors include:
Media Representation Companies—In certain markets, we compete for representation rights of our partners with other media representation companies, including local and regional media representation companies.
Large Digital Platforms—We also compete with certain large digital platforms that we do not represent, including digital platforms that are our partners in other markets. In these markets, we compete with digital platforms for advertising spending, as advertisers may elect to place their advertisements directly with these digital platforms, rather than on the digital platforms that we represent.
We believe that we maintain a competitive advantage creating a high barrier to entry for potential competitors for the following reasons: (i) the significant time and resources we have dedicated to enter 77 markets, (ii) the development and maintenance of key relationships with partners and advertisers in the markets in which we operate, (iii) extensive digital knowledge and access to platform experts, (iv) high-quality solutions capabilities, and (v) effective and targeted sales and marketing strategies. Despite our competitive advantage, we realize the markets we serve are competitive and evolving rapidly, with the continued introduction of new technologies and digital platforms making them attractive targets for new players to enter our market and existing companies to allocate more resources to develop and distribute solutions that compete with us. See “Risk Factors—Risks Related to Our Business and Industry.”
Intellectual Property
We rely on a combination of trademark and other intellectual property laws, as well as employee non-disclosure, confidentiality and other types of contractual arrangements, to establish, maintain and enforce our intellectual property rights, including our proprietary rights related to our products and services. In addition, we license technology from third parties.
As of December 31, 2021, we own the trademark “Httpool” in Slovenia. See “Risk Factors—Risks Relating to Our Business and Industry—Our ability to maintain and protect our proprietary technology and intellectual property rights is limited.” We also own a number of domain names registered, including “alephholding.com;” “imscorporate.com;” “httpool.com;” “wise.blue.com;” “wiseblue.com;” “digitaladexpert.com;” and “goglobal.events.”

We intend to pursue additional intellectual property protection to the extent we believe it would advance our business objectives and maintain our competitive position. Despite these efforts to protect our intellectual property rights, there can be no assurance that we will adequately protect our intellectual property or that it will provide any competitive advantage. In addition, the laws of the various foreign jurisdictions in which we operate may not protect our intellectual property rights to the same extent as the laws in the United States.
Compliance and Government Regulation
The legal environment in our industry is evolving rapidly in the United States and the countries in which we operate. The manner in which existing laws and regulations are applied in this environment, and how they will relate to our business in particular, both in the United States and the countries in which we operate, is often unclear. For example, we sometimes cannot be certain which laws will be deemed applicable to us given the global nature of our business, including with respect to such topics as data privacy and security, advertising, taxation, content regulation and intellectual property ownership and infringement. New and evolving laws and regulations, and changes in their enforcement and interpretation, may require changes to our technology, solutions or business practices, which may significantly limit the ways in which we serve advertisers and generally operate our business. This may increase our compliance costs and otherwise adversely affect our business and results of operations. As our business expands into new jurisdictions, and our operations continue to expand internationally, our compliance requirements and costs may increase and we may be subject to increased regulatory scrutiny.
Non-compliance with the laws and regulations in the countries in which we operate, including GDPR as implemented by European Union member states, the Privacy and Electronic Communications Directive 2002/58/E, could result in fines, regulatory investigations, reputational damage, enforcement notices or assessment notices for a compulsory audit, civil claims for damages, as well as associated costs, diversion of internal resources and reputational harm. Although we take extensive efforts to comply with all applicable laws and regulations, we can provide no assurance that we will not be subject to regulatory and/or private action, including fines for non-compliance with data protection and privacy laws, including in the event of a security incident. Our legal team is responsible for overseeing compliance with the different laws and regulations which govern our operations in the countries in which we operate and identifying operational risk that may arise from regulatory restrictions, including data collection and advertising restrictions.
Facilities
Our corporate headquarters is located in Dubai, United Arab Emirates and Buenos Aires, Argentina. Our Dubai facility currently accommodates our human resources, legal, finance, marketing and other administrative activities. Our Buenos Aires facility consists of approximately 11,840 square feet of leased office space. This facility currently accommodates our human resources, legal, finance, marketing and other administrative activities. We also have two office spaces in Miami, Florida, which consist, in the aggregate, of approximately 9,761 square feet of leased office space. Our primary facility in Miami currently accommodates certain of our executive management team and legal staff. The lease for our Dubai facility expires on May 7, 2022, the lease for our Buenos Aires facility expires on April 30, 2022, and the lease for our primary Miami facility expires on December 30, 2022, with the option to extend our lease for two additional terms of five years beyond the current term.
We also lease other offices in the following countries Austria, Bangladesh, Belarus, Brazil, Bulgaria, Cambodia, Chile, Colombia, Croatia, Czech Republic, Denmark, Ecuador, Estonia, Finland, Greece, Hong Kong, Hungary, India, Indonesia, Italy, Kazakhstan, Kenya, Kosovo, Laos, Latvia, Lithuania, Macedonia, Malaysia, Mexico, Myanmar, Norway, Panama, Peru, Poland, Romania, Russia, Serbia, Slovenia, South Africa, Spain, Sweden, Ukraine, United Arab Emirates, United Kingdom, United States and Uruguay.
We believe that our facilities are adequate to meet our needs for the immediate future with additional room to expand should we need to broaden our operations.
Legal Proceedings
From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of our business, as well as governmental and other regulatory investigations and proceedings. In addition, third parties may from time to time assert claims against us in the form of letters and other communications. Any claims against us, whether meritorious or not, can be time consuming, result in costly litigation, require significant management time and result in the diversion of significant operational resources.
We recognize provisions for legal proceedings in our financial statements when management understands, based on legal advisors’ assessment, that (i) it is probable that we will need to pay to settle an obligation and (ii) we can reliably estimate the amount of that obligation. We evaluate the likelihood of loss by relying on outside counsels’ analysis of available evidence, the law and available case law, recent court rulings and their relevance in the legal system. Management estimates and periodically adjusts provisions for probable losses arising from these matters. In making these adjustments our management relies on the opinions of our external legal advisors.
Legal proceedings are inherently unpredictable and subject to significant uncertainties. If one or more cases were to result in a judgment against us in any reporting period for amounts that exceeded our management’s expectations, the impact on our results of operations or financial condition for that reporting period could be material. See “Risk Factors—Risks Relating to Our Business and Industry—Any legal proceedings, investigations or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome” and “Risk Factors—Risks Relating to Our Business and Industry—Legal claims resulting from the actions of advertisers could damage our reputation and be costly to defend.”
As of December 31, 2021, we were party to 25 legal proceedings. Of these proceedings, we were party to certain labor related proceedings for claims in the total amount of approximately U.S.$2.8 million.

MANAGEMENT
We are currently reviewing the composition of our board of directors, our committees and our corporate governance practices in light of this offering and applicable requirements of the SEC and NYSE. In subsequent filings with the SEC we will update any relevant disclosure herein as appropriate.
Upon the consummation of this offering, we will be managed by our board of directors and by our senior management, pursuant to our Articles of Association and the Companies Act.
Board of Directors
Our Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of five to eleven directors, with the number being determined by a majority of the directors then in office. As of the date of the consummation of this offering, we anticipate that our board of directors will be composed of eight members. There are no provisions relating to retirement of directors upon reaching any age limit.
Our Articles of Association provide that directors shall be elected by an ordinary resolution of shareholders, which requires the affirmative vote of a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting.
We are party to the A&R Shareholders’ Agreement. which provides that, upon completion of this offering, each of Aleph IMS, Akuma and Aleph Maradona LP will have the right to appoint five, two and one directors, respectively, subject to certain conditions on share ownership of each party. See “Principal and Selling Shareholders—Existing Shareholders’ Agreement.”
Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.
Please see “Description of Share Capital—Appointment, Disqualification and Removal of Directors” for a more detailed description of the above.
The following table presents the names of the members of our board of directors as of the consummation of this offering.
Name	Age	Position
Imran Khan	44	Chairman
Christian Gastón Taratuta	49	Director
Ignacio Martin Vidaguren	50	Director
Steven Buyse	52	Director
Aljoša Jenko	42	Director
Pedro Arnt	48	Director
Juan Manuel Ruiz	50	Director
Marius Ivanovas	43	Director
Unless otherwise indicated, the current business addresses for our directors are 22nd Street, 21, Villa 2B, Umm Suqeim 2, Dubai, United Arab Emirates and Echeverría 1515, 11th Floor, C1428DQS CABA, Buenos Aires, Argentina. The following is a brief summary of the business experience of our directors.
Mr. Imran Khan is the chairman of our board of directors. Mr. Khan is the co-founder and Chief Executive Officer of Verishop since its inception in 2018. In addition, Mr. Khan is also the founder of Proem Asset Management. Prior to co-founding Verishop, Mr. Khan served as Snap Inc.’s Chief Strategy Officer between 2015 and 2018, where he oversaw the company’s corporate strategy, revenue generation, business operations and partnerships. Previously, Mr. Khan was a Managing Director and Head of Global Internet Investment Banking at Credit Suisse. Before joining Credit Suisse, Mr. Khan held the role of Managing Director and Head of Global Internet Research at JPMorgan Chase. Mr. Khan holds a B.S.B.A. in Finance and Economics from the University of Denver.
Mr. Christian Gastón Taratuta is our Chief Executive Officer and a member of our board of directors. As our founder, he has been leading the Company since its inception in 2005. Prior to founding Aleph, Mr. Taratuta was the President of UOL e Operations for Universo Online, the largest internet service provider and web content company in Brazil. In 2005, he founded IMS. Mr. Taratuta holds a Bachelor’s degree in Marketing from Fundación Altos Estudios, Buenos Aires, a Bachelor’s degree in Liberal Arts from Florida International University and a Master’s Degree in International Marketing from Florida International University.
Mr. Ignacio Martin Vidaguren is our Chief Operating Officer and a member of our board of directors. He also is the Chief Executive Officer of IMS and has been at Aleph since 2010. Prior to Aleph, he held various executive positions at MercadoLibre, as Senior Vice President of sales, marketing and business development. Prior to MercadoLibre, Mr. Vidaguren worked for McKinsey and Co. Mr. Vidaguren holds a Bachelor’s degree in Business Administration and Public Accounting from Pontificia Universidad Católica Argentina and a Master’s degree in Business Management from the Stanford Graduate School of Business.
Mr. Steven Buyse is a member of our board of directors since July 2021. He is a managing partner at CVC Capital Partners, a world leader in private equity and credit, where he oversees the private equity activities in the Benelux region and the chemicals sector globally. Mr. Buyse joined CVC Capital Partners in 2001. Prior to that, Mr. Buyse spent three years at ING Investment Banking, from 1993 to 1995, and four years as Chief Financial Officer of Corialis Group, from 1996 to 2000. He holds a Commercial Engineering degree from KU Leuven and a Master’s degree in Business Administration from Vlerick School for Management, Belgium.
Mr. Aljoša Jenko is our Chief Strategy Officer and a member of our board of directors since July 2021. He is the founder and Chief Executive Officer of Httpool, which was founded in 2000, and the co-founder of six other advertising, technology and media companies throughout Europe, Asia and the U.S. He is responsible for strategic and corporate segments, fundraising, mergers and acquisitions, international expansion and key media partnerships. Mr. Jenko holds a Master’s degree in Business Administration from the Haas School of Business, UC Berkeley.
Mr. Pedro Arnt is a member of our board of directors since February 2022. He is the Chief Financial Officer of MercadoLibre, Inc. Mr. Arnt joined MercadoLibre in 1999 and has served as Chief Financial Officer since 2011. Mr. Arnt initially led MercadoLibre’s business development and marketing teams, and later managed MercadoLibre’s customer experience operations. Mr. Arnt actively participated in transitioning MercadoLibre from a private to a public company when he served as Vice President of Strategic Planning, Treasury & Investor Relations. Prior to joining MercadoLibre, Mr. Arnt worked for The Boston Consulting Group. Mr. Arnt holds a Bachelor’s degree from Haverford College and a Master’s degree from the University of Oxford.
Mr. Juan Manuel Ruiz is our Chief Financial Officer and a member of our board of directors since July 2021. He joined the Company in 2013, initially serving as the Senior Vice President of IMS Internet Media Services and becoming global Chief Financial Officer in 2020. Prior to Aleph, he held various executive positions at UOL International, Telmex, Claro, Personal and Ernst & Young. Mr. Ruiz holds a Bachelor’s degree in Business Administration from the University of Belgrano in Argentina. Mr. Ruiz holds a Master’s in Business Management from the IAE Business School, the Management and Business School of Austral University in Argentina. He has also taken post-graduate courses at Harvard Business School and Wharton Business School.
Mr. Marius Ivanovas is our Chief Revenue Officer and a member of our board of directors since February, 2022. He joined HTTPool in 2014 through the merger with his digital media agency, initially serving as Country Manager Lithuania, Head of Global Performance Division, VP International and becoming Chief Revenue Officer in 2019. Prior to Aleph, he founded and led various companies such as DBD Experts OU (Digital Media), SIA GLC Digital (IT), UAB BeFree Productions (Entertainment), as well as worked as a CMO of Deal24 - a subsidiary of Rebate

Networks GMBH in Baltics and Nordics. Marius Ivanovas is a business result driven digital marketing professional and entrepreneur with over 26 years of experience that started his career while still in high school. He specializes in large scale international projects and leading geographically dispersed teams.
Executive Officers
Our executive officers are responsible for the management and representation of our company.
The following table lists our executive officers as of the date of consummation of this offering:
Name	Age	Position
Christian Gastón Taratuta	49	Chief Executive Officer
Ignacio Martin Vidaguren	50	Chief Operating Officer
Aljoša Jenko	42	Chief Strategy Officer
Juan Manuel Ruiz	50	Chief Financial Officer
Marius Ivanovas................................................................	43	Chief Revenue Officer
Unless otherwise indicated, the current business addresses for our executive officers are 22nd Street, 21, Villa 2B, Umm Suqeim 2, Dubai, United Arab Emirates and Echeverría 1515, 11th Floor, C1428DQS CABA, Buenos Aires, Argentina. Our executive officers are also members of our board of directors.
Foreign Private Issuer Status
NYSE listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of the NYSE. The application of such exceptions requires that we disclose each NYSE corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant NYSE corporate governance standard. We currently follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the NYSE in respect of the following:
•
the majority independent director requirement under Rule 303A.01 of the NYSE listing rules;

•
the requirement under Rule 303A.06 of the NYSE listing rules that the audit committee must be comprised of at least three members;

•
the requirement under Rule 303A.05 of the NYSE listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation;

•
the requirement under Rule 303A.04 of the NYSE listing rules that director nominees be selected or recommended for selection by a nominations committee comprised solely of independent directors;

•
the requirement under Rule 312.04 of the NYSE listing rules that a listed issuer obtain shareholder approval prior to issuing or selling securities (or securities convertible into or exercisable for common shares) that equal 20% or more of the issuer’s outstanding common shares or voting power prior to such issuance or sale; and

•
the requirement under Rule 303A.03 of the NYSE listing rules that the non-management directors have regularly scheduled meetings with only the non-management directors present.

Cayman Islands law does not impose a requirement that the board consist of a majority of independent directors or that such independent directors meet regularly without other members presents nor does Cayman Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process.
Committees
Audit Committee
Upon the completion of this offering, our audit committee will consist of Pedro Arnt, Ignacio Martin Vidaguren and Steven Buyse, who will assist our board of directors in overseeing our accounting and financial reporting processes, the audits of our financial statements and our compliance policies. In addition, the audit committee will be directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. Pedro Arnt will serve as chair of the committee. Pedro Arnt is considered an “audit committee financial expert” as defined by the SEC, and the audit committee will consist exclusively of members of our board of directors who are financially literate. Our board of directors has determined that Pedro Arnt satisfies the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. We intend to rely on the phase-in schedule for compliance with the audit committee independence requirements as set forth in NYSE Rule 303.A.00.
The audit committee will be governed by a charter that complies with NYSE rules. Upon the completion of this offering, the audit committee will be responsible for, among other things:
•
discussing, analyzing and making recommendations to the board of directors (that will be placed under shareholders consideration for their approval at annual general meetings) in relation to the appointment, re-appointment and removal of the company’s independent auditors;

•
pre-approving the audit services and non-audit services to be provided by our independent auditor before the auditor is engaged to render such services;

•
reviewing and discussing with the independent auditor its responsibilities under generally accepted auditing standards, the planned scope and timing of the independent auditor’s annual audit plan(s) and significant findings from the audit;

•
obtaining and reviewing a report from the independent auditor describing all relationships between the independent auditor and the Company consistent with the applicable PCAOB requirements regarding the independent auditor’s communications with the audit committee concerning independence;

•
confirming and evaluating the rotation of the audit partners on the audit engagement team as required by law;

•
reviewing with management, in separate meetings whenever the audit committee deems appropriate, any analyses or other written communications prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and other critical accounting policies and practices of the Company;

•
reviewing, in conjunction with the Chief Executive Officer and Chief Financial Officer of the Company, the Company’s disclosure controls and procedures and internal control over financial reporting;

•
establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

•
reviewing and approving all proposed related-party transactions.

The audit committee will meet as often as it determines is appropriate to carry out its responsibilities but, in any event, will meet at least four times per year.
Other Corporate Governance Matters
Code of Conduct
We have adopted a code of conduct applicable to the board of directors and all employees, which covers a broad range of matters, including the handling of conflicts of interest, compliance issues and other corporate policies such as insider trading and equal opportunity and non-discrimination standards.

Compensation of Directors and Officers
Under Cayman Islands law, we are not required to disclose compensation paid to our senior management on an individual basis and we have not otherwise publicly disclosed this information elsewhere.
For the year ended December 31, 2021, we compensated our key managers an aggregate amount of U.S.$5.7 million, including U.S.$2.5 million of salary, U.S.$3.1 million of commissions and bonuses and
U.S.$0.1 million related to social security contribution. For the year ended December 31, 2020, we compensated our key managers an aggregate amount of U.S.$3.3 million, including U.S.$1.6 million of salary, U.S.$1.6 million of commissions and bonuses and U.S.$0.1 million related to social security contribution. Our directors did not receive remuneration for either the year ended December 31, 2021 or 2020.
For more information, see Note 19 to our Financial Statements included elsewhere in this prospectus.
On July 30, 2021, we entered into a services agreement with Imran Khan, our Chairman of the Board, whereby Mr. Khan agreed to provide us with certain management and strategic business consulting services outside of the scope of his duties as a director. As consideration for such services, Mr. Khan is entitled to receive an amount equal to 0.75% of our share capital upon consummation of an initial public offering. See Note 13 to our Financial Statements included elsewhere in this prospectus.
On January 10, 2022, we entered into a services agreement with Pedro Arnt, a member of our board of directors, whereby Mr. Arnt agreed to serve as a member of our board of directors and the audit committee of our board of directors. As consideration for such services, Mr. Arnt is entitled to receive an amount equal to U.S.$1.5 million payable in our common shares over the course of four yearly installments, which right may accelerate under certain circumstances. See Note 26 to our Financial Statements included elsewhere in this prospectus.
Employee Share Incentive Plan
In connection with the consummation of this offering, we intend to implement either a share option plan or a restricted share plan in which eligible participants will include certain members of our management. Beneficiaries under the share option plan or the restricted share plan, as the case may be, will be granted rights to buy shares or granted shares under a restricted shares unit plan, based on certain criteria that shall be determined and disclosed prior to the commencement of this offering. The final eligibility of any beneficiary to participate in the share option plan or restricted share plan will be determined by our board of directors.
Long Term Incentive Plan
We have a LTIP designed to help us attract and retain qualified employees. Under the program, certain individuals, as determined by our management, are entitled to cash grants upon the occurrence of certain liquidity events. As of December 31, 2021, U.S.$5.2 million in cash grants have been awarded under our LTIP, of which (i) U.S.$4.4 million has been distributed to eligible employees and (ii) U.S.$0.8 million has been distributed to former employees whom management determined would be allowed to retain the benefits accrued under the LTIP following their exit from the Aleph group of companies. Please refer to Note 24 of the Financial Statements included elsewhere in this prospectus.
Directors’ and Officers’ Insurance
We may contract civil liability insurance coverage for acts carried out by our directors and executive officers in the course of their duties.
Share Ownership
Immediately following this offering, our directors and officers as a group will beneficially own    % of our outstanding common shares (including Class B common shares), representing    % of the voting rights in our common shares (or    % and    %, of our outstanding common shares and voting rights, respectively if the underwriters’ option to purchase additional Class A common shares is exercised in full). The outstanding shares beneficially owned by our directors and officers and/or entities affiliated with these individuals are specified in the section entitled “Principal and Selling Shareholders.”

PRINCIPAL AND SELLING SHAREHOLDERS
The following table and accompanying footnotes present information relating to the beneficial ownership of our Class A common shares and Class B common shares (1) immediately prior to the completion of this offering; (2) following the sale of Class A common shares in this offering, assuming no exercise of the underwriters’ option to purchase additional common shares; and (3) following the sale of Class A common shares in this offering, assuming the underwriters’ option to purchase additional common shares is exercised in full, by:
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each person, or group of affiliated persons, known by us to own beneficially 5% or more of our outstanding shares;

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each of our executive officers and directors that will be in place as of the consummation of this offering, individually;

•
all executive officers and directors as a group; and

•
the selling shareholders, which consists of entity(ies)/individual(s) shown as having shares listed in the column “Shares to be Sold in Offering.”

The number of common shares beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days through the exercise of any option, warrant or other right.
Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common shares held by that person.
The percentages of beneficial ownership in the table below are calculated on the basis of the following numbers of shares outstanding:
•
immediately prior to the completion of this offering:      Class A common shares and           Class B common shares;

•
following the sale of Class A common shares in this offering, assuming no exercise of the underwriters’ option to purchase additional Class A common shares:      Class A common shares and      Class B common shares; and

•
following the sale of Class A common shares in this offering, assuming exercise in full of the underwriters’ option to purchase additional Class A common shares:      Class A common shares and      Class B common shares.

Unless otherwise indicated below, the address for each beneficial owner is c/o 22nd Street, 21, Villa 2B, Umm Suqeim 2, Dubai, United Arab Emirates and Echeverría 1515, 11th Floor, C1428DQS CABA, Buenos Aires, Argentina.

	Shares Beneficially Owned Prior to Offering				% of Total Beneficial Ownership Before Offering(1)	Shares to be Sold in Offering	Shares Beneficially Owned After Offering Without Exercise of Underwriters’ Option				% of Total Beneficial Ownership After Offering Without Exercise of Underwriters’ Option(1)	Shares Beneficially Owned After Offering With Full Exercise of Underwriters’ Option				% of Total Beneficial Ownership After Offering With Full Exercise of Underwriters’ Option(1)
	Class A		Class B				Class A		Class B			Class A		Class B
	Shares	%	Shares	%			Shares	%	Shares	%		Shares	%	Shares	%
5% Shareholders
Aleph Internet Media Services, LLC(2)
Aleph Maradona LP(3)
Sony Pictures Television Advertising Sales Company
Akuma Ventures Ltd.(4)
Executive Officers and Directors(5)
Imran Khan(6)
Pedro Arnt(7)
All directors and executive officers as a group (12 persons)
Others
Public float
Total

(1)
Percentage of total beneficial ownership does not correspond to percentage of total voting power.

(2)
Aleph IMS is a co-investment vehicle controlled by Christian Gastón Taratuta (our Chief Executive Officer) and Ignacio Martin Vidaguren (our Chief Operating Officer) and includes various members of our management among its equityholders.

(3)
Investment and voting power with regard to shares directly held by Aleph Maradona LP rests with the board of directors of its general partner, Aleph Maradona GP, LLC. Certain investment funds managed by CVC Capital Partners VIII Limited wholly own Aleph Maradona GP, LLC, and investment and voting power with regard to the shares held by such funds rests with the board of directors of CVC Capital Partners VIII Limited, which consists of Carl Hansen, Victoria Cabot, Jonathan Wrigley and John Maxey, each of whose address is c/o CVC Capital Partners VIII Limited, 27 Esplanade, St Helier, Jersey JE1 1SG, Channel Islands. Each of these individuals may be deemed to indirectly share voting and/or investment power over the shares held of record by Aleph Maradona LP. The approval of a majority of such directors is required to make any investment or voting decision with regard to any shares beneficially owned by Aleph Maradona LP, and as such, each such individual disclaims beneficial ownership of such shares. Excludes Class B common shares that CVC has the option to purchase pursuant to the CVC Call Option. See “—Existing Shareholder Arrangements—CVC Call Option”.

(4)
Akuma is a co-investment vehicle controlled by Aljoša Jenko (our Chief Strategy Officer) and includes various members of the management of Httpool among its equityholders. Digital Venture Partners Inc., the majority shareholder of Akuma, is controlled by Aljoša Jenko.

(5)
Consists of (i)(a)           Class B common shares held by Christian Gastón Taratuta (our Chief Executive Officer), (b)           Class B common shares held by Ignacio Martin Vidaguren (our Chief Operating Officer), (c)           Class B common shares held by Juan Manuel Ruiz (our Chief Financial Officer), in each case indirectly through Aleph Internet Media Services, LLC; (ii)           Class B common shares held by Aljoša Jenko (our Chief Strategy Officer), indirectly through Akuma Ventures Ltd; and (iii)           Class A common shares held by Imran Khan.

(6)
Pursuant to an existing services agreement, Mr. Khan is entitled to receive an amount equal to 0.375% of our share capital on each of December 1, 2022 and June 1, 2024, which right will accelerate upon consummation of this offering. See “Management—Other Corporate Governance Matters—Compensation of Directors and Officers.”

(7)
Pursuant to an existing services agreement, Mr. Arnt is entitled to receive an amount equal to U.S.$1.5 million payable in our common shares. over the course of four yearly installments, which right may accelerate under certain circumstances. See “Management—Other Corporate Governance Matters—Compensation of Directors and Officers.”

The holders of our Class A common shares and Class B common shares have identical rights, except that (1) holders of Class B common shares are entitled to ten votes per share, whereas holders of our Class A common shares are entitled to one vote per share; (2) Class B common shares have certain conversion rights; and (3) holders of Class B common shares are entitled to maintain a proportional ownership interest by purchasing additional Class B common shares in the event that additional Class A common shares are issued. For more information, see “Description of Share Capital—Preemptive or Similar Rights.”
Following the completion of this offering, we will be deemed to be a “controlled company” under the rules of the NYSE because more than 50% of the voting power of our shares will be held by           . As a controlled company, we are eligible to, and, in the event we no longer qualify as a foreign private issuer, we intend to, elect not to comply with certain of the NYSE corporate governance standards, including the requirement that a majority of directors on our board of directors are independent directors and the requirement that our compensation committee and nominating committee consist entirely of independent directors. See “Risk Factors—Risks Relating to this Offering and Holding our Class A Common Shares—Our dual class capital structure has the effect of concentrating voting control with our Class B shareholders; and this will limit or preclude your ability to influence corporate matters,” “Risk Factors—Risks Relating to this Offering and Holding our Class A Common Shares—Upon completion of this offering, our Class B shareholders will together own     % of our outstanding

common shares and control     % of corresponding voting rights, and will have the power, as a group, to elect all of the members of our board of directors, which means that our Class B shareholders, when acting in concert, will have significant influence over matters requiring shareholder approval, and will continue to have substantial control over us, which may limit your ability to influence the outcome of decisions requiring shareholder approval. This concentration of ownership and voting power limits your ability to influence corporate matters” and “Risk Factors−Risks Relating to this Offering and Holding our Class A Common Shares−We will be a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements.”
Existing Shareholders’ Arrangements
Existing Shareholders’ Agreement
On July 30, 2021, we entered into a shareholders’ agreement with Aleph IMS, CVC, Akuma and SPT and, subsequently, by way of joinder, MercadoLibre, Twitter and Snap, as shareholders (the “Existing Shareholders’ Agreement”). The Existing Shareholders’ Agreement provides rules for appointments to the board of directors, certain restrictions on the transfer of shares by the shareholders bound by the agreement, drag along and tag along provisions, non-compete and non-solicit provisions, among others. The Existing Shareholders’ Agreement is governed by and construed in accordance with the laws of the State of Delaware. Upon completion of this offering, certain provisions of the Existing Shareholders’ Agreement will terminate, including provisions relating to shareholder voting, restrictive covenants and restrictions on the transfer of shares. However, upon completion of this offering, certain provisions of the Existing Shareholders’ Agreement will continue to apply in the form of an amended and restated shareholders’ agreement (the “A&R Shareholders’ Agreement”), including certain provisions relating to the appointment of members of our board of directors, certain registration rights of our principal shareholders and an obligation to indemnify our directors against any losses incurred in connection with their role as our director. The A&R Shareholders’ Agreement provides that, upon completion of this offering, each of Aleph IMS, Akuma and Aleph Maradona LP will have the right to appoint five, two and one directors, respectively, subject to certain conditions on share ownership of each party.
CVC Call Option
On July 28, 2021, and in connection with the Corporate Reorganization, Aleph IMS, Akuma and, by way of joinder, SPT (together with Aleph IMS and Akuma, collectively, the “Initial Sellers”) and CVC, entered into an amended and restated stock purchase agreement, whereby the Initial Sellers agreed to sell a portion of their equity interest in IMS to CVC (the “CVC Stock Purchase Agreement”). The CVC Stock Purchase Agreement provides for, among other things, a full ratchet anti-dilution mechanism whereby CVC has the right to receive from each of the Initial Sellers and, as of the closing of the Connect Ads acquisition, A15, a certain number of additional shares (the “Relevant Shares”) upon the occurrence of certain triggering events (the “CVC Call Option”). The amount of Relevant Shares to which CVC will be entitled upon the exercise of the CVC Call Option is dependent on our market capitalization (calculated as the product of the volume-weighted average closing price of our shares for the period of sixty (60) calendar days prior to the sixty-first (61st) day following the consummation of this offering, multiplied by all outstanding shares of our share capital) on the sixty-first (61st) day following the completion of this offering.

RELATED PARTY TRANSACTIONS
Loan Arrangements with Shareholders
On December 15, 2015, IMS received a loan from Sony Global Treasury Services plc (“SGTS”), an affiliate of SPT. The loan did not have a maturity date and accrued interest at a fixed rate of 3.985% per annum on any outstanding borrowings.
On June 9, 2017, IMS extended a loan of €3.0 million (the “HHL Loan”) to Httpool Holdings Ltd. (“HHL”) under a Buyout Loan Agreement, dated June 9, 2017, between IMS and HHL (the “2017 Buyout Loan Agreement”) under which the proceeds of the HHL Loan would be utilized by HHL primarily towards the purchase of shares (directly or indirectly) from minority shareholders of HHL and its subsidiaries and to make one or more capital contributions to Httpool so that it may acquire shares from minority shareholders in its subsidiaries. HHL is obligated to pay down or pay-off, as applicable, the principal amount of the HHL Loan and accrued interest thereon, plus any other amounts outstanding under the 2017 Buyout Loan Agreement, if and to the extent that it (i) receives distributions from Httpool, (ii) receives proceeds from IMS’s exercise of an IMS call option provided for under the shareholders agreement then in effect between IMS, HHL, Httpool and others, (iii) receives proceeds from the sale of Httpool or (iv) receives proceeds from the liquidation or dissolution of Httpool. Under the provisions of an Amendment to Buyout Loan Agreement, dated May 16, 2018 (the “2018 Buyout Amendment”), IMS increased the loan in an additional amount of €2.8 million, resulting in a total aggregate amount of €5.8 million, plus accrued interest.
On February 28, 2020, Latam Media purchased 739,687 of the 920,099 shares of IMS owned by SPT. In connection with the purchase of shares pursuant to the stock purchase agreement dated as of October 25, 2019 by and among Latam Media, SPT and IMS (the “2019 IMS SPA”) (i) U.S.$17.0 million of the U.S.$20.0 million then outstanding under the SGTS Loan and a separate U.S.$7.3 million loan from Sony Pictures Entertainment Inc., an affiliate of SPT, were capitalized and (ii) the remaining U.S.$3.0 million paid. On February 28, 2020, as a partial repayment of the SGTS Loan, IMS, as lender, caused HHL, as borrower, to novate, amend and restate the Buyout Loan Agreement, whereby (i) the principal amount of €2.7 million was transferred as a partial repayment of the SGTS Loan and (ii) the remaining balance of €3.0 million (the “New IMS Loan Agreement”), comprising all amounts outstanding under the Buyout Loan Agreement, remains as a receivable for IMS. On December 15, 2020, HHL, IMS and Akuma entered into a Deed of Novation for New IMS Loan Agreement transferring the obligations under the New IMS Loan Agreement from HHL to Akuma. As of December 31, 2020, the outstanding principal balance of the New IMS Loan Agreement, plus accrued interest, was U.S.$4.2 million. The New IMS Loan Agreement matures on the earlier to occur of certain liquidity events or March 31, 2023.
On February 5, 2021, one of our subsidiaries, Httpool Latvia SIA (“Httpool Latvia”), entered into a loan agreement with one of our shareholders, Latam Media, pursuant to which Httpool Latvia extended Latam Media a loan of U.S.$2.0 million at an interest rate of six-month LIBOR plus a margin of 3.25% per annum. See Note 19 to our Financial Statements, included elsewhere in this prospectus. On August 5, 2021, we amended the loan agreement to set a fixed interest rate of 3.25% and to extend the maturity to February 5, 2022. The outstanding principal, together with accrued interest was repaid on December 29, 2021.
See Notes 15 and 19 to our Financial Statements, included elsewhere in this prospectus.
Related Person Transactions with Partners
Certain of our shareholders, including Snap, Twitter and MercadoLibre, are also our partners. As a result, we enter into transactions with affiliates of our shareholders in the ordinary course of business.
Related Person Transaction Policy
Our related person transaction policy states that any related person transaction must be approved or ratified by our audit committee, board of directors or a designated committee thereof. In determining whether to approve or ratify a transaction with a related person, our audit committee, board of directors or the designated committee will consider all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms of the transaction, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternate transaction, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person. Our audit committee, board of directors or the designated committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, such transaction is in, or not inconsistent with, our best interests and the best interests of our shareholders.
Indemnification Agreements
We intend to enter into indemnification agreements with our directors and executive officers. The indemnification agreements will, and our Articles of Association do, permit us to indemnify our directors and executive officers to the fullest extent permitted by law.

DESCRIPTION OF SHARE CAPITAL
The following description of our share capital summarizes certain provisions of our Articles of Association that will become effective immediately prior to the closing of this offering. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles of Association, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. We refer in this section to our Articles of Association that we intend to adopt in connection with this offering as our Articles of Association. Prospective investors are urged to read the exhibits for a complete understanding of our Articles of Association.
General
We were incorporated on July 13, 2021 as a Cayman Islands exempted company duly registered with the Cayman Islands Registrar of Companies. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of Companies Act.
Our affairs are governed principally by: (1) our Articles of Association; (2) the Companies Act; and (3) the common law of the Cayman Islands. As provided in our Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction and, for such purposes, full rights, powers and privileges. Our registered office is situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
Our Articles of Association authorize the issuance of up to           Class A common shares and         Class B common shares and      shares as yet undesignated, which may be issued as common shares or shares with preferred rights of our authorized share capital. As of the date of this prospectus,      Class A common shares and      Class B common shares of our authorized share capital were issued, fully paid and outstanding. Upon the completion of this offering, we will have           Class A common shares and           Class B common shares of our authorized share capital issued and outstanding, assuming the underwriters do not elect to exercise their option to purchase additional Class A common shares.
Our Class A common shares have been approved for listing on the NYSE under the symbol “ALEF”.
Initial settlement of our Class A common shares will take place on the closing date of this offering through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning Class A common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Class A common shares. Persons wishing to obtain certificates for their Class A common shares must make arrangements with DTC.
The following is a summary of the material provisions of our authorized share capital and our Articles of Association.
Share Capital
The Articles of Association authorize two classes of common shares: Class A common shares, which are entitled to one vote per share, and Class B common shares, which are entitled to ten votes per share and to maintain a proportional ownership interest in the event that additional Class A common shares are issued. Any holder of Class B common shares may convert his or her shares at any time into Class A common shares on a share-for-share basis. The rights of the two classes of common shares are otherwise identical, except as described below. See “—Anti-Takeover Provisions in our Articles of Association—Two Classes of Common Shares.”
At the date of this prospectus, our total authorized share capital was U.S.$      divided into      shares par value U.S.$      each, of which:
•
       shares are designated as Class A common shares; and

•
       shares are designated as Class B common shares.

The remaining authorized but unissued shares are presently undesignated and may be issued by our board of directors as common shares of any class or as shares with preferred, deferred or other special rights or restrictions.
Following this offering, we will have a total issued share capital of U.S.$      divided into      common shares. Those common shares will be divided into      Class A common shares and      Class B common shares, assuming no exercise of the underwriters’ option to purchase additional Class A common shares, or           Class A common shares, assuming full exercise of the underwriters’ option to purchase additional Class A common shares; or      Class A common shares and           Class B common shares. See “Capitalization” and “Dilution.”
Treasury Stock
At the date of this prospectus, Aleph has no shares in treasury.
Issuance of Shares
Except as expressly provided in Aleph’s Articles of Association, Aleph’s board of directors has general and unconditional authority to allot, grant options over, offer or otherwise deal with or dispose of any unissued shares in the company’s capital without the approval of our shareholders (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the directors may decide, but so that no share shall be issued at a discount, except in accordance with the provisions of the Companies Act. In accordance with its Articles of Association, Aleph shall not issue bearer shares.
Aleph’s Articles of Association provide that at any time that there are Class A common shares in issue, additional Class B common shares may only be issued pursuant to (1) a share split, subdivision of shares or similar transaction or where a dividend or other distribution is paid by the issue of shares or rights to acquire shares or following capitalization of profits; (2) a merger, consolidation, or other business combination involving the issuance of Class B common shares as full or partial consideration or (3) an issuance of Class A common shares, whereby holders of the Class B common shares are entitled to purchase a number of Class B common shares that would allow them to maintain their proportional ownership interests in Aleph (following an offer by Aleph to each holder of Class B common shares to issue to such holder, upon the same economic terms and at the same price, such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in Aleph pursuant to Aleph’s Articles of Association). In light of: (a) the above provisions; (b) the fact that future transfers by holders of Class B common shares will generally result in those shares converting to Class A common shares, subject to limited exceptions as provided in the Articles of Association; and (c) the ten-to-one voting ratio between our Class B common shares and Class A common shares, holders of our Class B common shares will in many situations continue to maintain control of all matters requiring shareholder approval. This concentration of ownership and voting power will limit or preclude your ability to influence corporate matters for the foreseeable future. For more information see “—Preemptive or Similar Rights.”
Aleph’s Articles of Association also provide that the issuance of non-voting common shares requires the affirmative vote of a majority of the of then-outstanding Class A common shares.
Fiscal Year
Aleph’s fiscal year begins on January 1 of each year and ends on December 31 of the same year.
Voting Rights
The holders of the Class A common shares and Class B common shares have identical rights, except that (1) each holder of Class B common shares is entitled to ten votes per share, whereas each holder of Class A common shares is entitled to one vote per share, (2) Class B common shares have certain conversion rights and (3) the holders of Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. For more information, see “—Preemptive or Similar Rights.” The holders of Class A common shares and Class B common shares vote together as a single class on all matters (including the appointment of directors) submitted to a vote of shareholders, except as provided below and as otherwise required by law.
Aleph’s Articles of Association provide as follows regarding the respective rights of holders of Class A common shares and Class B common shares:
(1) Class consents from the holders of Class A common shares and Class B common shares, as applicable, shall be required for any variation to the rights attached to their respective class of shares, however, the Directors may treat any two or more classes of shares as forming one class if they consider that all such classes would be affected in the same way by the proposal;
(2) the rights conferred on holders of Class A common shares shall not be deemed to be varied by the creation or issue of further Class B common shares and vice versa; and
(3) the rights attaching to the Class A common shares and the Class B common shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, including, without limitation, shares with enhanced or weighted voting rights.
As set forth in the Articles of Association, the holders of Class A common shares and Class B common shares, respectively, do not have the right to vote separately if the number of authorized shares of such class is increased or decreased. Rather, the number of authorized Class A common shares and Class B common shares may be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Class A common shares and Class B common shares, voting together in a general meeting.
Preemptive or Similar Rights
The Class A common shares and Class B common shares are not entitled to preemptive rights upon transfer and are not subject to conversion (except as described below under “—Conversion”), redemption or sinking fund provisions.
The Class B common shares are entitled to maintain a proportional ownership interest in the event that additional Class A common shares are issued. As such, except for certain exceptions, including the issuance of Class A common shares in furtherance of this offering, if Aleph issues Class A common shares, it must first make an offer to each holder of Class B common shares to issue to such holder on the same economic terms such number of Class B common shares as would ensure such holder may maintain a proportional ownership interest in Aleph. This right to maintain a proportional ownership interest may be waived by a majority of the holders of Class B common shares, as applicable.
Conversion
At the option of the holder, a Class B common share may be converted at any time into one Class A common share. In addition, each Class B common share will convert automatically into one Class A common share upon the death or disability of such holder, if such holder is an individual, or any transfer, whether or not for value, except for certain transfers described in our Articles of Association, including transfers to affiliates (any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person) and transfers to and between the existing holders of Class B common shares. Furthermore, each Class B common share will convert automatically into one Class A common share and no Class B common shares will be issued thereafter if, at any time, the outstanding Class B common shares represent less than 10% of the total number of shares in the capital of the Company outstanding.
Our Class A common shares are not convertible into Class B common shares under any circumstances.

Equal Status
Except as expressly provided in Aleph’s Articles of Association, Class A common shares and Class B common shares have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of any merger, consolidation, scheme, arrangement or other business combination requiring the approval of our shareholders entitled to vote thereon (whether or not Aleph is the surviving entity), the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares. In the event of any (1) tender or exchange offer to acquire any Class A common shares or Class B common shares by any third party pursuant to an agreement to which Aleph is a party or (2) tender or exchange offer by Aleph to acquire any Class A common shares or Class B common shares, the holders of Class A common shares shall have the right to receive, or the right to elect to receive, the same form of consideration as the holders of Class B common shares, and the holders of Class A common shares shall have the right to receive, or the right to elect to receive, at least the same amount of consideration on a per share basis as the holders of Class B common shares.
Record Dates
For the purpose of determining shareholders entitled to notice of, or to vote at, any general meeting of shareholders or any adjournment thereof, or shareholders entitled to receive dividend or other distribution payments, or in order to make a determination of shareholders for any other purpose, Aleph’s board of directors may set a record date which shall not exceed forty (40) clear days prior to the date where the determination will be made.
General Meetings of Shareholders
As a condition of admission to a shareholders’ meeting, a shareholder must be duly registered as a shareholder of Aleph at the applicable record date for that meeting and, in order to vote, all calls or installments then payable by such shareholder to Aleph in respect of the shares that such shareholder holds must have been paid.
Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting, every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative not being himself or herself a shareholder entitled to vote) shall have one vote per Class A common share and ten votes per Class B common share.
As a Cayman Islands exempted company, Aleph is not obliged by the Companies Act to call annual general meetings of shareholders; however, the Articles of Association provide that in each year the company will hold an annual general meeting of shareholders, at a time determined by the board of directors, provided that the board of directors of Aleph has the discretion whether or not to hold an annual general meeting in 2022. For the annual general meeting of shareholders, the agenda will include, among other things, the presentation of the annual accounts and the report of the directors. In addition, the agenda for an annual general meeting of shareholders will only include such items as have been included therein by the board of directors.
Also, Aleph may, but is not required to (unless required by the laws of the Cayman Islands), hold other extraordinary general meetings during the year. General meetings of shareholders are generally expected to take place in either Dubai, United Arab Emirates or Buenos Aires, Argentina, but may be held elsewhere if the directors so decide.
The Companies Act provides shareholders a limited right to request a general meeting and does not provide shareholders with any right to put any proposal before a general meeting in default of a company’s Articles of Association. However, these rights may be provided in a company’s Articles of Association. Aleph’s Articles of Association provide that, upon the requisition of either (i) one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings; or (ii) Aleph IMS, provided that Aleph IMS holds at the date of the deposit of the requisition shares representing in the aggregate of not less than one-half of the of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.
Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than ten (10) clear days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to attend and vote at the meeting, with regards to the annual general meeting, and a majority in number of shareholders having the right to attend and vote at the meeting together with the holders of 95% in par value of the shares entitled to attend and vote at the meeting, with regards to an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.
Aleph will give notice of each general meeting of shareholders by publication on its website and in any other manner that it may be required to follow in order to comply with Cayman Islands law, NYSE and SEC requirements. The holders of registered shares may be given notice of a shareholders’ meeting by means of letters sent to the addresses of those shareholders as registered in our shareholders’ register or, subject to certain statutory requirements, by electronic means.
Holders whose shares are registered in the name of DTC or its nominee, which we expect will be the case for all holders of Class A common shares, will not be a shareholder or member of the company and must rely on the procedures of DTC regarding notice of shareholders’ meetings and the exercise of rights of a holder of the Class A common shares.
A quorum for a general meeting consists of any one or more persons holding or representing by proxy not less than one-third of the aggregate voting power of all shares in issue and entitled to vote upon the business to be transacted.
A resolution put to a vote at a general meeting shall be decided on a poll. An ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting. A special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our Company, as permitted by the Companies Act and our Articles of Association.
Pursuant to Aleph’s Articles of Association, general meetings of shareholders are to be chaired by the chairman of our board of directors or in his absence the vice-chairman of the board of directors. If both the chairman and vice-chairman of our board of directors are absent, the directors present at the meeting shall appoint one of them to be chairman of the general meeting. If neither the chairman, the vice-chairman nor another director is present at the general meeting within 15 minutes after the time appointed for holding the meeting, the shareholders present in person or by proxy and entitled to vote may elect any one of the shareholders to be chairman. The order of business at each meeting shall be determined by the chairman of the meeting, and he or she shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the polls.
Liquidation Rights
If Aleph is voluntarily wound up, the liquidator, after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between Aleph and any creditors that the claims of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of set-off or netting of claims between Aleph and any person or persons (including without limitation any bilateral or any multi-lateral set-off or netting arrangements between the company and any person or persons) and subject to any agreement between Aleph and any person or persons to waive or limit the same, shall apply Aleph’s property in satisfaction of its liabilities pari passu and subject thereto shall distribute the property amongst the shareholders according to their rights and interests in Aleph.
Changes to Capital
Pursuant to the Articles of Association, Aleph may from time to time by ordinary resolution:
•
increase its share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

•
consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•
convert all or any of its paid-up shares into stock and reconvert that stock into paid up shares of any denomination;

•
subdivide its existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

•
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Aleph’s shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by the Company for an order confirming such reduction, reduce its share capital or any capital redemption reserve in any manner permitted by law.
In addition, subject to the provisions of the Companies Act and our Articles of Association, Aleph may:
•
issue shares on terms that they are to be redeemed or are liable to be redeemed;

•
purchase its own shares (including any redeemable shares); and

•
make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of its own capital.

Transfer of Shares
Subject to any applicable restrictions set forth in the Articles of Association, any shareholder of Aleph may transfer all or any of their shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the NYSE, the SEC and/or any other competent regulatory authority or otherwise under applicable law. If the shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles of Association on terms that one cannot be transferred without the other, the directors shall refuse to register the transfer of any such share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.
The Class A common shares sold in this offering will be traded on the NYSE in book-entry form and may be transferred in accordance with Aleph’s Articles of Association and NYSE’s rules and regulations.
The instrument of transfer of any share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the NYSE, the SEC and/or any other competent regulatory authority or otherwise under applicable law or in any other form approved by the directors and shall be executed by or on behalf of the transferor (and if the directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the directors may approve from time to time. The transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the Register of Members of Aleph.

Share Repurchase
The Companies Act and the Articles of Association permit Aleph to purchase its own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf of Aleph, subject to the Companies Act, the Articles of Association and to any applicable requirements imposed from time to time by the SEC, the NYSE or by any recognized stock exchange on which our securities are listed.
Dividends and Capitalization of Profits
We have not adopted a dividend policy with respect to payments of any future dividends by Aleph. Subject to the Companies Act, Aleph’s shareholders may, by resolution passed by a simple majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the relevant meeting, declare dividends (including interim dividends) to be paid to shareholders, but no dividend shall be declared in excess of the amount recommended by the board of directors. The board of directors may also declare dividends. Dividends may be declared and paid out of funds lawfully available to Aleph. Except as otherwise provided by the rights attached to shares and the Articles of Association of Aleph, all dividends shall be paid in proportion to the number of Class A common shares or Class B common shares a shareholder holds at the date the dividend is declared (or such other date as may be set as a record date); but, (1) if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly; and (2) where we have shares in issue which are not fully paid up (as to par value), we may pay dividends in proportion to the amounts paid up on each share.
The holders of Class A common shares and Class B common shares shall be entitled to share equally in any dividends that may be declared in respect of Aleph’s common shares from time to time. In the event that a dividend is paid in the form of Class A common shares or Class B common shares, or rights to acquire Class A common shares or Class B common shares, (1) the holders of Class A common shares shall receive Class A common shares, or rights to acquire Class A common shares, as the case may be, and (2) the holders of Class B common shares shall receive Class B common shares, or rights to acquire Class B common shares, as the case may be.
Appointment, Disqualification and Removal of Directors
Aleph is managed by its board of directors. The Articles of Association provide that, unless otherwise determined by a special resolution of shareholders, the board of directors will be composed of 5 to 11 directors, with the number being determined by a majority of the directors then in office. There are no provisions relating to retirement of directors upon reaching any age limit. The Articles of Association also provide that, while Aleph’s shares are admitted to trading on the NYSE, the board of directors must always comply with the residency and citizenship requirements of the U.S. securities laws applicable to foreign private issuers.
The Articles of Association provide that directors shall be appointed by an ordinary resolution of our shareholders, which requires the affirmative vote of a simple-majority of the votes cast on the resolution by the shareholders entitled to vote who are present, in person or by proxy, at the meeting.
By the listing date of this offering, the directors           will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. We intend to appoint at least one additional independent director within one year following this offering.
Any vacancies on the board of directors that arise other than upon the removal of a director by resolution passed at a general meeting can be filled by the remaining directors (notwithstanding that they may constitute less than a quorum). Any such appointment shall be as an interim director to fill such vacancy until the next annual general meeting of shareholders.
Aleph may also enter into agreements with one or more shareholders granting them the right to appoint and remove one or more directors on such terms as the directors may determine from time to time. Any director appointed pursuant to such agreements may only be removed in accordance with the terms of such agreements and as otherwise set out in the Articles of Association. In this regard, we are party to the A&R Shareholders’

Agreement which provides that, upon completion of this offering, each of Aleph IMS, Akuma and Aleph Maradona LP will have the right to appoint five, two and one directors, respectively, subject to certain conditions on share ownership of each party.
Additions to the existing board (within the limits set pursuant to the Articles of Association) may be made by ordinary resolution of the shareholders.
Upon the completion of this offering, the board of directors will have in place an audit committee. See “Management—Audit Committee.”
Grounds for Removing a Director
A director may be removed with or without cause by ordinary resolution, save that any director appointed by Aleph IMS or any shareholder granted a right to appoint a director by agreement with Aleph may only be removed by Aleph IMS or in accordance with the agreement with Aleph, respectively. The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.
The office of a director will be vacated automatically if he or she (1) becomes prohibited by law from being a director; (2) becomes bankrupt or makes an arrangement or composition with his or her creditors; (3) dies or is in the opinion of all his or her co-directors, incapable by reason of mental disorder of discharging his or her duties as director; (4) resigns his or her office by notice to us; or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period and the remaining directors resolve that his or her office be vacated.
Proceedings of the Board of Directors
The Articles of Association provide that Aleph’s business is to be managed and conducted by the board of directors. The quorum necessary for the board meeting shall be a simple-majority of the directors then in office (subject to there being a minimum of two directors present) and business at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a casting vote.
Subject to the provisions of the Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate. Board meetings shall be held at least once every calendar quarter and shall take place either in Dubai, United Arab Emirates, Buenos Aires, Argentina or at such other place as the directors may determine.
Subject to the provisions of the Articles of Association, to any directions given by ordinary resolution of the shareholders and the listing rules of the NYSE, the board of directors may from time to time at its discretion exercise all powers of Aleph, including, subject to the Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.
Inspection of Books and Records
Holders of Aleph shares will have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or corporate records of the Company. However, the board of directors may determine from time to time whether and to what extent Aleph’s accounting records and books shall be open to inspection by shareholders who are not members of the board of directors. Notwithstanding the above, the directors intend to provide shareholders with annual financial statements by publishing the same on the company’s website or filing such annual reports as we are required to file with the SEC.
Register of Shareholders
The Class A common shares offered in this offering will be held through DTC, and DTC or Cede & Co., as nominee for DTC, will be recorded in the shareholders’ register as the holder of our Class A common shares.

Under Cayman Islands law, Aleph must keep a register of shareholders that includes:
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the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

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whether voting rights attach to the shares in issue;

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the date on which the name of any person was entered on the register as a member; and

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the date on which any person ceased to be a member.

Under Cayman Islands law, the register of shareholders of Aleph is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against his or her name in the register of shareholders. Upon the completion of this offering, the register of shareholders will be immediately updated to record and give effect to the issuance of new Class A common shares in this offering. Once the register of shareholders has been updated, the shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.
If the name of any person is incorrectly entered in or omitted from the register of shareholders, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of Aleph, the person or member aggrieved (or any shareholder of Aleph or Aleph itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.
Exempted Company
Aleph is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
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an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

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an exempted company’s register of shareholders is not open to inspection;

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an exempted company does not have to hold an annual general meeting;

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an exempted company may issue shares with no par value;

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an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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an exempted company may register as a limited duration company; and

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an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Upon the closing of this offering, Aleph will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, Aleph currently intends to comply with the NYSE rules in lieu of following home country practice after the closing of this offering.

Anti-Takeover Provisions in our Articles of Association
Some provisions of the Articles of Association may discourage, delay or prevent a change in control of Aleph or management that shareholders may consider favorable. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Aleph to first negotiate with the board of directors. However, these provisions could also have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Class A common shares that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the management of Aleph. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.
Two Classes of Common Shares
The Class B common shares of Aleph are entitled to ten votes per share, while the Class A common shares are entitled to one vote per share. The holders of all of the Class B common shares of Aleph will together have the ability to appoint all directors (provided they together hold Class B common shares equivalent to more than 10% of the total number of Class A common shares then outstanding) and to determine the outcome of most matters submitted for a vote of shareholders. This concentrated voting control could discourage others from initiating any potential merger, takeover or other change of control transaction that other shareholders may view as beneficial.
So long as the holders of Class B common shares have the ability to determine the outcome of most matters submitted to a vote of shareholders, third parties may be deterred in their willingness to make an unsolicited merger, takeover or other change of control proposal or to engage in a proxy contest for the appointment of directors. As a result, the fact that Aleph has two classes of common shares may have the effect of depriving holders of Class A common shares of an opportunity to sell their Class A common shares at a premium over prevailing market prices and make it more difficult to replace the directors and management of Aleph.
Preferred Shares
Aleph’s board of directors is given wide powers to issue one or more classes or series of shares with preferred rights. Such preferences may include, for example, dividend rights, conversion rights, redemption privileges, enhanced voting powers and liquidation preferences.
Despite the anti-takeover provisions described above, under Cayman Islands law, Aleph’s board of directors may only exercise the rights and powers granted to them under the Articles of Association, for what they believe in good faith to be in the best interests of Aleph.
Protection of Non-Controlling Shareholders
The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of the shares of Aleph in issue, appoint an inspector to examine the Company’s affairs and report thereon in a manner as the Grand Court shall direct.
Subject to the provisions of the Companies Act, any shareholder may petition the Grand Court of the Cayman Islands, which may make a winding up order, if the court is of the opinion that this winding up is just and equitable.
Notwithstanding the U.S. securities laws and regulations that are applicable to Aleph, general corporate claims against Aleph by its shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by Aleph’s Articles of Association.
The Grand Court of the Cayman Islands ordinarily would be expected to follow English case law precedents, which permit a minority shareholder to commence a representative action against Aleph, or derivative actions in Aleph’s name, to challenge (1) an act which is ultra vires or illegal; (2) an act which constitutes a fraud against the minority and the wrongdoers themselves control Aleph; and (3) an irregularity in the passing of a resolution that requires a qualified (or special) majority.

Principal Differences between Cayman Islands and U.S. Corporate Law
Cayman Islands companies are governed by the Companies Act. The Companies Act was modelled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to Aleph and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).
Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (typically requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. A shareholder has the right to vote on a merger or consolidation regardless of whether the shares that he holds otherwise give him voting rights. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.
Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.
Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.
Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his or her shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his or her written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his or her shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his or her intention to dissent including, among other details, a demand for payment of the fair value of his or her shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his or her shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Grand Court of the Cayman Islands to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies, in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:
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Aleph is not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

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the shareholders have been fairly represented at the meeting in question;

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the arrangement is such as a businessman, would reasonably approve; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions
When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to compulsorily transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.
Shareholders’ Suits
Maples and Calder (Cayman) LLP, our Cayman Islands counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
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a company is acting, or proposing to act, illegally or beyond the scope of its authority;

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the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

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those who control the company are perpetrating a “fraud on the minority”.

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Corporate Governance
Cayman Islands law restricts transactions between a company and its directors unless there are provisions in the Articles of Association which provide a mechanism to alleviate possible conflicts of interest. Additionally, Cayman Islands law imposes on directors duties of care and skill and fiduciary duties to the companies which they serve. Under Aleph’s Articles of Association, a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the NYSE, and unless disqualified by the chair of the relevant meeting, the interested director may vote in respect of any transaction or arrangement in which he or she is interested. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.
Subject to the foregoing and our Articles of Association, our directors may exercise all the powers of Aleph to vote compensation to themselves or any member of their body in the absence of an independent quorum. Our Articles of Association provide that, in the event a compensation committee is established, it shall be made up of such number of independent directors as is required from time to time by the NYSE rules (or as otherwise may be required by law).
As a foreign private issuer, we are permitted to follow home country practice in lieu of certain NYSE corporate governance rules, subject to certain requirements. We currently rely, and will continue to rely, on the foreign private issuer exemption with respect to the following rules:
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NYSE Rule 303A.01, which requires that independent directors comprise a majority of a company’s board of directors. As allowed by the laws of the Cayman Islands, independent directors are not required to comprise a majority of our board of directors.

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NYSE 303A.04, which requires that a company have a nominations committee comprised solely of “independent directors” as defined by NYSE Rule 303A.04.

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NYSE 303A.05, which requires that compensation for our executive officers and selection of our director nominees be determined by a majority of independent directors.

Borrowing Powers
Aleph’s directors may exercise all the powers of Aleph to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of Aleph or of any third party. Such powers may be varied by a special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).
Indemnification of Directors and Executive Officers and Limitation of Liability
The Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Grand Court of the Cayman Islands to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Aleph’s Articles of Association provide that we shall indemnify and hold harmless our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning Aleph or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Aleph’s directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors and officers owe the following fiduciary duties: (1) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (2) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (3) directors should not improperly fetter the exercise of future discretion; (4) duty to exercise powers fairly as between different sections of shareholders; (5) duty to exercise independent judgment; and (6) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. In addition to the above, under Cayman Islands law, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has. As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings. Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the abovementioned criteria. We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors may have pre-existing fiduciary obligations to other businesses of which they are officers or directors. In this regard, Aleph’s Articles of Association provide that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of the NYSE, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.
A director of a Cayman Islands company also owes to the company duties to exercise independent judgment in carrying out his or her functions and to exercise reasonable skill, care and diligence, which has both objective and subjective elements. Recent Cayman Islands case law confirmed that directors must exercise the care, skill and diligence that would be exercised by a reasonably diligent person having the general knowledge, skill and experience reasonably to be expected of a person acting as a director. Additionally, a director must exercise the knowledge, skill and experience which he or she actually possesses.
A general notice given to the board of directors to the effect that (1) the director is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm or (2) he or she is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with him or her, will be deemed sufficient declaration of interest. This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to Aleph’s Articles of Association and subject to any separate requirement under applicable law or the listing rules of the NYSE, and unless disqualified by the chairman of the relevant meeting, a director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting.
In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.
Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Aleph’s Articles of Association provide that, upon the requisition of either (i) one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings; or (ii) Aleph IMS, provided that Aleph IMS holds at the date of the deposit of the requisition shares representing in the aggregate of not less than one-half of the of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. The Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.
Cumulative Voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, Aleph’s Articles of Association do not provide for cumulative voting. As a result, the shareholders of Aleph are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors
The office of a director shall be vacated automatically if, among other things, he or she (1) becomes prohibited by law from being a director; (2) becomes bankrupt or makes an arrangement or composition with his or her creditors; (3) dies or is in the opinion of all his or her co-directors, incapable by reason of mental disorder of discharging his or her duties as director; (4) resigns his or her office by notice in writing to us; or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.
Transaction with Interested Shareholders
The Delaware General Corporation Law provides that, unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, Aleph cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owe duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding Up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors, it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the Grand Court of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution, that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so.
Under the Companies Act, Aleph may be dissolved, liquidated or wound up by a special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting). Aleph’s Articles of Association also give its board of directors authority to petition the Grand Court of the Cayman Islands to wind up Aleph.
Variation of Rights of Shares
Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of that class, unless the certificate of incorporation provides otherwise. Under Aleph’s Articles of Association, if the share capital is divided into more than one class of shares, the rights attached to any class may only be varied with the written consent of the holders of two-thirds of the shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.
Also, except with respect to share capital (as described above), alterations to Aleph’s Articles of Association may only be made by special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).
Amendment of Governing Documents
Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under Cayman Islands law, Aleph’s Articles of Association generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by Aleph’s Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on Aleph’s shares. In addition, there are no provisions in the Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.
Cayman Islands Data Protection
We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.
Privacy Notice
This privacy notice puts our shareholders on notice that through your investment in Aleph you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).
In the following discussion, “Aleph” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in Aleph, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How Aleph May Use Personal Data
Aleph, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
•
where this is necessary for the performance of our rights and obligations under any purchase agreements;

•
where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering requirements); and/or

•
where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances, we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the U.S. the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.
Contacting the Company
For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at alephholdings.com or through phone numbers +971 42 64 89 99 or +54 1 14 78 57 007.
Handling of Mail
Mail addressed to us and received at our registered office will be forwarded unopened to the forwarding address, which will be supplied by us. None of us, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address.

COMMON SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Class A common shares or Class B common shares. Future sales of substantial amounts of Class A common shares or Class B common shares in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our Class A common shares or impair our ability to raise equity capital.
Upon the completion of this offering, we will have an aggregate of           common shares outstanding. Of these shares, the Class A common shares sold in this offering by us will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined under Rule 144 of the Securities Act, who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below. The remaining           common shares, representing    % of our outstanding common shares, will be held by our existing shareholders. These shares will be “restricted securities” as that phrase is defined in Rule 144 under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market pursuant to an effective registration statement under the Securities Act or if they qualify for an exemption from registration under Rule 144. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price of our Class A common shares to decrease or to be lower than it might be in the absence of those sales or perceptions. As a result of lock-up agreements and market standoff agreements described below, and the provisions of Rules 144 and 701 under the Securities Act, the restricted securities will be available for sale in the public market.
Lock-up Agreements
We, each of our directors and executive officers and substantially all of our existing shareholders have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our common shares or securities that are substantially similar to our common shares, including but not limited to any options or warrants to purchase our common shares or any securities that are convertible into or exchangeable for, or that represent the right to receive our common shares or any such substantially similar securities, or publicly announce an intention to effect any such transaction, for 180 days after the date of this prospectus without first obtaining the written consent of each of           and          . See “Underwriting.”
Immediately following the consummation of this offering, equity holders subject to lock-up agreements will hold our common shares representing approximately % of our then outstanding Class A common shares,
or approximately    % if the underwriters exercise in full their option to purchase additional Class A common shares.
Eligibility of Restricted Shares for Sale in the Public Market
The Class A common shares that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be eligible for sale into the public market under the provisions of Rule 144 commencing after the expiration of the restrictions under the lock-up agreements, subject to volume restrictions discussed below under “—Rule 144.”
Rule 144
In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.
A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding Class A common shares or the average weekly trading volume of our Class A common shares during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

TAXATION
The following summary contains a description of certain Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common shares. It does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Class A common shares, is not applicable to all categories of investors, some of which may be subject to special rules, and does not address all of the Cayman Islands and U.S. federal income tax considerations applicable to any particular holder. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and upon the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.
Prospective purchasers of our Class A common shares should consult their own tax advisors about the particular Cayman Islands and U.S. federal, state, local and other tax consequences to them of the acquisition, ownership and disposition of our Class A common shares.
Cayman Islands tax considerations
Cayman Islands taxation
The following is a discussion on certain Cayman Islands income tax consequences of an investment in Class A common shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances and does not consider tax consequences other than those arising under Cayman Islands law.
Under existing cayman islands laws:
Payments of dividends and capital in respect of the Class A common shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Class A common shares, as the case may be, nor will gains derived from the disposal of Class A common shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of our Class A common shares or on an instrument of transfer in respect of a Class A common share.
Aleph has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and expects to obtain an undertaking from the Governor in Cabinet of the Cayman Islands in the following form:
THE TAX CONCESSIONS LAW UNDERTAKING AS TO TAX CONCESSIONS
In accordance with the Tax Concessions Law, the following undertaking is hereby given to Aleph Group, Inc “the Company”
(a)   That no Law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and
(b)   In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable
i.   on or in respect of the shares, debentures or other obligations of the Company; or
ii.   by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Law.
These concessions shall be for a period of TWENTY years from the 1st day of October 2021.

U.S. federal income and estate tax considerations
The following discussion describes material U.S. federal income and estate tax considerations that are likely to be relevant to the purchase, ownership and disposition of Class A common shares. This discussion deals only with Class A common shares held as capital assets by investors who purchased Class A common shares in this offering. This discussion does not cover all aspects of U.S. federal taxation that may be relevant to the purchase, ownership or disposition of Class A common shares by prospective investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including banks, insurance companies or other financial institutions, dealers in securities, persons that will hold more than 5% of our Class A common shares, certain former citizens or residents of the United States, a person that is a “controlled foreign corporation,” a person that is a “passive foreign investment company,” persons holding Class A common shares as part of a hedge, straddle, conversion or other integrated financial transaction or entities that are treated as partnerships for U.S. federal income tax purposes (or partners therein). This section does not address any other U.S. federal tax considerations (such as gift taxes, the alternative minimum tax, or the Medicare tax on net investment income) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of Class A common shares in light of your own particular circumstances, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of any changes in applicable tax laws.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Class A common shares that is an individual citizen or resident of the United States , a domestic corporation or otherwise subject to U.S. federal income tax on a net basis with respect to income from our Class A common shares. A “Non-U.S. Holder” means a beneficial owner of Class A common shares that is not a U.S. Holder.
This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.
Treatment of the company as a domestic corporation for U.S. federal income tax purposes
Even though the Company is organized as a Cayman Islands corporation, the Company expects to be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. This position is based on the fact that (i) the Company has acquired substantially all of the properties held directly or indirectly by a domestic corporation, (ii) it does not have substantial business activities in the Cayman Islands when compared to its business activities in the United States through IMS and (iii) at least 80% of the stock of the Company is owned by former shareholders of the domestic corporation by reason of holding stock in the domestic corporation, disregarding for these purposes stock of the Company which is sold in this offering (including pursuant to the over-allotment option, if any). As such, the Company should generally be subject to U.S. federal income tax as if it were organized under the laws of the United States or a state thereof. The Company’s status as a domestic corporation for U.S. federal income tax purposes also has implications for all shareholders; distributions made by a foreign corporation that is not treated as a domestic corporation pursuant to Section 7874 of the Code are generally not treated as U.S.-source dividends and not subject to U.S. dividend withholding tax.
Tax consequences to U.S. holders
Dividends.   A distribution of cash or property (other than certain pro rata distributions of our common shares) with respect to Class A common shares generally will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received or accrued, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. If such a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the Class A common shares and, thereafter, as a capital gain. Dividends received by a non-corporate U.S. Holder will be eligible to be taxed at reduced rates if the U.S. Holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.
Sale, exchange or other taxable disposition of Class A common shares.   For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on a sale, exchange or other taxable disposition of Class A common shares will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the shares for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in the shares that were sold. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to tax at reduced rates. The deductibility of capital losses may be subject to limitations.
Tax consequences to Non-U.S. holders
Dividends.   A distribution of cash or property (other than certain pro rata distributions of our common shares) with respect to Class A common shares generally will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits. If such a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the non-U.S. Holder’s investment, up to the non-U.S. Holder’s tax basis in the Class A common shares and, thereafter, as a capital gain subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of Class A common shares.”
Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable tax treaty. Even if a Non-U.S. Holder is eligible for a lower treaty rate, a withholding agent generally will be required to withhold at a 30% rate (rather than the lower treaty rate) unless the Non-U.S. Holder has furnished a valid Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E, or other documentary evidence establishing the Non-U.S. Holder’s entitlement to the lower treaty rate with respect to such dividend payments, and the withholding agent does not have actual knowledge or reason to know to the contrary.
If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, the Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Non-U.S. Holders should consult their own tax advisors about how these withholding tax rules may apply to their investment in our Class A common shares.
Sale, Exchange or other taxable disposition of Class A common shares.   Non-U.S. Holders generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of Class A common shares.
U.S. Federal Estate Tax. Class A common shares held (or deemed held) by an individual Non-U.S. Holder at the time of his or her death will be included in the Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Information reporting and backup withholding
Information returns are required to be filed with the IRS with respect to dividends paid to certain U.S. Holders and Non-U.S. Holders and proceeds from a sale or other disposition of our common shares by certain U.S. Holders. In addition, certain U.S. Holders may be subject to backup withholding in respect of such payments if they do not provide their taxpayer identification numbers to the paying agent, fail to certify that they are not subject to backup withholding or otherwise fail to comply with applicable backup withholding rules. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are Non-U.S. Holders in order to avoid the application of information reporting requirements with respect to proceeds from a sale or other disposition of our Class A common shares and backup withholding. Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
FATCA
In addition, under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a Non-U.S. Holder of Class A common shares will generally be subject to a 30% U.S. withholding tax on dividends (separate and apart from, but without duplication of, the withholding tax described above) in respect of our Class A common shares if the Non-U.S. Holder is not FATCA compliant, or holds its Class A common shares through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a Non-U.S. Holder must provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status and, if required, its direct and indirect U.S. owners. A U.S. Holder similarly may be subject to the withholding tax if it holds its Class A common shares through a foreign financial institution that is not FATCA compliant. These requirements may be modified by the adoption or implementation of a particular intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. Documentation that holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a holder’s identity, its FATCA status and, if applicable, its direct and indirect U.S. owners.

UNDERWRITING
We and the selling shareholders are offering the Class A common shares described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, and BofA Securities, Inc. are acting as global coordinators of the offering and as representatives of the underwriters. We and the selling shareholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling shareholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of Class A common shares listed next to its name in the following table:
Underwriter	Number of Class A common shares
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
BofA Securities, Inc.
UBS Securities LLC
Deutsche Bank Securities Inc.
BNP Paribas Securities Corp.
Macquarie Capital (USA) Inc.
Total

The underwriters are committed to purchase all the Class A common shares offered by us and the selling shareholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the Class A common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of U.S.$      per share. Any such dealers may resell Class A common shares to certain other brokers or dealers at a discount of up to U.S.$      per share from the initial public offering price. After the initial offering of the Class A common shares to the public, if all of the Class A common shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The offering of the Class A common shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of any Class A common shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to                 additional Class A common shares from us and the selling shareholders to cover sales of Class A common shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional Class A common shares. If any Class A common shares are purchased with this option to purchase additional shares, the underwriters will purchase Class A common shares in approximately the same proportion as shown in the table above. If any additional Class A common shares are purchased, the underwriters will offer the additional Class A common shares on the same terms as those on which the Class A common shares are being offered.
The underwriting fee is equal to the public offering price per Class A common share less the amount paid by the underwriters to us and the selling shareholders per Class A common share. The underwriting fee is U.S.$      per Class A common share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional Class A common shares.

	Per Class A common share	Without exercise of the option to purchase additional shares	With full exercise of the option to purchase additional shares
	(in U.S.$)	(in U.S.$ millions)
Public offering price
Underwriting discounts and commissions payable by us
Underwriting discounts and commissions payable by the selling shareholders
Proceeds, before expenses, to us
Proceeds, before expenses, to the selling shareholders
Total
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately U.S.$      million. We have agreed to reimburse the underwriters for all expenses and application fees relating to clearance of this offering with FINRA.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We and the selling shareholders have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or publicly file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our common shares or securities convertible into or exercisable or exchangeable for any of our common shares, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our common shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of common shares or such other securities, in cash or otherwise), in each case without the prior written consent of           and           for a period of 180 days after the date of this prospectus, other than the Class A common shares to be sold in this offering.
The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of common shares or securities convertible into or exercisable for common shares pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (including net settlement), in each case outstanding on the date of this prospectus and described herein; (ii) grants of stock options, share awards, restricted shares, restricted stock units or other equity awards and the issuance of common shares or securities convertible into or exercisable or exchangeable for common shares (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors or consultants pursuant to the terms of an equity compensation plan in effect as of the closing date of this offering and described in this prospectus, provided that such recipients enter into a lock-up agreement with the underwriters; (iii) the filing of any registration statement (A) on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of this prospectus and described herein or any assumed benefit plan pursuant to an acquisition or similar strategic transaction or (B) in connection with the registration of shares pursuant to a demand registration from shareholders for shares not subject to any lock-up restrictions; (iv) the issuance of our common shares or other securities (including securities convertible into our common shares) in connection with the acquisition by us or any of our subsidiaries of the securities, businesses, properties or other assets of another person or entity or pursuant to any employee benefit plan assumed by us in connection with any such acquisition; or (v) the issuance of our common shares or other securities (including securities convertible into our common shares) in connection with joint ventures, commercial relationships or other strategic transactions; provided that, in the case of clauses (iv) and (v), the aggregate number of our common shares issued in all such acquisitions and transactions does not exceed 10% of our outstanding common shares following our initial public offering and any recipients of such common shares shall deliver a “lock-up” agreement substantially in the form included as an exhibit to the underwriting agreement.
Our directors and executive officers, and substantially all of our existing shareholders (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of the representatives, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares (including, without limitation, common shares or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with our common shares, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.
The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including:
(a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any immediate family of the lock-up party or any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (iv) to a partnership, limited liability company or other entity of which the lock-up party and the immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (v) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or affiliates of the lock-up party (including, for the avoidance of doubt, where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to the direct or indirect partners, members, shareholders or other equity holders of the lock-up party; (vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v) above; (vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement; (viii) to us from an employee of upon death, disability or termination of employment of such employee or to us from an employee pursuant to any contractual arrangement existing on the date hereof that provides us with a right to purchase lock-up securities; (ix) that the lock-up party has acquired (A) in open market transactions after the closing of the offering or (B) from the underwriters in connection with this offering; (x) pursuant to an order of a court or regulatory agency; (xi) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our issued and outstanding shares involving a change of control of the Company in which the acquiring party becomes the beneficial owner of more than 50% of the total voting power of our shares; and (xii) in connection with the pledge, hypothecation or other granting of a security interest in lock-up securities to one or more lending institutions as collateral or security for any loan, advance or extension of credit and any such lending institution may transfer (or cause the transfer of) such lock-up securities in connection with any foreclosure or enforcement thereunder, provided, among other things, that (A) in the case of any transfer or distribution pursuant to clause (a)(i), (ii), (iii), (iv), (v), and (vi), such transfer shall not involve a disposition for value other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests of such transferee or (y) such transferee’s interests in the transferor, and each donee, devisee, transferee or distributee shall execute and deliver to the representatives of the underwriters a lock-up letter in the form of the lock-up agreement included as an exhibit to the underwriting agreement;
(b) exercise of options, settle restricted share units or other equity awards pursuant to plans described in this prospectus or exercise warrants;
(c) convert outstanding preferred shares, warrants to acquire preferred shares or convertible securities into common shares or warrants to acquire common shares, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph;
(d) establish trading plans pursuant to Rule 10b5-1 under the Exchange Act, provided that such plans do not provide for the transfer of lock-up securities during the 180-day period described above; or
(e) sales of securities to be sold by the person subject to the lock-up agreement as selling shareholder pursuant to the terms of the underwriting agreement.           and           , acting jointly in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.
We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
We have applied to have our Class A common shares approved for quotation on the NYSE under the symbol “ALEF”.
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling Class A common shares in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common shares while this offering is in progress. These stabilizing transactions may include making short sales of Class A common shares, which involves the sale by the underwriters of a greater number of Class A common shares than they are required to purchase in this offering, and purchasing Class A common shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of Class A common shares available for purchase in the open market compared to the price at which the underwriters may purchase Class A common shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us and the selling shareholders that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those Class A common shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the Class A common shares or preventing or retarding a decline in the market price of the Class A common shares, and, as a result, the price of the Class A common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.
Prior to this offering, there has been no public market for our Class A common shares. The initial public offering price will be determined by negotiations between us, the selling shareholders and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:
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the information set forth in this prospectus and otherwise available to the representatives;

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our prospects and the history and prospects for the industry in which we compete;

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an assessment of our management;

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our prospects for future earnings;

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the general condition of the securities markets at the time of this offering;

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the recent market prices of, and demand for, publicly traded common shares of generally comparable companies; and

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other factors deemed relevant by the underwriters and us.

Neither we, the selling shareholders nor the underwriters can assure investors that an active trading market will develop for our Class A common shares, or that the shares will trade in the public market at or above the initial public offering price.
Other than in the United States, no action has been taken by us, the selling shareholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Other relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Notice to prospective investors in the European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any Class A common shares may not be made in that Relevant State, except that an offer to the public in that Relevant State of any Class A common shares may be made at any time under the following exemptions under the Prospectus Regulation:
(a)   to any legal entity which is a “qualified investor” as defined under the Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the Prospectus Regulation), per Relevant Member State, subject to obtaining the prior consent of the representatives for any such offer; or
(c)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of Class A common shares shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any common shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Underwriters and the Issuer that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.
For the purposes of this provision, the expression an “offer to the public” in relation to any Class A common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A common shares to be offered so as to enable an investor to decide to purchase or subscribe for any Class A common shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to prospective investors in the United Kingdom
An offer to the public of any common shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any common shares may be made at any time under the following exemptions under the UK Prospectus Regulation:

(a)   to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)   in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 as amended, “FSMA”), provided that no such offer of Shares shall result in a requirement for the Company or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any common shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Underwriters and the Issuer that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.
For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Notice to prospective investors in Canada
The Class A common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to prospective investors in Argentina
The Class A common shares are not authorized for public offering in Argentina by the Comisión Nacional de Valores pursuant to Argentine Public Offering Law No. 17,811, as amended, and they shall not be sold publicly. Therefore, any transaction carried out in Argentina must be made privately.
Notice to prospective investors in Australia
This prospectus:
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does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

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has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

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may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

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The common shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the common shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any common shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the common shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of common shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the common shares you undertake to us that you will not, for a period of 12 months from the date of issue and sale of the common shares, offer, transfer, assign or otherwise alienate those common shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to prospective investors in Brazil
The offer and sale of the Class A common shares has not been, and will not be, registered (or exempted from registration) with the Brazilian Securities Commission (Comissão de Valores Mobiliários—CVM) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under CVM Rule No. 400, of December 29, 2003, as amended, or under CVM Rule No. 476, of January 16, 2009, as amended. Any representation to the contrary is untruthful and unlawful. As a consequence, the Class A common shares cannot be offered and sold in Brazil.
Notice to prospective investors in the Cayman Islands
This prospectus does not constitute an offer or invitation to members of the public of our Class A common shares, whether by way of sale or subscription, in the Cayman Islands. Our Class A common shares have not been offered or sold, will not be offered or sold and no invitation to subscribe for our Class A common shares will be made, directly or indirectly, to members of the public in the Cayman Islands.
Notice to prospective investors in Chile
THESE COMMON SHARES ARE PRIVATELY OFFERED IN CHILE PURSUANT TO THE PROVISIONS OF LAW 18,045, THE SECURITIES MARKET LAW OF CHILE, AND NORMA DE CARÁCTER GENERAL NO. 336 (“RULE 336”), DATED JUNE 27, 2012, ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (“SVS”), THE SECURITIES REGULATOR OF CHILE, TO RESIDENT QUALIFIED INVESTORS THAT ARE LISTED IN RULE 336 AND FURTHER DEFINED IN RULE 216 OF JUNE 12, 2008 ISSUED BY THE SVS.
PURSUANT TO RULE 336 THE FOLLOWING INFORMATION IS PROVIDED IN CHILE TO PROSPECTIVE RESIDENT INVESTORS IN THE OFFERED SECURITIES:
1.   THE INITIATION OF THE OFFER IN CHILE IS           , 2022.
2.   THE OFFER IS SUBJECT TO NCG 336 OF JUNE 27, 2012 ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (SUPERINTENDENCY OF SECURITIES AND INSURANCE OF CHILE).

3.   THE OFFER REFERS TO SECURITIES THAT ARE NOT REGISTERED IN THE REGISTRO DE VALORES (SECURITIES REGISTRY) OR THE REGISTRO DE VALORES EXTRANJEROS (FOREIGN SECURITIES REGISTRY) OF THE SVS AND THEREFORE:
a.   THE SECURITIES ARE NOT SUBJECT TO THE OVERSIGHT OF THE SVS; AND
b.   THERE ISSUER THEREOF IS NOT SUBJECT TO REPORTING OBLIGATION WITH RESPECT TO ITSELF OR THE OFFERED SECURITIES.
4.   THE SECURITIES MAY NOT BE PUBLICLY OFFERED IN CHILE UNLESS AND UNTIL THEY ARE REGISTERED IN THE SECURITIES REGISTRY OF THE SVS.
INFORMACIÓN A LOS INVERSIONISTAS RESIDENTES EN CHILE
LOS VALORES OBJETO DE ESTA OFERTA SE OFRECEN PRIVADAMENTE EN CHILE DE CONFORMIDAD CON LAS DISPOSICIONES DE LA LEY N° 18.045 DE MERCADO DE VALORES, Y LA NORMA DE CARÁCTER GENERAL N° 336 DE 27 DE JUNIO DE 2012 (“NCG 336”) EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE, A LOS “INVERSIONISTAS CALIFICADOS” QUE ENUMERA LA NCG 336 Y QUE SE DEFINEN EN LA NORMA DE CARÁCTER GENERAL N° 216 DE 12 DE JUNIO DE 2008 EMITIDA POR LA MISMA SUPERINTENDENCIA.
EN CUMPLIMIENTO DE LA NCG 336, LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A LOS POTENCIALES INVERSIONISTAS RESIDENTES EN CHILE:
1.   LA OFERTA DE ESTOS VALORES EN CHILE COMIENZA EL DÍA DE           2022.
2.   LA OFERTA SE ENCUENTRA ACOGIDA A LA NCG 336 DE FECHA 27 DE JUNIO DE 2012 EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS.
3.   LA OFERTA VERSA SOBRE VALORES QUE NO SE ENCUENTRAN INSCRITOS EN EL REGISTRO DE VALORES NI EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA SUPERINTENDENCIA DE VALORES Y SEGUROS, POR LO QUE:
a.   LOS VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ESA SUPERINTENDENCIA; Y
b.   EL EMISOR DE LOS VALORES NO ESTÁ SUJETO A LA OBLIGACIÓN DE ENTREGAR INFORMACIÓN PÚBLICA SOBRE LOS VALORES OFRECIDOS NI SU EMISOR.
4.   LOS VALORES PRIVADAMENTE OFRECIDOS NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE.
Notice to prospective investors in China
This prospectus will not be circulated or distributed in the PRC and the common shares will not be offered or sold, and will not be offered or sold to any person for re-offering or resale directly or indirectly to any residents of the PRC except pursuant to any applicable laws and regulations of the PRC. Neither this prospectus nor any advertisement or other offering material may be distributed or published in the PRC, except under circumstances that will result in compliance with applicable laws and regulations.
Notice to prospective investors in Colombia
The Class A common shares have not been and will not be registered on the Colombian National Registry of Securities and Issuers or in the Colombian Stock Exchange. Therefore, the Class A common shares may not be publicly offered in Colombia. This material is for your sole and exclusive use as a determined entity, including any of your shareholders, administrators or employees, as applicable. You acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant hereto and represent that you are the sole liable party for full compliance with any such laws and regulations.

Notice to prospective investors in the Dubai International Financial Centre (“DIFC”)
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to prospective investors in France
Neither this prospectus nor any other offering material relating to the common shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers.   The common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the common shares has been or will be: (1) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (2) used in connection with any offer for subscription or sale of the common shares to the public in France. Such offers, sales and distributions will be made in France only to:
(a)   persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers), and/or
(b)   qualified investors (investisseurs qualifiés) acting for their own account, and/or (c) a limited circle of investors (cercle restreint) acting for their own account, as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 and D. 411-4 of the French Code monétaire et financier.
The common shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Notice to prospective investors in Germany
The common shares will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz uber die Erstellung, Billigung und Veroffentlichung des Prospekts, der beim offentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu veroffenlichen ist—Wertpapierprospektgesetz) as of June 22, 2005, effective as of July 1, 2005, as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospeckt) within the meaning of the German Securities Selling Prospectus Act has been or will be registered within the Financial Supervisory Authority of the Federal Republic of Germany or otherwise published in Germany.
Notice to prospective investors in Hong Kong
The Class A common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the Class A common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to prospective investors in Ireland
The common shares will not be placed in or involving Ireland otherwise than in conformity with the provisions of the Intermediaries Act 1995 of Ireland (as amended) including, without limitation, Sections 9 and 23 (including advertising restrictions made thereunder) thereof and the codes of conduct made under Section 37 thereof.
Notice to prospective investors in Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the Class A common shares is directed only at, (1) a limited number of persons in accordance with the Israeli Securities Law and (2) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.
Notice to prospective investors in Italy
The offering of the common shares has not been registered pursuant to Italian securities legislation and, accordingly, no common shares may be offered or sold in the Republic of Italy in a solicitation to the public, and sales of the common shares in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.
No offer, sale or delivery of the common shares or distribution of copies of any document relating to the common shares will be made in the Republic of Italy except: (a) to “Professional Investors,” as defined in Article 31.2 of Regulation No. 11522 of 1 July 1998 of the Commissione Nazionale per la Società e la Borsa, or the CONSOB, as amended, or CONSOB Regulation No. 11522, pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended, or the Italian Financial Act; or (b) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended.
Any such offer, sale or delivery of the common shares or any document relating to the common shares in the Republic of Italy must be: (1) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, the Italian Financial Act, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and (2) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.
Investors should also note that, in any subsequent distribution of the common shares in the Republic of Italy, Article 100-bis of the Italian Financial Act may require compliance with the law relating to public offers of securities. Furthermore, where the common shares are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of common shares who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorized person at whose premises the common shares were purchased, unless an exemption provided for under the Italian Financial Act applies.
Notice to prospective investors in Japan
The common shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the common shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to prospective investors in Korea
The common shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the common shares have been and will be offered in Korea as a private placement under the FSCMA. None of the common shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the common shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the common shares. By the purchase of the common shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the common shares pursuant to the applicable laws and regulations of Korea.
Notice to prospective investors in Mexico
The Class A common shares have not been registered in Mexico with the Securities Section (Sección de Valores) of the National Securities Registry (Registro Nacional de Valores) maintained by the Comisión Nacional Bancaria y de Valores, and that no action has been or will be taken that would permit the offer or sale of the Class A common shares in Mexico absent an available exemption under Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores).
Notice to prospective investors in Netherlands
The common shares may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus nor any other document in respect of the international offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of common shares is publicly announced that the offer is exclusively made to said individuals or legal entities.
Notice to prospective investors in Peru
The Class A common shares and this prospectus have not been registered in Peru under the Decreto Supremo Nº 093-2002-EF: Texto Único Ordenado de la Ley del Mercado de Valores, (the “Peruvian Securities

Law”) or before the Superintendencia del Mercado de Valores and cannot be offered or sold in Peru except in a private offering under the meaning of the Peruvian Securities Laws. The Peruvian Securities Law provides that an offering directed exclusively to “institutional investors” (as defined in the Institutional Investors Market Regulations) qualifies as a private offering. The Class A common shares acquired by institutional investors in Peru cannot be transferred to a third party, unless such transfer is made to another institutional investor or the Class A common shares have been previously registered with the Registro Público del Mercado de Valores.
Notice to prospective investors in Portugal
No document, circular, advertisement or any offering material in relation to the shares has been or will be subject to approval by the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários), or the CMVM. No common shares may be offered, re-offered, advertised, sold, re-sold or delivered in circumstances which could qualify as a public offer (oferta pública) pursuant to the Portuguese Securities Code (Código dos Valores Mobiliários), and/or in circumstances which could qualify the issue of the common shares as an issue or public placement of securities in the Portuguese market. This prospectus and any document, circular, advertisements or any offering material may not be directly or indirectly distributed to the public. All offers, sales and distributions of the common shares have been and may only be made in Portugal in circumstances that, pursuant to the Portuguese Securities Code, qualify as a private placement (oferta particular), all in accordance with the Portuguese Securities Code. Pursuant to the Portuguese Securities Code, the private placement in Portugal or to Portuguese residents of the common shares by public companies (sociedades abertas) or by companies that are issuers of securities listed on a market must be notified to the CMVM for statistical purposes. Any offer or sale of the common shares in Portugal must comply with all applicable provisions of the Portuguese Securities Code and any applicable CMVM Regulations and all relevant Portuguese laws and regulations. The placement of the common shares in the Portuguese jurisdiction or to any entities which are resident in Portugal, including the publication of a prospectus, when applicable, must comply with all applicable laws and regulations in force in Portugal and with the Prospectus Directive, and such placement shall only be performed to the extent that there is full compliance with such laws and regulations.
Notice to prospective investors in Qatar
The Class A common shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.
Notice to prospective investors in Saudi Arabia
Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a Saudi Investor) who acquires the Class A common shares pursuant to the offering should note that the offer of the Class A common shares is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the “Offer of Securities Regulations” as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the KSA Regulations). The Class A common shares may be offered to no more than 60 Saudi Investors and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (SR) 1 million or an equivalent amount. The offer of Class A common shares is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the transferor) who has acquired Class A common shares pursuant to this exempt offer may not offer or sell Class A common shares to any person (referred to as a transferee) unless the price to be paid by the transferee for such Class A common shares equals or exceeds SR1 million. (b) If the provisions of paragraph (a) cannot be fulfilled because the price of the Class A common shares being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the Class A common shares to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell the Class A common shares if he/she sells his entire holding of the Class A common shares to one transferee.
Notice to prospective investors in Singapore
This prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has not offered or sold any Class A common shares or caused such Class A common shares to be made the subject of an invitation for subscription or purchase and will not offer or sell such Class A common shares or cause such Class A common shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Class A common shares, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the SFA, (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Class A common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A common shares pursuant to an offer made under Section 275 of the SFA, except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Class A common shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to prospective investors in Switzerland
This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the common shares. The common shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the common shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the common shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the common shares may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to prospective investors in Spain
The common shares have not been registered with the Spanish National Commission for the Securities Market and, therefore, no common shares may be publicly offered, sold or delivered, nor any public offer in respect of the common shares made, nor may any prospectus or any other offering or publicity material relating to the common shares be distributed in Spain by the international agents or any person acting on their behalf, except in compliance with Spanish laws and regulations.

EXPENSES OF THE OFFERING
We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:
Expenses	Amount
U.S. Securities and Exchange Commission registration fee	U.S.$
NYSE listing fee
FINRA filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous costs
Total	U.S.$

All amounts in the table are estimates except the U.S. Securities and Exchange Commission registration fee, the NYSE listing fee and the FINRA filing fee. The Company will pay certain of the expenses of this offering.

LEGAL MATTERS
Certain matters of U.S. federal and New York State law will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, and for the underwriters by Davis Polk & Wardwell LLP. The validity of the common shares offered in this offering and other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Cayman) LLP and for the underwriters by Conyers Dill & Pearman LLP.
EXPERTS
The financial statements as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 included in this prospectus have been so included in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements as of December 31, 2021 and 2020 and for the years ended December 31 2021 and 2020 of Connect Ads DMCC included in this prospectus have been so included in reliance on the report of Grant Thornton Auditing & Accounting Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Change in certifying accountant
The financial statements of IMS, the parent company of the Aleph group of companies prior to our Corporate Reorganization, were audited by BDO USA LLP (“BDO”) as its independent accountants under the auditing standards set forth by the American Institute of Certified Public Accountants. On June 25, 2021, BDO declined to stand for reelection upon the Aleph group of companies’ decision to pursue an initial public offering in the United States as BDO did not qualify as “independent” with respect to the company under the standards established by the Public Company Accounting Oversight Board, or PCAOB, for public companies.
The reports of BDO on the audits related to the IMS audited consolidated financial statements as of and for the year ended December 31, 2020 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There was no disagreement (as defined in Item 16F(a)(1)(iv) of Form 20-F) relating to the years ended December 31, 2019 and 2020, and the period from January 1, 2021 through July 8, 2021 with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of BDO would have caused them to make reference to the subject matter of the disagreement in connection with their reports.
We have requested that BDO furnish us with a letter addressed to the SEC stating whether or not BDO agrees with the above statements. A copy of such letter, dated October 13, 2021, is filed as Exhibit 16.1 to this Form F-1.
Newly Appointed Independent Registered Public Accounting Firm
We engaged Price Waterhouse & Co. S.R.L., as our independent registered public accounting firm on July 12, 2021, to audit our consolidated financial statements as of and for the years ended December 31, 2021 and 2020. The decision to change our registered public accounting firm and appoint Price Waterhouse & Co. S.R.L. was approved by our board of directors on July 12, 2021.
During the years ended December 31, 2019 and 2020 and the period from January 1, 2021 to July 12, 2021, neither we nor anyone acting on our behalf consulted with Price Waterhouse & Co. S.R.L. regarding:
•
either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements and either a written report was provided to us or oral advice was provided that Price Waterhouse & Co. S.R.L. concluded was an important factor, considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

•
any matter that was either the subject of a disagreement (as defined in Item 16F(a)(1)(iv) of Form 20-F) or a reportable event (as described in Item 16F(a)(1)(v) of Form 20-F).

ENFORCEABILITY OF CIVIL LIABILITIES
We are registered under the laws of the Cayman Islands as an exempted company. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less prescriptive body of securities laws as compared to the United States and some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands.
We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering, or is involved with terrorism or terrorist financing and property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands (“FRA”), pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property.
Substantially all of our assets are located outside the United States. In addition all or a substantial portion of the assets of the members of our board of directors and of our officers are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Puglisi & Associates, with offices at 850 Liberty Avenue, Suite 204, Newark, Delaware 19711, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States arising out of this offering.
Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
Upon completion of this offering, we will be subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy the reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of the materials may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We will send the transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

INDEX TO FINANCIAL STATEMENTS
Page
Audited Consolidated Financial Statements of Aleph Group, Inc as of and for the year ended December 31, 2021, presented comparatively with figures corresponding to fiscal year ended December 31, 2020
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2021 and 2020	F-3
Consolidated Statement of Income for the years ended December 31, 2021 and 2020	F-4
Consolidated Statement of Comprehensive Income for the years ended December 31, 2021 and 2020	F-5
Consolidated Statement of Changes in Shareholders’ Equity for the years ended December 31, 2021 and 2020	F-6
Consolidated Statement of Cash Flows for the years ended December 31, 2021 and 2020	F-7
Notes to Consolidated Financial Statements	F-8
Audited Consolidated Financial Statements of Connect Ads DMCC as of and for the year ended December 31, 2021, presented comparatively with figures corresponding to fiscal year ended December 31, 2020
Report of Independent Registered Public Accounting Firm	F-47
Consolidated Balance Sheet as of December 31, 2021 and 2020	F-49
Consolidated Statement of Income for the years ended December 31, 2021 and 2020	F-50
Consolidated Statement of Comprehensive Income for the years ended December 31, 2021 and 2020	F-51
Consolidated Statement of Changes in Shareholders’ Equity for the years ended December 31, 2021 and 2020	F-52
Consolidated Statement of Cash Flows for the years ended December 31, 2021 and 2020	F-53
Notes to Consolidated Financial Statements	F-54

Report of independent registered public accounting firm
To the Board of Directors and Shareholders of Aleph Group, Inc
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Aleph Group, Inc and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income, of comprehensive income, of changes in shareholders’ equity, and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Price Waterhouse & Co. S.R.L.

/s/ Reinaldo Sergio Cravero
Partner
Buenos Aires, Argentina
February 7, 2022
We have served as the Company’s auditor since 2021.

Aleph Group, Inc
Consolidated balance sheets
As of December 31, 2021 and 2020
(In thousands of U.S. dollars, except for share data)
	Note	2021	2020
ASSETS
Current assets
Cash and cash equivalents	4	113,053	70,628
Restricted cash	4	11,135	—
Short-term investments		2,500	—
Accounts receivable and accrued receivables	5	189,541	118,375
Allowance for credit losses	5	(7,880)	(4,967)
Prepaid expenses		2,362	1,714
Other current assets	6	7,116	8,310
Total current assets		317,827	194,060
Non-current assets
Property and equipment, net	7	1,360	1,077
Goodwill	9	41,704	28,446
Intangible assets, net	8	20,574	4,608
Receivables from related party	19	—	4,214
Deferred tax assets, net	18	10,258	6,226
Other assets and deposits		531	411
Total non-current assets		74,427	44,982
Total assets		392,254	239,042
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	12	244,837	142,938
Advances from customers	14	11,110	3,197
Loans payable and other financial liabilities	15	32,148	5,087
Salaries and social security payable		13,773	6,363
Liabilities with related parties	19	6,977	10,423
Income tax payable	18	6,347	7,206
Other taxes payable	18	15,588	11,333
Other current liabilities		110	—
Total current liabilities		330,890	186,547
Non-current liabilities
Liabilities with related parties	19	—	7,340
Deferred tax liability	18	5,949	2,567
Total non-current liabilities		5,949	9,907
Total liabilities		336,839	196,454
Commitments and contingencies – See Note 21
Shareholders’ equity
Common stock ($0.0001 par value, 500,000,000,000 shares authorized, and 200,884,710,279 and 147,600,000,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively), see Note 13.		20,088	14,760
Additional Paid-in Capital		44,306	25,438
Accumulated deficit		(2,991)	(4,267)
Accumulated other comprehensive loss		(6,431)	(3,233)
Total Shareholders’ equity attributable to Aleph Group, Inc Shareholders		54,972	32,698
Non-controlling interests		443	9,890
Total Shareholders’ equity		55,415	42,588
Total liabilities and Shareholders’ equity		392,254	239,042
The accompanying notes are an integral part of these consolidated financial statements.

Aleph Group, Inc
Consolidated statements of income
For the years ended December 31, 2021 and 2020
(In thousands of U.S. dollars, except for share data)
	Note	2021	2020
Revenues, net	16	131,139	70,272
Costs of revenues	17	(16,480)	(13,579)
Selling, general and administrative expenses	17	(75,364)	(37,052)
Depreciation and amortization expense		(2,265)	(1,978)
Income from operations		37,030	17,663
Interest expense, net		(1,057)	(736)
Net loss on foreign currency transactions		(1,081)	(7,405)
Net income before income tax		34,892	9,522
Income tax expense	18	(8,577)	(7,315)
Net income		26,315	2,207
Less: Net income attributable to non-controlling interests		(5,340)	(5,258)
Net income (loss) attributable to Aleph Group, Inc Shareholders		20,975	(3,051)
Net earnings (loss) per share:
Basic earnings (loss) per share, attributable to Aleph Group, Inc Shareholders per common share(1)	3	0.00	(0.00)
Diluted earnings (loss) per share, attributable to Aleph Group, Inc Shareholders per common share(1)	3	0.00	(0.00)
(1) Basic and diluted earnings per share, attributable to Aleph Group, Inc Shareholders per common share equaled 0.000123 for the year ended December 31, 2021, and basic and diluted loss per share, attributable to Aleph Group, Inc Shareholders per common share equaled 0.000021 for the year ended December 31, 2020.
The accompanying notes are an integral part of these consolidated financial statements.

Aleph Group, Inc
Consolidated statements of comprehensive income
For the years ended December 31, 2021 and 2020
(In thousands of U.S. dollars)
	2021	2020
Net income	26,315	2,207
Other comprehensive (loss) income:(1)
Foreign currency translation	(3,340)	2,595
Total comprehensive income	22,975	4,802
Less: Comprehensive income attributable to non-controlling interests	(5,198)	(6,237)
Total comprehensive income (loss) attributable to Aleph Group, Inc Shareholders	17,777	(1,435)
(1) The “other comprehensive (loss) income” includes “Foreign currency translation” of our foreign operations. There have not been reclassifications from other comprehensive income to net income during the year and there was not any effect in income tax.
The accompanying notes are an integral part of these consolidated financial statements.

Aleph Group, Inc
Consolidated statements of changes in shareholders’ equity
For the years ended December 31, 2021 and 2020
(In thousands of U.S. dollars)
	Common stock(1)	Additional paid-in capital(2)	Accumulated deficit	Accumulated other comprehensive loss	Non-controlling interests	Total
Balances as of January 1, 2020	14,760	11,716	(1,619)	(4,849)	8,581	28,589
Employees Compensation Benefits – Phantom Option Plan (see note 24)	—	—	403	—	131	534
Capitalization performed on Sony buyout transaction (see note 15)	—	24,327	—	—	—	24,327
Additional purchase of HHLUK shares (see note 19)	—	(10,605)	—	—	(5,059)	(15,664)
Net (loss) income	—	—	(3,051)	—	5,258	2,207
Other comprehensive income	—	—	—	1,616	979	2,595
Balances as of December 31, 2020	14,760	25,438	(4,267)	(3,233)	9,890	42,588
Shares issuance in exchange for non-controlling interest (see note 13)	5,240	6,040	—	—	(11,280)	—
Capital contribution (see note 13)	88	9,912	—	—	—	10,000
Stock option plan – Shared-based compensation (see note 13)	—	2,916	—	—	—	2,916
Dividend distribution (see note 13)	—	—	(16,082)	—	(3,365)	(19,447)
Deemed dividend distribution(3)	—	—	(3,617)	—	—	(3,617)
Net income	—	—	20,975	—	5,340	26,315
Other comprehensive loss	—	—	—	(3,198)	(142)	(3,340)
Balances as of December 31, 2021	20,088	44,306	(2,991)	(6,431)	443	55,415
(1) See note 2.1 and 19.
(2) See notes 2.1, 15 and 19.
(3) Aleph assumed certain expenses in relation to investment by CVC funds deal (see Note 1 “Corporate Reorganization”), on behalf of its controlling shareholders, that amounted to $3.6 million. Those expenses include mainly broker and legal fees. Since those expenses are costs related to a shareholder´s transaction, by assuming them, Aleph is transferring value to the shareholder, which requires an accounting similar to a dividend distribution.
The accompanying notes are an integral part of these consolidated financial statements.

Aleph Group, Inc
Consolidated statements of cash flows
For the years ended December 31, 2021 and 2020
(In thousands of U.S. dollars)
	2021	2020
Net income	26,315	2,207
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Unrealized foreign exchange	911	6,355
Allowance for credit losses	3,881	3,937
Depreciation and amortization expense	2,265	1,978
Accrued unpaid Long-term incentive plan	1,003	—
Phantom Option Plan	—	534
Stock option plan	2,916
Write off of Property and equipment	37	—
Interest expense accrued, net	455	—
Deferred taxes	(3,063)	353
Changes in assets and liabilities:
Increase in accounts receivable and accrued receivables	(63,590)	(46,212)
(Increase) / Decrease in other current assets	1,120	1,036
(Increase) / Decrease in prepaid expenses	(670)	399
Increase in accounts payable and accrued expenses	94,453	78,679
Increase in salaries and social securities payable	6,145	3,594
Increase in advances from customers	7,110	349
Increase in other liabilities	108	—
(Decrease) / Increase in income tax payable	(3,372)	2,992
Payments of interests	(513)	(150)
Increase in other taxes payable	3,631	3,849
Net cash provided by operating activities	79,142	59,900
Cash flows from investing activities:
Acquisitions of property and equipment	(802)	(197)
Acquisition of Intangible assets	(2,231)	(990)
Increase in short term investments	(2,500)	—
Disbursement of loans to related parties	(2,017)	—
Collections from loans to related parties	2,880	—
Payments for acquired business, net of cash acquired	(11,580)	—
Net cash used in investing activities	(16,250)	(1,187)
Cash flows from financing activities:
Proceeds from loans	28,450	2,536
Payment of lines of credit	(13,995)	(563)
Dividends payment	(20,709)	—
Capital contributions	10,000	—
Payment of deferred consideration related to the acquisition of non-controlling interest	(8,972)	—
Net cash (used in) provided by financing activities	(5,226)	1,973
Effect of foreign currency exchange rate changes on cash and cash equivalents	(4,106)	813
Net increase in cash, cash equivalents and restricted cash	53,560	61,499
Cash, cash equivalents and restricted cash, beginning of year	70,628	9,129
Cash, cash equivalents and restricted cash, end of year	124,188	70,628
Supplemental disclosures of other cash flows information:
Cash paid during the year for interest	(513)	(150)
Cash paid during the year for income taxes	(8,677)	(3,970)
Non-cash investing activities:
Acquisition of Ad Dynamo (Note 25)	13,079	—
Non-cash financing activities:
Debt capitalization (Note 15)	—	24,327
Dividend settlement with loan receivables (Note 13)	1,820	—
Withholdings taxes on distributed dividends	535	—
Debt settlement with loan receivables (Note 19)	1,336	3,000
Acquisition of Non-controlling Interest (Akuma flip-up, Note 13)	11,280	—
Acquisition of Non-controlling Interest (Note 19)	—	15,664
The accompanying notes are an integral part of these consolidated financial statements.

ALEPH GROUP, INC
Notes to the Consolidated Financial Statements
(figures stated in thousands of U.S. dollars, except otherwise indicated)
1. General information
Aleph Group, Inc (hereinafter referred to as “Aleph”, the “Group” or the “Company”) was organized on July 8, 2021. Aleph is domiciled at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Aleph was mainly organized for the purpose of continuing with the business and operations of its subsidiary IMS Internet Media Services, Inc. (“IMS”) and consolidating the Company’s international expansion, including an intended Initial Public Offering (“IPO”) of shares in the U.S. markets.
IMS was organized on January 10, 2005 under the laws of the State of Florida, United States of America.
Aleph is a global digital media partner operating in several markets worldwide connecting social digital media platforms with advertisers. See note 10.
Subsidiary acquisition—Httpool Holdings UK Limited (“HHLUK”)
On November 1, 2017, IMS acquired 51% of the outstanding shares of Httpool Holdings UK Limited (“HHLUK”) from Httpool Holdings Ltd (“HHL”), a company wholly owned by Akuma Ventures Limited (“Akuma”). HHLUK is an independent digital ad sales company in Europe and Asia. HHLUK also has offices in various countries throughout these regions with operative headquarters in Slovenia. HHLUK, including its subsidiaries, is a multichannel publicity network that has presence in Europe and Asia. As a result of the acquisition of HHLUK in 2017, IMS’s operations support numerous agencies and customers with representation of numerous platforms in Latin America, Europe and Asia. On April 4, 2020, IMS acquired an additional 24.5% of the outstanding shares of HHLUK to reach an ownership of 75.5% of the equity of HHLUK (see note 19).
On December 15, 2020, HHL entered into a Deed of Novation for transferring the shares HHL owned in HHLUK, with Akuma becoming the owner of the remaining 24.5% of HHLUK.
Shareholding structure of IMS
As of December 31, 2019, IMS was 51% owned by Sony Pictures Television Advertising Sales Company (“SPT”), and 49% owned by Latam Media Holdings, LLC (“Latam Media”). On February 28, 2020, Latam Media purchased 41% of the issued and outstanding shares of IMS that SPT held (See note 15). As of December 31, 2020, IMS was 90% owned by Latam Media and 10% owned by SPT.
On January 22, 2021, Aleph Internet Media Services, LLC (“AIMS”) was created. On February 19, 2021, Latam Media transferred all of its shares in IMS to AIMS, making AIMS by this transfer the owner of the 90% of the equity of IMS.
Akuma exchange of shares (“Akuma Flip-up”)
On July 30, 2021, Akuma exchanged its 24.5% ownership interest in HHLUK for a 26.2% equity interest in IMS. Consequently, HHLUK became a wholly-owned subsidiary of IMS. IMS recorded the Akuma Flip-up prospectively as from the transaction date. See note 2.1.
The exchange of shares was based on the EBITDA of HHLUK over the EBITDA of IMS and certain adjustments as of the date of the Akuma Flip-up. Akuma and IMS have different interpretations on the calculation on the exchange percentage. Consequently, there will be an arbitration proceeding between shareholders of the Company, that may vary the ownership interest of Akuma and AIMS on Aleph, in 2% maximum in favor of Akuma.
Amended and Restated Stock Purchase Agreement
Under the Amended and Restated Stock Purchase Agreement signed on July 30, 2021, AIMS, Akuma and SPT, as sellers, sold, in the aggregate, a 23.5% interest in IMS to a private-equity firm, Aleph Maradona LP (“CVC”), a company owned by funds managed by CVC Capital Partners, as purchaser.

Corporate Reorganization
On July 30, 2021, Aleph signed a Contribution and Exchange Agreement (the “Capital contribution”) with AIMS, Akuma, SPT, CVC (collectively, the “IMS Shareholders”) in which the IMS Shareholders agreed to transfer their equity interests in IMS to Aleph in exchange for an interest in Aleph (hereinafter referred to as the “Corporate Reorganization”). Until July 30, 2021, IMS was the ultimate parent of the Group, and it consolidated the results of all its subsidiaries; then, Aleph became the ultimate parent of the Group. Consequently, Aleph has continued IMS’ business and operations as from July 30, 2021.
Consequently, as of July 30, 2021, the equity interests in the capital stock and voting rights in Aleph were the following:
Shareholder	Equity interest in Aleph (%)
AIMS	48.9(1)
Akuma	22.2(2)
SPT	5.4
CVC	23.5
Total	100.0
(1) AIMS has control over Aleph. According to the Company´s by-laws, the business and affairs of the Company shall be managed, and all powers of the Company shall be exercised, by or under the direction of the Board of Directors. AIMS has the right to appoint five directors of a Board of Directors that is comprised of up to eight members, granting AIMS effective control of the company.
(2) Akuma’s indirect equity interest as of December 31, 2020 was 26.2% before the sale of 4% to CVC.
Shareholding structure of Aleph
Subsequent to July 30, 2021, there were certain changes in the shareholding structure, including the following:
On October 8, 2021, AIMS entered into a stock purchase agreement with Meli Capital LLC (“MeLi”), pursuant to which MeLi purchased from AIMS 2,500,000,000 ordinary shares in the capital of the Company, representing approximately 1.25% in Aleph´s common stock.
On October 14, 2021, the Company approved and entered into a subscription agreement with Twitter Ventures LLC (“Twitter”), pursuant to which Twitter subscribed for and acquired 466,200,466 ordinary shares in the capital of the Company. After that deal, the total issued and subscribed shares of the Company were 200,466,200,466. Moreover, on December 1, 2021, the Company approved and entered into a subscription agreement with Redwood Investment Asset Holdings LLC (“Snapchat”), pursuant to which Snapchat subscribed for and acquired 418,509,813 ordinary shares in the capital of the Company.
Therefore, as of December 31, 2021, the total issued and subscribed shares of the Company are 200,884,710,279.
The following table summarizes our shareholding structure as of December 31, 2021, after the mentioned subscriptions:
Shareholder	Equity interest in Aleph (%)
AIMS	47.4
Akuma	22.1
SPT	5.4
CVC	23.4
Other	1.7
Total	100.0

Acquisition of Ad Dynamo International (Pty) Limited (“Ad Dynamo”)
Aleph acquired Ad Dynamo (a South African company) on November 30, 2021. As a consequence, the Company incorporated a new operating segment in sub-Saharan Africa region (“Africa”). See notes 10 and 25.
2. Presentation and preparation of the consolidated financial statements and significant accounting policies
2.1.
Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Intercompany transactions and balances have been eliminated for consolidation purposes. The consolidated financial statements are stated in U.S. dollars, except for amounts otherwise indicated.
As a result of the Corporate Reorganization referred to in Note 1, there was a change in the reporting entity where Aleph Group, Inc reports the business and operations of IMS Internet Media Services Inc. Since the controlling shareholding structure of IMS (immediately before the Corporate Reorganization) was the same as the Aleph’s controlling shareholding structure (immediately after the Corporate Reorganization), the Company accounted for the Corporate Reorganization as a change in the reporting entity similar to a common control transaction. Consequently, the Company has retrospectively adjusted its consolidated financial statements as of and for the year ended December 31, 2020, to include the transferred net assets and any operations of IMS since January 1, 2020, with the exception of the acquisition of the non-controlling interest in HHLUK that was exchanged by Akuma for IMS´ shares (see note 19), which was accounted for on a prospective basis as of the date of the exchange (see note 2.2 under Business combinations, for details on the accounting for combinations under common control).
The Company’s common stock shown in the Statement of Changes in Shareholder’s Equity as of December 31, 2020 presents the total common stock of IMS minus the 26.2% of capital stock held by Akuma (52,400,000,000 shares). IMS’ shares were contributed to Aleph in exchange for Aleph´s common stock issued on July 30, 2021.
Thus, the consolidated financial statements as of December 31, 2021 and 2020 reflect:
(i)
The consolidated results of IMS for the year ended December 31, 2020 and for the period from January 1, 2021 to July 29, 2021;

(ii)
The consolidated results of Aleph for the period from July 30, 2021 until December 31, 2021;

(iii)
The consolidated assets and liabilities of IMS as of December 31, 2020 and the consolidated assets and liabilities of Aleph as of December 31, 2021, at their book values;

(iv)
The consolidated changes in equity of IMS and its subsidiaries as of and for the year ended December 31, 2020 and for the period from January 1, 2021 to July 29, 2021;

(v)
The consolidated changes in equity of Aleph for the period from July 30, 2021 until December 31, 2021;

(vi)
The common stock and the number of ordinary shares issued by Aleph (excluding Akuma´s shares—see note 19), as a result of the Corporate Reorganization (after giving effect to the capital stock reduction described in note 13) is reflected retroactively to January 1, 2020;

(vii)
The difference between IMS’ common stock and Aleph’s common stock issued on July 30, 2021, after giving effect to the common stock reduction described in note 13, and net of Akuma´s stock of $5.2 million, was recognized against additional paid-in capital and retroactively reflected as of January 1, 2020.

(viii) From inception to July 30, 2021 Aleph did not have any material results of operations.

The reconciliation from IMS to Aleph balances as a result of the change in reporting entity is detailed below:
	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated deficit)	Accumulated Other Comprehensive Loss	Non- controlling Interests	Total
Balances of IMS as of January 1, 2020	18	26,458	(1,352)	(4,849)	8,581	28,856
Change in reporting entity	14,742	(14,742)	—	—	—	—
Other adjustments(1)	—	—	(267)	—	—	(267)
Balances of Aleph as of January 1, 2020	14,760	11,716	(1,619)	(4,849)	8,581	28,589
(1) It corresponds to the effect in opening equity of the early adoption of ASU 2016-13 for an amount of $0.4 million net of the income tax effect.
2.2.
Basis of consolidation

Principles of Consolidation
The Company’s policy is to consolidate all entities in which it has a voting interest of more than 50% percent and asserts control; and all entities in which the Company has a variable interest and is the primary beneficiary. A variable interest entity (“VIE”) is an entity that has to be consolidated in the financial statements if the controlling company has the power to direct activities that most significantly impact the economic performance of the VIE and has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. During the years ended December 31, 2021 and 2020, the Company did not have any VIE that met the criteria for consolidation.
The following is a list of the consolidated subsidiaries in the financial statements as of December 31, 2021 and 2020, and the corresponding % holding:
		% Holding
Subsidiaries	Country	2021	2020
IMS Internet Media Services, Inc.	United States	100.00%	100.00%
10 Midia Publicidade e Propaganda Ltda.	Brazil	100.00%	100.00%
Personal Corp. IMM Mexico, S. de R.L. de C.V.(4)	Mexico	—	100.00%
IMM Internet Media Mexico, S. de R.L. de C.V.	Mexico	100.00%	100.00%
IMS Media, LLC and its subsidiary:	United States	100.00%	100.00%
• Internet Media Services Europe S.L.	Spain	100.00%	100.00%
• Internet Media Services Europe S.L. (Italian Branch)	Italy	100.00%	100.00%
Internet Media Services Colombia S.A.S.	Colombia	100.00%	100.00%
Radobel S.A. and its subsidiaries:	Uruguay	100.00%	100.00%
• IMS Argentina S.R.L.	Argentina	100.00%	100.00%
• IMS Chile SpA	Chile	100.00%	100.00%
• Blue Sky Servicios de Publicidade Ltda.	Brazil	100.00%	100.00%
• IMS-Brasil Marketing e Publicidade Ltda.	Brazil	100.00%	100.00%
• Internet Media Services Peru, S.R.L.	Perú	100.00%	100.00%
• Neokei S.A.:	Uruguay	75.00%	75.00%
– Social Media S.A. (Argentina)	Argentina	74.91%	74.91%
– Social Media S.A. (Panama)	Panama	75.00%	75.00%
– Snack Media S.A. de C.V. (México)	Mexico	71.25%	71.25%
– Social Snack S.L.(3)	Spain	75.00%	—
IMS Internet Media Services Panama, S. de R.L.	Panamá	100.00%	100.00%

		% Holding
Subsidiaries	Country	2021	2020
IMS-Internet Media Services Ecuador, S.A.	Ecuador	100.00%	100.00%
HHLUK, a holding company and its subsidiaries(1):	UK	100.00%	75.50%
• Httpool Online Marketing GmbH	Austria	100.00%	75.50%
• Httpool Bulgaria EEOD	Bulgaria	100.00%	75.50%
• Httpool a.s	Czech Republic	100.00%	75.50%
• Httpool Asia Limited	Hong Kong	100.00%	75.50%
• Httpool Digital Private Limited	India	100.00%	75.47%
• Httpool Online and Mobile advertising SRL	Romania	100.00%	75.50%
• Httpool LLC	Russia	100.00%	75.50%
• Httpool Hellas S.M.P.C	Greece	100.00%	75.50%
• Httpool Baltics OU	Estonia	100.00%	75.50%
• Httpool Digital Marketing FZE	United Arab Emirates	100.00%	75.50%
• Httpool Polska Sp. Z.o.o	Poland	100.00%	75.50%
• Httpool sh.p.k	Kosovo	100.00%	75.50%
• Httpool Internet Marketing, d.o.o.	Slovenia	100.00%	75.50%
• Httpool Ukraine LLC	Ukraine	100.00%	75.50%
• Httpool DOO Beograd	Serbia	100.00%	75.50%
• Httpool Drushtvo za Internet Marketing DOOEL Skopje	Macedonia	100.00%	75.50%
• Httpool Digital Malaysia sdn. bhd.	Malaysia	100.00%	75.50%
• Httpool Hungary Kft.	Hungary	100.00%	75.50%
• Noovo Internet d.o.o.	Croatia	100.00%	75.50%
• Httpool Digital Indonesia(2)	Indonesia	100.00%	38.50%
• Httpool Latvia SIA	Latvia	100.00%	75.50%
• Httpool Lithuania UAB	Lithuania	100.00%	75.50%
• Httpool Bangladesh Limited	Bangladesh	100.00%	75.50%
• Httpool Lao Sole Co., Ltd.	Laos	100.00%	75.50%
• Httpool Myanmar Limited	Myanmar	100.00%	75.50%
• Httpool (CAMBODIA) Co., Ltd.	Cambodia	100.00%	75.50%
• Httpool AB	Sweden	100.00%	75.50%
• Httpool OY	Finland	100.00%	75.50%
• Httpool Denmark ApS(3)	Denmark	100.00%	—
• Httpool Norway AS(3)	Norway	100.00%	—
• Httpool Kazakhstan LLC(3)	Kazakhstan	100.00%	—
• Httpool Digital Pte. Ltd.(3)	Singapore	100.00%	—
• Httpool Digital Mongolia LLC(3)	Mongolia	100.00%	—
• Httpool Pvt. Ltd.(3)	Nepal	100.00%	—
• Httpool BY Limited Liability Company(3)	Belarus	100.00%	—
• Ad Dynamo International (Pty) Limited and its subsidiaries:(3)	South Africa	100.00%	—
– Bangers and Mash (Pty) (South Africa)(3)	South Africa	100.00%	—
– Ad Dynamo Holdings Limited and its subsidiaries:(3)	UK	100.00%	—
• Ad Dynamo Kenya Limited(3)	Kenya	100.00%	—
• Ad Dynamo UK Limited(3)	UK	100.00%	—
• Ad Dynamo Ireland Limited(3)	Ireland	100.00%	—
(1) As of December 31,2020, the company had a 75.5% interest over HHLUK. Since July 30, 2021, and considering the facts mentioned in note 2.1 and note 19, the company has an ownership of 100%.

(2) Indonesia is owned 51% by Httpool Malaysia and 49% by a nominee shareholder. Due to the fact that the nominee shareholder assigned all dividends to Httpool, it pledged its shares in favor of Httpool and granted a POA (Power of attorney) with full authorization to Httpool, we are considering Httpool as de facto 100% owner of Httpool Digital Indonesia.
(3) The subsidiaries have been incorporated during 2021.
(4) On September 30, 2021, was merged with IMM Internet Media Mexico, S. de R.L. de C.V.
Business combinations
The Company accounts for its business combinations using the acquisition method under Accounting Standards Codification (“ASC”) 805, “Business Combinations”, which requires intangible assets to be recognized separately from goodwill if they are contractual in nature or separately identifiable. Acquisitions are measured at fair value of the consideration transferred. Any excess of the sum of: a) the consideration transferred, the fair value of any non-controlling interests in the acquired business, and the fair value of the acquirer’s previously held equity interest in the acquired business (when the combination is achieved in stages if any, see accounting measurement below), over b) the net of the acquisition date fair values of the identifiable assets acquired and the liabilities assumed is recognized as a Goodwill. Otherwise, if b) is greater than a), that excess is recognized as a bargain purchase gain in the Consolidated Statement of Income.
In certain situations, the valuation and allocation processes rely on significant assumptions. Accordingly, the allocations may be subject to change when the Company receives updated information, including valuations and other analyses, which are completed within one year of the acquisition date. Updates to the fair values, which may be significant, are recorded when pending information is finalized. Remeasurement period shall not exceed one year from the acquisition date (“measurement period”). Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ about facts and circumstances that existed at the acquisition date.
Costs that the Company incurs to complete a business combination such as investment banking, legal and other professional fees are not considered part of consideration and the Company shall consider them as expenses when services are received.
When the consideration transferred by the Company in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination.
When a business combination is achieved in stages, the Company’s previously held equity interest in the acquiree is remeasured to its acquisition-date fair value and the resulting gain or loss, if any, is recognized in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.
Arrangements that include remuneration of former owners of the acquiree for future services are excluded from the business combinations and will be recognized as an expense during the required service period.
A combination involving entities under common control is a business combination in which all of the combining entities or businesses under common control are ultimately controlled by the same party or parties both before and after the business combination. As informed in ASC 805-10-15-4, the guidance of business combinations does not apply to combinations between entities under common control. Therefore, assets and liabilities of the acquired entity are recognized at the book values recorded in the ultimate parent entity’s consolidated financial statements. The components of equity of the under-common-control companies are added to the same components within the Company’s equity except that any share capital of the acquired entity is cancelled and any difference between the proceeds transferred (or the value assigned to the shares issued, if any) and the carrying amounts of the net assets received, if any, is recognized in equity.
If the recognition of the net assets received results in a “change in the reporting entity”, the Company presents the transfer in its consolidated financial statements retrospectively, similarly to a pooling of interests, where comparative information in prior years shall only be adjusted for periods during which the entities were under common control. If not, the Company presents the transfer in its consolidated financial statements prospectively from the date of the transfer.
Non-controlling interests (“NCI”)
Non-controlling interests are classified as a separate component in the consolidated balance sheets and consolidated statements of changes in Shareholders’ equity. Additionally, net income and comprehensive income attributable to non-controlling interests are reflected separately from consolidated net income and comprehensive income on the consolidated statement of income and consolidated statement of changes in Shareholders’ equity. Any change in ownership of a subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and non-controlling interests. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized in equity and attributed to the shareholders’ equity of Aleph Group, Inc.
2.3. Significant accounting policies
Use of estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires Management to make estimates and assumptions that affect the figures disclosed in the financial statements. Actual results may differ from these estimates. Items subject to such estimates and assumptions could include: the carrying amount and estimated useful lives of long-lived assets; assumptions considered in the preparation of the goodwill impairment test; the valuation allowance for credit losses; the fair value of financial instruments; contingent considerations arising from business combinations; income tax recoverability of deferred tax assets, and provisions, among others.
Cash and cash equivalents
The Company considers all highly liquid investments (time deposits, deposits in banks and certificates of deposit) with an original maturity of three months or less from the date of purchase to be cash equivalents. The Company did not recognize any credit loss on the cash and cash equivalent in the years ended December 31, 2021 and 2020.
Restricted cash
Restricted cash consists of cash equivalents restricted as to withdrawal or use for a specified purpose. Restricted cash is classified as either current or non-current based on when the amount will be released in accordance with the terms of the respective agreement. See note 4.
Short-term investments
Time deposits are valued at amortized cost plus accrued interest. Investments are classified as current or non-current depending on their maturity dates and when it is expected to be converted into cash.
Accounts receivable and Accrued receivables
Accounts receivable are measured at amortized cost (net of discounts, if any) and do not bear interest.
Accrued receivables consist of advertising services (including media costs and fees) rendered according to customers’ purchase orders that have not been billed yet due to the normal billing cycles. Accrued receivables are measured at amortized cost and they do not include critical estimations.
Allowance for credit losses
The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific allowance to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes allowances based on the expected credit losses, which are calculated based on a percentage of un-collectability per maturity ranges of each financial credit. For such purposes, the Company analyzes the historical performance of the financial assets grouped by country. Such historical percentage must be modified in order to contemplate the future collectability expectations regarding those financial assets and, therefore, those estimated changes in performance.
Allowances for expected credit losses are recognized in the income statement as charges to sales and marketing expenses. Historically, our actual losses have been consistent with our estimated charges. However, future adverse changes for expected credit losses could have a material impact on our future consolidated statements of income and cash flows.
Accounts receivable have been grouped based on shared credit risk characteristics and the number of days past due.
We believe that the accounting estimate related to allowances for expected credit losses is a critical accounting estimate because it requires Management to make different assumptions and scenarios to estimate the Current Expected Credit Losses (“CECL”).
The allowance for credit losses as of December 31, 2021 and 2020 was $7.9 million and $5.0 million, respectively (see Note 5).
As from January 1, 2020, the Company early adopted the requirements of ASU 2016-13, related to the recognition of expected credit losses of financial assets, as follows:
Expected credit losses generated an effect on Retained Earnings as of January 1, 2020 in the amount of $0.3 million (an increase in the allowance of $0.4 million, net of income tax of $0.09 million).
Deferred IPO costs
Deferred offering costs consisting of incremental legal, accounting, and other expenses incurred through the balance sheet date, that are directly attributable to the offering of securities related to the intended IPO, were capitalized and included within Prepaid expenses in the Consolidated Balance Sheet. Deferred offering costs will be charged against the gross proceeds of the offering upon the completion of the IPO, in accordance with ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A—“Expenses of Offering”. The deferred IPO costs were $0.3 million as of December 31, 2021.
Property and Equipment
Property and equipment are measured at their acquisition cost plus every cost directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by Management, if any, and depreciated over an estimated useful life of 3 to 15 years using the straight-line method. Costs of major additions and improvements are capitalized, while expenditures for maintenance and repairs that do not extend the useful life of the asset are expensed as incurred. Upon sale or retirement, the asset cost and related accumulated depreciation are removed from the balance sheet and any related gain or loss is reflected in consolidated net income.
Impairment or disposal of long-lived assets
Impairment or disposal of long-lived assets are accounted in accordance with ASC 360-10-15. The Company evaluates all long-lived assets, including property and equipment and finite-lived intangible assets for impairment when circumstances indicate that the carrying amounts of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its undiscounted cash flows expected to be generated by the asset.
If the carrying amount of an asset exceeds its estimated future net undiscounted cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value, which is estimated using discounted cash flows.

Intangible Assets
Trademarks and other intangibles acquired in a business combination are initially measured based on their fair values. ASC 350 requires that purchased intangible assets other than goodwill be amortized over their useful lives unless these lives are determined to be indefinite.
Costs to develop computer software for external use are capitalized once technological feasibility is established. Once the technological feasibility is established, all the capitalized expenses related to software development relate exclusively to salaries of the employees who are 100% dedicated to the development of the project, to the point at which a software project is substantially complete and ready for its intended use. The Company does not capitalize expenses related to training or maintenance costs.
Intangible assets with a definite useful life are amortized over the period of estimated benefit to be generated by those assets and using the straight-line method; their estimated useful lives ranges from three to ten years.
Impairment of goodwill
Goodwill represents the excess of the purchase price over the fair value assigned to the net assets acquired in a business combination.
Goodwill is not amortized, rather, the Company performs its impairment test for each reporting unit’s goodwill annually and whenever events or circumstances indicate the carrying values may not be recoverable. See note 10 for further information about segments and geographic locations.
Based on the results of the impairment tests, Management concluded that the goodwill as of December 31, 2021 and 2020 was not impaired because the fair value of each of the reporting units was in excess of their respective carrying values. The fair values were estimated using the income approach. Cash flow projections used were based on financial budgets approved by Management.
	Revenues’ growth annual rates considered(1)		Long-term growth rates		Average discount rate(1)
	31.12.2021(3)	31.12.2020	31.12.2021	31.12.2020	31.12.2021	31.12.2020
America	21% to 41%	20% to 40%	2%	2%	8%	9%
Europe and APAC	36%	26% to 40%	2%	2%	20%	20%
Africa(2)	8% to 73%	—	2%	—	38%	—
(1) These rates are used in the impairment test as of the mentioned dates.
(2) Reporting Unit incorporated during 2021. See notes 1 and 25.
(3) Increases are for the first two years.
Those discount rates reflected our estimated weighted average cost of capital in each reporting unit.
We believe that the accounting estimate related to the goodwill impairment test is critical since it is highly susceptible to change from period to period because it requires Management to make assumptions mainly about level of sales and costs’ increases and the discount rates.
Accounts payable and accrued liabilities
Accounts payable consists of amounts due to trade creditors related to the Company’s core business operations. These payables include amounts owed to vendors, partners and suppliers.
Legal Contingencies
The Company records provisions when it has a present obligation, to a third party, because of a past event, when it is probable that an outflow of resources will be required to satisfy the obligation and when the amount of the obligation can be estimated reliably.

Fair Value of Financial Instruments
Cash and cash equivalents, accounts receivable and accrued receivable, short-term investments, loan and interests’ receivables with related parties, accounts payable and accrued expenses, lines of credit, loans payable and other financial liabilities, as reflected in the consolidated balance sheets, approximate their fair value. For more information see Note 11 of these consolidated financial statements.
Revenue Recognition
Company’s revenues are derived substantially from digital advertising and to a lesser extent from media investment and management services.
Revenue from digital advertising primarily consists of two types: (1) representation business, which is comprised of contracts with major partners to provide the Company with a right to represent their business and contracts with buyers interested in advertising on partners’ platforms, where the Company acts as a commercial link between the major partners (owners of digital platforms) and the companies interested in advertising, and provides value-added services (which are part of the sales effort and provided when facilitating the acquisition of the ad space); and (2) white label/ cross channel services, through which ad agencies approaches the Company to leverage its extensive experience in the territories where it operates, and also to have access to its network of media supplier contacts, online and offline. Customers prepare their own general media plans and engage the Company to execute and implement those plans. The Company coordinates the specific ad purchases and monitor the media plans on behalf of the customer.
The Company recognizes revenue when the control of the services is transferred. The transfer of control occurs when the advertisements are displayed in the platform. Contracts with customers are short term in nature and billing occurs on a monthly basis. Value added taxes collected concurrent with advertising revenue producing activities are excluded from revenue. Cash payments received prior to services rendered result in advances from customers, which is then recognized as revenue when the advertising time or space is actually provided.
Substantially all of the revenues of the Company are related to representation businesses. In these arrangements, the Company has concluded that it is an agent facilitating the customer’s purchase of advertising space from partner’ platforms. The ad space is controlled by the major partners. The Company does not have the ability to direct the use of, and obtain substantially all the remaining benefits from, the partner’s advertising space, as it cannot redirect it to another customer or other use. As explained above, the Company has the right granted by the partners to act as a sales agent for the partner in certain territories (i.e., market the partner’s platform in exchange for a commission); however, this right does not guarantee availability of ad space to the Company or its clients.
As part of its assessment, the Company considered the indicators of control set forth in the revenue recognition guidance, determining that it is not primarily responsible for fulfillment. Additionally, the Company does not have inventory risk, nor does it have pricing discretion, as the prices charged to advertisers are generally determined through an auction process or are determined by the platforms via rate cards.
Finally, the Company does not promise its customer, explicitly or implicitly, the delivery of advertising space, nor does the customer have recourse against the Company if its ad was not properly displayed in the advertising space or a valid user did not view the ad.
Therefore, the Company recognizes as revenue the net commission it receives in exchange for its services in the consolidated income statement.
On January 1, 2020, the Company adopted ASC Topic 606 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2020. Results for reporting periods beginning on or after January 1, 2020 are presented under Topic 606. Opening retained earnings as of January 1, 2020 were not affected as there was no cumulative impact of adopting Topic 606.
The adoption of Topic 606 did not have a material impact on our consolidated financial statements.

Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under this method, income tax expense is recognized for the amount of taxes payable for the current period and deferred taxes recognized during the period. Deferred income taxes are recognized for the temporary difference between the financial reporting basis and tax basis of assets and liabilities. Deferred income taxes are measured using the enacted tax rates that are assumed to be in effect when the differences reverse. Deferred tax assets result principally from recording expenses in the financial statements which are not currently deductible for tax purposes, such as tax loss and credit carry-forwards. Valuation allowances are recorded where it is more likely than not that all or a portion of a deferred tax asset will not be realized.
The Company has US$1.2 million of general basket foreign tax credits and has recognized an allowance for the same amount.
The Company files required tax returns in all the jurisdictions where it has a requirement to file based on its subsidiaries’ incorporation statuses and locations, and the consolidated financial statements reflect in aggregate all tax positions for all of Company’s subsidiaries. The Company may be subject to tax examinations in the United States and in various foreign jurisdictions.
The Company asserts the indefinite reversal criteria under ASC 740-30-25-17 with respect to Latin America´s foreign subsidiaries only. The Company has not provided for U.S. federal and state income taxes on cumulative earnings of such foreign subsidiaries and affiliates that have been indefinitely reinvested. The Company has historically reinvested earnings in Latin America and will continue to reinvest future foreign earnings overseas indefinitely. The undistributed earnings as of December 31, 2020 and 2021, were subjected to transition and GILTI taxes in the U.S.
However, the Company is not indefinitely reinvested with respect to certain of its earnings in its Httpool entities in Europe and Asia in the amount of $35.4 million as of December 31, 2021. Hence, unremitted earnings of Httpool subsidiaries that are no longer permanently invested become subject to deferred income taxes under United States tax law. The estimated amounts of deferred tax liability over undistributed earnings of such Europe and Asia subsidiaries are $1.1 million and $0.6 million for the years ended December 31, 2021 and 2020, respectively.
Uncertainty in income taxes
The Company recognizes, if any, uncertainty in income taxes by applying the accounting prescribed by U.S. GAAP, for which a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return should be considered. It also provides guidance on de-recognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties, accounting in interim periods and expanded income tax disclosures.
The Company considers that it has not taken any material tax positions that more likely than not would not be sustained on its technical merit by the tax authority upon an audit and as a consequence it holds no reserve for such uncertainty. The Company would account for any penalties and fines, if incurred in the future, as other expenses, net.
Earnings (Loss) per share
The Company calculates net earnings (loss) per share in accordance with ASC Topic 260, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing net income by the weighted average number of common shares outstanding for the year. The Company does not have dilutive instruments that could affect the determination of the weighted average number of common shares outstanding, hence, the Diluted earnings (loss) per share is the same as the Basic earnings (loss) per share.
Deferred compensation arrangements
Compensation costs related to the Long-Term Incentive Plan and the Akuma Phantom Option Plan (see note 24) are considered deferred compensation arrangements and are recognized once it is considered probable that a relevant liquidity event will occur. They are measured at the present value of the benefits expected to be provided in exchange for an employee’s service to date and accrued in a systematic manner between when the liquidity event becomes probable and it occurs. Liabilities under the Long-Term Incentive Plan are remeasured at each reporting date until the date of settlement. In determining the present value of the liability, the Company considers the probability and amounts of the liquidity events as well as other factors, including the employees’ attrition rates. Compensation costs under the Akuma Phantom Option Plan to be paid by the non-controlling interest were recorded against equity in 2020.
Comprehensive (loss) income
The accounting standards require an entity to classify items of other comprehensive (loss) income by their nature in the financial statement and disclose the accumulated balance of other comprehensive (loss) income separately from the components of equity in the balance sheets. Comprehensive income is generally defined as the change in equity of a business entity during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive income is the total of all components of net income and all components of other comprehensive (loss) income (for the Company consists of the foreign currency translation of its foreign operations).
Foreign Currency Transactions
Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency of each subsidiary at the foreign exchange rate prevailing at the reporting date. Exchange differences are recognized in the consolidated statements of income and are included in Net loss on foreign currency transactions.
Foreign Currency Translation
The Company’s functional and reporting currency is the U.S. dollar. Most of the Company’s subsidiaries have a functional currency (the currency in which activities are primarily conducted) different from the U.S. dollar. Subsidiaries’ assets and liabilities which are denominated in non-U.S. currencies are translated to U.S. dollars at reporting date exchange rates, while income and expenses are translated at the monthly average exchange rates during the year, unless exchange rates fluctuate significantly during the period.
Adjustments that result from translating amounts in a subsidiary’s functional currency are reported as other comprehensive (loss) income in the consolidated statement of comprehensive income.
Foreign Currency Risk
The Company operates businesses in many foreign countries and such operations could be impacted by significant fluctuations in foreign currency exchange rates. Fluctuations in currency exchange rate between the foreign currencies in which our subsidiaries operate and their functional currency could create significant fluctuations.
Financial assets and liabilities denominated in foreign currencies for each subsidiary as of December 31, 2021 are the following:
	December 31, 2021
Currency	Euro(€)	S.A. Rand	Argentinian Peso	Russian Ruble	U.S. Dollar	Brazilian Real	Others	Total
Assets	18,943	—	8,072	1,034	154,680	2,424	12,536	197,689
Liabilities	(43,158)	(7,151)	(11,068)	(2,209)	(152,381)	(361)	(9,654)	(225,982)
Assets/ (Liabilities), net	(24,215)	(7,151)	(2,996)	(1,175)	2,299	2,063	2,882	(28,293)
Exchange rate risk—Sensitivity analysis
As of December 31, 2021, considering a net liability of $28.3 million, Management estimates that an appreciation/depreciation in functional currency versus different foreign currencies of each subsidiary of 10%, would result in an impact of a gain of $3.1 million and a loss of $2.6 million, respectively.

This analysis assumes that this variation of the functional currency of each entity occurred at the same time against all other foreign currencies.
This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of the financial instruments. The actual impact of market foreign exchange rate changes on the financial instruments may differ significantly from the impact shown in the sensitivity analysis.
2.4. New standards, interpretations, and amendments
Recently Adopted Accounting Standards
On December 18, 2019 the FASB issued the ASU 2019-12 “Income taxes (Topic 740)—Simplifying the accounting for income taxes”. The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles and also improve consistent application by clarifying and amending existing guidance, such as franchise taxes and interim recognition of enactment of tax laws or rate changes. The amendments in this update were effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
On January 7, 2021, the FASB issued ASU 2021-01 which refines the scope of ASC 848 and clarifies some of its guidance as part of the Board’s monitoring of global reference rate reform activities. The ASU permits entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, for computing variation margin settlements, and for calculating price alignment interest in connection with reference rate reform activities under way in global financial markets (the “discounting transition”). This amendment is effective immediately for all entities. An entity may elect to apply the amendment on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or on a prospective basis to new modifications from any date within an interim period that includes or is subsequent to the date of the issuance of a final update, up to the date that financial statements are available to be issued. The adoption of this amendment did not have a material impact on the Company’s consolidated financial statements.
Accounting pronouncements not yet effective and not yet early adopted
Considering the Emerging Growth Company (EGC) status for the Company’s filing with the SEC, Aleph has opted to use the relief available for EGCs to defer the adoption of the new standards to the effective dates applicable for non-public entities.
On May 3, 2021, the FASB issued ASU 2021-04—Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). The amendments in this ASU clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (e.g., warrants) that remain equity classified after modification or exchange. The guidance clarifies whether an issuer should account for a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as (1) an adjustment to equity and, if so, the related earnings per share effects, if any, or (2) an expense and, if so, the manner and pattern of recognition.
The amendments in this ASU affect all entities that issue freestanding written call options that are classified in equity. The amendments do not apply to modifications or exchanges of financial instruments that are within the scope of another Topic and do not affect a holder’s accounting for freestanding call options. The amendments in this ASU are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the amendments prospectively to modifications or exchanges occurring on or after the effective date of the amendments. Early adoption is permitted for all entities, including adoption in an interim period. If an entity elects to early adopt the amendments in this ASU in an interim period, the guidance should be applied as of the beginning of the fiscal year that includes that interim period. The Company does not expect that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.
On October 28, 2021, the FASB has issued ASU 2021-08, Business Combinations (Topic 805)—Accounting for Contract Assets and Contract Liabilities from Contracts With Customers, applicable to all entities that enter into a business combination within the scope of Subtopic 805-10, Business Combinations—Overall. This amendment primarily addresses the accounting for contract assets and contract liabilities from revenue contracts with customers and other contracts under the provision of topic 606 in a business combination. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years.
The amendments in this ASU should be applied prospectively to business combinations occurring on or after the effective date of the amendments. Early adoption of the amendments is permitted, including adoption in an interim period. An entity that early adopts in an interim period should apply the amendments: (1) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early application and (2) prospectively to all business combinations that occur on or after the date of initial application. The guidance will be effective for the Company beginning January 1, 2024. The Company is assessing the effects that the adoption of this accounting pronouncement may have on its consolidated financial statements.
In November 2021, the FASB issued ASU 2021-10 that identifies additional disclosure requirements in relation to government assistance. The disclosures required includes: the type of assistance, the entity accounting and the effect on the financial statements.
The accounting pronouncement will be effective for financial statements issued for annual periods beginning after December 15, 2021. The Company is assessing the effects that the adoption of this accounting pronouncement may have on its consolidated financial statements.
Lease accounting pronouncement (Topic 842) not yet effective and not yet early adopted
In June 2020, the FASB issued ASU 2020-05, Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02—Leases (Topic 842) for non-public entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The guidance will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023.
Also, in relation to Leases, on July 19, 2021, the FASB issued ASU 2021-05, which requires a lessor to classify a lease with variable lease payments that do not depend on an index or rate (hereafter referred to as “variable payments”) as an operating lease on the commencement date of the lease if specified criteria are met. This amendment only affects lessor accounting and will have no impact on lessees. The amendments in this update should be applied for fiscal years beginning after December 15, 2021. The Company does not expect that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.
Requirements of ASC 842 should be applied by public companies for financial statements issued for fiscal years beginning after December 15, 2018, complying with the requirements of ASC 842-10-65. Aleph shall apply the new requirements for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022 as above-mentioned. The Company will apply this new ASC using the retrospective method at the beginning of the period of adoption through a cumulative-effect adjustment.
This accounting pronouncement establishes the criteria for recognition and valuation of leases for lessees and lessors. Changes incorporated affect mainly on the lessees accounting.

Under this standard, Aleph is required as a lessee to recognize assets and liabilities with respect to those contracts that meet the definition of leases. In accordance with ASC 842, a lease is a contract that provides the right to control the use of an identified asset for certain period in exchange of a consideration, having the right to obtain substantially all the economic benefits of the identified assets and the right to direct the use of the identified asset.
The package of practical expedients (applied to all leases) allowed lessees not to reassess:
a)
whether any expired or existing contracts are or contain leases,

b)
lease classification for any expired or existing leases, and

c)
whether initial direct costs for any expired or existing leases qualify for capitalization under ASC 842.

Other practical expedients were:
a)
As an accounting policy, a lessee may elect not to apply the recognition requirements in this Subtopic to short-term leases;

b)
The transition practical expedient related to land easements, allowing companies to carry forward their accounting treatment for land easements on existing agreements, and

c)
The transition practical expedient for lessees that allowed businesses to not separate lease and non-lease components.

Not considering any practical expedient, the initial impact of the implementation of this standard as of January 1, 2022 will be an increase in non-current assets by initial recognition of rights of use assets and current and non-current lease liabilities of $3.0 million, which is determined based on the present value of the unpaid lease installments at such date, with respect to those contracts that meet the definition of leases (mostly office lease contracts and some car rent contracts).
In order to determine the impact, the Company considers the following inputs:
a)
Lease term: Aleph considers that the period of time of any of the contracts is that contractually agreed with the lessor. The Company has analyzed extension and cancelation options to determine the lease term considering whether it is reasonably possible that they may be exercised, based on the guidance in the standard.

b)
Discount rate: Since the rate implicit in the lease is not readily determinable, the Company considered the incremental borrowing rate.

3. Earnings per share (“EPS”) and Loss per share (“LPS”)
Basic earnings (loss) per share for the Company’s common shares are computed by dividing net income attributable to controlling interest by the weighted average number of common shares outstanding during the year.
The Company does not have dilutive instruments that could affect the determination of the weighted average number of common shares outstanding, hence, the Diluted EPS/LPS are the same as the Basic EPS/LPS.
Class B shares have not been yet issued.

(In thousands of U.S. dollars, except for share data)
	2021		2020
	Basic EPS	Diluted EPS	Basic LPS	Diluted LPS
Net earnings (loss) per share(1)	0.00	0.00	(0.00)	(0.00)
Numerator:
Net income	26,315	26,315	2,207	2,207
Less: Net income attributable to non-controlling interests	(5,340)	(5,340)	(5,258)	(5,258)
Net income (loss) corresponding to Aleph Group, Inc Shareholders	20,975	20,975	(3,051)	(3,051)
Denominator:
Weighted average number of common shares outstanding	169,903,623,436	170,027,566,727	147,600,000,000	147,600,000,000
(1) Basic and diluted earnings per share, attributable to shareholders per common share equaled 0.000123 for the year ended December 31, 2021, and basic and diluted loss per share, attributable to shareholders per common share equaled 0.000021 for the year ended December 31, 2020.
4. Cash and cash equivalents and restricted cash
Cash and cash equivalents consisted of the following:
	2021	2020
Cash and cash in banks in U.S. dollars	38,260	22,953
Cash and cash in banks in foreign currencies	69,789	47,675
Time deposits in U.S. dollars	5,004	—
Total cash and cash equivalents	113,053	70,628
Restricted cash consisted of the following:
	2021	2020
Restricted cash(1)	11,135	—
Total restricted cash	11,135	—
(1) Funds are restricted for use related to the cash held in escrow and can only be released to pay for the acquisitions of Ad Dynamo and Connect Ads. See notes 25 and 26.

5. Accounts receivable, Accrued receivables and Allowance for credit losses
a)
Accounts receivable and accrued receivables consisted of the following:

	2021	2020
Accounts receivable
Trade receivables(1)	149,584	88,583
Receivables in litigation	1,957	2,121
Total accounts receivable	151,541	90,704
Accrued receivables
Representation	33,044	25,217
White label / cross channel services	4,299	2,111
Others	657	343
Total accrued receivables	38,000	27,671
Total accounts receivable and accrued receivables	189,541	118,375

(1)
Net of $11.0 million and $5.4 million of rebates as of December 31, 2021 and 2020, respectively.

The following table presents the movement in accrued receivables:
	2021	2020
Balances at the beginning of the year	27,671	12,965
Amount invoiced (without VAT)	(27,671)	(12,965)
Increase of accrued receivables	38,000	27,671
Balance at the end of the year	38,000	27,671
The credit quality analysis of Accounts receivable, net (excluding Allowance for credit losses) is as follows:
	2021	2020
Not due	106,085	78,304
Within 3 months	35,092	5,599
Within 4 - 12 months	7,175	3,989
More than 12 months	3,189	2,812
Total	151,541	90,704

b)
Allowance for credit losses consisted of the following:

	2021	2020
Specific client allowance	(4,096)	(3,080)
Global expected credit losses	(3,784)	(1,887)
Total allowance for credit losses	(7,880)	(4,967)

The following table presents the evolution of the loss allowance:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Balance at the beginning of the year	(4,967)	(821)
Effect in opening equity of the initial adoption of CECL (See Note 2.3)	—	(361)
Increase in allowance for credit losses	(3,881)	(1,525)
Acquisition Ad Dynamo	(209)	—
Increase in allowance for receivables under litigation and others	—	(2,412)
Write off during the year	960	152
Foreign currency translation adjustment	217	—
Balance at the end of the year	(7,880)	(4,967)
6. Other current assets
Other current assets consisted of the following:
	2021	2020
Income tax credit	3,261	5,331
VAT receivable	2,538	2,337
Others	1,317	642
Total other current assets	7,116	8,310
7. Property and equipment, net
Property and equipment consisted of the following:
	Estimated useful lives (in years)	2021	2020
Leasehold improvements	7	1,058	1,545
Computer equipment	3	2,703	2,034
Furniture and fixtures	5 - 15	870	807
Vehicles	5	5	6
Total property and equipment		4,636	4,392
Less: accumulated depreciation		(3,276)	(3,315)
Total property and equipment, net		1,360	1,077
Net carrying value of Property and equipment consisted of the following:
	2021	2020
Leasehold improvements	159	323
Computer equipment	823	358
Furniture and fixtures	378	396
Total property and equipment, net	1,360	1,077
Aggregate depreciation expense for the years ended December 31, 2021 and 2020, totaled $0.6 million and $0.5 million, respectively.

8. Intangible assets, net
The Company has the following amounts related to intangible assets:
	Estimated useful lives (in years)	2021	2020
Tradename	3 - 10	1,214	656
Partnerships	3 - 9	16,392	1,441
Customer relationships	5	2,586	2,586
Software development	4	4,444	2,716
Software purchased	5	2,127	1,851
Total intangible assets		26,763	9,250
Less: accumulated amortization
Tradename		(303)	(222)
Partnerships		(1,455)	(1,166)
Customer relationships		(2,172)	(1,652)
Software development		(904)	(392)
Software purchased		(1,355)	(1,210)
Total accumulated amortization of intangible assets		(6,189)	(4,642)
Total Intangible assets, net		20,574	4,608
Net carrying value of intangible assets consisted of the following:
	2021	2020
Tradename	911	434
Partnerships	14,937	275
Customer relationships	414	934
Software development	3,540	2,324
Software purchased	772	641
Total Intangible assets, net	20,574	4,608
Aggregate amortization expense for the years ended December 31, 2021 and 2020, totaled $1.7 million and $1.5 million, respectively.
The following table represents the total estimated amortization of intangible assets for the five succeeding years:
For the year ending December 31,	Estimated Amortization Expense
2022	3,761
2023	3,286
2024	2,778
2025	2,310
2026	1,882
2027 and thereafter	6,557
Total	20,574
9. Goodwill
The Company recognized goodwill for the acquisitions based on Management’s expectation that the acquired business will improve the Company’s business. Arising goodwill was allocated to each of the reporting units identified by the Company’s Management, considering the synergies expected from this acquisition and it is expected that the acquisition will contribute to the earnings generation process of such reporting units.
The following table summarizes the carrying amount of goodwill by segregated between America, Europe and Asia-Pacific (“APAC”) and Africa, as of December 31, 2021 and 2020:
	2021	2020
America(1)	21,813	21,813
Europe and APAC(2)	6,633	6,633
Africa(3)	13,258	—
Total goodwill	41,704	28,446
(1) Corresponds to the acquisition of IMS Companies.
(2) Corresponds to the acquisition of Httpool.
(3) Corresponds to the acquisition of Ad Dynamo (see note 25).
The changes in the carrying amount of goodwill for the years ended December 31, 2021 and 2020 are as follows:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Balance at the beginning of the year	28,446	28,446
Business acquisitions (note 25)	13,301	—
Effect of exchange rates changes	(43)	—
Balance at the end of the year	41,704	28,446
10. Segments and geographic information
Reportable segments
Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding on how to allocate resources and in assessing performance. The Company’s CODM is the Company’s chief executive officer (“CEO”). The CEO reviews adjusted EBITDA for purposes of making operating decisions and assessing financial performance over the operating segments of a) America, b) Europe and APAC and c) Africa (see notes 1 and 25), and on a consolidated basis, aggregating the segments, mainly due to the similar economic characteristics that they have, the services they offer, the type of customers they deal with and the methods to provide the service that they have. Therefore, over the analysis of ASC 280-10-50-11, the Company presents segment information considering the mentioned operating segments aggregated into a single reportable segment which is “Advertising in digital media and marketing services”.
Presented below is the Segment financial information as it is analyzed by the CODM for the years ended December 31, 2021 and 2020:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Revenues, net	131,139	70,272
Adjusted EBITDA(1)	48,844	20,049
(1) Income before depreciation and amortization expense, interest expenses, net loss on foreign currency transactions and income tax as of December 31, 2020. As of December 31, 2021, the CODM decided to modify the calculation of the Adjusted EBITDA, also excluding expenses related to the long-term incentive plan and stock option plan, tax expenses related to the Akuma Flip-Up (See Note 1 “Akuma exchange of shares”), expenses related to the IPO process (See note 2.3 “IPO expenses”) and transaction expenses related to the acquisition of business. The modifications described were also applied retrospectively to December 31, 2020.

The Company reconciles the segment’s performance measure to net income as presented in the Consolidated Statement of Income as follows:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Net income	26,315	2,207
Adjustments:
Income tax expense	8,577	7,315
Net loss on foreign currency transactions	1,081	7,405
Interest expense, net	1,057	736
Depreciation and amortization expense	2,265	1,978
Long-term incentive plan	2,798	337
IPO expenses (not capitalized)	1,722	—
Stamp tax on Akuma’s Flip-up	1,512	—
Stock option plan – Shared-based compensation (note 13)	2,916	—
Transaction-related expenses on acquisition of businesses	601	71
Adjusted EBITDA	48,844	20,049
The following table summarizes revenues, net by region, based on the selling location:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Europe
Slovenia	20,897	15,371
Latvia	13,208	7,276
Estonia	8,713	2,444
Austria	7,762	5,749
Others(*)	41,189	19,435
Sub-Total Europe	91,769	50,275
APAC
Cambodia	5,872	488
Bangladesh	3,287	760
India	3,037	2,018
United Arab Emirates	2,075	759
Others(*)	3,062	2,302
Sub-Total APAC	17,333	6,327
Total Europe and APAC	109,102	56,602
America
United States	8,263	2,706
Mexico	5,491	3,052
Argentina	2,000	4,100
Panama	1,707	1,811
Others(*)	3,779	2,001
Total America	21,240	13,670
Africa(1)
South Africa	776	—
Others(*)	21	—
Total Africa	797	—
Total revenues, net	131,139	70,272
(*) Includes countries which individually represent 10% or less of total revenues, net for the region
(1) Operating segment incorporated during 2021, related to the acquisition of Ad Dynamo. See note 25.

The Company’s fixed assets (Property and equipment and Intangible assets), net by region are detailed below:
	2021	2020
Europe and APAC
Slovenia	3,818	2,775
Others(*)	988	315
Total Europe and APAC	4,806	3,090
America
United States	1,209	2,022
Others(*)	500	573
Total America	1,709	2,595
Africa
South Africa	15,419	—
Total Africa	15,419	—
Total fixed assets	21,934	5,685
(*) Includes countries which individually represent 10% or less of total fixed assets for the region.
Goodwill is analyzed by reporting unit in Note 9.
For further details about concentration of revenues, see note 22.
11. Fair value
The measurement at fair value is classified according to the three levels:
•
Level 1:   Fair value determined by quoted prices (unadjusted) in active markets for identical assets or liabilities.

•
Level 2:   Fair value determined based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•
Level 3:   Fair value determined by unobservable inputs.

The Company does not maintain financial assets or liabilities measured at fair value. As of December 31, 2021 and 2020, the carrying value of the Company´s financial assets and liabilities measured at amortized cost approximated their fair value. These assets and liabilities included cash and cash equivalents, accounts receivables, short-term investments and accrued receivables, other receivables from related parties, accounts payable, loans and accrued expenses, liabilities with related parties and loans payable and other financial liabilities. The fair value of the non-current portion of the liabilities with related parties does not materially differ from its carrying value.
12. Accounts payable and accrued expenses
Accounts payable and accrued expenses are detailed below:
	2021	2020
Trade payable	175,355	112,965
Media expense accrual	69,482	29,973
Total accounts payable and accrued expenses	244,837	142,938

13. Equity
Common stock
On July 30, 2021, the Company issued 200,000,000,000 shares at a par value of $0.01, totaling $2,000 million of common stock. In addition, on September 29, 2021 the Company´s Shareholders meeting approved a common stock reduction of $1,980 million by reducing the par value per share from $0.01 to $0.0001. After such capital stock reduction, the Company´s common stock amounts to $20 million, which has been approved by the Cayman court order and was filed on October 11, 2021 with the Cayman Islands General Registry.
As mentioned in note 1, on October 14, 2021 and December 1, 2021, Twitter and Snapchat subscribed for and acquired 466,200,466 and 418,509,813 ordinary shares in the common stock of the Company, respectively, for a total amount of $5.0 million each one.
As of the date of the issuance of these financial statements, the Company has authorized 500,000,000,000 shares of common stock, par value $0.0001 per share and 200,884,710,279 shares of common stock issued and outstanding with a par value of $0.0001 per share.
Voting rights
Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of holders of common stock.
Equity Transactions with Non-controlling Interests
As of December 31, 2020, the Company held a controlling interest of 75.5% in HHLUK. For financial reporting purposes, HHLUK assets, liabilities and operating results are consolidated with those of the Company, and Akuma Ventures Ltd. (“Akuma”) 24.5% interest in HHLUK is included in the consolidated financial statements in non-controlling interest as of December 31, 2020. See note 19. As of December 31, 2021, the Company held a controlling interest of 100.00% in HHLUK. Since the Akuma exchange of shares (Akuma Flip up, mentioned in Note 1), HHLUK became a wholly-owned subsidiary.
As of December 31, 2021 and 2020, a Company’s subsidiary, Radobel S.A., held a controlling interest of 75% in Neokei S.A. For financial reporting purposes, Neokei S.A. assets, liabilities and operating results are consolidated with those of the Company, and Bohemia Plus Inc.’s 25% interest in Neokei S.A. is included in the consolidated financial statement in non-controlling interests.
The non-controlling interests in equity in the accompanying consolidated balance sheets and statements of changes in shareholders’ equity represents the portion of net assets in several subsidiaries not attributable, directly or indirectly, to the Company.
Shares issuance in exchange for non-controlling interest
Corresponds to the acquisition of non-controlling interest (Akuma Flip-Up) explained in Note 1, through which Akuma became shareholder of the Company and is no longer part of the non-controlling interest.
Dividend distribution
On April 1, 2021, Aleph approved and paid dividends to its shareholders in the following amounts:
•
Aleph Media Services LLC (former LATAM Media Holding LLC): $7.2 million, based on its 90% of the equity ownership in the Company; and,

•
SPT: $0.8 million, based on its 10% of the equity ownership in the Company.

In addition, in relation to the Non-controlling Shareholders (Akuma):
•
In April 2021, HHLUK approved and paid dividends to its non-controlling shareholders amounting to $1.5 million; and

•
In June 2021, HHLUK approved dividends to its non-controlling shareholders amounting to $1.8 million, which were offset with the Akuma Loan receivable (See note 19).

Additionally, on December 27, 2021, Aleph approved and paid dividends to its shareholders in the amount of $8.1 million.
Stock option plan—Shared-based compensation
On July 30, 2021, the Company entered into a services agreement with the Company’s Chairman of the Board of Directors (the “Chairman”) by which the Company will grant the Chairman a number of Aleph’s shares in exchange for certain strategic, marketing and capital markets services. The service period established in the agreement is from June 1, 2021 through June 1, 2024. The Chairman will be entitled to a 0.375% of the Aleph’s share capital on December 1, 2022 and an additional 0.375% of the Aleph’s share capital on June 1, 2024, subject to continuing services to the Company and other conditions specified in the agreement. In the event the Company consummates an IPO in an exchange market, all the unvested shares will vest immediately. The Company has recorded this services agreement under the provisions of ASC 718, on a straight-line basis over the requisite service period, based on the fair value of Aleph’s shares (determined on an EBITDA multiple). Consequently, the Company recorded an increase in Equity (In “Additional paid in Capital”) and an expense of $2.9 million in the year ended December 31, 2021, under the line item “Professional fees” of the Selling, General & Administrative expenses. The Company also recognized an income tax benefit of $0.6 million.
14. Advances from customers
Advances from customers is detailed below:
	2021	2020
Balances at the beginning of the year	3,197	2,831
Services rendered to customers(1)	(3,197)	(2,831)
Customer´s payments collected in advance	11,110	3,197
Balance at the end of the year	11,110	3,197
(1) $0.6 million and $0.8 million of these advances from customers were recognized as Net revenue as of December 31, 2021 and 2020, respectively. The remaining balance was collected and recognized against accounts receivables.
The advances from customers will be earned during 2022.
15. Loans payable and other financial liabilities
The following table summarizes Company’s loans payable and other financial liabilities as of December 31, 2021:
Type	Institution	Currency	Accrued Interest	Weighted Average interest rate	2021
Loan	Citibank	U.S. dollars	69	3.05%	19,069(1)
Total loans payable					19,069
Total other financial liabilities(2)					13,079
Total loans payable and other financial liabilities					32,148
(1) Matured in February 2022, under a revolving credit facility after agreement that matures in November 2022.
(2) As of December 31, 2021, the Company has a debt of $13.1 million related to the Ad Dynamo acquisition. See note 25.

The following table summarizes Company’s loans payable and other financial liabilities as of December 31, 2020:
Type	Institution	Currency	Accrued Interest	Weighted Average interest rate	2020
Loan	Citibank	U.S. dollars	66	3.87%	5,066(1)
Loan	CEF	Brazilian Real	—	11.80%	21
Total loans payable					5,087
Total other financial liabilities					—
Total loans payable and other financial liabilities					5,087
(1) Matured in November 2021.
The following table presents the movement of Loans payable and other financial liabilities:
	2021	2020
Balance at the beginning of the year	5,087	30,607
Proceeds from loans (including lines of credit)	28,450	2,536
Payment of lines of credit	(13,995)	(563)
Debt – Ad Dynamo acquisition	13,079	—
Interest paid	(513)	(150)
Debt capitalization	—	(24,327)
Debt cancelation with loan receivables (Note 19)	—	(3,000)
Accrued interest	516	201
Exchanges differences, foreign currency translation, interests and others	(476)	(217)
Balance at the end of the year	32,148	5,087
Loan from Sony Global Treasury Services plc—Repurchase of Shares of IMS by Latam Media
On December 15, 2015, IMS obtained a loan from Sony Global Treasury Services plc (SGTS), an affiliate of SPT. The loan had no maturity date and accrued interest of 3.985% per annum on any outstanding borrowings. This loan (“SGTS Loan”) was partially capitalized by SGTS on February 28, 2020 (see third paragraph below) in an amount equivalent to the outstanding amount of $20.0 million (the SGTS Loan) due from IMS as of that date less $3 million (the “SGTS Remaining Loan Amount”), totaling a net amount of $17.0 million (“Capitalized SGTS Loan”).
As of February 28, 2020, Latam Media purchased 739,687 (the “Purchased Shares”) of the 920,099 shares of IMS owned by SPT, equivalent to 41% of the issued and outstanding shares of IMS, with SPT retaining 180,412 shares of IMS, under a Share Purchase Agreement, dated October 25, 2019, between Latam Media, SPT and IMS (the “2019 IMS SPA”). This repurchase of shares of IMS by Latam Media allowed it to recover control over IMS and its subsidiaries.
Immediately prior to the closing, SPT capitalized into IMS in exchange for one share of capital (the “Additional Share”) the Capitalized SGTS Loan, recognizing it as Additional Paid in Capital. According to the 2019 IMS SPA, as of February 28, 2020, SPT sold and transferred to Latam Media the Purchased Shares equal to 41% of the Share Capital in IMS on a Fully Diluted Basis.
Additionally, due to the 2019 IMS SPA, a loan amounting to $7.3 million that IMS owed to Sony Pictures Entertainment Inc. (“SPE”, an SPT affiliate) as of February 28, 2020, was also capitalized. Hence, the total contributed amount was $24.0 million and was recognized as Additional Paid in Capital.

Line of Credit from Citibank N.A.
On October 28, 2019, the Company obtained a line of credit for working capital with Citibank N.A. with a maturity of one year, extended until November 2021. Total available in this line of credit was $17.0 million. The line of credit required an interest rate of 2.75% + Libor per annum for the first ten months of the current year and 3.25%+Libor per annum for the two months of 2020. As of July 20, 2021, the line of credit has been increased to $27 million, with a new interest rate of 3.00%+Libor per annum, to be renewed in November 2021. This loan has customary conditions of this type of line of credit. On November 19, 2021, the company renewed the agreement with Citibank, increasing the line to $40.0 million and the LIBOR rate was replaced for term SOFR (1- or 3-month periods) plus a benchmark adjustment.
In April, May and August 2021, the Company borrowed additional loans from Citibank for working capital for $5.0 million, $2.0 million and $7.0 million, respectively, with an interest rate of 3.25%+Libor per annum, 3.00%+Libor per annum and 3.00%+Libor per annum, respectively, maturing on November 19, 2021. The amount borrowed in April was renegotiated in October, with the same amount at an interest rate of 3.00% + Libor. In November 2021, all the borrowings were renewed at a rate of 3.00% + 3-month period SOFR with updated maturity in February 2022, under a revolving credit facility after agreement that matures in November 2022.
The outstanding principal balance of this line of credit as of December 31, 2021 and 2020 was $19.1 million and $5.0 million, respectively, and the outstanding accrued interest was $0.1 million and $0.1 million, respectively.
Line of Credit with Unicredit
As of December 31, 2020, the Company had lines of credit in Europe with UniCredit Slovenia for €1.5 million, UniCredit Austria for €1.7 million and UniCredit Bulgaria for €3.5 million. All of them were unused as of December 31, 2020 and 2021. They have been used during 2021 as explained below.
On January 26, 2021, Aleph extended the maturity to December 30, 2021 and increased the line of credit in Slovenia with UniCredit with an additional €10.0 million line of credit (the “reverse factoring line of credit”).
Through the reverse factoring line of credit, the Company requests certain payments to be made to partners on its behalf. The first payment on behalf of the Company was made in February 2021 and was fully paid in March. There were subsequent monthly payments and cancellations for approximately €10.0 million per month with short term maturities (approximately 30 days).
We present this arrangement in our statement of cash flows based on the substance of the transaction, which involves a constructive outflow of cash in operating activities upon UniCredit’s settlement of the account payables with our partners, and a corresponding constructive inflow of cash in financing activities. Generally, information about the gross amounts of cash receipts and cash payments during a period is more relevant than information about the net amounts of cash receipts and payments. However, netting cash flows in certain circumstances, as receipts and repayments of certain short-term borrowings is permitted under US GAAP. The Company concluded that the constructive inflows of cash described above and our payments to UniCredit comply with the requirements for net presentation in the cash flow statement, given that they have quick turnover, occur in large volumes, and have short maturities.
The Company repaid the amount due in November 2021 and has not used this line of credit since then. Therefore, there is no outstanding balance related to this line of credit as of December 31, 2021.
16. Revenues, net
The following table presents our revenues, net disaggregated by major source:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Representation(1)	122,220	61,829
White label / cross channel services(1)	4,636	6,094
Others(1)	4,283	2,349
Total revenues, net	131,139	70,272

(1) Net of $6.9 million, $2.0 million and $0.0 million of rebates for the year ended December 31, 2021 and $5.6 million, $1.3 million and $0.4 million of rebates for the year ended December 31, 2020, corresponding to Representation, White Label/ cross channel services and Others, respectively.
See note 10 for further information about segments and geographic locations.
17. Costs of revenues and selling, general and administrative expenses
Costs of revenues are detailed below:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Salaries and social security taxes	14,893	12,457
Others	1,587	1,122
Total costs of revenues	16,480	13,579
Selling, general and administrative expenses are detailed below:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Salaries and social security taxes	35,585	17,387
Professional fees	13,282	4,433
Expected credit losses	3,881	3,937
Sales commissions	6,292	3,059
Office Expenses	2,555	1,568
Rent	1,762	1,531
Travel and marketing expenses	3,230	1,181
Technology	1,372	655
Other taxes	5,493	2,170
Other expenses	1,912	1,131
Total selling, general and administrative expenses	75,364	37,052
18. Income Tax Expense and Other taxes payable
a)
Income tax expense

The components of the income tax charge are as follows:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Current tax benefit (expense):
Federal	(1,298)	(2,846)
State	(32)	(237)
Foreign	(10,310)	(3,879)
	(11,640)	(6,962)
Deferred tax benefit (expense):
Federal	248	(110)
State	—	(18)
Foreign	2,815	(225)
	3,063	(353)
Total income tax expense	(8,577)	(7,315)

The following is a reconciliation of the difference between the actual provision for income taxes and the provision computed by applying the effective income tax rate for the years ended December 31, 2021 and 2020 to income before taxes:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Net income before income tax	34,892	9,522(3)
Statutory income tax rate	21%	21%(1)
Income tax expense at statutory rate	(7,327)	(2,000)
Withholdings taxes	(1,346)	(1,115)
Permanent differences	(164)	(141)
Taxable capitalized debt (note 15)	—	(5,109)
Valuation allowance (increase)/decrease	(666)	1,022
Adjustments in respect to previous year	—	447
	(178)	—
Income tax Estonia and Latvia	708	(1,963)(2)
Others	(421)	(433)
Effect of applying different statutory rates in the countries in which the Company operates	1,095	2,383
Global Intangible Low-Taxed Income	(4,129)	(2,005)
Foreign Tax Credits	3,851	1,599
Total income tax expense	(8,577)	(7,315)
(1) Corresponds to the U.S. statutory income tax rate.
(2) According to local tax laws, the taxation of corporate profits in Estonia and Latvia is postponed until the profits are distributed as dividends, hence a deferred tax liability was booked.
(3) Breakdowns of income before income taxes for the years ended December 31, 2021 and 2020 are as follows:
	2021	2020
U.S.	368	(9,533)
Non-U.S.	34,524	19,055
	34,892	9,522
Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. The following table summarizes the composition of deferred tax assets and liabilities for the years ended December 31, 2021 and 2020:
	2021	2020
Deferred tax assets
Net operating losses	1,013	1,156
Allowance for Credit Losses	1,351	523
Unrealized foreign exchange	840	1,023
Other temporary differences(1)	7,054	3,524
Total deferred tax assets, net	10,258	6,226
Deferred tax liabilities
Other temporary differences Estonia	1,040	609
Other temporary differences Latvia	—	1,404
Other temporary differences U.S.	510	530
Others	99	24
Intangible assets(2)	4,300	—
Total deferred tax liabilities	5,949	2,567
(1) Includes bonus, commissions, and other accruals.
(2) See note 25.

As of December 31, 2021, consolidated tax loss carryforwards for income tax purposes were $1.0 million. If not utilized, tax loss carryforwards will expire as follows:
2021
2023	45
2024	41
2025	128
After 2025	799
Total	1,013
The income tax payable as of December 31, 2021 and 2020 amounts to $6.3 million and $ 7.2 million, respectively.
b)
Other taxes payable

Other taxes payable is detailed below:
	2021	2020
Value added tax (VAT)	10,256	8,384
Others	5,332	2,949
Total Other taxes payable	15,588	11,333
19. Related Parties Transactions
The following table summarizes the balances receivable from and payable to related parties included in the Company’s Consolidated Balance Sheets:
	2021	2020
Non-current assets:
Loan receivable – Akuma	—	3,764
Interest receivable – Akuma	—	450
	—	4,214
Total receivables from related party	—	4,214
	2021	2020
Current liabilities:
Liabilities with related parties – Akuma	6,977	10,423
	6,977	10,423
Non-current liabilities:
Liabilities with related parties – Akuma	—	7,340
	—	7,340
Total liabilities with related parties	6,977	17,763
The following table summarizes the transactions with related parties included in the Company’s Consolidated Statements of Income:
	2021	2020
Interests – Latam Media	61	—
Interests (expense) income – Akuma	(55)	103
Financial discounts – Akuma	(335)	(361)
Total	(329)	(258)

Revised Buyout Loan Receivable between IMS and Akuma (formerly with “Httpool Holdings Limited- HHL”)
On June 9, 2017 IMS extended a loan of €3 million (the “HHL Loan”) to HHL under a Buyout Loan Agreement, dated June 9, 2017, between IMS and HHL (the “2017 Buyout Loan Agreement”) under which the proceeds of the HHL Loan would be utilized by HHL primarily towards the purchase of shares (directly or indirectly) from minority shareholders of HHL and its subsidiaries, and to make one or more capital contributions to HHLUK so that it may acquire shares from minority shareholders in its subsidiaries.
HHL is obligated to pay down or pay-off, as applicable, the principal amount of the HHL Loan and accrued interest thereon, plus any other amounts outstanding under the 2017 Buyout Loan Agreement, if and to the extent that (i) it receives distributions from HHLUK, (ii) it receives proceeds of IMS’s exercise of the IMS Call Option (as defined in the Shareholders Agreement, dated June 9, 2017, between IMS, HHL, HHLUK and others -the “2017 HHLUK SHA”), (iii) it receives proceeds from the sale of HHLUK, or (iv) it receives proceeds from the liquidation or dissolution of HHLUK.
Under the provisions of an Amendment to Buyout Loan Agreement, dated May 16, 2018 (the “2018 Buyout Amendment”), IMS increased the loan in an additional amount of €2.8 million. As a consequence, the total Buyout Loan Agreement equaled to €5.8 million, plus accrued interest.
As of February 28, 2020, as repayment of the SGTS Remaining Loan Amount (see note 15), IMS (as lender) caused HHL (as borrower) to novate, amend and restate the Buyout Loan Agreement, whereby (A) the principal amount of €2.7 million (equivalent to $3 million) was transferred as payment of SGTS Remaining Loan Amount, and (B) the remaining balance of €3 million (the “New IMS Loan Agreement”) comprising all amounts outstanding under the Buyout Loan Agreement, i.e., principal and accrued capitalized interest thereon owing by HHL to IMS, less the repayment explained in (A), remains as a receivable for IMS.
As of December 15, 2020, HHL, IMS and Akuma Ventures Limited (“Akuma”) entered into a Deed of Novation for New IMS Loan Agreement transferring the obligations under the New IMS Loan Agreement from HHL to Akuma. As of December 31, 2020, the outstanding principal balance of the New IMS Loan Agreement, plus accrued interest, in U.S Dollars was $4.2 million. That amount was partially offset by $1.3 million with Liabilities with related parties and $1.8 million with dividends payables during 2021.The outstanding balance was fully paid as of December 31, 2021.
Changes in the ownership participation of HHLUK
Under the 2017 HHLUK SHA, IMS had the IMS Call Option to acquire all of the shares of HHLUK held by HHL (i.e., its 49% equity interest) commencing on January 1, 2020 and expiring on June 30, 2020, capped at €25 million option purchase price.
However, on April 4, 2020, IMS and HHL renegotiated the IMS Call Option referenced in the 2017 HHLUK SHA under a Share Purchase Agreement, dated April 4, 2020, (the “Option SPA”) under which IMS was granted a revised IMS Call Option whereby IMS exercised a portion of the revised IMS Call Option, resulting in IMS increasing its equity interest in HHLUK by 24.5%, thereby reflecting IMS as owner of 75.5% and HHL as owner of 24.5% of HHLUK, respectively.
The option transaction was closed on April 4, 2020 at an option purchase price capped at €12.5 million, with IMS to pay two annual installments of a maximum of €6.2 million each (subject to such adjustments) on June 29, 2021 and June 29, 2022, respectively. In addition, IMS agreed to pay an additional amount of $2.8 million as additional purchase price as of April 4, 2020, totalizing $15.7 million. As of December 31, 2020, the amount due under this option transaction was $17.8 million ($10.4 million and $7.3 million as current and non-current liabilities, respectively). The debt was partially offset with the loan receivable with Akuma of $1.3 million. After payments of $9.0 million made during 2021 and the recognition of Financial gains of $0.5 million, the amount due as of December 31, 2021 was $7.0 million (current liability).
As part of the above option transaction, IMS, HHL and HHLUK executed an Amended and Restated Shareholders Agreement, dated February 28, 2020 (the “2020 Restated SHA”), as further amended by First Amendment to

Amended and Restated Shareholders Agreement, dated April 4, 2020 (the “2020 First Amendment”), both between IMS, HHL, HHLUK and others (collectively the 2020 Restated SHA and 2020 First Amendment referred to as the “2020 HHLUK SHA”). Under the 2020 HHLUK SHA, IMS’s revised IMS Call Option also permits IMS to acquire all of the remaining shares of HHLUK held by HHL (i.e., its 24.5% equity interest) commencing on August 1, 2024 and ending August 31, 2024.
In the event that IMS does not exercise the revised IMS Call Option under the 2020 First Amendment, HHL is granted HHL Call Option to acquire all of the shares of HHLUK held by IMS (i.e., its 75.5% equity interest) commencing on August 1, 2025 and ending August 31, 2025.
In the event that IMS does not exercise the revised IMS Call Option and HHL does not exercise the HHL Call Option under the 2020 First Amendment, then either IMS or HHL shall be entitled, for a period commencing on January 1, 2026 and ending on December 31, 2026, to initiate a process leading to a required company sale of HHLUK (by way of a Transfer of Shares or by way of an asset deal) through an auction process. In the event IMS is not sold pursuant to this auction process, then commencing on January 1, 2027 the processes shall repeat.
Akuma Flip-up
As mentioned in Note 1, Akuma exchanged all of its 24.5% ownership interest in HHLUK for a 26.2% ownership interest in IMS. Consequently, IMS became 100% owner of HHLUK and the IMS Call Option was forfeited.
Loan Agreement Latam Media
On February 5, 2021, Latam Media and Httpool Latvia SIA (“Httpool Latvia”) signed a loan agreement by which Httpool Latvia lent $2 million to Latam Media. The interest rate pursuant to this agreement was initially equal to the 6-month Libor value of the remittance date and a fixed interest margin in the amount of 3.25% per annum on the unpaid monthly principal balance. The outstanding principal, together with accrued interest were repaid on December 29, 2021.
Key management personnel compensation
Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of Aleph, including the Directors of the Board of Directors, the Global Chief Executive Officer, Global Chief Operating Officer, Chief Strategy Officer, Chief Finance Officer, Chief Revenue Officer, Global Chief Trade Officer, Chief Legal Officer, Chief Marketing Officer and Senior VP Latam Sales. Compensation for Key Managers mainly includes fixed and variable compensation and social security contributions. Compensation for Key Managers for the years ended December 31, 2021 and December 31, 2020 amounted to $5.7 million and $3.3 million, respectively and was recorded as expenses under the line item “Salaries and social security taxes”. As of December 31, 2021 and December 31, 2020, an amount of $2.6 million and $1.4 million remained unpaid.
In addition, there is a services agreement with the Company’s Chairman by which the Company will grant the Chairman a number of Aleph’s shares in exchange for certain strategic, marketing and capital markets services. See Note 13.
20. Leases
The Company is party to various operating leases for office space. The leases expire at various dates and have varying renewal and cancellation options and may contain escalations provisions.

The following is a summary of minimum annual rental payments required under those operating leases that have original or remaining lease terms in excess of one year as of December 31, 2021:
Year	Amount
2022	1,530
2023	668
2024	411
2025	279
Thereafter	243
Total	3,131
Rent expense for the years ended December 31, 2021 and 2020, were $1.8 million and $1.5 million, respectively.
21. Commitments and Contingencies
Litigation and Other Legal Matters
The Company is subject to certain contingent liabilities with respect to existing or potential claims, lawsuits and other proceedings arising in connection with its businesses. The Company accrues liabilities when it considers probable that future costs will be incurred, and such costs can be reasonably estimated. Litigation-related liabilities are based on developments to date and historical information related to actions filed against the Company. As of December 31, 2021 and 2020, the Company has not accounted for estimated liabilities involving proceeding-related contingencies. Management believes, based on currently available information, that the results of any such legal actions, in the aggregate, will not have an adverse effect on Company’s financial condition.
The Company is subject to certain labor contingencies which arise in the ordinary course of its business, for a total claimed amount of $2.8 million and $2.7 million as of December 31, 2021 and 2020, respectively. Since the final resolution of these potential claims is not probable to result in an outflow of resources, there are no provisions recognized as of December 31, 2021 and 2020.
22. Risks and uncertainties
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits and accounts receivable. U.S. cash balances are placed with financial institutions and financial instruments that Management believes are of high credit quality. Accounts in U.S. institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”). As of December 31, 2021 and 2020, the Company’s deposits exceeded the FDIC insured limit.
In addition, Aleph holds cash and cash equivalents at foreign financial institutions which are not insured by the FDIC. These cash holdings are placed with financial institutions and financial instruments are of high credit quality.
In relation with the expected credit losses, we have concluded that the historical loss rates for those assets is a reasonable approximation of the CECL. Accounts receivables are recovered over a period of 60-90 days.
Concentration of Business and Credit Risks
The Company’s credit risk is spread across a large number of diverse customers in the U.S., Latin America, Europe and Asia, thus spreading the trade credit risk. It normally does not require collateral on credit sales; however, an analysis is performed before extending substantial credit to any customer. An allowance for credit losses is recorded based on customers’ payment history and perceived credit risks. Receivables from the largest five accounts represented 8.3% and 14.2% of total trade receivables as of December 31, 2021 and 2020, respectively. No single customer represents more than 5% of the total receivables.

Sales to the two largest partners represented 45.7% and 18.7%, and 39.1% and 20.6%, of the Company´s total sales for the years ended December 31, 2021 and 2020, respectively.
To mitigate the credit risks and protect against losses from credit losses, the Company engaged a credit insurance policy (total amount approved was €38.1 million as of December 31, 2021), in the first quarter of 2021. Credit insurance insures businesses against bad debt, resulting by customers’ insolvency or payment default. In case of default, a credit insurance company indemnifies all insured receivables. The Company signed a 1-year contract, which is expected to be prolonged after its expiration date on February 28, 2022. Currently, the following legal entities within the group are part of the arrangement: Serbia, Croatia, Slovenia, Bulgaria, Estonia, Latvia, and Lithuania. All these countries are the most significant contributors to the Company’s revenues. The Company is not insuring clients with exposure below €0.1 million as it mitigates the credit risk through internal controls, performed by Credit and collections department.
COVID-19 Pandemic
On March 11, 2020, the COVID-19 outbreak was declared by the World Health Organization to be a global pandemic, highlighting the health risks of the disease. In this context and following regulatory requirements published by governments in the countries in which we operate, we activated a response program in order to minimize the impact of the COVID-19 pandemic.
Covid effects persisted during 2021 and there can be no assurance when such effects will end. However, vaccine campaigns have been expanded all over the world and lock-down measures have been lifted in most places.
The pandemic has not had an adverse impact on our capital and financial resources or our overall liquidity position, as we have not historically relied on material third-party financing or revolving credit to fund our operations, and our cash from operations has been consistent and has even increased during the COVID-19 pandemic with the increased use of digital media. Our assets have not been adversely impacted.
The Company has applied to different programs seeking job-aid in the United States, Argentina, Colombia, Spain, Austria, Slovenia and Hong Kong, receiving subsidies for a total of $1.7 million in 2020 and a forgiveness of a loan of $0.5 million (See note 23).
The ultimate extent to which the COVID-19 pandemic could impact our business, financial condition, and results of operations will depend on future developments, which are highly uncertain, difficult to predict, and subject to change, including, but not limited to, the duration, scope, severity, and geographic spread of the outbreak, its impact on the global economy, actions taken to contain or limit the impact of COVID-19, such as the availability of vaccines or treatments, situation in different countries and how they handle the pandemic, the appearance of new variants of the virus, and how quickly and to what extent normal economic and operating conditions may potentially resume.
Liquidity risk
Liquidity risk represents the risk that Aleph has no funds to accomplish its financial liabilities.
The Company finances its operations and capital expenditures substantially through cash flows generated from operations. The Company believes that its current available cash and cash equivalents and the cash flows from its operating activities will be sufficient to meet its working capital requirements, capital expenditures and to finance its business acquisitions for the period of twelve months after the date of issuance of these Financial Statements. The Company’s payment term for payables is longer than its collection term for receivables.
23. CARES Act, CAA and other governments financial assistance
CARES Act
On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.
On May 8, 2020, the Company obtained a Paycheck Protection Program loan (“PPP loan”) under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) totaling $0.5 million with a fixed interest rate of 1%. As part of the terms of the PPP loan, the Company was eligible to apply for the total forgiveness of the PPP loan principal and any accrued interest upon complying with certain mandatory requirements.
There is no U.S. GAAP that explicitly covers accounting for PPP loans which have characteristics of debt instruments and government “grants” to for-profit entities. In the absence of authoritative U.S. GAAP guidance, the Company considered the application of other authoritative accounting guidance by analogy and concluded that the guidance outlined in IAS 20 was the most appropriate analogy for the purpose of recording and classifying the PPP proceeds received by the Company. Management believes it was reasonably assured that the Company was in compliance with all the mandatory requirements and therefore elected to account for the PPP loan proceeds as a government grant based on analogy to International Accounting Standards (“IAS”) 20, Accounting for Government Grants and Disclosure Assistance and has not accrued any liability associated with the risk of an adverse SBA review.
Under IAS 20, once it is reasonably assured that the entity will comply with the conditions of the grant, the grant money should be recognized on a systematic basis over the periods in which the entity recognizes the related expenses or losses for which the grant money is intended to compensate. Proceeds from the PPP loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations. The Company recognizes grants once both of the following conditions are met: (1) the Company is eligible to receive the grant, and (2) the Company is able to comply with the relevant conditions of the grant. The Company used the entirety of the PPP loan proceeds for qualifying expenses during the year ended December 31, 2020.
On March 10, 2021, the Company obtained the forgiveness of the $0.5 million in principal, and $0.005 million in interest and as such the Company recorded the total principal of $0.5 million as a reduction in the related expenses in the accompanying consolidated statement of income for the year ended December 31, 2020.
The Company has also applied for Carryback Refund Claim on June 23, 2020, reflecting the refund request of $1.4 million related to the decrease in income tax in 2014, 2015, and 2016 plus refunding the Alternative Minimum Tax (AMT). Such amount was collected in 2021.
24. Long-Term Incentive Plan
The Company maintains a long-term incentive plan (“IMS 2020 LTI Plan”) as an incentive retention tool to recruit and maintain qualified employees in the Company. The IMS 2020 LTI Plan is managed by the LTI Grant Committee which determines, in its sole discretion, the criteria and the actual amounts of the grants to be awarded to the qualified employees. Qualified employees are awarded grants, based on varying the Company reference valuation calculations which may change from time to time based on acquisitions and divestitures affecting the Company or based on market valuation of the Company’s shares, or under other circumstances, as applicable, to receive cash. For an eligible employee to be a qualified employee under the IMS 2020 LTI Plan, he or she shall be a full or part-time employee at all times from the awarding of the grant; provided however, such individual shall cease to be a qualified employee as to any accrued but unpaid grant installments and as to the continuance of ongoing grants if he or she shall no longer meets the above criteria unless the Grant Committee, in its sole discretion, shall give such individual a waiver to maintain continued participation. Participation in the IMS 2020 LTI Plan does not award or grant any equity interest in the Company or any of its subsidiaries, or in any affiliates. Under the IMS 2020 LTI Plan, the eligible employees are granted with awards that give them a right to redeem their awards upon the occurrence of a qualified liquidity event (as defined in the IMS 2020 LTI Plan), that relates to the sale of the Company’ shares, which amount is based on the reference value assigned to the Company’ shares considering a valuation cap, as defined in the agreement, but subject to the final determination of the LTI Grant Committee. Under the IMS 2020 LTI Plan, the awards would be paid to the participants in cash only if they are employees of the Company or any of its subsidiaries at the moment of the liquidity event. During 2021, the Company assigned additional grants to existing and new employees.
During 2021, based on the existence of qualifying liquidity events, the Grant Committee resolved the payment of $1.8 million in cash and an additional $1.8 million to be paid in cash during 2022. The payment of the first $1.8 million was made in May and August 2021. The remaining $1.8 million was reduced to $1.0 million as of December 31, 2021, mainly due to employee turnover, and it is recorded under Salaries and social security payable-current. As of December 31, 2021 and 2020, the total awards for the qualified employees amounted to $5.2 million and $3.3 million, respectively. Such amounts represent total awards granted based on qualified liquidity events representing 100% of the Company’s shares. In the event that the qualified liquidity event represents less than 100% of the Company’s shares, the awards would be paid proportionally. Considering the facts and circumstances prevailing as of December 31, 2020, the Company accrued an amount of $0.3 million, in relation to the IMS 2020 LTI Plan. As of December 31, 2021 and 2020, the Company did not deem a qualifying IPO transaction as a probable qualifying liquidity event and thus, no amounts were accrued in the consolidated financial statements in relation to the effect of such transaction under the IMS 2020 LTI Plan.
In addition, one of the Company’s shareholders, Akuma, maintains a long-term incentive plan for certain key employees of HTTPool and its subsidiaries (the “Akuma POP”). Under the Akuma POP, the eligible employees are granted with awards that give them a right to participate as beneficiaries of certain qualified liquidity events (as defined in the agreement), including any dividend distribution from HTTPool and/or any of its subsidiaries or related entities plus any sales of HTTPool and its subsidiaries’ shares. The amount to be distributed to the key employees could range up to 50% of the total amount in cash received by Akuma, to be defined by the Akuma’s compensation committee. In the year ended December 31, 2020, there was a qualifying liquidity event under the Akuma POP (the sale by Akuma of the 24.5% interest in HTTPool to IMS), which derived in a total compensation payable by Akuma to eligible HTTPool’s key employees. The Company has recognized a provision based on the probability of existence of a liquidity event, based on which $0.5 million was recognized in the consolidated statement of income in 2020 and $0.5 million was recognized in prior periods.
25. Acquisitions—Ad Dynamo
On October 12, 2021, HHLUK entered into a stock purchase agreement with Invenfin Investments 2 (Pty) Limited, Entelligence Limited and certain individuals, for the acquisition of equity interests representing 100% of the capital stock of Ad Dynamo, a South African company engaged in the digital media advertising representation business in Sub-Saharan Africa and other locations. The consummation of the acquisition of 100% of Ad Dynamo that gives to the Company control over the acquiree was on November 30, 2021. The main purpose of this acquisition is to increase the Company’s geographic expansion in sub-Saharan Africa region. The estimated purchase price as of the acquisition date amounts to ZAR 443,181,359 (equivalent to $27.5 million) subject to customary post-closing adjustments. The Company has 120 days after the closing date to make the corresponding adjustments in the purchase price.
In addition, on November 30, 2021, the Company entered into an earn-back equity incentive plan agreement (the “Ad Dynamo LTIP”) with certain of such eligible applicants that are sellers under the stock purchase agreement, whereby the Company granted to such individuals the right to receive equity interests (with no voting rights) representing up to 10% of the total economic rights of Ad Dynamo, upon the terms and subject to the conditions set forth therein, including a condition precedent related to the performance of Ad Dynamo´s EBITDA for the twelve month period ending on November 30, 2023. The Company considered the Ad Dynamo LTIP separately from the business combination.
The following table summarizes the consideration paid for Ad Dynamo and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date, as well as noncontrolling interest:

(in million)
Consideration
Cash paid	14.4
Deferred consideration(1)	13.1
Fair value of total consideration transferred	27.5
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	2.8
Accounts receivable	7.0
Property, plant and equipment	0.1
Identifiable intangible assets	15.5
Other Assets	0.1
Accounts payable	(5.5)
Deferred income tax liabilities	(4.3)
Other Current Liabilities	(1.5)
Total identifiable net assets	14.2
Goodwill	13.3
27.5
Acquisition-related costs (to be included in selling, general, and administrative expenses in the Company’s statements of income)	0.4
(1) Cash held in escrow amounting $6.1.
Unless otherwise noted, all assets acquired and liabilities assumed have been measured at fair value.
Acquisition-related costs have been expensed.
The Company has completed its preliminary valuation of the fair value of Ad Dynamo assets acquired and liabilities assumed, along with the related allocations to goodwill and intangible assets. Accordingly, the values of the assets and liabilities set forth in this note are preliminary. Once the Company complete the final valuation process for the acquisition, it may report changes to the purchase price, as well as the amount of goodwill, and those changes could differ materially from what it presents here.
The $15.5 million of acquired intangible assets was assigned to digital platforms relationships for $15.0 million which amortize in 9 years and $0.5 million assigned to tradenames which amortize in 3 years.
The aggregate consideration exceeded the aggregate estimated fair value of the assets acquired and liabilities assumed by $13.3 million, which has been recognized as goodwill. This goodwill is attributable to strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks that we expect to realize. Goodwill represents the expected growth of operations of Ad Dynamo, with an expected increase in future revenues and net income. Goodwill has indefinite useful life and its recoverable value must be assessed at least once a year. None of the goodwill associated with this acquisition is deductible for income tax purposes.
The following summarized the revenues and net income of Ad Dynamo from the acquisition date to December 31, 2021:
From December 1, 2021 to December 31, 2021
Revenues	880
Net income	263
The following summarized unaudited pro forma results of operations for the year ended December 31, 2021 and 2020, assuming that the acquisition occurred as of January 1, 2020. These pro forma results do not purport to be indicative of the results of operations, which actually would have resulted had the acquisitions occurred as of January 1, 2021, nor is it indicative of future operating results:
	December 31, 2021	December 31, 2020
Pro forma net revenues	138,613	75,303
Pro forma net income	28,026	1,829
The pro forma financial information presented above has been derived from the historical condensed consolidated financial statements of the Company and from the historical accounting records of Ad Dynamo. Pro forma net income was adjusted to include the intangible assets amortization expense from January 1, 2020 to December 31, 2021.
26. Subsequent Events
The Company evaluated all events that occurred through February 7, 2022, the date these financial statements were available to be issued, and the main topics are disclosed as follows:
a)
Acquisition of Connect Ads DMCC:

The Company expects to consummate the acquisition of an equity interest of 86% in Connect Ads DMCC (“Connect Ads”) during February 2022 (the “Closing Date”), from A15 Holding Netherlands BV (“A15”), as seller. Connect Ads is a digital media ad group based in Middle East. The main purpose of this acquisition is to increase the Company’s geographic expansion in the Middle East and North Africa (“MENA”) region.
According to the terms established in the Amended SPA, the abovementioned parties agreed that:
•
The Company (through its subsidiary HHLUK) shall acquire 51% of the issued share capital of Connect Ads, for a purchase price that shall consist of:

•
Cash Consideration in the amount of $47.4 million; plus,

•
Cash held in escrow of $5 million; plus,

•
Earn Out Amount #1, if applicable (1); plus,

•
Earn Out Amount #2 (1), if applicable; plus,

•
Deferred Consideration (2), if applicable.

(1)
Earn Out #1 will consist of a cash payment in a maximum amount of $1.1 million, that HHLUK will pay only if Connect Ads does not obtain certain commercial agreements within 2 years after the Closing date.

Earn Out #2 will consist of a payment in cash for an amount equivalent to the Connect Ads’ outstanding receivables as of December 31, 2018 and 2019 (as stated in the Amended SPA) in a maximum amount of $3.7 million, if Connect Ads collects such amounts at any time during the period commencing on the Closing date and ending on the first anniversary of the closing date, whereby the exact calculation will depend on the actual amount of collected outstanding receivables.
The Company will transfer the $4.8 million relating to Earn outs #1 and #2 to an escrow account at the Closing Date.
(2)
The Deferred Consideration will consist of a cash payment payable by HHLUK, following the release of all or part of a $20 million escrow amount to the sellers pursuant to the amended and restated stock purchase agreement signed with CVC (“CVC SPA”), 18 months after the closing date of the CVC incorporation as a shareholder in the Company. The amount will be equal to the released amount multiplied by 4.41%.

•
The Company also agreed to purchase 35% of the issued share capital of Connect Ads, as a part of a share swap arrangement, whereby the purchase price shall be satisfied by the Company by issuing shares to

A15 (the “Consideration Shares”), representing a 4.38% of the Company’s share capital, subject to certain post-closing adjustments.
•
Pursuant to the CVC SPA, the parties agreed that the share swap arrangement with A15 would not dilute the participation of CVC in the Company. Consequently, new shares of the Company will be issued to CVC at no consideration at the closing date of the Connect Ads acquisition. After issuance of these shares, the interest of A15 in the Company’s share capital will represent 4.38%

•
In addition, as part of the Amended SPA, the Company granted an option to A15 (“Put Option”) to require the Company to purchase all of A15’s remaining equity interest in Connect Ads (“Put Option Shares”) subject to the occurrence of one of the following triggering events (a) a Qualifying IPO; (b) a Change of Control; (c) a Change in CEO; (d) the second anniversary of the closing date; or (e) a Connect Ads Change of Control. The aggregate consideration for the sale of the Put Option Shares shall be the allotment and issuance by Company to A15 of new ordinary shares in the share capital of the Company, according to a formula agreed by the parties, representing approximately 2.48% in Aleph’s share capital.

b)
Acquisition of LDM Servicios Digitales S.A.:

On January 4, 2022, IMS, as buyer, signed a share purchase agreement with LMDCOM Digital Inc., as seller (which is the sole owner, in the aggregate, of 100% of the subscribed and paid in shares of LDM Servicios Digitales S.A., a corporation organized and existing under the laws of Panama, engaged in the digital media services), hereinafter referred to as “Mediam”. Upon the terms and subject to the conditions of such agreement, at the closing date, LMDCOM Digital Inc. shall sell, assign, transfer, convey and deliver to IMS, and IMS shall purchase and receive from LMDCOM Digital Inc., the 49 shares of common stock of LDM Servicios Digitales S.A. representing 49% of the issued and outstanding capital stock and voting power of LDM Servicios Digitales S.A.
The purchase price shall be an amount equal to 49% of 10 times the 2023 consolidated EBITDA of Mediam adjusted for net debt and net working capital as described below. On the closing date, IMS shall pay an estimated purchase price equal to $24.5 million assuming a 2023 consolidated EBITDA target equal to $5.0 million, by causing the issuance, by Aleph in favor of LMDCOM Digital Inc., of a number of shares of Aleph common stock at a price per share of $0.01173263. On the closing date, Aleph shall deposit those shares into an escrow account to be held pursuant to the terms of the escrow agreement.
The estimated closing purchase price shall be increased or decreased proportionally to reflect the 2023 consolidated EBITDA, the Net Working Capital and the Net Debt provided however that, in no event, the purchase price will be higher than $36.8 million.
In the event that Aleph has not effected a qualified public offering on or before March 31, 2024, at the sole option of LMDCOM Digital Inc., IMS shall pay on the purchase price adjustment date either: (i) 100% of the purchase price in Aleph shares or (ii) 50% of the purchase price in immediately available funds and 50% of the purchase price in Aleph shares.
Mediam Call Rights and Put Right:
Sellers shall have a right to acquire, and Aleph shall have an obligation to sell to Sellers, all of Mediam’s Equity Interests, which call right shall be exercisable as follows:
a.
First Seller Call Option: To the extent Aleph does not exercise its First Call Option, commencing on July 1, 2024 and terminating on September 30, 2024, Sellers shall have the right, but not the obligation, to acquire all of Mediam’s Equity Interests held by Aleph at a price equal to a 20% discount over Aleph’s purchase price per share (the Seller Call Price).

b.
Second Seller Call Option; Put Option: To the extent Aleph does not exercise its Third Call Option, commencing on July 1, 2026 and terminating September 30, 2026 (the Exercise Period), Sellers shall have the right, but not the obligation, to either (i) acquire (the second seller call option, and together with the First Seller Call Option, the Mediam Call Rights) all of the Equity Interests held by Aleph at the Seller Call Price, or

(ii) require Aleph to purchase (a Put Right) all of the shares in Mediam held by Sellers at the Put Price (equal to 7x the EBITDA of the fiscal year ended prior to the exercise of the Put Right). The Put Price will be paid in Aleph shares at market value, which in no event shall be less than the Aleph Closing Date Valuation (equal to the Estimated Purchase Price, based on a $2.5 billion valuation of Aleph). Put Right shall be conditioned to a commercial partnership agreement being in force and effect at the time of and no written notice of termination having been received by the Sellers or Mediam at the time of exercise of the Put Option. Notwithstanding anything else to the contrary, Sellers may delay the Put Right for one year, to be exercised anytime commencing on April 1, 2027, and terminating on June 30, 2027, (or April 1, 2028 to June 30, 2028 if the Third Call Option is postponed by Aleph) by providing prior written notice to Aleph prior to the expiration of the Exercise Period.
Aleph Call Rights:
First Call Option: Commencing on April 1, 2024 and terminating on June 30, 2024, Aleph shall have the right, but not the obligation, to acquire an additional 2% of the issued and outstanding Equity Interests from Sellers at an enterprise value equal to 10x 2023 EBITDA, with a valuation cap equal to $75 million;
Second Call Option: Commencing on April 1, 2025 and terminating June 30, 2025, Aleph shall have the right, but not the obligation, to acquire an additional 24.5% of the issued and outstanding Equity Interests from Sellers at an enterprise value equal to 10x 2024 EBITDA, with a valuation cap equal to $120 million; and,
Third Call Option: Commencing on April 1, 2026 and terminating June 30, 2026, Aleph shall have the right, but not the obligation, to acquire all, but not less than all, of the issued and outstanding Equity Interests held by Sellers, at an enterprise value equal to 10x 2025 EBITDA, with a valuation cap equal to $180 million.
c)
Syndicated loan:

On February 6, 2022, our subsidiary IMS entered into a senior secured credit agreement (the “Credit Agreement”) with Citibank, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Bank of America, N.A., as initial lenders and Citibank, N.A. as administrative agent. Pursuant to the Credit Agreement, the initial lenders have agreed to lend IMS up to $50.0 million, and may, at the election of the initial lenders, upon the request of IMS, agree to lend an additional $20 million, totaling $70 million, upon the consummation of the Connect Ads acquisition. The loan will accrue interest at a rate equal to Term SOFR plus adjustment of 0.11 / 0.26%, plus an interest rate of 3.75%, and is set to mature on February 6, 2025. The loan is also secured by a Security Agreement pledging certain subsidiaries’ shares and other personal property.
d)
Director Agreement:

On January 10, 2022, we entered into a services agreement with a member of the Company´s board of directors (the “Member”), whereby it agreed to serve as a member of the Company´s board of directors and audit committee. As consideration for such services, the Member is entitled to receive an amount equal to $1.5 million payable in the Company´s common shares in four yearly installments, which right may accelerate under certain circumstances.

Grant Thornton Audit and Accounting Limited (Dubai Branch) The Offices 5 Level 3 Office 303 One Central, DWTC Dubai, UAE P.O. Box 1620 T +971 4 388 9925 F +971 4 388 9915
Independent Auditor’s Report
To the Shareholders of Connect Ads DMCC
Report on the Audit of the Consolidated Financial Statements
Opinion
We have audited the accompanying consolidated financial statements of Connect Ads DMCC (the “Company”) and its subsidiaries (collectively referred to as the “Group”) which comprise the consolidated balance sheet as of December 31, 2021 and 2020, and the related consolidated statement of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at December 31, 2021, and the result of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for opinion
We conducted our audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for one year after the date the financial statements are issued.

Independent Auditor’s Report
To the Shareholders of Connect Ads DMCC (continued)
Report the Audit of the Consolidated Financial Statements (continued)
Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with US GAAS, we:
•
Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control—related matters that we identified during the audit.
GRANT THORNTON
Dubai, United Arab Emirates
February 4, 2022

CONNECT ADS DMCC AND ITS SUBSIDIARIES
Consolidated Balance Sheet
As of December 31, 2021 and December 31, 2020
(In thousands of U.S. dollars, except for share data)
	Note	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	4	10,930	9,675
Accounts receivable and accrued receivables	5	89,688	63,133
Allowance for credit losses	5	(10,020)	(9,454)
Receivables from related parties	6	1,677	641
Prepaid expenses		427	468
Other current assets	7	1,467	1,415
Total current assets		94,169	65,878
Non-current assets
Property and equipment, net	8	365	411
Deferred tax assets	16	1,747	1,522
Intangible assets, net	9	6	13
Total non-current assets		2,118	1,946
Total assets		96,287	67,824
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	10	66,533	47,525
Advances from customers	11	8,327	4,499
Salaries and social security payable		1,685	983
Other financial liabilities	13	5,047	—
Liabilities with related parties	6	6	14
Income tax payable	16	3,210	1,321
Other tax payable	16	2,458	3,905
Total current liabilities		87,266	58,247
Noncurrent liabilities
Defined benefit pension plans	12	1,503	1,033
Deferred tax liabilities	16	23	38
Total noncurrent liabilities		1,526	1,071
Total liabilities		88,792	59,318
Shareholders’ equity
Common stock (170 shares authorized and issued of $272.22 each)	13	46	46
Retained earnings		6,998	7,303
Accumulated other comprehensive loss		(2,560)	(1,489)
Total Shareholders’ equity attributable to Connect Ads DMCC		4,484	5,860
Non-controlling interests		3,011	2,646
Total Shareholders’ equity		7,495	8,506
Total liabilities and Shareholders’ equity		96,287	67,824

Manager
The accompanying notes are an integral part of these consolidated financial statements.

CONNECT ADS DMCC AND ITS SUBSIDIARIES
Consolidated Statement of Income
For the year ended December 31, 2021 and December 31, 2020
(In thousands of U.S. dollars)
	Note	December 31, 2021	December 31, 2020
Revenues, net	14	36,999	21,839
Costs of revenues	15	(2,288)	(1,586)
Selling, general and administrative expenses	15	(13,421)	(12,607)
Depreciation and amortization expenses		(136)	(145)
Income from operations		21,154	7,501
Interest income		254	162
Net gain on foreign currency transactions		1,533	174
Net income before income tax		22,941	7,837
Income tax expense	16	(5,287)	(1,945)
Net income		17,654	5,892
Less: Net income attributable to non-controlling interests		(3,596)	(1,824)
Net income attributable to Connect Ads DMCC Shareholders		14,058	4,068
Net earnings per share:
Basic earnings per share, attributable to shareholders per common share	3	82.69	23.93
Diluted earnings per share, attributable to shareholders per common share	3	82.69	23.93
The accompanying notes are an integral part of these consolidated financial statements.

CONNECT ADS DMCC AND ITS SUBSIDIARIES
Consolidated Statement of Comprehensive Income
For the year ended December 31, 2021 and December 31, 2020
(In thousands of U.S. dollars)
	Note	December 31, 2021	December 31, 2020
Net income		17,654	5,892
Other comprehensive loss:(1)
Actuarial loss on remeasurement of defined benefit obligations(2)		(287)	(37)
Foreign currency translation		(2,058)	(952)
Other comprehensive loss		(2,345)	(989)
Total comprehensive income		15,309	4,903
Less: Comprehensive income attributable to non-controlling interests		(2,612)	(1,503)
Total comprehensive income attributable to Connect Ads DMCC Shareholders		12,697	3,400
(1) The “other comprehensive income” mainly includes “Foreign currency translation” of our foreign operations. There have not been reclassifications from other comprehensive income to net income during the year.
(2) It is net of $ 0.007 million and $ 0.012 million income tax for the year ended December 31, 2021 and December 31, 2020 respectively.
The accompanying notes are an integral part of these consolidated financial statements.

CONNECT ADS DMCC AND ITS SUBSIDIARIES
Consolidated Statement of Changes in Shareholders’ Equity
For the year ended December 31, 2021 and December 31, 2020
(In thousands of U.S. dollars)
	Common Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Non-controlling Interests	Total
Balances as of January 1, 2020	46	6,544	(856)	1,243	6,977
Effect of the initial adoption of CECL (see Note 5), net of deferred tax of $0.51 million	—	(3,274)	—	—	(3,274)
Net income	—	4,068	—	1,824	5,892
Other comprehensive income	—	(35)	(633)	(321)	(989)
Dividend paid to non-controlling interests	—	—	—	(100)	(100)
Balances as of December 31, 2020	46	7,303	(1,489)	2,646	8,506
Net income	—	14,058	—	3,596	17,654
Adjustment for decrease in controlling interest in Connect Ads Italy S.R.L	—	(26)	—	26	—
Other comprehensive loss	—	(290)	(1,071)	(984)	(2,345)
Dividend declared	—	(14,047)	—	(2,273)	(16,320)
Balances as of December 31, 2021	46	6,998	(2,560)	3,011	7,495
The accompanying notes are an integral part of these consolidated financial statements.

CONNECT ADS DMCC AND ITS SUBSIDIARIES
Consolidated Statement of Cash Flows
For the year ended December 31, 2021 and December 31, 2020
(In thousands of U.S. dollars)
	December 31, 2021	December 31, 2020
Net income	17,654	5,892
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Allowance for expected credit losses for accounts receivables and accrued revenues	642	2,699
Allowance for expected credit losses for receivables from related parties	183	—
Depreciation and amortization expense	136	145
Changes in assets and liabilities:
(Increase) in accounts receivable and accrued receivables	(26,555)	(15,189)
(Increase)/ decrease in other current assets	(46)	850
(Increase) in amounts receivable from related parties	(1,219)	(2,380)
Decrease/(increase) in prepaid expenses	41	(140)
(Increase) in deferred taxes	(240)	(593)
Increase in provision for defined benefit obligations	176	212
Increase in accounts payable and accrued expenses	19,008	6,836
Increase in advances from customers	3,828	(517)
(Decrease)/increase in liabilities with related parties	(8)	820
Increase/(decrease) in income tax payable	1,889	(56)
(Decrease)/increase in other taxes payable	(745)	3,431
Net cash provided by operating activities	14,744	2,010
Cash flows used in investing activities:
Acquisitions of property and equipment	(131)	(32)
Acquisition of Intangibles	(1)	(11)
Net cash used in investing activities	(132)	(43)
Cash flows used in financing activities:
Dividend paid Connect Ads DMCC shareholders	(9,000)	—
Dividend paid to non-controlling interest	(2,273)	(100)
Net cash used in financing activities	(11,273)	(100)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(2,084)	(970)
Net increase in cash and cash equivalents	1,255	897
Cash and cash equivalents, beginning of year	9,675	8,778
Cash and cash equivalents, end of year	10,930	9,675
Supplemental disclosures of other cash flows information:
Cash paid during the year for income taxes	3,321	2,561
The accompanying notes are an integral part of these consolidated financial statements.

CONNECT ADS DMCC and its Subsidiaries
Notes to the consolidated financial statements
For the year ended December 31, 2021 and December 31, 2020 (figures stated in thousands of U.S. dollars, except otherwise indicated)
1. General information
Connect Ads DMCC (hereinafter referred to as, “Connect Ads or the “Company”) was incorporated on September 24, 2017. The Company’s Registered address is, PO Box 450674, Dubai, United Arab Emirates (“UAE”). The Company is mainly engaged in rendering advertising consultancy services, an advertising agency and media buying activities.
On July 5, 2021, A15 Holding Netherlands BV (“A15”), as sellers, entered into an SPA which was amended on September 29, 2021 as a Deed of Adherence, Amendment and Restatement to the Share Sale and Purchase Agreement (“Amended SPA”) with Aleph and its subsidiary, Httpool Holdings UK Limited (HHLUK) as buyers, to sell 86% of the shares of the Company. The closing of this acquisition will take place once certain conditions precedent are met, including the obtention of the approvals from antitrust authorities (hereinafter the “Closing date”). As of December 31, 2021 the closing of the transaction was not completed.
2. Presentation and preparation of the consolidated financial statements and significant accounting policies
2.1. Basis of presentation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Intercompany transactions and balances have been eliminated for consolidation purposes. The consolidated financial statements are stated in thousands of U.S. dollars, except for amounts otherwise indicated.
2.2.
Basis of consolidation

Principles of Consolidation
The Company’s policy is to consolidate all entities in which it has a voting interest of more than 50% percent and asserts control; and all entities in which the Company has a variable interest and is the primary beneficiary.
The following is a list of the subsidiaries in the consolidated financial statements as of December 31, 2021, and the corresponding % holding:
		December 31, 2021	December 31, 2020
Subsidiaries	Country	% Holding	% Holding
Connect Ads for Advertising and Programming S.A.E	Egypt	100%	100%
TechnoDev LLC	Egypt	100%	100%
4G Advanced Technology LLC	Egypt	100%	100%
Connect Ads KSA	Kingdom of Saudi Arabia	100%	100%
Connect Ads Italy S.R.L.	Italy	95%	100%
Genart Media Reklamicihk Ileticism Ticaret Limited	Turkey	51%	51%
During the year ended December 31, 2021 the Company has transferred 5% of the ownership in Connect Ads Italy S.R.L to a third party for a consideration of $ 590 (Equivalent Euro 500). This was accounted as an equity transaction in these consolidated financial statements.

Business combinations
The Company accounts for its business combinations using the acquisition method under Accounting Standards Codification (“ASC”) 805, Business Combinations, which requires intangible assets to be recognized separately from goodwill if they are contractual in nature or separately identifiable. Acquisitions are measured at fair value of the consideration transferred. Any excess of the sum of: a) the consideration transferred, the fair value of any non-controlling interests in the acquired business, and the fair value of the acquirer’s previously held equity interest in the acquired business (when the combination is achieved in stages if any, see accounting measurement below) over b) the net of the acquisition date fair values of the identifiable assets acquired and the liabilities assumed is recognized as a Goodwill. Otherwise, if b) is greater than a), that excess is recognized as a bargain purchase gain in the Consolidated Statement of Income.
In certain situations, the valuation and allocation processes rely on significant assumptions. Accordingly, the allocations may be subject to change when the Company receives updated information, including valuations and other analyses, which are completed within one year of the acquisition date. Updates to the fair values, which may be significant, are recorded when pending information is finalized. Remeasurement period shall not exceed one year from the acquisition date (“measurement period”). Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ about facts and circumstances that existed at the acquisition date.
Costs that the Company incurs to complete a business combination such as legal and other professional fees are not considered part of consideration and the Company shall consider them as expenses when services are received.
When the consideration transferred by the Company in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination.
When a business combination is achieved in stages, the Company’s previously held equity interest in the acquiree is remeasured to its acquisition-date fair value and the resulting gain or loss, if any, is recognized in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.
Arrangements that include remuneration of former owners of the acquiree for future services are excluded from the business combinations and will be recognized as an expense during the required service period.
A combination involving entities under common control is a business combination in which all of the combining entities or businesses under common control are ultimately controlled by the same party or parties both before and after the business combination. As informed in ASC 805-10-15-4, the guidance of business combinations does not apply to combinations between entities under common control. Therefore, assets and liabilities of the acquired entity are recognized at the book values recorded in the ultimate parent entity’s consolidated financial statements. The components of equity of the under-common-control companies are added to the same components within the Company’s equity except that any share capital of the acquired entity is cancelled and any difference between the proceeds transferred (or the value assigned to the shares issued, if any) and the carrying amounts of the net assets received, if any, is recognized in equity.
If the recognition of the net assets received results in a “change in the reporting entity”, the Company presents the transfer in its consolidated financial statements retrospectively, similarly to a pooling of interests, where comparative information in prior years shall only be adjusted for periods during which the entities were under common control. If not, the Company presents the transfer in its consolidated financial statements prospectively from the date of the transfer.
Non-controlling interests
Non-controlling interests are classified as a separate component in the consolidated balance sheet, the consolidated statement of income and the consolidated statement of changes in equity. Any change in ownership of a subsidiary while the controlling financial interest is retained, is accounted for as an equity transaction between the controlling and non-controlling interests. Any difference between the amount by which the non-controlling interests is adjusted and the fair value of the consideration paid or received is recognized in equity and attributed to the shareholders’ equity of Connect Ads.
2.3.
Significant accounting policies

Use of estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires Management to make estimates and assumptions that affect the figures disclosed in the financial statements. Actual results may differ from these estimates. Items subject to such estimates and assumptions could include mainly: the carrying amount and estimated useful lives of long-lived assets; the valuation allowance for expected credit losses; variable considerations for revenue, the fair value of financial instruments; income tax recoverability of deferred tax assets, and provisions and accruals, among others.
Cash and cash equivalents
Cash and cash equivalents are consisted of cash on hand and cash at bank balances. The Company did not recognize any credit loss on the cash and cash equivalent in the year ended December 31, 2021 and December 31, 2020.
Accounts receivable and accrued receivables
Accounts receivables are stated at historical value which approximates fair value (net of discounts, if any) and do not bear interest.
Accrued receivables consist of advertising services (including media costs and fees) rendered according to customers’ purchase orders that have not been billed yet due to the normal billing cycles. Accrued receivables are measured at amortized cost and do not include critical estimations.
Allowance for credit losses
The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific allowance to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes allowances for expected credit losses based on the expected credit losses to be recognized, which are calculated based on a percentage of un-collectability per maturity ranges of each financial credit. For such purposes, the Company analyzes the historical performance of the financial assets grouped by country.
Such historical percentage must be modified in order to contemplate the future collectability expectations regarding those financial assets and, therefore, those estimated changes in performance. Allowances for expected credit losses are recognized in the income statement as charges selling, general and administrative expenses. Historically, our actual losses have been consistent with our estimated charges. However, future adverse changes for expected credit losses could have a material impact on our future consolidated statements of income and cash flows.
Accounts receivable have been grouped based on shared credit risk characteristics and the number of days past due.
We believe that the accounting estimate related to allowances for expected credit losses is a critical accounting estimate because it requires Management to make different assumptions and scenarios to estimate the Current Expected Credit Losses (“CECL”).
The allowance for credit losses as of December 31, 2021 and December 31, 2020 was $ 10.02 million and $ 9.45 million, respectively (see Note 5). The Company reviews its allowance for credit losses monthly.

The effect for the year ended December 31, 2021 and December 31, 2020 generated an increase in allowances for expected credit losses of $ 0.64 million and $ 2.70 million, net of the tax effect of $ 0.41 million and $ 2.21 million, respectively (net profit attributable to Connect Ads DMCC Shareholders amounted to approximately $ 0.32 million and $ 2.21 million for the years ended December 31, 2021 and December 31, 2020, respectively).
Other assets
Other current assets and other assets consist of refundable deposits, Withholding Tax receivables (WHT), Value Added Tax (VAT) receivables and other debit balances to be recovered from third parties.
Deferred tax assets and deferred tax liabilities
Deferred tax assets and liabilities are recognized using the asset and liability method, which provides for the assessment of net deferred tax assets or liabilities for the future tax consequences of temporary differences between the financial statement carrying amounts and the respective income tax basis of assets and liabilities. The Company establishes a valuation allowance when it is more likely than not that all or a portion of a deferred tax asset will not be realized. The Company’s tax positions are evaluated under a more likely than not recognition threshold and measurement analysis before they are recognized for financial statement reporting.
Property and Equipment
Property and equipment are measured at their acquisition cost plus every cost directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by Management, if any, and depreciated over their estimated useful life using the straight-line method. Costs of major additions and improvements are capitalized, while expenditures for maintenance and repairs that do not extend the useful life of the asset are expensed as incurred. Upon sale or retirement, the asset cost and related accumulated depreciation are removed from the balance sheet and any related gain or loss is reflected in consolidated net income.
Intangible Assets
All the costs of buying a computer software that have future economic benefits are considered as intangible assets. These costs are amortized on a straight-line basis over the economic benefits of the relevant periods that do not exceed five years.
Impairment or disposal of long-lived assets
Impairment or disposal of long-lived assets are accounted in accordance with ASC 360-10-15. The Company evaluates all long-lived assets for impairment when circumstances indicate that the carrying amounts of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its undiscounted cash flows expected to be generated by the asset.
If the carrying amount of an asset exceeds its estimated future net undiscounted cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value, which is estimated using discounted cash flows.
Defined benefit pension plans
The Company has a noncontributory defined benefit pension plan covering substantially all employees upon their retirement. The benefits are based on age, years of service and the level of compensation during the years before retirement.
The Company records annual amounts relating to its pension and postretirement plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases and turnover rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in Accumulated Other Comprehensive Income and amortized to net periodic cost over future periods using the corridor method. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.
The net periodic costs are recognized as employees render the services necessary to earn the postretirement benefits.
Accounts payable and accrued expenses
Accounts payable consists of amounts due to trade creditors related to the Company’s core business operations. These payables include amounts owed to vendors, partners and suppliers.
The Company records provisions when it has a present obligation, to a third party, because of a past event, when it is probable that an outflow of resources will be required to satisfy the obligation and when the amount of the obligation can be estimated reliably.
Revenue Recognition
Company’s revenues are derived substantially from digital advertising and to a lesser extent from media investment and management services.
Revenue from digital advertising primarily consists of two types: (1) representation business, which is comprised of contracts with major partners to provide the Company with a right to represent their digital platforms and contracts with advertisers (customers) interested in advertising on partners’ platforms, where the Company acts as a commercial link between the major partners (owners of digital platforms) and the companies interested in advertising, and advertising value-added services (which are part of the Company’s sales effort; and (2) Others , through which ad agencies approaches the Company to leverage its extensive experience in the territories where it operates, and also to have access to its network of media supplier contacts. Customers prepare their own general media plans and engage the Company to execute and implement those plans on the Company’s partners’ platforms. The Company sometimes coordinates the specific ad purchases and monitor the media plans on behalf of the customer. In major cases partners platforms are based on self-serving tools where customers can manage their ads, where the Company’s role is to provide customers with services including product orientation, platform training, campaigns tracking and optimization, promoting and suggesting ideal ad-placements, inventory and audience segments that fit within the customer’s advertising goals and KPIs, troubleshooting and technical support.
The Company recognizes revenue when the control of the services is transferred. The transfer of control occurs when the advertisements are displayed on the platform. Contracts with customers are short term in nature and billing occurs on a monthly basis. Value added taxes are collected concurrently with advertising revenue; media production activities are excluded from revenue. Cash payments received prior to services rendering result in advances from customers, which is then recognized as revenue when the advertisement is actually launched and consumed.
Substantially all of the revenues of the Company are related to representation businesses. In these arrangements, the Company has concluded that it is an agent facilitating the customer’s launch of its advertisements on partner’ platforms. The advertising platform is controlled by the partners themselves. The Company does not have the ability to direct the use of, and obtain substantially all the remaining benefits from, the partner’s advertising space, as it cannot redirect it to another customer or other use. As explained above, the Company has the right granted by the partners to act as Ad sales partner/ reseller for the partners digital platforms in certain territories (i.e., selling Ads on the partner’s platform in exchange for a commission); however, this right does not guarantee availability of ad space to the Company or its clients.
As part of its assessment, the Company considered the indicators of control set forth in the revenue recognition guidance, determining that it is not primarily responsible for fulfillment. Additionally, the Company does not have inventory risk, nor does it have pricing discretion, as the prices charged to advertisers are generally determined through an auction process or are determined by the platforms via rate cards.

Finally, the Company does not promise its customer, explicitly or implicitly, the delivery of advertising space, nor does the customer have recourse against the Company if its ad was not properly displayed in the advertising space or a valid user did not view the ad. All the customers ads are governed/regulated by partners’ platforms advertising policies that Company does not have any input on. The Company’s performance obligation for its arrangements is to arrange for another party to provide the specified service to the customer. Therefore, the Company recognizes as revenue the net commission it receives in exchange for its services in the consolidated income statement.
The transaction price includes variable consideration (e.g., rebates), based on the estimated amount to which the Company expects to pay to its customers. The estimates include an estimate of variable consideration to the extent it is ‘highly probable’ that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.
Taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from sales.
Advances from customers (Contract liabilities)
Contract liabilities consist of fees invoiced or paid by the Company’s customers for which the associated performance obligations have not been satisfied and revenue has not been recognized based on the Company’s revenue recognition criteria described.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under this method, income tax expense is recognized for the amount of taxes payable for the current year and deferred taxes recognized during the year. Deferred income taxes are recognized for the temporary difference between the financial reporting basis and tax basis of assets and liabilities. Deferred income taxes are measured using the enacted tax rates that are assumed to be in effect when the differences reverse. Deferred tax assets result principally from recording expenses in the financial statements which are not currently deductible for tax purposes, such as tax loss and credit carry-forwards. Valuation allowances are recorded where it is more likely than not that all or a portion of a deferred tax asset will not be realized.
The Company files tax returns in all the jurisdictions where it has a requirement to file based on its subsidiaries’ incorporation statuses and locations, and the consolidated financial statements reflect in aggregate all tax positions for all of Company’s subsidiaries.
Uncertainty in income taxes
The Company recognizes, if any, uncertainty in income taxes by applying the accounting prescribed by U.S. GAAP, for which a more likely than not recognition threshold and measurement attribute for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return should be considered. It also provides guidance on de-recognition, classification of a liability for unrecognized tax benefits, accounting for interest and penalties and additional income tax disclosures.
The Company considers that it has not taken any material tax positions that more likely than not would not be sustained on its technical merit by the tax authority upon an audit and as a consequence it holds no reserve for such uncertainty. The Company would account for any penalties and fines, if incurred in the future, as other expenses, net.
Going Concern
The Company’s management has assessed the Company’s ability to continue as a going concern and is satisfied that the Company has the ability to continue in business for the one year from the issuance of these consolidated financial statements. Furthermore, management is not aware of any material uncertainties that may cast significant doubt upon the Company’s ability to continue as a going concern. Therefore, the consolidated financial statements continue to be prepared on the going concern basis.
Earnings per share (“EPS”)
The Company calculates net earnings per share in accordance with ASC Topic 260, “Earnings per Share.” Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the year. The Company does not have dilutive instruments that could affect the determination of the weighted average number of common shares outstanding, hence, the Diluted EPS is the same as the Basic EPS.
Comprehensive income
The accounting standards require an entity to classify items of other comprehensive income by their nature in the financial statement and disclose the accumulated balance of other comprehensive income separately from the components of equity in the balance sheets. Comprehensive income is generally defined as the change in equity of a business entity during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a year except those resulting from investments by owners and distributions to owners. Comprehensive income is the total of all components of net income and all components of other comprehensive income (for the Company consists of the foreign currency translation and actuarial gains/(losses) on defined benefit pension plan).
Foreign Currency Transactions
Purchase or sale transaction denominated in a currency other than the Company’s functional currency are translated into the functional currency at the foreign exchange rate prevailing at the transactions date. Exchange differences are recognized in the consolidated income statement and are included in net loss on foreign currency transactions.
Foreign Currency Translation
The Company’s functional currency is United Arab Emirates Dirhams (“AED”) and reporting currency is the U.S. dollar. Most of the Company’s subsidiaries have a functional currency (the currency in which activities are primarily conducted) different from the U.S. dollar. Assets and liabilities which are denominated in non-U.S. currencies are translated to U.S. dollars at reporting date exchange rates, while income and expenses are translated at the monthly average exchange rates during the year, unless exchange rates fluctuate significantly during the period.
Adjustments that result from translating amounts in a functional currency are reported as other comprehensive income (loss) in the consolidated statement of comprehensive income.
Foreign Currency Risk
The Company operates businesses in many foreign countries and such operations could be impacted by significant fluctuations in foreign currency exchange rates. Fluctuations in currency exchange rate between the foreign currencies in which our subsidiaries operate and their functional currency could create significant fluctuations. The functional currency for the Company’s foreign subsidiaries is the respective legal currency of each country.
Financial assets and liabilities denominated in foreign currencies for each subsidiary as of December 31, 2021 and December 31, 2020 are the following:
	December 31, 2021
Currency	United Arab Emirates Dirhams	Saudi Arabian Riyal	Egyptian Pound	Turkish Lira	Euro
Assets	25,222	57,511	5,224	18,754	3,969
Liabilities	(23,507)	(52,946)	(10,766)	(12,996)	(3,177)
Assets/ (Liabilities), net	1,715	4,565	(5,542)	5,758	792

	December 31, 2020
Currency	United Arab Emirates Dirhams	Saudi Arabian Riyal	Egyptian Pound	Turkish Lira	Euro
Assets	16,912	40,272	4,531	12,479	2,749
Liabilities	(13,408)	(35,722)	(9,768)	(7,373)	(2,379)
Assets/ (Liabilities), net	3,504	4,550	(5,237)	5,106	370
Exchange rate risk—Sensitivity analysis
As of December 31, 2021 considering a net asset of $ 7.29 million, Management estimates that an appreciation/depreciation in reporting currency versus different foreign currencies of each subsidiary of 10%, would result in an impact of a gain of $ 0.73 million loss of $ 0.73 million, respectively.
As of December 31, 2020 considering a net asset of $ 8.29 million, Management estimates that an appreciation/depreciation in reporting currency versus different foreign currencies of each subsidiary of 10%, would result in an impact of a gain of $ 0.83 million loss of $ 0.83 million, respectively.
This analysis assumes that this variation of the functional currency of each entity occurred at the same time against all other foreign currencies.
This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of the financial instruments. The actual impact of market foreign exchange rate changes on the financial instruments may differ significantly from the impact shown in the sensitivity analysis.
2.4.
New standards, interpretations, and amendments

Recently Adopted Accounting Standards
On December 18, 2019 the FASB issued the ASU 2019-12 “Income taxes (Topic 740)—Simplifying the accounting for income taxes”. The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles and also improve consistent application by clarifying and amending existing guidance, such as franchise taxes and interim recognition of enactment of tax laws or rate changes. The amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The adoption of ASU 2019-12 “Income taxes (Topic 740) did not have a material impact on our consolidated financial statements.
On January 7, 2021, the FASB issued ASU 2021-01 which refines the scope of ASC 848 and clarifies some of its guidance as part of the Board’s monitoring of global reference rate reform activities. The ASU permits entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, for computing variation margin settlements, and for calculating price alignment interest in connection with reference rate reform activities under way in global financial markets (the “discounting transition”). The amendments will be effective for modifications entered into after March 12, 2020. The adoption of ASU 2021-01 did not have a material impact on our consolidated financial statements.
As from January 1, 2020, the Company early adopted the requirements of ASU 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, related to the recognition of expected credit losses of financial assets and the effect on the retained earnings as of January 1, 2020 was $ 3.78 million (see note 5).
Accounting pronouncements not yet effective and not yet early adopted
On May 3, 2021, the FASB issued ASU 2021-04—Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and

Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). The amendments in this ASU clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (e.g., warrants) that remain equity classified after modification or exchange. The guidance clarifies whether an issuer should account for a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as (1) an adjustment to equity and, if so, the related earnings per share effects, if any, or (2) an expense and, if so, the manner and pattern of recognition.
The amendments in this ASU affect all entities that issue freestanding written call options that are classified in equity. The amendments do not apply to modifications or exchanges of financial instruments that are within the scope of another Topic and do not affect a holder’s accounting for freestanding call options. The amendments in this ASU are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. An entity should apply the amendments prospectively to modifications or exchanges occurring on or after the effective date of the amendments. Early adoption is permitted for all entities, including adoption in an interim period. If an entity elects to early adopt the amendments in this ASU in an interim period, the guidance should be applied as of the beginning of the fiscal year that includes that interim period. The Company is assessing the effects that the adoption of this accounting pronouncement may have on its consolidated financial statements.
On October 28, 2021, the FASB has issued ASU 2021-08, Business Combinations (Topic 805)—Accounting for Contract Assets and Contract Liabilities From Contracts With Customers, applicable to all entities that enter into a business combination within the scope of Subtopic 805-10, Business Combinations—Overall. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The amendments in this ASU should be applied prospectively to business combinations occurring on or after the effective date of the amendments. Early adoption of the amendments is permitted, including adoption in an interim period. An entity that early adopts in an interim period should apply the amendments: (1) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early application and (2) prospectively to all business combinations that occur on or after the date of initial application. The guidance will be effective for the Company beginning January 1, 2024. The Company is assessing the effects that the adoption of this accounting pronouncement may have on its consolidated financial statements.
Lease accounting pronouncement (Topic 842) not yet effective and not yet early adopted
In June 2020, the FASB issued ASU 2020-05, Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02—Leases (Topic 842) for non-public entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The guidance will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023.
Also, in relation to Leases, on July 19, 2021, the FASB issued ASU 2021-05, which requires a lessor to classify a lease with variable lease payments that do not depend on an index or rate (hereafter referred to as “variable payments”) as an operating lease on the commencement date of the lease if specified criteria are met. This amendment only affects lessor accounting and will have no impact on lessees. The amendments in this update should be applied for fiscal years beginning after December 15, 2021. The Company does not expect that the adoption of this standard will have a material impact on the Company’s consolidated financial statements.
This accounting pronouncement establishes the criteria for recognition and valuation of leases for lessees and lessors. Changes incorporated affect mainly on the lessees accounting.
Under this standard, the Company is required as a lessee to recognize assets and liabilities with respect to those contracts that meet the definition of leases. In accordance with ASC 842, a lease is a contract that provides the right to control the use of an identified asset for certain period in exchange of a consideration, having the right to obtain substantially all the economic benefits of the identified assets and the right to direct the use of the identified asset.
The package of practical expedients (applied to all leases) allowed lessees not to reassess:
a) whether any expired or existing contracts are or contain leases,
b) lease classification for any expired or existing leases, and
c) whether initial direct costs for any expired or existing leases qualify for capitalization under ASC842.
Other practical expedients were:
a) As an accounting policy, a lessee may elect not to apply the recognition requirements in this Subtopic to short-term leases; and
b) The transition practical expedient for lessees that allowed businesses to not separate lease and non-lease components.
Not considering any practical expedient, the approximate impact of this standard implementation as of December 31, 2021 would be an increase in non-current assets by initial recognition of rights of use assets and current and non-current liabilities of $ 0.58 million, which is the present value of the unpaid lease installments at such date, with respect to those contracts that meet the definition of leases (mostly office lease contracts and some car rent contracts).
In order to determine that amount, the Company considers the following inputs:
a) Lease term: Company considers that the period of time of any of the contracts is that contractually agreed with the lessor. The Company has analyzed extension and cancelation options to determine the lease term considering whether it is reasonably possible that they may be exercised, based on the guidance in the standard.
b) Discount rate: Since the lease contracts do not have an implicit rate, the Company considered the borrowing rate of each reporting unit.
3. Earnings per share (“EPS”)
Basic earnings or loss per share for the Company’s common shares are computed by dividing net income attributable to controlling interest by the weighted average number of common shares outstanding during the year.
The Company does not have dilutive instruments that could affect the determination of the weighted average number of common shares outstanding, hence, the Diluted EPS is the same as the Basic EPS.
	December 31, 2021		December 31, 2020
	Basic EPS	Diluted EPS	Basic EPS	Diluted EPS
Net earnings per share(1)	82.69	82.69	23.93	23.93
Numerator:
Net income	17,654	17,654	5,892	5,892
Less: Net income attributable to non-controlling interests	(3,596)	(3,596)	(1,824)	(1,824)
Net income corresponding to Connect Ads DMCC Shareholders	14,058	14,058	4,068	4,068
Denominator:
Weighted average number of common shares outstanding	170	170	170	170

4. Cash and cash equivalents
Cash and cash equivalents consisted of the following:
	December 31, 2021	December 31, 2020
Cash in foreign currencies	10,200	9,519
Cash in AED	730	156
Total cash and cash equivalents	10,930	9,675
5. Accounts receivable, accrued receivables and allowance for credit losses
a) Accounts receivable and accrued receivables consisted of the following:
	December 31, 2021	December 31, 2020
Accounts receivable
Trade receivables	71,394	62,034
Receivables in litigation	189	189
Total accounts receivable	71,583	62,223
Accrued receivables
Representation and others	18,105	910
Total accrued receivables	18,105	910
Total accounts receivable and accrued receivables	89,688	63,133
The following table presents the movement in accrued receivables:
	December 31, 2021	December 31, 2020
Balances at the beginning of the year	910	6,834
Amount invoiced (without VAT)	(910)	(6,834)
Increase of accrued receivables	18,105	910
Balance at the end of the year	18,105	910
The credit quality analysis of Accounts receivable (excluding Allowance for credit losses) is as follows:
	December 31, 2021	December 31, 2020
Not due	47,357	36,894
Within 3 months	12,940	9,424
Within 4-12 months	3,148	9,161
More than 12 months	8,138	6,744
Total	71,583	62,223
Allowance for credit losses consisted of the following:
	December 31, 2021	December 31, 2020
Specific client allowance	189	189
General expected credit losses	9,831	9,265
Total allowance for credit losses	10,020	9,454

The following table presents the evolution of the allowance for expected credit losses:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Balance at the beginning of the year	9,454	2,678
Effect in opening equity of the initial adoption of CECL (See Note 2.4)	—	3,781
Increase in allowance for credit losses (See Note 2.3)	642	2,699
Transfer from allowance for other current assets	—	312
Foreign currency translation adjustment	(76)	(16)
Balance at the end of the year	10,020	9,454
6. Related Parties Transactions
The following table summarizes the balances receivable from and payable to related parties included in the Company’s Consolidated Balance Sheets:
	December 31, 2021	December 31, 2020
Receivables from related parties:
Entities under common control
Rostan Company for Investments	1,539	442
LinkdotNET Qatar Limited	23	112
A15 Digital Technology S.A.E.	298	76
Arpu Telecommunication Serviced A.S.E	—	10
A15 Fund	—	1
	1,860	641
Allowances for expected credit losses	(183)	—
Total receivables from related parties	1,677	641
	December 31, 2021	December 31, 2020
Liabilities with related parties:
Entities under common control
Arpu Telecommunication Serviced S.A.E	5	6
Tattlr Company	1	—
Link Development S.A.E.	—	8
Total liabilities with related parties	6	14
During the year ended December 31, 2021 and December 31, 2020 related parties of the Company recharged certain expenses incurred on behalf of the Company amounted to $ 0.76 million and $ 0.3 million. During the year ended December 31, 2021 Company earned $ 2.58 million revenues from its related parties.
Key management personnel compensation
Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of Connect Ads, including the Chief Executive Officer and Chief Operating Officer. Compensation of key management personnel mainly includes fixed and variable compensation. Compensation for key management personnel for the year ended December 31, 2021 and December 31, 2020 amounted to $ 1.26 million and $ 1.08 million, respectively and were recorded as expenses under the line item “Salaries and social security taxes”.

7. Other current assets
Other current assets consisted of the following:
	December 31, 2021	December 31, 2020
WHT receivables	490	456
Notes receivables	216	392
Commissions receivables	362	353
Refundable deposits	184	57
VAT receivables	—	3
Others	215	154
Total other current assets	1,467	1,415
8. Property and equipment, net
Property and equipment, net consisted of the following:
	Estimated useful lives (in years)	December 31, 2021	December 31, 2020
Leasehold improvements	5	166	170
Computers	5	453	384
Office furniture and fixtures	3 - 15	99	83
Vehicles	5	126	195
Total property and equipment		844	832
Less: accumulated depreciation		(479)	(421)
Total property and equipment, net		365	411
Net carrying value of property and equipment consisted of the following:
	December 31, 2021	December 31, 2020
Leasehold improvements	65	87
Computers	195	160
Office furniture and fixtures	54	47
Vehicles	51	117
Total property and equipment, net	365	411
Aggregate depreciation expense for the year ended December 31, 2021 and December 31, 2020 totaled to $ 0.13 million and $ 0.14 million, respectively.

9. Intangible assets, net
The Company has the following amounts related to intangible assets:
	Estimated useful lives (in years)	December 31, 2021	December 31, 2020
Software purchased	5	22	32
Total intangible assets		22	32
Less: accumulated amortization
Software purchased		(16)	(19)
Total accumulated amortization of intangible assets		(16)	(19)
Total Intangible assets, net		6	13
Net carrying value of intangible assets consisted of the following:
	December 31, 2021	December 31, 2020
Software purchased	6	13
Total Intangible assets, net	6	13
Aggregate amortization expense for year ended December 31, 2021 and December 31, 2020 totaled to $ 0.004 and $ 0.005 million, respectively.
10. Accounts payable and accrued expenses
Accounts payable and accrued expenses are detailed below:
	December 31, 2021	December 31, 2020
Trade payable	50,645	45,679
Media expense accrual	15,888	1,846
Total accounts payable and accrued expenses	66,533	47,525
11. Advances from customers
Advances from customers is detailed below:
	December 31, 2021	December 31, 2020
Balances at the beginning of the year	7,101	7,144
Customer´s payments received in advance	17,981	22,097
Services rendered to customers(1)	(16,755)	(24,742)
Balance at the end of the year	8,327	4,499
(1) 17% - 18% of these advances from customers were recognized as revenue.
12. Defined benefit pension plans
The accumulated benefit obligation for the pension plan was $ 1.50 and $1.03 million as of December 31, 2021 and December 31, 2020, respectively and the total amount was recognized noncurrent liabilities in the consolidated balance sheet.
Below table provides a reconciliation between the beginning and ending balances of the defined benefit pension plan.

	December 31, 2021	December 31, 2020
Balance at the beginning of the year	1,033	821
Service cost	181	177
Interest cost	51	32
Actuarial losses	294	49
Benefits paid	(35)	(40)
Foreign currency exchange rate changes	(21)	(6)
Balance at the end of the year	1,503	1,033
Net periodic benefit cost recognized, and other changes benefit obligations recognized in Accumulated Other Comprehensive Income in 2021 and 2020 were:
	December 31, 2021	December 31, 2020
Net periodic benefit cost recognized	232	209
Other changes in benefit obligations recognized in accumulated other comprehensive income:
Net actuarial loss on remeasurement of defined benefit pension obligations	294	49
Total	526	258
The components of net periodic benefit cost of $ 0.23 million and $ 0.21 million, is included in selling, administrative and general expenses in the consolidated statements of income for the year ended December 31, 2021 and December 31, 2020, respectively.
The Company has paid $ 0.035 million and $ 0.04 million benefits upon the retirement of its employees during 2021 and 2020 respectively.
Weighted average assumptions used to determine the benefit obligation for 2021 and 2020 were as follows.
	December 31, 2021	December 31, 2020
Discount rate	1.3% - 14.7%	3.46% - 4.93%
Rate of annual compensation increase	0.75% - 12%	2% - 5%
13. Equity
Common stock
As of December 31, 2021 and December 31, 2020 the Company’s authorized, paid-up capital is amounted to $ 46,277 divided in to 170 shares of $ 272.22 each.
Before 2019, the Company had 50 shares. During 2019, the Company issued additional 120 shares. Accordingly, the authorized issued and paid-up capital of the Company was increased by $ 32,666 divided into 120 shares of $ 272.22.
The Company’s shares were fully owned by A15 Holding Netherland B.V., Netherland.
As of the date of the issuance of these consolidated financial statements, the Company has authorized and issued 170 shares of common stock, par value $272.22 per share.

Voting rights
Each share of common stock is entitled to one vote on all matters submitted to a vote of holders of common stock.
Noncontrolling Interests
On December 31, 2021, the Company held a controlling interest of 51% in Genart Media Reklamicihk Ileticism Ticaret Limited (“GenArt”). For financial reporting purposes, GenArt assets, liabilities and operating results are consolidated with those of the Company, and 49% interest in GenArt is included in the consolidated financial statements in non-controlling interest as of December 31, 2021.
On December 31, 2021, the Company held a controlling interest of 95% in Connect Ads Italy S.R.L. For financial reporting purposes, assets, liabilities and operating results are consolidated with those of the Company, and 5% interest in Connect Ads Italy S.R.L is included in the consolidated financial statements in non-controlling interest as of December 31, 2021.
The non-controlling interests in equity in the accompanying consolidated balance sheet and statement of changes in shareholders’ equity represents the portion of net assets of not attributable, directly or indirectly, to the Company.
Dividend distribution
During the year ended December 31, 2021, $ 14.05 million dividends were declared by the Company and $ 9 million were paid during the same year. Unpaid dividends of $ 5.05 were included in other financial liabilities as of December 31, 2021. No dividends were declared during the year ended December 31, 2020.
The Board of Directors of GenArt proposed and declared dividends of $ 2.27 million and $ 0.10 million during the year ended December 31, 2021 and December 31, 2020, respectively.
14. Revenues, net
The following table presents our revenues, net disaggregated by major source:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Representation(1)	34,209	19,708
Others	2,790	2,131
Total revenues, net	36,999	21,839
(1) Net of $ 2.14 million and $1.45 million rebates for the year ended December 31, 2021 and December 31, 2020 respectively.
See note 17 for further information about segments and geographic locations.
15. Costs of revenues, selling, general and administrative expenses
Costs of revenues are detailed below:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Salaries and social security taxes	1,924	1,565
Other expenses	364	21
Total costs of revenues	2,288	1,586
Selling, general and administrative expenses are detailed below:

	For the year ended December 31, 2021	For the year ended December 31, 2020
Salaries and social security taxes	8,872	7,262
Professional fees	746	501
Expected credit losses accounts receivables and accrued revenues	642	2,699
Other taxes	638	127
Outsourcing expenses	570	357
Office expense	545	492
Insurance expenses	472	368
Rent expenses*	322	327
Expected credit losses of receivables from related parties	183	—
Licenses costs	157	252
Travelling expenses	114	123
Other expenses	160	99
Total selling, general and administrative expenses	13,421	12,607
* The Company is party to various operating leases for office space. The leases expire at various dates and have varying renewal and cancellation options.
The following is a summary of minimum annual rental payments required under those operating leases that have original or remaining lease terms in excess of one year as of December 31, 2021:
Year	December 31, 2021
2022	277
2023	197
2024	110
Total	584
Rent expense for the year ended December 31, 2021 and December 31, 2020 were $ 0.32 and 0.33 million, respectively.
16. Income tax expense and other tax payable
a)
Income tax expense

The components of the income tax charge are as follows:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Current tax expense
Foreign jurisdictions	5,543	2,518
Deferred tax benefit
Foreign jurisdictions	(256)	(573)
Total income tax expense	5,287	1,945
The following is a reconciliation of the difference between the actual provision for income taxes and the provision computed by applying the effective income tax rate to income before taxes:

	For the year ended December 31, 2021	For the year ended December 31, 2020
Net income before income tax(1)	22,941	7,837
Statutory income tax rate(2)	22.19%	24.77%
Income tax expense	5,090	1,941
Impact of non-deductible temporary differences	453	577
Deferred tax benefit	(256)	(573)
Total income tax expense	5,287	1,945
(1) For the year ended December 31, 2021 net income before taxes consists with net income of $ 0.37 million earned in UAE and foreign income of $ 22.57 million. For the year ended December 31, 2020 net income before taxes consists with net loss of $ 0.72 million incurred in UAE and foreign income of $ 8.56 million.
(2) Corresponds to the average statutory income tax rate of Kingdom of Saudi Arabia, Turkey, Egypt and Italy
Income from operations in UAE is not subject to income taxes.
Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. The following table summarizes the composition of deferred tax assets and liabilities for the year ended December 31, 2020:
	December 31, 2021	December 31, 2020
Deferred tax assets
Allowance for Credit Losses	1,594	1,435
Provisions for defined benefit obligation	116	81
Other temporary differences(1)	37	6
Total deferred tax assets	1,747	1,522
Deferred tax liabilities
Allowance for Credit Losses	—	(10)
Provisions for defined benefit obligation	—	(9)
Other temporary differences(1)	23	57
Total deferred tax liabilities	23	38
(1) Property and equipment and other accruals.
As of December 31, 2021 and December 31, 2020, there were no consolidated tax loss carryforwards for income tax purposes.
The income tax payable as of December 31, 2021 and December 31, 2020 amounts to $ 3.2 million and $ 1.3 million, respectively.
b)
Other tax payable

Other tax payable is detailed below:
	December 31, 2021	December 31, 2020
VAT	1,817	2,718
WHT	561	1,062
Salaries tax	80	125
Total other tax payable	2,458	3,905

17. Segments and geographic information
Reportable segments
Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding on how to allocate resources and in assessing performance. The Company’s CODM is the Company’s chief executive officer (“CEO”). The CEO reviews adjusted EBITDA for purposes of making operating decisions and assessing financial performance over the operating segments of a) Middle East and North Africa (“MENA)” and b) Europe and on a consolidated basis, aggregating both segments, mainly due to the similar economic characteristics that they have, the services they offer, the type of customers they deal with and the methods to provide the service that they have. Therefore, over the analysis of ASC 280-10-50-11, the Company presents segment information considering the mentioned operating segments aggregated into a single reportable segment which is “Advertising in digital media and marketing services”.
Presented below is the Segment financial information as it is analyzed by the CODM for the year ended December 31, 2021 and December 31, 2020:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Revenues, net	36,999	21,839
Adjusted EBITDA(1)	21,290	7,646
(1) Income before depreciation and amortization expense, interest income, gain on foreign currency transactions and income tax.
The Company reconciles the segment’s performance measure to net income as presented in the Consolidated Statement of Income as follows:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Net income	17,654	5,892
Adjustments:
Income tax	5,287	1,945
Net gain on foreign currency transactions	(1,533)	(174)
Interest income	(254)	(162)
Depreciation and amortization expense	136	145
Adjusted EBITDA	21,290	7,646

The following table summarizes revenues, net by region, based on the customers’ location:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Europe
Turkey	9,525	6,647
Italy	1,432	878
Others(*)	134	96
Sub-Total Europe	11,091	7,621
MENA
Kingdom of Saudi Arabia	16,703	8,790
United Arab Emirates	3,891	2,843
Egypt	2,811	1,824
Kuwait	1,014	436
Others(*)	1,489	325
Sub-Total MENA	25,908	14,218
Total Europe and MENA	36,999	21,839
(*) Includes countries which individually represent 10% or less of total revenues, net for the region
The Company’s fixed assets (Property and equipment and Intangible assets), net break down by region and country are detailed below:
	December 31, 2021	December 31, 2020
Europe
Turkey	71	140
Italy	7	4
Sub-Total Europe	78	144
MENA
Egypt	182	187
Kingdom of Saudi Arabia	74	69
United Arab Emirates	37	24
Sub-Total MENA	293	280
Total fixed assets	371	424
For further details about concentration of revenues, see note 20.
18. Fair value
The measurement at fair value is classified according to the three levels:
•
Level 1:   Fair value determined by quoted prices (unadjusted) in active markets for identical assets or liabilities.

•
Level 2:   Fair value determined based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•
Level 3:   Fair value determined by unobservable inputs.

As of December 31, 2021 and December 31, 2020, the carrying value of the Company´s financial assets and liabilities measured at amortized cost approximated their fair value since their short-term nature. These assets and liabilities included cash and cash equivalents, accounts receivables and accrued receivables, receivables from related parties, accounts payable and accrued expenses, liabilities with related parties other financial liabilities.
19. Commitments and Contingencies
Litigation and Other Legal Matters
The Company is not subject to any contingent liabilities as there are not any lawsuits and other proceedings arose in connection with its businesses. The Company accrues liabilities when it considers probable that future costs will be incurred, and such costs can be reasonably estimated. Litigation-related liabilities are based on developments to date and historical information related to actions filed against the Company.
Please see note 15 for the operating leases related commitments.
20. Risks and uncertainties
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits and accounts receivable. Cash balances are placed with financial institutions that Management believes are of high credit quality. Company does not have any accounts with US institutions.
In addition, Connect Ads holds cash and cash equivalents at foreign financial institutions which are not insured by the Federal Deposit Insurance Corporation (“FDIC”). These cash holdings are placed with financial institutions and financial instruments are of high credit quality.
In relation with the expected credit losses, we have concluded that the historical loss rates for those assets is a reasonable approximation of the CECL. Accounts receivables are due over a period of 60-120 days.
Concentration of Business and Credit Risks
The Company’s credit risk is spread across a large number of diverse customers in Europe and MENA thus spreading the trade credit risk. It normally does not require collateral on credit sales; however, an analysis is performed before extending substantial credit to any customer. An allowance for credit losses is recorded based on customers’ payment history and perceived credit risks. As of December 31, 2021 and December 31, 2020, receivables from the largest five accounts represented 24% and 21% of total trade receivables, respectively. One customer represents 10.86% of the total receivables as of December 31, 2021 and no customer represents more than 10% of the total receivables as of December 31, 2020.
No single customer represents more than 10% of the Company´s total sales for the year ended December 31, 2021 and ended December 31, 2020.
The Company do not have any credit insurance policy to cover the risk of bad debts.
COVID-19 Pandemic
On March 11, 2020, the COVID-19 outbreak was declared by the World Health Organization to be a global pandemic, highlighting the health risks of the disease. In this context and following regulatory requirements published by governments in the countries in which we operate, we activated a response program in order to minimize the impact of the COVID-19 pandemic.
The Company expects these effects to persist for the duration of the pandemic, though there can be no assurance such effects will continue as vaccine campaigns expand and lock-down measures are potentially lifted. Moreover, the pandemic has not had an adverse impact on our capital and financial resources or our overall liquidity position, as we have not historically relied on material third-party financing or revolving credit to fund our operations, and our cash from operations has been consistent and has even increased during the COVID-19 pandemic with the increased use of digital media. Our assets have not been adversely impacted, as our current assets consist primarily of cash and cash equivalents and trade and accrued receivables, and our non-current assets consist primarily of Property and equipment, net, intangible assets, net and lease assets.
However, the ultimate extent to which the COVID-19 pandemic impacts our business, financial condition, and results of operations will depend on future developments, which are highly uncertain, difficult to predict, and subject to change, including, but not limited to, the duration, scope, severity, and geographic spread of the outbreak, its impact on the global economy, actions taken to contain or limit the impact of COVID-19, such as the availability of effective vaccines or treatments, geographic variation in how countries and states are handling the pandemic, the appearance of new variants of the virus, and how quickly and to what extent normal economic and operating conditions may potentially resume.
The Company determined that the going concern assumption is still appropriate.
21. Subsequent Events
The Company evaluated all events that occurred through February 4, 2022 the date that the financial statements were issued, and there were no such events were identified which required disclosures in these consolidated financial statements.
22. Immaterial Error Corrections
Certain immaterial error corrections have been made to the prior year’s consolidated financial statements to enhance comparability with the current year’s consolidated financial statements.
As a result, certain line items have been amended in the Consolidated Statement of Income and Consolidated Balance Sheet and the related notes to the consolidated financial statements. Comparative figures have been adjusted to conform to the current year’s presentation.
Consolidated Statement of Income	As previously reported	Rectification	As currently reported
Revenue, net	21,851	(12)	21,839
Costs of revenues	—	(1,586)	(1,586)
Selling, general and administrative expenses	(14,205)	1,598	(12,607)
	7,646	—	7,646
Consolidated Balance Sheet	As previously reported	Rectification	As currently reported
Accounts receivable and accrued receivables	65,735	(2,602)	63,133
Advances from customers	(7,101)	2,602	(4,499)
	58,634	—	58,634

Class A Common Shares
Aleph Group, Inc

PROSPECTUS

Global Coordinators
J.P. Morgan	Citigroup	Goldman Sachs & Co. LLC	BofA Securities

Joint Bookrunners
UBS Investment Bank	Deutsche Bank Securities	BNP PARIBAS	Macquarie Capital
                 , 2022
Through and including           , 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
Information Not Required In The Prospectus
Item 6.   Indemnification of Directors and Officers
Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.
Our Articles of Association provide that every director (including any alternate director appointed pursuant to our Articles of Association), or other executive officers (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings (whether commenced or threatened), reasonable costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees and expense), charges, reasonable expenses (including reasonable expenses of investigation), losses, claims, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own fraud or willful misconduct as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any reasonable costs, reasonable expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.
We expect to maintain director’s and officer’s liability insurance covering our directors and officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such.
The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification by the underwriters of the registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that these liabilities are caused by information relating to the underwriters that was furnished to us by the underwriters in writing expressly for use in this registration statement and certain other disclosure documents.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.   Recent Sales of Unregistered Securities
On July 30, 2021, we signed a contribution and exchange agreement with the IMS Shareholders, whereby the IMS Shareholders agreed to transfer their equity interests in IMS to us in exchange for an interest in our shares. Prior to July 30, 2021, IMS was the parent company of the Aleph group of companies.
Item 8.   Exhibits
(a)   The following documents are filed as part of this registration statement:
Exhibit No.	Exhibit
1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Memorandum of Association and Amended and Restated Articles of Association.*

Exhibit No.	Exhibit
4.1†	Uncommitted Line of Credit Agreement between IMS Internet Media Services, Inc. and Citibank, N.A. dated October 28, 2019.
4.2†	First Amended and Restated Uncommitted Line of Credit Agreement between IMS Internet Media Services, Inc. and Citibank, N.A. dated November 19, 2020.
4.3†	Amendment No. 1 to First Amended and Restated Uncommitted Line of Credit Agreement between IMS Internet Media Services, Inc. and Citibank, N.A. dated July 20, 2021.
4.4†	Amendment No. 2 and Consent to First Amended and Restated Uncommitted Line of Credit Agreementbetween IMS Internet Media Services, Inc. and Citibank, N.A. dated July 28, 2021.
4.5†	Amendment No. 3 to First Amended and Restated Uncommitted Line of Credit Agreement between IMS Internet Media Services, Inc. and Citibank, N.A. dated November 19, 2021.
5.1	Opinion of Maples and Calder (Cayman) LLP as to the Class A common shares.*
10.1	Sale and Purchase Agreement, dated as of July 5, 2021 (as amended) by and among Aleph Internet Media Services LLC, A15 Holding Netherlands B.V., IMS Internet Media Services, Inc., Httpool Holdings UK Limited and Connect Ads DMCC
10.2	Deed of Amendment by and among Aleph Internet Media Services LLC, A15 Holding Netherlands B.V., IMS Internet Media Services, Inc., Httpool Holdings UK Limited, Connect Ads DMCC and Aleph Group Inc.
10.3	Amended and Restated Shareholders’ Agreement by and among Aleph Internet Media Services LLC, Akuma Ventures Ltd., Sony Pictures Television Advertising Sales Company, Aleph Maradona LP and Aleph Group, Inc*
14.1	Code of Conduct*
16.1	Letter from BDO regarding change in certifying accountant.**
21.1	List of Subsidiaries.
23.1	Consent of Price Waterhouse & Co S.R.L., an independent registered public accounting firm.
23.2	Consent of Maples and Calder (Cayman) LLP, special Cayman Islands counsel to Aleph (included in Exhibit 5.1).*
23.3	Consent of Grant Thornton Auditing & Accounting Limited, an independent registered public accounting firm.
24.1	Power of Attorney (included in signature pages to the registration statement).
107	Exhibit filing fees.

*
To be filed by amendment.

**
Previously filed.

†
Registrant has omitted portions of the exhibits as permitted under Item 601(b)(10) of Regulation S-K.

(b)   Financial Statement Schedules
No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.
Item 9. Undertakings
The undersigned hereby undertakes:
(a)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)   The undersigned registrant hereby undertakes that:
a.   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
b.   For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, Florida, on this 7th day of February, 2022.
ALEPH GROUP, INC
By: /s/Christian Gastón Taratuta Name: Christian Gastón Taratuta Title: Chief Executive Officer
By: /s/Juan Manuel Ruiz Name: Juan Manuel Ruiz Title: Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christian Gastón Taratuta and Juan Manuel Ruiz each of them, individually, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his/her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
Imran Khan	Chairman
/s/Christian Gastón Taratuta Christian Gastón Taratuta	Director	February 7, 2022
/s/Ignacio Martin Vidaguren Ignacio Martin Vidaguren	Director	February 7, 2022
/s/Steven Buyse Steven Buyse	Director	February 7, 2022
/s/Aljoša Jenko Aljoša Jenko	Director	February 7, 2022
Pedro Arnt	Director
/s/Juan Manuel Ruiz Juan Manuel Ruiz	Director	February 7, 2022
/s/Tommy Noesen Tommy Noesen	Director	February 7, 2022

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of Aleph Group, Inc in the United States, has signed this registration statement on February 7, 2022.
Authorized U.S. Representative — Puglisi & Associates
By: /s/Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director